As filed with the Securities and Exchange Commission on March 22, 2023

Registration No. 333-262472

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

INSPIRATO INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	7389	85-2426959
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1544 Wazee Street Denver, CO 80202 (303) 586-7771
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Brent Handler Chief Executive Officer Inspirato Incorporated 1544 Wazee Street Denver, CO 80202 (303) 586-7771
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tony Jeffries Christina L. Poulsen David G. Sharon Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	James Hnat General Counsel and Secretary Inspirato Incorporated 1544 Wazee Street Denver, CO 80202 (303) 586-7771

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This filing constitutes a Post-Effective Amendment to the Registration Statement on Form S-1 (File No. 333-262472), which was initially declared effective on February 11, 2022. This Post-Effective Amendment shall hereafter become effective in accordance with Section 8(c) of the Securities Act, on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c) of the Securities Act, may determine.

EXPLANATORY NOTE

On February 11, 2022, Inspirato Incorporated (the “Company,” “we,” “us,” or “Inspirato”), f/k/a Thayer Ventures Acquisition Corporation, our legal predecessor and a special purpose acquisition company (“Thayer”) sponsored by affiliates of Thayer Ventures Acquisition Holdings LLC (the “Sponsor”), consummated the previously announced transactions contemplated by the Business Combination Agreement, dated as of June 30, 2021 (as amended, the “Business Combination Agreement”), by and among Thayer, Passport Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of Thayer (“Blocker Merger Sub 1”), Passport Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of Thayer (“Blocker Merger Sub 2”), Passport Merger Sub III Inc., a Delaware corporation and wholly-owned subsidiary of Thayer (“Blocker Merger Sub 3” and together with Blocker Merger Sub 1 and Blocker Merger Sub 2, and any blocker merger sub that becomes party to the Business Combination Agreement by executing a joinder thereto, the “Blocker Merger Subs”, and together with the Company Merger Sub, the “Merger Subs”), KPCB Investment I, Inc., a Delaware corporation (“KPCB Blocker”), Inspirato Group, Inc., a Delaware corporation (“IVP Blocker”), W Capital Partners III IBC, Inc., a Delaware corporation (“W Capital Blocker”, and together with KPCB Blocker and the IVP Blocker and any Non-Party Blocker, the “Blockers”), Passport Company Merger Sub, LLC, a Delaware limited liability company (“Company Merger Sub”), and Inspirato LLC, a Delaware limited liability company (“Inspirato LLC”).

Pursuant to the Business Combination Agreement, (i) KPCB Blocker merged with and into Blocker Merger Sub 1, with Blocker Merger Sub 1 as the surviving company and wholly-owned subsidiary of Thayer (the “KPCB Blocker Merger”), (ii) IVP Blocker merged with and into Blocker Merger Sub 2, with Blocker Merger Sub 2 as the surviving company and wholly-owned subsidiary of Thayer (the “IVP Blocker Merger”), (iii) W Capital Blocker merged with and into Blocker Merger Sub 3, with Blocker Merger Sub 3 as the surviving company and wholly-owned subsidiary of Thayer (the “W Capital Blocker Merger,” and together with the KPCB Blocker Merger and the IVP Blocker Merger and the mergers involving the Non-Party Blockers, the “Blocker Mergers”) and (iv) immediately following the Blocker Mergers, Company Merger Sub merged with and into Inspirato LLC, with Inspirato LLC as the surviving company, resulting in Inspirato LLC becoming a subsidiary of Thayer (together with the Blocker Mergers and the other transactions related thereto, the “Business Combination”). The Business Combination was approved by Thayer’s stockholders at a meeting held on February 8, 2022. In connection with the closing of the Business Combination (the “Closing”), among other things, Thayer changed its name to “Inspirato Incorporated”.

On February 14, 2022, our Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) and warrants (the “Warrants”), formerly those of Thayer, began trading on The Nasdaq Global Market (“Nasdaq”) under the symbols “ISPO” and “ISPOW,” respectively.

At the Closing, among other things, (i) the equity interests of each Blocker were cancelled and converted into the right to receive a number of shares of Class A Common Stock equal to approximately 37.2275 (the “Exchange Ratio”) for each unit of Inspirato LLC owned by such Blocker; (ii) each outstanding unit of Inspirato LLC (other than any units held by Thayer or any of its subsidiaries following the Blocker Mergers) was cancelled and converted into the right to receive a number of common units of Inspirato LLC (“New Common Units”) equal to the Exchange Ratio and an equal number of shares of our Class V common stock, par value $0.0001 per share ( “Class V Common Stock”, and together with Class A Common Stock, the “Inspirato Common Stock”), and (iii) each option to purchase Inspirato LLC units converted into an option to purchase Class A Common Stock with the same terms as such option to purchase Inspirato LLC units except for the number of shares exercisable and the exercise price, which were adjusted using the Exchange Ratio.

Also at the Closing, a number of accredited investors (each a “PIPE Subscriber”) purchased from us an aggregate of 8,750,385 shares of Class A Common Stock at $10.00 per share (the “PIPE Shares”) for an aggregate commitment amount of approximately $87.5 million, each pursuant to a separate subscription agreement (each, as amended a “Subscription Agreement”), entered into effective as of June 30, 2021. Pursuant to the Subscription Agreements, we agreed to provide the PIPE Subscribers with certain registration rights with respect to the PIPE Shares which shares are registered here.

On February 2, 2022, we filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-262472) (the “Original Registration Statement,”), and on February 11, 2022 we filed Amendment No. 1 to the Original Registration Statement (together with the Original Registration Statement, (the “Registration Statement”)). The Registration Statement, which was declared effective by the SEC on February 11, 2022, registered the resale by the selling securityholders named in this prospectus (or their permitted transferees) (the “Selling Securityholders”) of (i) up to 16,025,384 shares of Class A Common Stock (including (a) 7,175,000 shares that may be issued upon the exercise of warrants to purchase shares of Class A Common Stock purchased in a private placement in connection with Thayer’s initial public offering (the “Private Warrants”), and (b) 8,850,384 PIPE Shares) and (ii) up to 7,175,000 Private Warrants originally issued in a private placement that closed concurrently with Thayer’s initial public offering. In addition, the Registration Statement registered the issuance by the Company of up to (i) 7,175,000 shares of Class A Common Stock upon the exercise of the Private Warrants and (ii) 8,625,000 shares of Class A Common Stock upon the exercise of warrants to purchase shares of Class A Common Stock sold as part of Thayer’s initial public offering (the “Public Warrants”). Upon the Closing, as described above, only 8,750,385 PIPE Shares were issued. On February 14, 2022, all of the Private Warrants were exercised on a cashless basis into 5,078,965 shares of our Class A Common Stock, and as a result, no Private Warrants remain outstanding.

On March 30, 2022, we filed a post-effective amendment on Form S-1 (“Post-Effective Amendment No. 1”) to (i) reflect the Closing of the Business Combination, (ii) include the audited consolidated financial statements of Inspirato LLC as of and for the year ended December 31, 2021 and (iii) update certain other information.

We are filing this post-effective amendment No. 2 to Form S-1 (“Post-Effective Amendment No. 2”) to (i) include information from our Annual Report on Form 10-K for the year ended December 31, 2022 that was filed on March 15, 2023 and (ii) update certain other information in the Post-Effective Amendment No. 1.

No additional securities are being registered under this Post-Effective Amendment No. 2 and all applicable registration and filing fees were paid at the time of the filing of the Original Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	March 22, 2023

Primary Offering of

15,800,000 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Secondary Offering of

15,925,385 Shares of Class A Common Stock
7,175,000 Warrants to Purchase Shares of Class A Common Stock

INSPIRATO INCORPORATED

This prospectus relates to the resale by the selling securityholders named in this prospectus (or their permitted transferees) (the “Selling Securityholders”) of (i) up to 15,925,385 shares of Class A Common Stock, (as defined herein) (including (a) 7,175,000 shares that may be issued upon the exercise of the Private Warrants (as defined herein) and (b) 8,750,385 PIPE Shares (as defined herein)) and (ii) up to 7,175,000 warrants to purchase shares of Class A Common Stock (the “Private Warrants”) originally issued in a private placement that closed concurrently with Thayer’s initial public offering. In addition, this prospectus relates to the issuance by us of up to 7,175,000 shares of Class A Common Stock that are issuable upon the exercise of the Private Warrants and (ii) 8,625,000 shares of Class A Common Stock upon the exercise of warrants to purchase shares of our Class A Common Stock sold as part of Thayer’s initial public offering (the “Public Warrants” and together with the Private Warrants, the “Warrants”). On February 14, 2022, all of the Private Warrants were exercised on a cashless basis into 5,078,965 shares of our Class A Common Stock, and as a result, no Private Warrants remain outstanding.

The Selling Securityholders may sell any, all or none of the securities, and we do not know when or in what amount the Selling Securityholders may sell their securities hereunder following the date of this prospectus. The Selling Securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell their securities in the section titled “Plan of Distribution” appearing elsewhere in this prospectus.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We will pay the expenses associated with registering the sales by the Selling Securityholders other than any underwriting discounts and commissions, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

Our Class A Common Stock is currently listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “ISPO” and our Warrants are listed on Nasdaq under the symbol “ISPOW.” On March 21, 2023, the last reported sales price of our Class A Common stock was $0.95 per share and the last reported sales price of our Warrants was $0.10.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated, 2023.

Neither we nor the Selling Securityholders have authorized any person to provide you any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, we and the selling securityholders hereunder may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. The Selling Securityholders may use this prospectus to sell up to an aggregate of 15,925,385 shares of Class A Common Stock and up to 7,175,000 Private Warrants from time to time through any means described in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A common Stock issuable upon exercise of the Private Warrants.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Before purchasing any securities, you should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find Additional Information.”

“Inspirato,” Inspirato logos and other trademarks, service marks, and trade names of Inspirato are registered and unregistered marks of Inspirato LLC. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. We have omitted the ® and TM designations, as applicable, for the trademarks used in this prospectus.

i

Information contained in this prospectus concerning the market and the industry in which we compete, including our market position, general expectations of market opportunity and market size, is based on information from various third-party sources, on assumptions made by us based on such sources and our knowledge of the markets for our services and solutions. Any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable; however, we have not verified the accuracy or completeness of third-party data. The industry in which we operate is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this prospectus are subject to change based on various factors, including those described in the section entitled “Risk Factors — Risks Related to Our Business and Industry and Risks Related to an Investment in our Securities” and elsewhere in this prospectus.

FREQUENTLY USED TERMS

In this document:

“A&R Inspirato LLCA” means the Ninth Amended and Restated Limited Liability Company Agreement of Inspirato, approved and entered into in connection with the Business Combination.

“Assumed Inspirato Options” means options to purchase shares of Class A Common Stock following the Mergers (for the avoidance of doubt, not inclusive of any options that may be granted under the Inspirato 2021 Equity Incentive Plan).

“Blocker Merger Sub 1” means Passport Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of Thayer.

“Blocker Merger Sub 2” means Passport Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of Thayer.

“Blocker Merger Sub 3” means Passport Merger Sub III Inc., a Delaware corporation and wholly-owned subsidiary of Thayer.

“Blocker Mergers” means (i) the merger of KPCB Blocker with Blocker Merger Sub 1, with Blocker Merger Sub 1 as the surviving company and wholly-owned subsidiary of Thayer, (iii) the merger of IVP Blocker with Blocker Merger Sub 2, with Blocker Merger Sub 2 as the surviving company and wholly-owned subsidiary of Thayer, (iii) the merger of W Capital Blocker with Blocker Merger Sub 3, with Blocker Merger Sub 3 as the surviving company and wholly-owned subsidiary of Thayer, and (iv) any Non-Party Blocker Mergers (if any).

“Blockers” mean, collectively, W Capital Broker, IVP Blocker, KPCB Blocker and any Non-Party Blocker.

“Blocker Shareholders” mean, collectively, the shareholders of the Blockers.

“Board” means the Board of Directors of the Company.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of June 30, 2021 and as may be further amended from time to time, by and among Thayer, Inspirato, the Merger Subs and the Blockers.

“Class A Common Stock” means Inspirato’s Class A Common Stock, par value $0.0001 per share, authorized under the Certificate of Incorporation.

“Class V Common Stock” means the Inspirato’s Class V Common Stock, par value $0.0001 per share, authorized under the Certificate of Incorporation.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date on which the Closing occurred.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Inspirato Incorporated and its consolidated subsidiaries after the Closing.

“Inspirato Common Stock” means Class A Common Stock and Class V Common stock.

“Company Merger Sub” means Passport Company Merger Sub, LLC, a Delaware limited liability company.

“Company Merger” means the merger of Company Merger Sub into Inspirato, with Inspirato as the surviving company, resulting in Inspirato becoming a subsidiary of Thayer, which merger occurred immediately following the Blocker Mergers.

“Continuing Inspirato Members” means the Members of Inspirato LLC prior to the Closing, other than the Blockers.

“DGCL” means the Delaware General Corporation Law.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Founder Shares” means the shares of Thayer Class B Common Stock purchased by the Sponsor in a private placement prior to the Thayer IPO, of which 4,312,500 were outstanding as of the Record Date, and the Thayer Class A Common Stock that will be issued upon the conversion thereof in connection with the Business Combination.

“Inspirato Common Units” means the Common Units, as such term is defined in the Inspirato LLCA.

“Inspirato Convertible Preferred Units” means, collectively, the Series A-1 Convertible Preferred Units, Series A-2 Convertible Preferred Units, Series B Convertible Preferred Units, Series B-1 Convertible Preferred Units, Series C Convertible Preferred Units, Series D Convertible Preferred Units and Series E Preferred Units, as such terms are defined in the Inspirato LLCA.

“Inspirato LLC” means (i) prior to the Company Merger, Inspirato LLC, a Delaware limited liability company, and its consolidated subsidiaries, and (ii) following the Company Merger, Inspirato LLC, a Delaware limited liability company, and its consolidated subsidiaries, a subsidiary of the Company.

“Inspirato LLCA” means the Amended and Restated Limited Liability Company Agreement of Inspirato, dated as of February 9, 2020.

“Inspirato Options” means options to purchase Inspirato Units outstanding immediately prior to the consummation of the Mergers.

“Inspirato Units” means, collectively, the Inspirato Common Units and the Inspirato Convertible Preferred Units.

“IVP Blocker” means Inspirato Group, Inc., a Delaware corporation.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“KPCB Blocker” means KPCB Investment I, Inc., a Delaware corporation.

“Member” means a limited liability company member of Inspirato.

“Mergers” means, collectively, the Blocker Mergers and the Company Merger.

“Nasdaq” means the Nasdaq Capital Market.

“New Common Units” means common units representing limited liability company interests of Inspirato following the Business Combination, which are non-voting economic interests in Inspirato.

“Non-Party Blocker” means each holder of Inspirato Units that was a corporate entity that was not a party to the Business Combination Agreement as of June 30, 2021 and, with Inspirato LLC’s consent, executed and delivered a joinder to the Business Combination Agreement prior to the Closing in accordance with the terms thereof.

“Non-Party Blocker Merger” means the merger of any Non-Party Blocker with and into a newly formed merger sub of Thayer at the effective time of the Blocker Mergers.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“PIPE” means that certain private placement in the aggregate amount of approximately $87.5 million, consummated substantially concurrently with the consummation of the Business Combination, pursuant to those certain Subscription Agreements with Thayer, under which, subject to the conditions set forth therein, the PIPE Subscribers purchased 8,750,385 shares of Thayer Class A Common Stock at a purchase price of $10.00 per share.

“PIPE Shares” means an aggregate of 8,750,385 shares of Thayer Class A Common Stock issued to PIPE Subscribers in the PIPE.

“PIPE Subscribers” means the purchasers of the PIPE Shares pursuant to the Subscription Agreements.

“Private Warrants” means the warrants to purchase shares of Thayer Class A Common Stock purchased in a private placement in connection with the Thayer IPO.

“Certificate of Incorporation” means the certificate of incorporation of Company effective upon the Closing.

“Public Shares” means shares of Thayer Class A Common Stock issued as a component of the Thayer Units sold in the Thayer IPO (whether such shares were purchased in the Thayer IPO or in the secondary market following the Thayer IPO).

“Public Stockholders” means the holders of the Public Shares.

“Public Warrants” means the warrants included as a component of the Thayer Units sold in the Thayer IPO, each of which is exercisable for one share of Thayer Class A Common Stock, in accordance with its terms.

“Registration Rights Agreement” means that certain amended and restated registration and stockholder rights agreement, dated as of the Closing Date, between the Sponsor, certain holders of Thayer Class A Common Stock and certain unitholders of Inspirato.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sponsor” means Thayer Ventures Acquisition Holdings LLC, a Delaware limited liability company.

“Subscription Agreement” means each agreement, as amended, pursuant to which the PIPE Subscribers agreed to purchase, and Thayer agreed to issue and sell 8,750,385 PIPE Shares at a purchase price of $10.00 per share in the PIPE.

“Tax Receivable Agreement” means that certain tax receivable agreement, dated as of the Closing Date, between certain holders of Inspirato Units, owners of equity interests of the Blockers, and the Company, pursuant to which, among other things, the Company will pay to the other parties thereto 85% of certain tax benefits, if any, that the Company realizes.

“Thayer” means Thayer Ventures Acquisition Corporation, a Delaware corporation, and legal predecessor of Inspirato.

“Thayer Certificate of Incorporation” means Thayer’s amended and restated certificate of incorporation as in effect prior to the Closing.

“Thayer Class A Common Stock” means Thayer’s Class A Common Stock, par value $0.0001 per share, prior to the filing of the Certificate of Incorporation.

“Thayer Class B Common Stock” means Thayer’s Class B common stock, par value $0.0001 per share, prior to the filing of the Certificate of Incorporation.

“Thayer IPO” means Thayer’s initial public offering of units, consummated on December 15, 2020.

“Thayer Unit” means one share of Thayer Class A Common Stock and one half of a Warrant.

v

“Thayer Warrant Agreement” means that certain warrant agreement, dated December 10, 2020, by and between Thayer and Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account that held the net proceeds of the Thayer IPO and a portion of the proceeds from the concurrent sale of the Private Warrants.

“Warrants” means whole warrants to purchase shares of Thayer Class A Common Stock as contemplated under the Thayer Warrant Agreement, with each whole warrant exercisable for one share of Thayer Class A Common Stock at an exercise price of $11.50 and refer to whole warrants to purchase shares of Class A Common Stock following the consummation of the Business Combination.

“W Capital Blocker” means W Capital Partners III IBC, Inc., a Delaware corporation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our and our management team’s hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	Changes in our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects and plans;
●	The implementation, market acceptance and success of our business model and growth strategy;
●	Our expectations and forecasts with respect to the size and growth of the travel and hospitality industry;
●	The ability of our services to meet customers’ needs;
●	Our ability to compete with others in the luxury travel and hospitality industry;
●	Our ability to grow our market share;
●	Our ability to attract and retain qualified employees and management;
●	Our ability to adapt to changes in consumer preferences, perception and spending habits and develop and expand our destination or other product offerings and gain market acceptance of our services, including in new geographies;
●	Our ability to develop and maintain our brand and reputation;
●	Developments and projections relating to our competitors and industry;
●	The impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;
●	The impact of the COVID-19 pandemic on customer demands for travel and hospitality services;
●	Expectations regarding the time during which we will be an emerging growth company under the JOBS Act;
●	The ability to maintain the listing of our Class A Common Stock and Warrants on Nasdaq;
●	Our future capital requirements and sources and uses of cash;
●	The impact of our reduction in workforce on our expenses;
●	The impact of market conditions on our financial condition and operations, including fluctuations in interest rates and inflation;
●	Our ability to obtain funding for our operations and future growth;

●	Our business, expansion plans and opportunities; and
●	Other factors detailed under the section entitled “Risk Factors.”

We caution you that the foregoing list does not contain all of the forward-looking statements made in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, operating results, financial condition and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Moreover, the forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. You should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information you should consider before investing in our Class A Common Stock or Warrants. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Where You Can Find Additional Information,” “Unaudited Pro Forma Condensed Combined Financial Information,” and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. In this prospectus, unless the context requires otherwise, all references to “we,” “our,” “us,” “Inspirato,” and the “Company” refer to Inspirato Incorporated and its consolidated subsidiaries.

Overview

We are a subscription-based luxury travel company that provides unique solutions for (i) affluent travelers seeking superior service and certainty across a wide variety of accommodations and experiences and (ii) hospitality suppliers who want to solve pain points that include monetizing excess inventory and efficiently outsourcing the hassle involved in managing rental properties.

For travelers, we offer access to a diverse portfolio of curated luxury vacation options that, as of December 31, 2022, included 523 private luxury vacation homes available to our subscribers, and accommodations at over 350 luxury hotel and resort partners in more than 225 destinations around the world. Our portfolio also includes Inspirato Only, featuring one-of-a-kind luxury safaris, cruises, and other experiences, and Bespoke, which offers custom-designed “bucket list” itineraries. Every Inspirato trip comes with our personalized service envelope — including pre-trip planning, on-site concierge, and daily housekeeping — designed to meet the needs of affluent travelers and drive exceptional customer satisfaction.

The mailing address of our principal executive office is 1544 Wazee Street Denver, CO 80202, and our telephone number is 303-586-7771.

Background

On February 11, 2022, Thayer, our legal predecessor and a special purpose acquisition company, consummated the previously announced Business Combination with Inspirato LLC, pursuant to which, upon the Blocker Mergers and the Company Merger, Inspirato LLC became a subsidiary of Thayer. The Business Combination was approved by Thayer’s stockholders at a meeting held on February 8, 2022. In connection with the closing of the Business Combination, among other things, Thayer changed its name to “Inspirato Incorporated”.

Upon consummation of the foregoing transactions, our organizational structure became what is commonly referred to as an umbrella partnership corporation (or UP-C) structure, which is often used by entities classified as a partnership for U.S. federal income tax purposes, such as Inspirato LLC, undertaking an initial public offering, an initial business combination with a SPAC or other going-public transactions. This UP-C structure allows the Continuing Inspirato Members to retain their equity ownership in Inspirato LLC in the form of New Common Units issued pursuant to the Business Combination. Each Continuing Inspirato Member also holds a number of shares of Class V Common Stock equal to the number of New Common Units held by such Continuing Inspirato Member, which has no economic value, but which entitles the holder thereof to one (1) vote per share at any meeting of the stockholders of Inspirato. Those institutional investors in Inspirato who, prior to the Business Combination, held Inspirato Units through a Blocker, by contrast, hold their equity ownership in Inspirato in the form of Class A Common Stock. See the section entitled “Risk Factors — Risks Related to Our Organizational Structure” for additional information on our organizational structure.

Our Certificate of Incorporation was amended and restated to, among other things, change Thayer’s name to “Inspirato Incorporated” and authorize the issuance of up to 1,000,000,000 shares of Class A Common Stock and 500,000,000 shares of Class V Common Stock. The A&R Inspirato LLCA provides unitholders in Inspirato LLC (other than the Company and its subsidiaries) the right to exchange New Common Units, together with the cancellation of an equal number of shares of Class V Common Stock, for an equal number of shares of Class A Common Stock (or cash), subject to certain restrictions set forth therein. For more information, see the section titled “Description of Securities.”

On February 14, 2022, our Class A Common Stock and Warrants, formerly those of Thayer, began trading on Nasdaq under the symbols “ISPO” and “ISPOW,” respectively.

Channels for Disclosure of Information

Investors, the media, and others should note that we announce material information to the public through filings with the SEC, the investor relations page on our website, press releases, our blog, our Twitter account, public conference calls, and webcasts.

The information disclosed by the foregoing channels could be deemed to be material information. As such, we encourage investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels.

Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

Risk Factors Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. The following is a summary of the principal risks we face:

●	The COVID-19 pandemic and the impact of actions to mitigate the COVID-19 pandemic have materially adversely impacted and will continue to materially adversely impact our business, results of operations, and financial condition.
●	We have a history of net losses and may not be able to achieve or sustain profitability.
●	If we fail to retain existing subscribers or add new subscribers, our business, results of operations, and financial condition would be materially adversely affected.
●	Our revenue growth rate has slowed, and it may not increase at the rates we anticipate in the future or at all.
●	Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence and disruptions to the global supply chain, could materially and adversely affect our business, financial condition and results of operations.
●	The hospitality market is highly competitive, and we may be unable to compete successfully with our current or future competitors.
●	We may be unable to effectively manage our growth.
●	Our subscriber support function is critical to the success of our business, and any failure to provide high-quality service could affect our reputation and ability to retain our existing subscribers and attract new subscribers.
●	We may not be able to obtain sufficient new and recurring supply of luxury accommodations and experiences or to renew our existing supply of luxury accommodations and experiences.
●	We have limited experience with our pricing models, particularly for Inspirato Pass, and may not accurately predict the long-term rate of subscriber adoption or renewal or the impact these will have on our revenue or results of operations.
●	We depend on our key personnel and other highly skilled personnel, and if we fail to attract, retain, motivate or integrate our personnel, our business, financial condition and results of operations could be adversely affected.
●	Our business depends on our reputation and the strength of our brand, and any deterioration could adversely impact our business, financial condition, or results of operations.

●	As a result of recognizing revenue in accordance with GAAP, our financial statements may not immediately reflect changes in customer bookings, cancellations and other operating activities.
●	The failure to successfully execute and integrate acquisitions could materially adversely affect our business, results of operations, and financial condition.
●	We rely on consumer discretionary spending and any decline or disruption in the travel or hospitality industries or economic downturn would materially adversely affect our business, results of operations, and financial condition.
●	The subscription travel market and the market for our subscription offerings is still relatively new, and if it does not continue to grow, grows more slowly than expected or fails to grow as large as expected, our business, financial condition and results of operations could be adversely affected.
●	If we are unable to manage the risks presented by our international business model, our business, results of operations, and financial condition would be materially adversely affected.
●	We have experienced and may continue to experience significant fluctuations in our results of operations, which makes it difficult to forecast our future results.
●	The hospitality industry is subject to seasonal and cyclical volatility, which may contribute to fluctuations in our results of operations and financial condition.
●	Our management has identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls or effective disclosure controls and procedures, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.
●	We face risks related to our intellectual property.
●	Our storage, use, disclosure and other processing of personal data exposes us to risks of internal or external security breaches and incidents and could give rise to liabilities and/or damage to reputation.
●	Unfavorable changes in, or interpretations or enforcement of, government regulations or taxation of the evolving hospitality, Internet and e-commerce industries could harm our operating results.
●	Due to errors in our consolidated financial statements related to material weaknesses in our internal control over financial reporting, we restated our previously issued condensed consolidated financial statements for the quarterly periods ended March 31, 2022 and June 30, 2022, which resulted in unanticipated costs and may have adversely affected investor confidence, our stock price, our ability to raise capital in the future and our reputation, and has resulted in stockholder litigation and may result in more stockholder litigation or regulatory actions.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Thayer’s initial public offering, (b) in which we have total annual gross revenue of at least $1.24 billion or (c) in which we qualify as a “large accelerated filer”, which, in addition to certain other criteria, means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter or (2) the date on which we have issued more than $1 billion in non-convertible debt securities during the prior three-year period.

THE OFFERING

Issuer	Inspirato Incorporated.

Issuance of Class A Common Stock

Shares of our Class A Common Stock issuable upon exercise of Warrants	Up to 15,800,000 shares of our Class A Common Stock.

Exercise Price of the Warrants	$11.50 per share, subject to adjustment as described herein.

Shares of our Class A Common Stock prior to the exercise of all Warrants	65,287,466 shares of Class A Common Stock as of March 1, 2023.

Resale of Class A Common Stock

Class A Common Stock offered by the Selling Securityholders hereunder	Up to 15,925,385 shares of our Class A Common Stock (including (a) 7,175,000 shares that may be issued upon exercise of the Private Warrants and (b) 8,750,385 PIPE Shares).

Private Warrants offered by the Selling Securityholders hereunder	Up to 7,175,000 Private Warrants.

Redemption	The Warrants are redeemable in certain circumstances. See the section of this prospectus titled “Description of Securities - Warrants” for further discussion.

Use of Proceeds

We will not receive any proceeds from the sale of our securities offered by the Selling Securityholders. We will receive up to an aggregate of approximately $99.2 million from the exercise of all Public Warrants, assuming the exercise in full of such Public Warrants for cash. On February 14, 2022, all of the Private Warrants were exercised on a cashless basis into 5,078,965 shares of our Class A Common Stock, and as a result, no Private Warrants remain outstanding. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See the section titled “Use of Proceeds” for more information.

Risk Factors

See the section titled “Risk Factors” beginning on page 6 of this prospectus and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our securities.

Nasdaq Symbol	“ISPO” for our Class A Common Stock and “ISPOW” for our Warrants.

Exchange Rights

The Continuing Inspirato Members from time to time, may, subject to the terms of the A&R Inspirato LLCA, exchange their New Common Units, together with the corresponding shares of Class V Common Stock, for shares of Class A Common Stock, on a one-for-one basis. When a New Common Unit, together with a share of Class V Common Stock is exchanged for a share of Class A Common Stock, the corresponding shares of Class V Common Stock will be cancelled.

The number of shares of Class A Common Stock outstanding is based on 65,287,466 shares of Class A Common Stock outstanding as of March 1, 2023 and excludes the following:

●	Up to 8,624,792 shares of Class A Common Stock issuable upon exercise of the Warrants;
●	The exchange of 59,202,623 New Common Units into an aggregate of 59,202,623 shares of Class A Common Stock and the surrender and cancellation of a corresponding number of shares of Class V Common Stock;
●	5,004,630 shares of our Class A Common Stock issuable upon the exercise of options to purchase shares of our Class A Common Stock outstanding as of March 1, 2023, with a weighted average exercise price of $0.78 per share;
●	16,609,991 shares of our Class A Common Stock subject to RSUs outstanding as of March 1, 2023;
●	28,315,071 shares of our Class A Common Stock reserved for future issuance under our 2021 Equity Incentive Plan (the “2021 Plan”); and
●	3,415,625 shares of our Class A Common Stock reserved for future issuance under our 2021 Employee Stock Purchase Plan (the “ESPP”).

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our consolidated financial statements and related notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in our other public filings before deciding whether to invest in our securities. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations and growth prospects. In such an event, the market price of our Class A Common Stock and Warrants could decline. The risks and uncertainties described below may not be the only ones we face. In that event, the market price of our Class A Common Stock could decline, and you could lose part or all of your investment.

Risk Factor Summary

Our business is subject to numerous risks and uncertainties that you should fully consider before investing in our Company, as fully described below. The principal factors and uncertainties that make investing in our Company risk include, among others:

•

The COVID-19 pandemic and the impact of actions to mitigate the COVID-19 pandemic have materially adversely impacted our business and may adversely impact our business in the future, including our results of operations and financial condition.

•	We have a history of net losses and may not be able to achieve or sustain profitability.
•	If we fail to retain existing subscribers or add new subscribers, our business, results of operations and financial condition would be materially adversely affected.
•	Our revenue growth may not increase at the rates we anticipate in the future or at all.
•

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence and disruptions to the global supply chain, could materially and adversely affect our business, financial condition and results of operations.

•	The hospitality market is highly competitive, and we may be unable to compete successfully with our current or future competitors.
•	We may be unable to effectively manage our growth.
•

Our subscriber support function is critical to the success of our business, and any failure to provide high-quality service could affect our reputation and ability to retain our existing subscribers and attract new subscribers.

•	We may not be able to obtain sufficient new and recurring supply of luxury accommodations and experiences or to renew our existing supply of luxury accommodations and experiences.
•

We have limited experience with our pricing models, particularly for Inspirato Pass, Inspirato for Good, Inspirato for Business and Inspirato Select, and may not accurately predict the long-term rate of subscriber adoption or renewal or the impact these will have on our revenue or results of operations.

•

We depend on our key personnel and other highly skilled personnel, and if we fail to attract, retain, motivate or integrate our personnel, our business, financial condition and results of operations could be adversely affected.

•	Our business depends on our reputation and the strength of our brand, and any deterioration could adversely impact our business, financial condition or results of operations.
•

As a result of recognizing revenue in accordance with GAAP, our consolidated financial statements may not immediately reflect changes in customer bookings, cancellations and other operating activities.

•	The failure to successfully execute and integrate acquisitions could materially adversely affect our business, results of operations and financial condition.
•

We rely on consumer discretionary spending and any decline or disruption in the travel or hospitality industries or economic downturn would materially adversely affect our business, results of operations and financial condition.

•

The subscription travel market and the market for our subscription offerings is still relatively new, and if it does not continue to grow, grows more slowly than expected or fails to grow as large as expected, our business, financial condition and results of operations could be adversely affected.

•	If we are unable to manage the risks presented by our international business model, our business, results of operations and financial condition would be materially adversely affected.
•	We have experienced and may continue to experience significant fluctuations in our results of operations, which makes it difficult to forecast our future results.
•	The hospitality industry is subject to seasonal and cyclical volatility, which may contribute to fluctuations in our results of operations and financial condition.
•

Our management has identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls or effective disclosure controls and procedures, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

•	We face risks related to our intellectual property.
•

Our storage, use, disclosure and other processing of personal data exposes us to risks of internal or external security breaches and incidents and could give rise to liabilities and/or damage to reputation.

•	Unfavorable changes in, or interpretations or enforcement of, government regulations or taxation of the evolving hospitality, Internet and e-commerce industries could harm our operating results.
•

Due to errors in our consolidated financial statements related to material weaknesses in our internal control over financial reporting, we restated our previously issued condensed consolidated financial statements for the quarterly periods ended March 31, 2022 and June 30, 2022, which resulted in unanticipated costs and may have adversely affected investor confidence, our stock price, our ability to raise capital in the future and our reputation, and may result in regulatory actions.

Risks Related to our Business and Industry

The COVID-19 pandemic and the impact of actions to mitigate the COVID-19 pandemic have materially adversely impacted our business and may adversely impact our business in the future, including our results of operations and financial condition.

The COVID-19 pandemic caused severe economic disruptions around the world and is continuing to have a negative effect on the global hospitality and travel industries. The impact of the COVID-19 pandemic has been and continues to be a complex and evolving situation. Governments, public institutions and other organizations have and may continue to impose or recommend, at various times and degrees, that businesses and individuals implement restrictions on a wide array of activities to combat its spread, such as restrictions and bans on travel or transportation (including border closures), limitations on the size of in-person gatherings, closures of, or occupancy or other operating limitations on, work facilities, hospitality facilities, schools, public buildings and businesses, cancellation of events and meetings, mandatory vaccination requirements, and quarantines and lock-downs. COVID-19 and efforts to mitigate its spread, as well as declines in overall willingness to travel due to the risk of COVID-19 transmission, dramatically reduced travel and demand for accommodations at the outset of the pandemic, and the subsequent emergence of new variants of the virus have also negatively affected our business. Similar effects may occur in the future. While vaccines, booster shots, and treatments are now available in many countries, the ability of vaccination and treatment programs to curtail the impacts of the pandemic are uncertain. These factors may contribute to delays in economic recovery and continued reluctance to travel. The COVID-19 pandemic had a materially adverse impact on our results of operations and financial condition for the years ended December 31, 2020 and 2021. Revenues declined as a result of reduced travel and management undertook cost reduction methods in response. While COVID-19 continues to impact the world, through December 31, 2022 as restrictions were lifted across travel destinations, revenues recovered to pre-pandemic levels due to pent-up demand. To the extent the increase in revenue in 2022 is attributable to pent-up demand, we may not see this trend continue.

In addition, we cannot predict the impact that the COVID-19 pandemic will continue to have on our business partners and third-party vendors and service providers. We may continue to be materially adversely impacted as a result of the material adverse impacts our business partners and third-party vendors suffered previously and may suffer now and in the future. To the extent the COVID-19 pandemic continues to materially adversely affect our business, results of operations and financial condition, it may also have the effect of heightening many of the other risk factors described herein.

We have a history of net losses and may not be able to achieve or sustain profitability.

We incurred net losses of $0.5 million, $22 million and $24 million for the years ended December 31, 2020, 2021 and 2022, respectively. As of December 31, 2022, we had an accumulated deficit of $234 million. Our accumulated deficit and net losses historically resulted primarily from the substantial investments required to grow our business. We have invested significantly in efforts to grow our subscriptions, introduce new or expanded offerings, increase our marketing spend, expanded our operations and hire additional employees. In 2021 and thereafter, we incurred significant costs related to the Business Combination and operating as a public company after the consummation of the Business Combination. We expect to continue making significant investments in our business in the future. These efforts may prove more expensive than currently anticipated, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. In particular, the impacts of the COVID-19 pandemic on our business have also contributed to the losses incurred during 2020, 2021 and 2022, and we expect the ongoing economic impact from the COVID-19 pandemic to have an impact on our revenue and financial results for 2023, though we cannot estimate to what extent the impact will be. Adverse macroeconomic and geopolitical conditions have impacted our business and may continue to impact us in future periods. These conditions include but are not limited to the Russian invasion of Ukraine, inflation, labor shortages, fluctuations in energy prices, changes in governmental regulations, foreign currency fluctuations, rising interest rates, and reduced consumer confidence resulting in lower consumer spending.

If we fail to retain existing subscribers or add new subscribers, our business, results of operations and financial condition would be materially adversely affected.

We have experienced significant subscriber growth over the past several years, particularly with respect to Inspirato Pass. Our continued business and revenue growth is dependent on our ability to retain existing subscribers and add new subscribers, and we cannot be sure that we will be successful in these efforts or that subscriber retention levels will not materially decline. There are a number of factors that could lead to a decline in subscribers or that could prevent us from increasing our subscribers, including:

•	our failure to deliver offerings that subscribers find attractive;
•	our ability to achieve and sustain market acceptance, particularly with respect to Inspirato Pass;
•	harm to our brand and reputation;
•	pricing and perceived value of our offerings;
•	subscribers engaging with competitive products and services;
•	problems affecting subscribers’ experiences;
•	a decline in the public’s interest in luxury travel;
•	deteriorating general economic conditions or a change in consumer discretionary spending preferences or trends, including inflation and increases to federal interest rates in response;

•

political, social or economic instability, such as the ongoing geopolitical tensions related to Russia’s actions in Ukraine, resulting sanctions imposed by the U.S. and other countries and retaliatory actions taken by Russia in response to such sanctions; and

•

events beyond our control such as the COVID-19 pandemic, other pandemics and health concerns, increased or continuing restrictions on travel, immigration, trade disputes and the impact of climate change on travel, including fires, floods, severe weather and other natural disasters and the impact of climate change on seasonal destinations.

In addition, if our platform is not easy to navigate; subscribers have an unsatisfactory sign-up, search, booking or payment experience on our platform; the content on our platform is not displayed effectively to subscribers; we are not effective in engaging subscribers across our various offerings and tiers; or we fail to provide an experience in a manner that meets rapidly changing demand, we could fail to acquire first-time subscribers and fail to retain our existing subscribers.

As a result of these factors, we cannot be sure that our subscriber levels will be adequate to maintain or permit the expansion of our operations. A decline in subscriber levels could have an adverse effect on our business, financial condition and operating results.

Our revenue growth may not increase at the rates we anticipate in the future or at all.

We have experienced significant revenue growth in the past; however, there is no assurance that historic growth rates will continue. From the years ended December 31, 2020 to 2022, our revenue increased significantly, primarily due to the increased demand for travel due to easing COVID-19 pandemic restriction and pent-up demand for travel. Our future revenue growth depends on the growth of supply and demand for our offerings, and our business is affected by general economic and business conditions worldwide as well as trends in the global travel and hospitality industries. In addition, we believe that our revenue growth depends upon a number of factors, including:

•	the COVID-19 pandemic and its impact on the travel and accommodations industries;
•	our ability to retain and grow our number of subscribers;
•	our ability to retain and grow the number of luxury accommodations and experiences we offer;
•

events beyond our control such as pandemics and other health concerns, increased or continuing restrictions on travel and immigration, trade disputes, economic downturns and the impact of climate change on travel, including fires, floods, severe weather and other natural disasters and the impact of climate change;

•

political, social or economic instability, such as the ongoing geopolitical tensions related to Russia’s actions in Ukraine, resulting sanctions imposed by the U.S. and other countries, and retaliatory actions taken by Russia in response to such sanctions and current adverse macroeconomic conditions including inflation, fluctuations in fuel prices, rising interest rates and reduced consumer confidence;

•	competition;
•

the legal and regulatory landscape and changes in the application of existing laws and regulations or adoption of new laws and regulations that impact our business, and/or subscribers, including changes in tax, short-term occupancy and other laws;

•	the attractiveness of our offerings to current and prospective subscribers, including the degree to which we correctly anticipate trends in consumer travel preferences;
•	the level of consumer awareness and perception of our brand;
•	the level of spending on sales and marketing to attract subscribers;
•	our ability to grow new offering tiers, such as Inspirato Pass, Inspirato Select, Inspirato for Good and Inspirato for Business, and to deepen our presence in certain geographies;

•	timing, effectiveness and costs of expansion and upgrades to our platform and infrastructure; and
•	other risks described elsewhere in this prospectus.

A softening of demand, whether caused by events outside of our control, such as COVID-19, rising interest rates, reduced consumer confidence, changes in subscriber preferences or any of the other factors described above or in this prospectus, will result in decreased revenue. If our revenue does not continue to improve at the rates we expect, we may not achieve profitability and our business, results of operations and financial condition would be materially adversely affected.

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence and disruptions to the global supply chain, could materially and adversely affect our business, financial condition and results of operations.

In recent years, the United States and global economies suffered dramatic downturns as a result of the COVID-19 pandemic, a deterioration in the credit markets and related financial crisis as well as a variety of other factors including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others. The United States and certain foreign governments have taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets. If the actions taken by these governments are not successful, the current adverse economic conditions may negatively impact the demand for our offerings and may negatively impact our ability to raise capital, if needed, on a timely basis and on acceptable terms or at all.

Additionally, on February 24, 2022, the Russian Federation commenced a military invasion of Ukraine. Russian actions with respect to Ukraine have resulted in certain sanctions and export controls being imposed by the United States, the European Union, the United Kingdom and other jurisdictions. The conflict between Russia and Ukraine, including related economic sanctions, has lead, and may continue to lead, to disruption, instability and volatility in global markets and industries that could negatively impact our business. We cannot predict the impact of these ongoing sanctions and heightened military conflict or geopolitical instability, heightened inflation and cyber disruptions or attacks. Any such disruptions or resulting sanctions may adversely affect our business, but as we do no business with Russia and/or Ukraine, no such disruptions as a result of Russia’s military invasion of Ukraine have yet to directly do so.

The hospitality market is highly competitive, and we may be unable to compete successfully with our current or future competitors.

The market to provide hospitality services is very competitive and highly fragmented. In addition, the barriers to entry are low and new competitors may enter. Our current or potential competitors include global hotel brands, regional hotel chains, independent hotels, online travel agencies and home-sharing and rental services and short term/vacation rental. Our competitors may adopt aspects of our business model, which could reduce our ability to differentiate our offerings. Additionally, current or new competitors may introduce new business models or services that we may need to adopt or otherwise adapt to in order to compete, which could reduce our ability to differentiate our business or services from those of our competitors. Increased competition could result in a reduction in revenue, fewer attractive properties, higher lease rates, higher costs or reduced market share.

We believe we compete primarily on the basis of the quality of our residences, the variety and attractiveness of our residences, and our high quality subscriber experience that is a result of the luxe services provided by our care teams, concierges, and planners. Competitive factors in our industry are subject to change, such as the increased emphasis on cleaning and social distancing due to the COVID-19 pandemic. If subscribers choose to use other competitive offerings in lieu of ours, our revenue could decrease, and we could be required to incur additional expenditures to compete more effectively. Any of these events or results could harm our business, operating results and financial condition.

In addition, some of our current or potential competitors, such as major hotel brands, are larger and have more resources than we do. Many of our current and potential competitors enjoy substantial competitive advantages, such as greater name recognition in their markets, well-established loyalty programs, longer operating histories and larger marketing budgets, as well as substantially greater financial, technical and other resources. Moreover, the hospitality services industry has experienced significant consolidation, and we expect this trend may continue as companies attempt to strengthen or hold their market positions in a highly competitive industry. Consolidation amongst our competitors will give them increased scale and may enhance their capacity, abilities and resources, as well as lower their cost structures. In addition, our current or potential competitors may have access to larger developer, landlord or customer bases. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or landlord or customer requirements. Furthermore, because of these advantages, existing and potential landlords and subscribers might accept our competitors’ offerings, even if our offerings are superior in other regards. For all of these reasons, we may not be able to compete successfully against our current and future competitors.

We may be unable to effectively manage our growth.

We have experienced rapid growth, and we continue to pursue rapid growth in existing and new markets throughout the world. Our business is becoming increasingly complex due in part to the continued rapid evolution of the hospitality industry, the ongoing COVID-19 pandemic, our expansion into new markets, the increasing number of residences and hotels within our portfolio and changing local and national regulatory requirements. This increased complexity and rapid growth have demanded, and will continue to demand, substantial resources and attention from our management. We may need to increase headcount and hire additional specialized personnel in the future as we pursue our growth objectives. For example, we may need to hire, train and manage additional qualified data scientists, website and app developers, software engineers, financial operations and accounting personnel and sales and marketing staff to properly manage our growth. When we enter or expand operations in a particular city, we may also need to hire a substantial number of staff to effectively manage the new operations, including staff to research local laws and regulations and monitor legal compliance. If our new hires are not available when needed or perform poorly, or if we are unsuccessful in hiring, training, managing and integrating new employees or if we are unsuccessful in retaining existing employees, we may not be able to meet our business and growth objectives.

Our subscriber support function is critical to the success of our business, and any failure to provide high-quality service could affect our reputation and ability to retain our existing subscribers and attract new subscribers.

Our ability to provide high-quality support to our subscribers is important for the growth of our business and any failure to maintain such standards of subscriber support, or any perception that we do not provide high-quality service, could affect our ability to retain and attract subscribers. Meeting the support expectations of our subscribers requires significant time and resources from our support team and significant investment in staffing and technology. In particular, many travel reservations made through us include planning assistance, daily housekeeping, related property services and a local concierge to assist subscribers during their travel. If we or our third-party services providers fail to provide these services in a high-quality manner, or these services are not commensurate with those offered by other luxury travel providers such as hotel brands, our brand would be harmed. In addition, as we expand the destinations offered to our subscribers, particularly outside of North America and Europe, we need to be able to provide effective support that meets subscribers’ expectations in a variety of countries and languages.

Our local support is performed by a combination of our internal teams and third-party service providers. We rely on our internal teams and these third parties to provide timely, responsive and high-quality service to our subscribers. Reliance on these third parties requires that we provide proper guidance for their employees, maintain proper controls and procedures for interacting with our subscribers, and ensure acceptable levels of quality and subscriber satisfaction are achieved.

We rely on information provided by subscribers and are at times limited in our ability to provide adequate support or help subscribers resolve issues due to our lack of information or control of local third-party staff. To the extent that subscribers are not satisfied with the timeliness, responsiveness or quality of our support, we may not be able to retain subscribers, and our reputation and brand, as well as our business, results of operations and financial condition, could be materially adversely affected.

Providing support that is timely, responsive and high-quality is costly, and we expect such cost to continue to rise in the future as we grow our business.

We may not be able to obtain sufficient new and recurring supply of luxury accommodations and experiences or to renew our existing supply of luxury accommodations and experiences.

We continually pursue entering into additional leases, adding residences to existing leases, and renewing and extending current leases as well as other occupancy arrangements with property owners, resorts, hotels and developers. If we fail to secure or renew leases or other occupancy arrangements for attractive luxury properties, resorts and hotels, we will not be able to expand our portfolio of locations and may not achieve our growth and financial forecasts.

We may not be able to add sufficient properties that meet our brand standards at an acceptable cost to meet our strategic goals and financial forecasts. Due to the number of properties that we have already secured under leases or other occupancy arrangements in many locations and our emphasis on providing a luxury travel experience, we may find it more difficult to find additional attractive properties in those markets. In certain international markets, we have less experience and fewer real estate staff, and local regulations and real estate industry practices (including customary lease provisions and governing law) may make it more difficult to identify properties that are consistent with our brand and standards. Even where we identify suitable properties, we may not be able to negotiate leases or other occupancy arrangements on commercially reasonable terms or at all or may incur additional expenses engaging local counsel to assist with lease or other occupancy arrangement negotiations. Our leases and other occupancy arrangements are often complex and require substantial time to negotiate, which makes forecasting our revenue from new properties more difficult.

Even where we succeed in signing a lease for a new property, the landlord or developer may be unable or unwilling to deliver the property at the time provided for, or we may encounter other unforeseen delays, such as constructions delays in the case of new developments or in preparing the property for initial subscriber stays. Many newly leased properties become available for subscriber stays only after a considerable period of time, which increases the risk of unforeseen delays in recognizing revenue from such properties. In addition, the success of any new property will depend on our ability to integrate it into existing operations and successfully market it to our subscribers. Newly leased properties could be more difficult or expensive to onboard, have undisclosed conditions that result in unanticipated expenses or claims against us for which we may have little or no effective recourse against the landlord or otherwise may not provide their anticipated benefits.

In addition to providing luxury accommodations, our business also depends on our ability to provide high-quality, personalized service including travel planning, on-site concierges, daily housekeeping and unique travel experiences. If we are not successful in providing high-quality, luxury experiences to our subscribers, the perceived benefits of subscriptions may decrease and our business, financial condition and operating results may be adversely impacted.

We have limited experience with our pricing models, particularly for Inspirato Pass, Inspirato for Good, Inspirato for Business and Inspirato Select, and may not accurately predict the long-term rate of subscriber adoption or renewal or the impact these will have on our revenue or results of operations.

We generate revenue primarily from travel bookings and subscriptions to our Inspirato Club and Inspirato Pass offerings. Our subscriptions provide varying degrees of travel booking rights, and additional bookings and travel-related services are available on an ad-hoc basis. We have limited experience with respect to determining the optimal prices and pricing models for our subscription plans and other travel-related services, particularly with respect to our newer offerings such as Inspirato Pass, which launched in 2019 and experienced significant disruption in 2020 and 2021 due to the COVID-19 pandemic, and our new selections that launched in 2022, Inspirato for Good, Inspirato for Business, and Inspirato Select. As the markets for our offerings mature, as we create new offerings or as new competitors introduce competing offerings, we may be unable to attract new subscribers or retain existing subscribers at the same price or based on the same pricing model as we have used historically.

We also have limited experience in determining complementary offerings to provide in conjunction with our subscription plans and which to offer as add-on offerings. Our limited experience in determining the optimal manner in which to bundle our various offerings could reduce our ability to capture the value delivered by our offerings, which could adversely impact our business, results of operations and financial condition.

We depend on our key personnel and other highly skilled personnel, and if we fail to attract, retain, motivate or integrate our personnel, our business, financial condition and results of operations could be adversely affected.

Our success depends to a significant degree on the retention of our founders, senior management team, key technical, financial and operations employees and other highly skilled personnel. Our success also depends on our ability to identify, hire, develop, motivate, retain and integrate highly qualified and diverse personnel for all areas of our organization. We may not be successful in attracting and retaining qualified personnel to fulfill our current or future needs, and future governmental or regulatory orders related to COVID-19, which remain uncertain and cannot be predicted, may also impact our employee retention. Members of our management team or other key employees may terminate their employment with us at any time, and it may be difficult to find suitable replacements on a timely basis, on competitive terms or at all. If we are unable to attract and retain the necessary personnel, particularly in critical areas of our business, we may not achieve our strategic goals.

We face intense competition for highly skilled personnel, especially in Denver, Colorado, where we maintain our headquarters. To attract and retain qualified personnel, we have had to offer, and we believe we will need to continue to offer, competitive compensation and benefits packages. Job candidates and existing personnel often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, it may adversely affect our ability to attract and retain highly qualified personnel. We may need to invest significant amounts of cash and equity to attract and retain new employees and expend significant time and resources to identify, recruit, train and integrate such employees, and we may never realize returns on these investments. If we are unable to effectively manage our hiring needs or successfully integrate new hires, our efficiency, ability to meet forecasts and employee morale, productivity and retention could suffer, which could adversely affect our business, financial condition and results of operations.

Our business depends on our reputation and the strength of our brand, and any deterioration could adversely impact our business, financial condition or results of operations.

Our business depends on our reputation and the strength of our brand as a provider of luxury accommodations and experiences. We believe that the strength of our brand is particularly important to our ability to attract and retain subscribers and to compete for attractive new properties. Many factors can affect our reputation and the value of our brand, including our level of service, safety of our subscribers, our approach to health and cleanliness, publicized incidents in or around our properties, ability to protect and use our brand and trademarks, levels of marketing, and the prevalence of other luxury accommodations and experiences in the destinations we serve. In addition, our brand and reputation could be harmed if we fail to act responsibly or we are perceived as not acting responsibly or if we fail to comply with regulatory requirements as interpreted by certain governments or agencies thereof in a number of other areas such as safety and security, data security, privacy practices, provision of information about users and activities on our platform, sustainability, human rights, diversity, non-discrimination and support for employees and local communities.

Reputational value is also based on perceptions, and broad access to social media makes it easy for anyone to provide public feedback that can influence perceptions of us, our brand and our properties and experiences. It may be difficult to control or effectively manage negative publicity, regardless of whether it is accurate. Social media compounds the potential scope of the negative publicity that could be generated and the speed with which such negative publicity may spread. Our efforts to preserve and enhance consumer awareness of our brands may not be successful, and even if we are successful in our branding efforts, such efforts may not be cost-effective or as efficient as they have been historically, resulting in increased customer acquisition costs.

Our brand and reputation may suffer as a result of any failure to provide service to our subscribers that is commensurate with their expectations. Subscriber complaints or negative publicity about our company, properties, experiences or services could diminish subscribers’ confidence in us or our brand and impair our relationships with landlords, regulators and other governmental authorities, third-party partners, and others that are important or impactful to our business. Effective subscriber service requires significant personnel and technology expense, and this expense, if not managed properly, could significantly impact our profitability. Failure to manage or train subscriber service representatives properly could compromise our ability to provide travel and experiences that are acceptable to our subscribers. We also rely on third-party companies to provide some subscriber services, including trip planning assistance, concierge services, daily housekeeping and related property services. We do not directly control these companies or their personnel. Negative publicity related to any of our third-party partners, including publicity related to quality standards or safety concerns, could adversely affect our reputation and brand and could potentially lead to increased regulatory or litigation exposure. We may also be the subject of blog, social media or forum postings that include inaccurate or negative statements about our properties or services or our business in general that create negative publicity. Any deterioration of our brand could adversely impact our business, financial condition or results of operations.

As a result of recognizing revenue in accordance with GAAP, our consolidated financial statements may not immediately reflect changes in customer bookings, cancellations and other operating activities.

We experience a difference in timing between when a booking is made for travel and when we recognize revenue, which occurs over the period of stay commencing upon check-in. The effect of significant downturns in bookings in a particular quarter may not be fully reflected in our results of operations until future periods because of this timing in revenue recognition. Our booking metrics are also not necessarily reflective of revenue in a specific time period as a result of potential cancellations and/or rebooking between the original booking and check-in date. For example, the COVID-19 pandemic resulted in cancellations of bookings and those bookings were not recognized as revenue until the trips were rebooked and subsequently taken.

The failure to successfully execute and integrate acquisitions could materially adversely affect our business, results of operations and financial condition.

One element of our growth strategy is to acquire businesses. We may expend significant cash or incur substantial debt to finance such acquisitions, which indebtedness could result in restrictions on our business and significant use of available cash to make payments of interest and principal. In addition, we may finance acquisitions by issuing equity or convertible debt securities, which could result in further dilution to our stockholders. We may enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management time and significant out-of-pocket costs. If we fail to evaluate and execute acquisitions successfully, our business, results of operations and financial condition could be materially adversely affected.

In addition, we may not be successful in integrating acquisitions or the businesses we acquire may not perform as well as we expect. Any future failure to manage and successfully integrate acquired businesses could materially adversely affect our business, results of operations and financial condition. Acquisitions involve numerous risks, including the following:

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difficulties in integrating and managing the combined operations, technology platforms or offerings of the acquired companies and realizing the anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays and failure to execute on the intended strategy and synergies;

•	failure of the acquired businesses to achieve anticipated revenue, earnings or cash flow;
•	diversion of management’s attention or other resources from our existing business;
•	our inability to maintain the business relationships of acquired businesses;
•	uncertainty of entry into businesses or geographies in which we have limited or no prior experience or in which competitors have stronger positions;
•	unanticipated costs associated with pursuing acquisitions or greater than expected costs in integrating the acquired businesses;
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responsibility for the liabilities of acquired businesses, including those that were not disclosed to us or exceed our estimates, such as liabilities arising out of the failure to maintain effective data protection, information security, and privacy controls, and liabilities arising out of the failure to comply with applicable laws and regulations, including short-term occupancy and tax laws;

•	difficulties in or costs associated with assigning or transferring to us the acquired companies’ intellectual property or its licenses to third-party intellectual property;
•	inability to maintain our culture and value, ethical standards, controls, procedures and policies;
•	challenges in integrating the workforce of acquired companies and the potential loss of key employees of the acquired companies;
•	challenges in integrating and auditing the financial statements of acquired companies that have not historically prepared financial statements in accordance with GAAP; and
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potential accounting charges to the extent goodwill and intangible assets recorded in connection with an acquisition, such as trademarks, business relationships or intellectual property, are later determined to be impaired and written down in value.

We rely on consumer discretionary spending and any decline or disruption in the travel and hospitality industries or economic downturn would materially adversely affect our business, results of operations and financial condition.

Our business is particularly sensitive to trends in the travel, real estate and vacation rental markets and in the general economy, which are all unpredictable. Travel is significantly dependent on discretionary spending levels. As a result, sales of travel services tend to decline during general economic downturns, recessions and times of political or economic uncertainty as consumers engage in less discretionary spending, are concerned about unemployment or inflation, have reduced access to credit or experience other concerns or effects that reduce their ability or willingness to travel. Leisure travel in particular, which accounts for substantially all of our current business, is dependent on discretionary consumer spending levels. Downturns in worldwide or regional economic conditions, such as the downturn resulting from the COVID-19 pandemic, the ongoing geopolitical tensions related to Russia’s actions in Ukraine, and the current adverse macroeconomic conditions including inflation, fluctuations in energy prices, rising interest rates and reduced consumer confidence have led to some decrease in leisure travel and travel spending, and similar downturns in the future may materially adversely impact demand for our offerings. Such a shift in consumer behavior could materially adversely affect our business, results of operations and financial condition. Our operating results, to the extent they reflect changes in the broader travel, real estate and vacation rental industries, may be subject to significant fluctuations.

The subscription travel market and the market for our subscription offerings is still relatively new, and if it does not continue to grow, grows more slowly than expected or fails to grow as large as expected, our business, financial condition and results of operations could be adversely affected.

We offer a distinctive type of luxury travel service for which the market is still relatively new, and it is uncertain to what extent market acceptance will continue to grow, if at all. Our success will depend on the willingness of potential subscribers and the market at large to adopt our particular model of luxury travel, which differs from both traditional hotels and home-sharing or rental marketplaces. In many geographies, including geographies that we hope to enter in the future, the market for our subscription-based luxury travel is unproven, with little data or research available regarding the market and industry. If potential subscribers do not perceive our accommodations or experiences as compelling, or choose different accommodations due to concerns regarding safety, the availability of on-site staffing, amenities or services associated with traditional hotels, affordability or other reasons, then the market for our luxury travel may not further develop, may develop more slowly than expected or may not achieve our expected growth potential. Such outcomes could adversely affect our business, financial condition and results of operations. Additionally, our ability to develop the market in which we operate will depend to a substantial extent on the willingness of landlords and property developers to enter into leases, property development or other occupancy arrangements with us, and our ability to operate in markets without clear or well-established regulations covering properties used in our business. Regulation of short-term occupancy is an evolving field, and in numerous localities, local regulations have been adopted in recent years that seek to discourage short-term occupancy. Moreover, homeowners’ associations and other associations in communities where our properties are located may seek to restrict the ability of landlords to enter into lease agreements with companies such as us. Additionally, a significant portion of our revenue is driven by our subscription offerings, and the adoption of subscription models in the travel industry is relatively new. For example, Inspirato Pass was first launched in 2019 and Inspirato Select was launched in 2022. If customers do not shift to subscription travel models and subscription travel services do not achieve widespread adoption, or if there is a reduction in demand for subscription travel services, our business, financial condition, and results of operations could be adversely affected. For these and other reasons, we may be unable to accurately predict the demand for and the supply of potential units in certain markets, which could cause us to spend more in a certain market than is justified by the resulting revenues, or to miss our financial targets, and could otherwise harm our business.

If we are unable to manage the risks presented by our international business model, our business, results of operations and financial condition would be materially adversely affected.

We have leased properties, work with hotel and resort partners and offer Inspirato Only Experiences around the world and continue to expand our operations. Currently, we feature destinations in the U.S., Canada, Europe, Central and South America, the Caribbean and Oceania and plan to continue our efforts to expand internationally, including in jurisdictions where we do not currently operate to a significant degree, such as many countries in Europe, Asia, South America and Oceania. Operating in international markets also requires significant management attention and financial resources. Health epidemics, like the COVID-19 pandemic, may cause international travel restrictions and other regulations to change rapidly, resulting in disruptions to travel plans.

Expansion into new international emerging markets may have risks due to factors specific to those markets. Emerging markets are countries which have less developed economies and may be vulnerable to economic and political instability, such as significant fluctuations in gross domestic product, interest and currency exchange rates, civil disturbances, government instability, nationalization and expropriation of private assets, trafficking and the imposition of taxes or other charges by governments. The occurrence of any of these events in markets where we operate, and the resulting instability may adversely affect our business.

We have expanded and expect to continue to expand our service to countries in the Caribbean and Latin America and possibly other jurisdictions throughout the world, some of which have less developed legal systems, financial markets and business and political environments than the U.S. and therefore present greater political, legal, regulatory, economic and operational risks. We have emphasized legal compliance and have implemented and continue to implement and refresh policies, procedures and certain ongoing training of employees with regard to business ethics and compliance, anti-corruption laws and policies and many other key legal requirements; however, there can be no assurance our employees or third party service providers in such locations will adhere to our code of business conduct, anti-corruption law and policies, other Company policies or other legal requirements. If we fail to enforce our policies and procedures properly or maintain adequate record-keeping and internal accounting practices to accurately record our transactions, we may be subject to sanctions. In the event we believe or have reason to believe our employees have or may have violated applicable laws or regulations, we may be subject to investigation costs, potential penalties and other related costs which in turn could negatively affect our reputation and our results of operations and cash flow.

Managing a multinational organization is difficult, time consuming and expensive, and any international expansion efforts that we undertake may not be profitable in the near or long term or otherwise be successful. We have limited operating experience in many foreign jurisdictions and are making significant investments to build our international operations. Conducting international operations subjects us to risks that we generally do not face in the U.S. These risks include:

•	costs, resources and uncertainties associated with tailoring our services in international jurisdictions as needed to better address the needs of subscribers;
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costs and risks associated with local and national laws and regulations governing zoning, hotels and other accommodations, accessibility, property development and rental, health and safety, climate change and sustainability and employment;

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differences in local real estate and hotel industry practices, including leasing and hotel transaction terms, that may make it difficult for us to add properties on satisfactory terms or that may require higher than expected upfront payments or other costs;

•	operational and compliance challenges caused by distance, language and cultural differences;
•	costs and risks associated with compliance with international tax laws and regulations;
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costs and risks associated with compliance with the U.S. Foreign Corrupt Practices Act and other laws in the U.S. related to conducting business outside the U.S., as well as the laws and regulations of non-U.S. jurisdictions governing bribery and other corrupt business activities;

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being subject to other laws and regulations, including laws governing online advertising and other Internet activities, email and other messaging, collection, use and other processing of personal data and other content, ownership of intellectual property, taxation and other activities important to our online business practices;

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political, economic and social instability, war (including ongoing geopolitical tensions related to Russia’s actions in Ukraine, resulting sanctions imposed by the U.S. and other countries, and retaliatory actions taken by Russia in response to such sanctions and the current adverse macroeconomic conditions including inflation, fluctuations in fuel prices, rising interest rates and reduced consumer confidence), armed conflict or terrorist activities;

•	competition with companies that understand the local market better than we do or who have pre-existing relationships with landlords, property developers, regulators and travelers in those markets; and
•	reduced or varied protection for intellectual property rights in some countries.

We cannot guarantee that our international expansion efforts in any or multiple territories will be successful. The investment and additional resources required to establish operations and manage growth in other countries may not produce desired levels of revenue or profitability and could instead result in increased costs.

We have experienced and may continue to experience significant fluctuations in our results of operations, which make it difficult to forecast our future results.

Our results of operations have historically varied from period-to-period and we expect that our results of operations will continue to fluctuate for a variety of reasons, many of which are outside of our control and difficult to predict. We experience seasonal fluctuations in our financial results. Because our results of operations may vary significantly from quarter-to-quarter and year-to-year, the results of any one period should not be relied upon as an indication of future performance. Our revenue, expenses, operating results and cash flows, as well as our key operating metrics, have fluctuated from quarter-to-quarter in the past and are likely to continue to do so in the future. These fluctuations are due to, or may result from, many factors, including:

•	the quantity of our accommodations;
•	the timing and success of changes in amenities and services;
•	the impact of the COVID-19 pandemic or other public health crises on demand for our accommodations and on our operating expenses and capital requirements;
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the introduction and performance of new properties, experiences, amenities, technologies and services, including how quickly new properties are ready for booking by subscribers and the degree to which we correctly anticipates trends in consumer travel preferences;

•	the timing, cost and success of advertising and marketing initiatives;
•	the amount and timing of financing activities, operating expenses and capital expenditures;
•	changes in prevailing lease rates for attractive properties and any adjustments in rental rates under existing leases;
•	changes in cash flow due to lease renewals and amendments and new lease acquisitions and property onboardings;
•	changes in cash flow due to the seasonal nature of vacation travel and the unpredictability of subscriber cancellations;
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economic instability in major markets, such as the current adverse macroeconomic conditions including inflation, fluctuations in fuel prices, rising interest rates, reduced consumer confidence and fluctuations in exchange rates;

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geopolitical uncertainty and instability, such as the ongoing geopolitical tensions related to Russia’s actions in Ukraine, resulting sanctions imposed by the U.S. and other countries and retaliatory actions taken by Russia in response to such sanctions;

•	the introduction of new properties, amenities or services by our competitors;
•	declines or disruptions in the hospitality industry, particularly in cities or regions where we have significant operations;
•	changes in the timing of holidays or other vacation events;
•	unanticipated disruptions or costs due to regulatory issues, including changes in hospitality laws, hotel regulations or zoning or accessibility laws;
•	litigation and settlement costs, including unforeseen attorneys’ fees and costs;

•	new accounting pronouncements and changes in accounting standards or practices;
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new laws or regulations, or new interpretations of existing laws or regulations, that harm our business or restrict the hospitality industry, travel, the Internet, e-commerce, online payments or online communications; and

•	other risks described elsewhere in this prospectus.

Fluctuations in operating results may, particularly if unforeseen, cause us to miss projections we may have provided to the public. In addition, a significant portion of our expenses and investments are fixed and such fluctuations in operating results may cause us to face short-term liquidity issues, impact our ability to retain or attract key personnel or expand our portfolio of properties or cause other unanticipated issues.

The hospitality industry is subject to seasonal and cyclical volatility, which may contribute to fluctuations in our results of operations and financial condition.

The hospitality industry is seasonal in nature. The periods during which our properties experience higher occupancy vary from property to property, depending principally upon their location, type of property and competitive mix within the specific location and may change with changes in overall availability of lodging and hospitality options within a local market. Based on historical results, we generally expect our revenues to be lower in the second quarter of each year than in each of the three other quarters. In addition, the hospitality industry is cyclical, and demand generally follows the general economy on a lagged basis. The hospitality industry as a whole experienced a downturn driven by the COVID-19 pandemic but has entered into a recovery phase as vaccines and treatments became more widely available and travel restrictions abated. However, this recovery may not progress to the degree expected. The seasonality and cyclicality of our industry may contribute to fluctuations in our results of operations and financial condition.

Our leases may be subject to premature termination, which can be disruptive and costly.

Our leases or management contracts may be subject to premature termination in certain circumstances, such as the bankruptcy of a developer or landlord, noncompliance with underlying covenants governing the property, or, under some agreements, failure to meet specified financial or performance criteria, which we may fail or elect not to waive or cure, or, in certain leases, termination for convenience by a landlord by providing us prior notice (typically one year). Some of our leased properties have been pledged as collateral for mortgage loans entered into by the owners of the properties when those properties were purchased or refinanced. If those owners cannot repay or refinance maturing indebtedness on favorable terms or at all, such owners may declare bankruptcy and/or lenders could declare a default, accelerate the related debt and foreclose on the subject property. Such foreclosures or bankruptcies could in some cases result in the termination of our leases and eliminate our anticipated income and cash flows, which could have a significant negative effect on our results of operations. Landlords or other business partners may also assert the right to terminate leases or other significant contracts even where the agreements do not provide such a right. If terminations occur for these or other reasons, we may need to enforce our right to damages for breach of contract and related claims, which may cause us to incur significant legal fees and expenses. Any damages we ultimately collect could be less than the projected future value of the revenues and income we would have otherwise generated from the property. For example, if a landlord breaches a lease agreement by terminating without cause, we may choose not to or it may be financially impractical to enforce lease provisions requiring such landlord to pay an administrative fee plus the cost of relocating reservations, and we may choose to settle for a lower amount. Premature terminations of significant agreements could hurt our financial performance or our ability to grow our business.

In addition, our ability to negotiate favorable terms to extend an expiring lease or to secure an alternate location will depend on then-prevailing conditions in the real estate market, such as overall rental cost increases, competition from other would-be tenants for desirable leased spaces, our relationships with current and prospective building owners and landlords and other potential factors that are not within our control. If we are not able to renew or replace an expiring lease, we will incur significant costs related to vacating that space and developing alternative space, if any.

The relatively long-term and fixed-cost nature of our leases may limit our operating flexibility and could adversely affect our liquidity and results of operations.

We currently lease most of our properties. Our obligations to landlords under these agreements extend for periods that frequently significantly exceed the duration of customers’ subscriptions, often by many years.

Our leases generally provide for fixed monthly payments that are not tied to occupancy rates or revenues, and our leases typically contain minimum rental payment obligations. As a result, if we are unable to maintain sufficient occupancy rates, our lease expenses may not be sufficiently offset by our revenue from subscribers. In addition, we may not be able to lower our fixed monthly payments under our leases in an amount sufficient to offset any revenue lost as a result of future prices that we charge our subscribers, which may also reduce our margins and cash flow. In any such event, we may not have the ability to reduce our rent under the lease or otherwise terminate the lease in accordance with our terms. Many of our leases provide us the ability to terminate leases with appropriate notice.

We have limited flexibility to rapidly alter our portfolio of properties and our lease commitments in response to changing circumstances. Leases require substantial time to negotiate, and there is often a significant delay between a lease signing and the availability of a property to our subscribers. In addition, our leases generally require the landlord’s consent to assign the lease or sublease the property, which may not be granted or may be granted only on unfavorable terms. Even if we are able to assign or sublease an unprofitable property, we may incur significant costs, including transaction costs associated with finding and negotiating with potential transferees, upfront payments or other inducements, costs to restore the property to our previous condition and other costs to exit the property.

Moreover, our leases contain a variety of contractual rights and obligations that may be subject to interpretation. Our interpretations of our leases are sometimes disputed by landlords, which result in expensive and disruptive litigation in some instances. For example, certain landlords have asserted breach of contract for failure to maintain a property in “substantially the same condition” and in 2020, certain landlords disputed “force majeure” clauses in relation to the COVID-19 pandemic. Similar disputes may occur in the future. Our failure to satisfy our contractual obligations in these leases could result in defaults under the leases. Any default, claim or dispute regarding our leases or our other occupancy arrangements could result in litigation, damage to our reputation, disruption of operations and our subscribers’ experiences at the affected property, a requirement that we exit the property earlier than planned and damages or other legal remedies against us, any of which could have a material and adverse effect on our business, results of operations and financial condition.

If we are unable to adapt to changes in technology, our business could be harmed.

Because the Inspirato website, custom applications supporting the Inspirato website, the Inspirato app and the algorithms we use to generate trip lists are critical to our business, and subscribers increasingly demand technology-driven features and amenities when they seek accommodations, we will need to continuously modify and enhance our services and business systems to keep pace with technological changes. We may not be successful in developing or obtaining from third parties necessary, functional and popular modifications and enhancements. Furthermore, uncertainties about the timing and nature of these necessary changes could result in unplanned research and development expenses. In addition, if our properties, website or app or internal systems fail to operate effectively with future technologies, we may experience subscriber dissatisfaction, lost revenue, difficulties in providing subscriber service or adding new properties to our portfolio, or other disruptions in our operations may result, any of which could harm our business.

Actions that we are taking to review and optimize our business in alignment with our strategic priorities may not be as effective as anticipated.

We are shifting our near-term focus from expanding the supply of our portfolio of accommodations to portfolio optimization in order to adapt to a rapidly changing travel landscape. We have dedicated internal resources towards two new offerings, Inspirato for Good and Inspirato for Business, aimed at reducing long-term customer acquisition costs and sales and marketing expense by providing leads and subscriber conversion opportunities to the Inspirato sales pipeline. Further, we completed a 12% workforce reduction in January 2023 in order to further manage costs. While the shift in our business strategy and the workforce reduction are designed to reduce operating costs, improve operating margins, and return to profitability, we may encounter challenges in the execution of these efforts that could prevent us from recognizing the intended benefits of such efforts or otherwise adversely affect our business, results of operations and financial condition.

As a result of the workforce reduction, we have incurred and may continue to incur additional costs in the short-term, including cash expenditures for severance payments, employee benefits and related facilitation costs, as well as non-cash expenditures related to vesting of share-based awards. These additional cash and non-cash expenditures could have the effect of reducing our operating margins. Our workforce reduction may result in other unintended consequences, including employee attrition beyond our intended reduction in force, which may also be further exacerbated by the actual or perceived declining value of our equity awards; damage to our corporate culture and decreased employee morale among our remaining employees, including as a result of reduced employee perks; diversion of management attention; damage to our reputation as an employer, which could make it more difficult for us to hire new employees in the future; and the loss of institutional knowledge and expertise of departing employees. If we experience any of these adverse consequences, our reductions in force and other restructuring efforts may not achieve or sustain their intended benefits, or the benefits, even if achieved, may not be adequate to meet our long-term profitability and operational expectations, which could adversely affect our business, results of operations and financial condition.

In addition, our workforce reduction and other shifts in our business strategy could lead us to fail to meet, or cause delays in meeting, our operational and growth targets. While positions have been eliminated, functions that they performed remain necessary to our operations, and we may be unsuccessful in effectively and efficiently distributing the duties and obligations of departed employees among our remaining employees. The workforce reduction could also prevent us from pursuing new opportunities and initiatives or require us to adjust our growth strategy. As we continue to identify areas of cost savings and operating efficiencies, we may consider implementing further measures to reduce operating costs and improve operating margins. We may not be successful in implementing such initiatives, including as a result of factors beyond our control. If we are unable to realize the anticipated savings and efficiencies from our reductions in force, other restructuring efforts and future strategic initiatives, our business, results of operations and financial condition could be harmed.

We may become involved in claims, lawsuits and other proceedings that could adversely affect our business, financial condition and results of operations.

We are involved in various legal proceedings relating to matters incidental to the ordinary course of our business and may be subject to additional legal proceedings from time to time. Legal proceedings can be time-consuming, divert management’s attention and resources and cause us to incur significant expenses or liabilities. The expense of litigation and the timing of this expense from period to period are difficult to estimate and subject to change and could adversely affect our financial condition and results of operations. In particular, the international nature of our operations and the number of countries in which we operate could subject us to increased risk of litigation in foreign jurisdictions, which may be lengthier, costlier or less predictable than comparable litigation in the U.S. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes even where we have meritorious claims or defenses. Any of the foregoing could adversely affect our business, financial condition and results of operations.

Our properties are relatively concentrated in a limited number of travel destinations.

Our operations are relatively concentrated in a limited number of travel destinations. Our accommodations and experiences are located in popular vacation destinations, some of which are more heavily utilized on a seasonal basis. As a result, our ability to realize a benefit from our properties in these regions is heavily dependent upon our ability to maintain occupancy during key seasonal periods. In addition, factors influencing the desirability of our properties in a particular city or region or during a specific season could adversely affect our ability to attract new subscribers and retain existing subscribers. Moreover, to the extent that consumer travel preferences change, we may not correctly anticipate these changes in a timely manner, or at all, which could adversely impact our ability to maintain occupancy in our properties.

Geographic concentration magnifies the risk to us of localized economic, political, public health and other conditions. We expect that our operations will continue to be concentrated in a limited number of travel destinations. Civil unrest, public health crises, unusual weather, natural disasters or other factors affecting travel to these destinations or other markets in which we are expanding, as well as changes in local competitive conditions, may have a disproportionate effect on our revenue and on our ability to secure sufficient staffing, supplies or services for our largest markets. In addition, our property leasing and onboarding process can take substantial time, which may make it more difficult to compete for subscribers in a newly popular travel destination.

We face possible risks associated with natural disasters and the physical effects of climate change, which may include more frequent, severe storms, hurricanes, flooding, rising sea levels, shortages of water, droughts and wildfires, any of which could have a material adverse effect on our business, results of operations and financial condition.

We are subject to the risks associated with natural disasters and the physical effects of climate change, which may include more frequent, severe storms, hurricanes, flooding, rising sea levels, shortages of water, droughts and wildfires, any of which could have a material adverse effect on our business, results of operations and financial condition. To the extent climate change causes changes in weather patterns, our coastal destinations could experience increases in storm intensity and rising sea-levels causing damage to our properties and result in a reduced number of properties in these areas. Climate change may also affect our business by increasing the cost of, or making unavailable, property insurance on terms we or our landlords find acceptable in areas most vulnerable to such events, increasing operating costs, including the cost of water or energy, and requiring us or our landlords to expend funds as they seek to repair and protect their properties in connection with such events. As a result of the foregoing and other climate-related issues, we may be unable to provide properties in certain areas due to climate change, and we may lose both landlords and guests, which could have a material adverse effect on our business, results of operations and financial condition.

We require additional capital to support business growth, and this capital might not be available in a timely manner or on favorable terms.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop or acquire new properties or experiences or enhance our existing properties or experiences, enhance our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If additional funds are raised through further issuances of equity or convertible debt securities, existing stockholders could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to those of holders our Class A Common Stock. Any debt financing could involve restrictive covenants relating to financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions or strategic partnerships. In addition, we may not be able to obtain additional financing on favorable terms, if at all. If we are unable to obtain adequate or satisfactory financing when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

We are subject to risks associated with the employment of hospitality personnel and the use of third-party subscriber services contractors.

Our hospitality employees and other subscriber services personnel are critical to our ability to add properties, maintain our properties, strengthen our reputation for subscriber service and attract and retain subscribers. If our relationship with employees in any city or key property, or within our central subscriber services function, deteriorates for any reason, our reputation, subscriber relationships and revenue may suffer, and we may incur costs to replace and retrain additional personnel or third-party contractors. In addition, many of our subscriber services representatives and housekeepers who provide services to us and our subscribers are employed by third-party agencies, that we do not control. Our business and reputation could be harmed in the event of any dispute with these agencies, whether by their staff or with us or if their staff fail to provide services that meet our or our subscribers’ standards and expectations. In addition, labor costs are a significant component of our operating expenses, and any increase in the cost of wages, benefits or other employee-related costs could cause our results of operations and cash flow to be lower than anticipated. Our costs associated with any future governmental or regulatory orders related to COVID-19 or the current economic or geopolitical instability related to Russia’s actions in Ukraine, which remain uncertain and unpredictable, may also impact worker retention and increase costs associated with any re-training of newly hired or newly engaged workers.

We may also incur increased legal costs and indirect labor costs because of disputes involving our workforce. The resolution of labor disputes or labor contracts could lead to increased labor costs, either by increases in wages or benefits or by changes in work rules that raise operating costs. Labor disputes and disruptions may also occur within landlords’ workforces at buildings we occupy, which could harm our subscribers’ experience and reduce bookings at the affected property.

We incur costs relating to the preparation, maintenance, refurbishment and remediation of our luxury properties, which are typically high compared to other travel companies and may be higher than anticipated.

We typically incur expenses to prepare a newly leased property for our initial subscribers and to keep our leased properties in an attractive condition. Although we attempt to have the landlord or developer bear some of the capital repair costs, we are often responsible for all or a significant portion of routine property care and maintenance. Even where landlords and developers are contractually responsible for some costs, they may dispute or fail to comply with their obligations. In addition, the terms of our leases generally require that we ensure that the spaces we occupy are kept in good repair throughout the term of the lease. Our leases may also require that we return the space to the landlord at the end of the lease term in essentially the same condition it was delivered to us, which may require removing all fixtures and improvements to the space and often requires repainting and other repair work. The costs associated with our onboarding, maintenance, removal and repair work are often significant and may vary from our forecasts. This is further exacerbated by interruptions to global supply chains and inflation.

Because of our focus on providing unique, luxury accommodations, we may incur significantly greater expenses, with greater frequency, to maintain our accommodations in a condition that is satisfactory to our subscribers as compared to other companies in the travel industry. For example, we may expend significantly more on premium fixtures than other travel companies and may be unable to realize economies of scale available to larger hotel companies that utilize standard furniture across rooms in their properties. Accordingly, the costs incurred by us for refurbishing our properties may be less predictable than other travel companies. Any failure to provide luxury accommodations that are acceptable to our subscribers would harm our brand and reputation. If we do not effectively anticipate subscriber preferences and tastes, we may incur additional costs related to further refurbishment or may experience under-utilization of a given property, either of which could harm our business, financial condition and results of operations.

We are exposed to fluctuations in currency exchange rates.

Since we conduct a significant portion of our business outside the U.S. but report our results in U.S. dollars, we face exposure to adverse movements in currency exchange rates, which may cause our revenue and operating results to differ materially from expectations. In addition, fluctuation in our mix of U.S. and foreign currency denominated transactions may contribute to this effect as exchange rates vary. Moreover, as a result of these exchange rate fluctuations, revenue, cost of revenue, operating expenses and other operating results may differ materially from expectations when translated from the local currency into U.S. dollars upon consolidation. For example, if the U.S. dollar weakens relative to foreign currencies, our non-U.S. expenses would be adversely affected when translated into U.S. dollars. Conversely, a rise in the U.S. dollar relative to foreign currencies would decrease our non-U.S. expenses when translated into U.S. dollars. As exchange rates vary, cost of revenue, operating expenses and other operating results, when translated, may differ materially from expectations. In addition, our operating results are subject to fluctuation if our mix of U.S. and foreign currency denominated transactions and expenses changes in the future. We may enter into hedging arrangements in order to manage foreign currency exposure, but such activity may not completely eliminate fluctuations in our operating results.

We are subject to claims and liabilities associated with potential health and safety issues and hazardous substances at our properties.

We and the owners of our leased properties are exposed to potentially significant liabilities and compliance costs as a result of any hazardous or unsafe conditions at our properties, including under environmental, health and safety laws and regulations. These laws and regulations govern matters such as the release, use, storage and disposal of hazardous and toxic substances and unsafe or unhealthy conditions at hotels and other residential premises. Failure to comply with these laws, including any required permits or licenses, can result in substantial fines or possible revocation of the authority to conduct operations. Any impairment of our or our landlords’ authority to permit hospitality operations at our leased properties, due to these factors, could harm our reputation and revenue. We could also be liable under environmental, health and safety laws for the costs of investigation, removal or remediation of hazardous or toxic substances or unsafe or unhealthy conditions at our currently or formerly leased or managed properties, even if we did not know of or cause the presence or release of the substances or conditions and even where it is contractually the responsibility of our landlord.

The presence or release of toxic, unhealthy or hazardous substances or conditions at our properties, such as asbestos, mold, radon gas or lead, could result in governmental investigations and third-party claims for personal injury, property or natural resource damages, business interruption or other losses and costly disputes with our landlords and subscribers. We may encounter claims, governmental investigations and potential enforcement actions about property conditions and related matters in the future. These claims and the need to investigate, remediate or otherwise address hazardous, toxic or unsafe conditions could adversely affect our business, reputation, results of operations and financial condition. Environmental, health and safety requirements have also become increasingly stringent, and our costs may increase as a result. New or revised laws and regulations or new interpretations of existing laws and regulations, such as those related to climate change, could affect the operation of our properties or result in significant additional expense and restrictions on our business operations.

We rely on our third-party landlords to deliver properties to us in a safe and suitable condition. We expect to continue to rely on landlords to disclose information about their properties, though such disclosures may be inaccurate or incomplete, and to keep the properties in a safe and compliant condition in accordance with the terms of our leases and applicable law. If unsafe or unhealthy conditions are present or develop at our properties, our subscribers may be harmed, we may be subject to expensive and disruptive claims, and our reputation, business, results of operations and financial condition could be materially and adversely affected.

Operating as a public company has and will require us to incur substantial costs and substantial management attention. In addition, key members of our management team have limited experience managing a public company.

As a public company, we have and will continue to face increased legal, accounting, administrative and other costs and expenses that we did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and Nasdaq, impose additional reporting and other obligations on public companies. Compliance with public company requirements has and will continue to increase costs and make certain activities more time-consuming. Furthermore, if any issues in complying with those requirements are identified (see the risk factor below titled “Our management has identified material weaknesses in their internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.”), we could incur additional costs rectifying those issues, and the existence of those issues could harm our reputation or investor perceptions of us. It may also be more expensive to obtain Directors and Officers liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs. In addition, we may be subject to shareholder or stockholder activism, which can lead to additional substantial costs, distract management and impact the manner in which we operate our business in ways that we cannot currently anticipate. As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition has become more visible, which may result in threatened or actual litigation, including by competitors.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of Inspirato. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the U.S. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. We are continuing to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

Our management has identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls or effective disclosure controls and procedures, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.

We have identified and are currently working to remediate material weaknesses in internal control over financial reporting related to our financial closing and reporting process and to our information technology general controls (“ITGCs”). A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

As a public company, we are required to maintain an effective system of internal controls over financial reporting and to report any material weaknesses in such internal controls. As a private company, Inspirato LLC historically had limited accounting and financial reporting personnel and other resources with respect to its internal control over financial reporting.

The following material weaknesses remain unremediated as of December 31, 2022:

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We identified a material weakness in our internal control over financial reporting as it relates to the implementation of new accounting standards. Specifically, deficiencies were identified relating to the Company’s implementation of Accounting Standard Codification No, 2016-02, Leases (Topic 842) (“ASC 842”) and the on-going accounting for the Company’s controlled and managed properties under ASC 842. During 2022, the Company completed a restatement of the Company’s balance sheets for the quarterly periods ending March 31, 2022 and June 30, 2022 (collectively, the “Non-Reliance Periods”) and its financial statements as of and for the Non-Reliance Periods due to errors relating to the material weakness identified over the Company’s implementation and on-going accounting for the Company’s controlled and managed properties under ASC 842.

•

We further identified deficiencies in various aspects of our process level control activities related to various financial statement items and assertions and management concluded such deficiencies aggregated to a material weakness.

•

We further identified a material weakness in internal controls over financial reporting related to ineffective ITGCs in the areas of user access and segregation of duties related to administration of certain information technology (“IT”) systems that support the Company’s financial reporting process.

We continue to remediate the material weaknesses identified. We are committed to continuing to improve our internal control over financial reporting and will continue to review and improve our internal control over financial reporting controls and ITGCs, as described above. We have hired a number of key appropriately qualified personnel with the appropriate level of knowledge and experience in the application of GAAP, including five Certified Public Accountants with one designated as the Lead Property Accountant and one designated the Vice President of Internal Audit. We have also engaged third party consultants to assist with the design and implementation of ITGCs, more specifically designing additional change management and access controls for our relevant IT applications to further restrict privileged access and implementing controls to review activities for those users who have privileged access. In addition, due to the material weaknesses in internal control over financial reporting, we have also determined that our disclosure controls and procedures are ineffective.

If the steps we are taking are insufficient to remediate the material weaknesses successfully and otherwise establish and maintain an effective system of internal control over financial reporting, the reliability of our financial reporting, investor confidence in Inspirato, and the value of our Common Stock could be materially and adversely affected. We can give no assurance that the implementation of this plan will remediate these deficiencies in internal control or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal controls over financial reporting could result in further errors in our financial statements that could result in additional restatements of our financial statements and could cause us to fail to meet our reporting obligations, any of which could diminish investor confidence in Inspirato and cause a decline in the price of our Class A Common Stock. Failure to implement and maintain effective internal controls over financial reporting could also subject us to potential delisting from Nasdaq or any other stock exchange on which our stock is listed or to other regulatory investigations and civil or criminal sanctions. For example, as a result of the material weaknesses and related restatements due to the matters described above, we were not able to timely file our Quarterly Report on Form 10-Q for the period ended September 30, 2022 and received a delisting notice from Nasdaq. For more information, see the risk factor titled “There can be no assurance that our securities will continue to be listed on Nasdaq or that will be able to comply with the continued listing standards of Nasdaq.”

Additionally, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the market price of our Class A Common Stock.

Risks Related to Our Organizational Structure

Our principal asset is our interest in Inspirato LLC, and we are dependent upon Inspirato LLC and its consolidated subsidiaries for our results of operations, cash flows and distributions.

We are a holding company and have no material assets other than our ownership of limited liability company interests of Inspirato LLC following the Business Combination. As such, we have no independent means of generating revenue or cash flow, and our ability to pay taxes and operating expenses, including payments under the Tax Receivable Agreement, or declare and pay dividends in the future, if any, are dependent upon the results of operations and cash flows of Inspirato LLC and its consolidated subsidiaries and distributions we receive from Inspirato LLC. There can be no assurance that Inspirato LLC and its subsidiaries will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including negative covenants in its debt instruments, will permit such distributions.

Our ability to pay taxes and expenses, including payments under the Tax Receivable Agreement, may be limited by our structure.

Our principal asset is a controlling equity interest in Inspirato LLC. As such, we have no independent means of generating revenue. Inspirato LLC will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to U.S. federal income tax. Instead, taxable income will be allocated to holders of its New Common Units, including the Company. Accordingly, we will incur income taxes on our allocable share of any net taxable income of Inspirato LLC and will also incur expenses related to its operations. Pursuant to the A&R Inspirato LLCA, Inspirato LLC will make cash distributions to the owners of New Common Units in an amount sufficient to fund their tax obligations in respect of the taxable income for the taxable year in excess of taxable losses of Inspirato LLC allocated to them, to the extent previous tax distributions from Inspirato LLC for the taxable year have been insufficient. In addition to tax expenses, we will incur expenses related to our operations, plus payments under the Tax Receivable Agreement, which may be substantial. We intend to cause Inspirato LLC to make distributions or, in the case of certain expenses, payments in an amount sufficient to allow us to pay our taxes and operating expenses, including distributions to fund any payments due under the Tax Receivable Agreement. However, Inspirato LLC’s ability to make such distributions may be subject to various limitations and restrictions. If we do not have sufficient funds to pay tax or other liabilities or to fund our operations (as a result of Inspirato LLC’s inability to make distributions due to various limitations and restrictions or as a result of the acceleration of the obligations under the Tax Receivable Agreement), we may have to borrow funds and thus our liquidity and financial condition could be materially and adversely affected. To the extent that we do not make payments under the Tax Receivable Agreement when due, as a result of having insufficient funds or otherwise, interest will generally accrue at a rate equal to LIBOR plus 100 basis points or in some cases LIBOR plus 500 basis points until paid. Nonpayment of our obligations for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement, and therefore, may accelerate payments due under the Tax Receivable Agreement resulting in a lump-sum payment.

We are required to pay the Continuing Inspirato Members and Blocker Shareholders for certain tax benefits we may claim, and it is expected that the payments we are required to make may be substantial.

Exchanges or redemptions of New Common Units for cash or shares of our Class A Common Stock are expected to produce favorable tax attributes for the Company. When the Company acquires New Common Units from Members of Inspirato LLC prior to the Closing other than the Blockers and the Continuing Inspirato Members through these exchanges or redemptions, anticipated tax basis adjustments are likely to increase (for tax purposes) our depreciation and amortization deductions and therefore reduce the amount of income tax we would be required to pay in the future in the absence of this increased basis. This increased tax basis may also decrease the gain (or increase the loss) on future dispositions of certain assets to the extent the tax basis is allocated to those assets. Under the Tax Receivable Agreement, we generally expect to retain the benefit of 15% of the applicable tax savings after our payment obligations as described below are taken into account.

In connection with Business Combination, we entered into the Tax Receivable Agreement. Under the Tax Receivable Agreement, we generally will be required to pay to Blocker Shareholders or Continuing Inspirato Members, as applicable, 85% of the tax savings that we realized as a result of increases in tax basis in Inspirato LLC’s assets resulting from the sale of New Common Units for the consideration paid pursuant to the Business Combination Agreement and the exchange of New Common Units for shares of our Class A Common Stock (or cash) pursuant to the A&R Inspirato LLCA, and certain pre-existing tax attributes of the Blocker Shareholders, as well as certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement.

The increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges or redemptions, the price of Class A Common Stock at the time of the exchange or redemption, whether such exchanges or redemptions are taxable, the amount and timing of the taxable income we generate in the future, the U.S. federal and state tax rates then applicable, and the portion of our payments under the Tax Receivable Agreement constituting imputed interest. Payments under the Tax Receivable Agreement are expected to give rise to certain additional tax benefits attributable to either further increases in basis or in the form of deductions for imputed interest, depending on the circumstances. Any such benefits are covered by the Tax Receivable Agreement and will increase the amounts due thereunder. In addition, the Tax Receivable Agreement will provide for interest, generally at a rate equal to LIBOR plus 100 basis points or in some cases LIBOR plus 500 basis points, accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the Tax Receivable Agreement.

We anticipate that the payments that we will be required to make under the Tax Receivable Agreement may be substantial. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore may accelerate payments due under the Tax Receivable Agreement. Furthermore, our future obligation to make payments under the Tax Receivable Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that the Company determines. Although we are not aware of any issue that would cause the U.S. Internal Revenue Service, or IRS, to challenge a tax basis increase or other tax attributes subject to the Tax Receivable Agreement, if any subsequent disallowance of tax basis or other benefits were so determined by the IRS, generally it would not be reimbursed for any payments previously made under the Tax Receivable Agreement (although it would reduce future amounts otherwise payable under the Tax Receivable Agreement). As a result, payments could be made under the Tax Receivable Agreement in excess of the tax savings that the Company realizes in respect of the attributes to which the Tax Receivable Agreement relate.

The amounts that we may be required to pay under the Tax Receivable Agreement may be accelerated in certain circumstances and may also significantly exceed the actual tax benefits that we ultimately realize.

The Tax Receivable Agreement provides that if certain mergers, asset sales, other forms of business combination, or other changes of control were to occur or if, at any time, the Company elects an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor’s obligations, to make future payments under the Tax Receivable Agreement would accelerate and become immediately due and payable. The amount due and payable in those circumstances is determined based on certain assumptions, including an assumption that the Company would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination or other changes of control. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon holders of New Common Units that will not benefit holders of our Class A Common Stock to the same extent as it will benefit the holders of New Common Units.

Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the holders of New Common Units (other than the Company and our Subsidiaries) that will not benefit the holders of our Class A Common Stock to the same extent as it will benefit such holders of New Common Units. We entered into the Tax Receivable Agreement with the Blocker Shareholders and Continuing Inspirato Members, which provides for the payment by us to the Blocker Shareholders or Continuing Inspirato Members, as applicable, of 85% of the tax savings that we realize as a result of increases in tax basis in Inspirato LLC’s assets resulting from the sale of New Common Units for the consideration paid pursuant to the Business Combination Agreement and the exchange of New Common Units for shares of our Class A Common Stock (or cash) pursuant to the A&R Inspirato LLCA, and certain pre-existing tax attributes of the Blockers, as well as certain other tax benefits related to entering into the Tax Receivable

Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. Although the Company will retain 15% of the amount of such tax benefits, this and other aspects of our organizational structure may adversely impact the future trading market for Class A Common Stock.

Subject to the obligation of Inspirato LLC to make tax distributions and to reimburse us for corporate and other overhead expenses, the Inspirato LLC Board will have the right to determine when distributions will be made to the Inspirato LLC unitholders and the amount of any such distributions. If the Inspirato LLC Board authorizes a distribution, such distribution will be made to the Inspirato LLC unitholders, including the Company, on a pro rata basis in accordance with their respective percentage ownership of New Common Units. However, we are not required to distribute any corresponding amounts as dividends to the holders of our Class A Common Stock. Further, because the Company may have liabilities for taxes resulting from the completion of the Business Combination, under the Tax Receivable Agreement or otherwise, any amounts we may distribute as dividends to the holders of our Class A Common Stock could be less on a per share basis than the amounts distributed by Inspirato LLC to the holders of New Common Units on a per unit basis.

Generally, we will not be reimbursed for any payments made under the Tax Receivable Agreement in the event that any tax benefits are disallowed.

If the IRS challenges the tax basis or other tax attributes that give rise to payments under the Tax Receivable Agreement and the tax basis or other tax attributes are subsequently required to be adjusted, generally the recipients of payments under the Tax Receivable Agreement will not reimburse us for any payments previously made to them. Instead, any excess cash payments made by the Company under the Tax Receivable Agreement will be netted against any future cash payments that the Company might otherwise be required to make under the terms of the Tax Receivable Agreement. However, a challenge to any tax benefits initially claimed by the Company may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that the Company might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the IRS or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings.

The disparity between the U.S. corporate tax rate and the U.S. tax rate applicable to non-corporate members of Inspirato LLC may complicate our ability to maintain our intended capital structure, which could impose transaction costs on us and require management attention.

If and when Inspirato LLC generates taxable income, Inspirato LLC will generally make quarterly tax distributions to each of its members, including the Company, based on each member’s allocable share of net taxable income (calculated under certain assumptions) multiplied by an assumed tax rate. The assumed tax rate for this purpose will be the highest effective marginal combined federal, state and local income tax rate applicable to an individual or corporate resident of California (whichever is higher). Currently, the highest marginal federal income tax rate applicable to corporations such as the Company is significantly lower than the highest marginal federal income tax rate applicable to non-corporate taxpayers. As a result of this disparity, we expect to receive tax distributions from Inspirato LLC significantly in excess of our actual tax liability and our obligations under the Tax Receivable Agreement, which could result in the Company accumulating a significant amount of cash. This would complicate our ability to maintain certain aspects of our capital structure. Such cash, if retained, could cause the value of a New Common Unit to deviate from the value of a share of our Class A Common Stock. In addition, such cash, if used to purchase additional New Common Units, could result in deviation from the one-to-one relationship between our Class A Common Stock outstanding and New Common Units held by us and our subsidiaries unless a corresponding number of additional shares of our Class A Common Stock are distributed as a stock dividend. We may, if permitted under our debt agreements, choose to pay dividends to all holders of Class A Common Stock with any excess cash. These considerations could have unintended impacts on the pricing of our Class A Common Stock and may impose transaction costs and require management efforts to address on a recurring basis. To the extent that the Company does not distribute such excess cash as dividends on our Class A Common Stock and instead, for example, holds such cash balances or lends them to Inspirato LLC, holders of New Common Units during a period in which the Company holds such cash balances could benefit from the value attributable to such cash balances as a result of redeeming or exchanging their New Common Units and obtaining ownership of our Class A Common Stock (or a cash payment based on the value of our Class A Common Stock). In such case, these holders of New Common Units could receive disproportionate value for their New Common Units exchanged during this time frame.

Risks Related to Intellectual Property and Data Privacy

We face risks related to our intellectual property.

Our intellectual property is important to our success, and we rely on domain name registrations, registered and unregistered trademarks, copyright law, trade secret protection and confidentiality and/or license agreements with our employees, third party providers, partners and others to protect our proprietary rights. We have also applied for patent rights with respect to certain aspects of our technology. We endeavor to defend our intellectual property rights diligently, but intellectual property litigation is expensive and time-consuming and may divert managerial attention and resources from our business objectives. We may not be able to successfully defend our intellectual property rights, which could have a material adverse effect on our business, brand and results of operations.

From time to time, in the ordinary course of business, we may be subject to legal proceedings and claims relating to the intellectual property rights of others, and we expect that third parties will continue to assert intellectual property claims, in particular trademark claims, against us, particularly as we expand the complexity and scope of our business. Successful claims against us could result in a significant monetary liability or prevent us from operating our business or portions of our business. In addition, resolution of claims may require us to obtain licenses to use intellectual property rights belonging to third parties, which may be expensive to procure, or to cease using those rights altogether. Any of these events could have a material adverse effect on our business, results of operations and financial condition.

Our technology contains third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to operate as intended or could increase our costs.

Certain of our owned and third-party technology contains software modules licensed to us by third-party authors under “open-source” licenses. Use and distribution of open-source software may entail greater risks than use of third-party commercial software, as open-source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise or copy our technology.

Some open-source licenses contain requirements that could obligate us to make available source code for modifications or derivative works we creates based upon the type of open-source software we use or grant other licenses to our intellectual property. If we combine our proprietary software with open-source software in a certain manner, we could, under certain open-source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

Although we monitor our use of open-source software to avoid subjecting our technology to conditions we does not intend, the terms of many open-source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our technology. From time to time, there have been claims challenging the use of open-source software against companies that incorporate open-source software into their solutions. As a result, we could be subject to lawsuits by parties claiming violation by us of the terms of an open-source license or ownership of what such parties believe to be their open-source software. Moreover, we cannot assure you that our processes for controlling our use of open-source software in our technology will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability or be required to seek costly licenses from third parties to continue providing our offerings on terms that may not be economically feasible, re-engineer our technology, discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition and results of operations.

Our storage, use, disclosure and other processing of personal data exposes us to risks of internal or external security breaches and incidents and could give rise to liabilities and/or damage to reputation.

The security of data when engaging in electronic commerce is essential to maintaining consumer confidence. Among other things, we may collect subscribers’ credit card data, proof of identity and other personal information as part of the booking process.

Additionally, we collect and process other personal information, such as personal information of our employees and contractors, and we process and maintain other confidential and proprietary information, such as our confidential and proprietary business information. Cyberattacks and other attempts to obtain unauthorized access to systems or data by individuals, groups of hackers and state-sponsored organizations are increasing in frequency and sophistication and are constantly evolving. Because our subscribers are generally high-income or high net-worth individuals, we may be particularly attractive as a target for cyberattacks and other attacks. Security breaches and incidents may also occur due to misuse or misappropriation of subscribers’ personal data by employees or third-party contractors. Additionally, we make use of third-party service providers to store and otherwise process data on our behalf, and they face similar risks of security breaches and incidents and may suffer from security vulnerabilities or malicious code and may introduce them to our systems. Any security breach, cyberattack or other security incident, whether instigated internally or externally on our systems or third-party systems, or the perception that any such breach or incident has occurred, could significantly harm our reputation and therefore our business, brand, market share and results of operations. It is possible that computer circumvention capabilities, new discoveries or advances or other developments, including our own acts or omissions, could result in a compromise or systems used in our business or a security breach or incident impacting breach of subscriber data or other data stored or processed by us or on our behalf. For example, third parties may attempt to fraudulently induce employees or subscriber services contractors, travel service provider partners or consumers to disclose usernames, passwords or other sensitive information (“phishing”), which may in turn be used to access our information technology systems or to defraud our partners or subscribers. Third parties may also attempt to take over subscribers’ accounts by using passwords, usernames and other personal information obtained elsewhere. We have experienced targeted and organized phishing and account takeover attacks and may experience more in the future. These risks are likely to increase as we expand our business and store and process more data, including personal information. Our efforts to protect information from unauthorized access may be unsuccessful or may result in the rejection of legitimate attempts to book reservations, each of which could result in lost business and have a material adverse effect on our business, reputation and results of operations.

Our existing security measures may not be successful in preventing security breaches and other security incidents. A party (whether internal, external, an affiliate or unrelated third party) that is able to circumvent our security systems could gain unauthorized access to our systems and steal, modify, encrypt or otherwise render unavailable, destroy, disclose or otherwise without authorization process subscriber information, transaction data or other information. In the last several years, major companies experienced high-profile security breaches that exposed their systems and information and/or their consumers’ or employees’ personal information, and it is expected that these types of events will continue to occur. Although we are increasing resources to protect against security breaches and incidents, it is virtually impossible for us to entirely mitigate these risks, particularly as the frequency and sophistication of cyberattacks increases. For example, cybersecurity researchers have warned of potential increases in cyberattack activity in connection with Russia’s activities in Ukraine. We have experienced and responded to cyberattacks, which we believe have not had a significant impact on the integrity of our systems or the security of data, including subscriber data we maintain. These issues are likely to become more difficult to manage as we expand the number of places where we operate and the number of our subscribers, and as the tools and techniques used in such attacks become more advanced. Additionally, the security risks we and our third-party service providers face are heightened by many of our respective employees and service providers working remotely. Security breaches or incidents, including ransomware attacks and other cyberattacks and attacks introducing other types of malicious code, could result in severe disruptions of and damage to our information technology infrastructure, including damage that could impair our ability to book stays, collect payments or otherwise operate our business, or the ability of consumers to make reservations or access our properties or in-room features and services, as well as loss or other unauthorized processing of subscriber, financial or other data that could materially and adversely affect our ability to conduct our business or satisfy our commercial obligations. Security breaches and cyberattacks or other security incidents, or the perception that any of these has occurred, could also result in negative publicity, damage our reputation, expose us to risk of loss or litigation and possible liability, subject us to regulatory investigations and other proceedings, penalties and sanctions or cause consumers to lose confidence in our security and choose to stay with our competitors, any of which would have a negative effect on our brand, market share, results of operations and financial condition. Our insurance policies have coverage limits and deductibles and may not be adequate to reimburse us for all losses caused by security breaches and incidents.

We also face risks associated with security breaches and incidents affecting third parties conducting business over the Internet. Consumers generally are concerned with security and privacy on the Internet, and any publicized security problems could negatively affect consumers’ willingness to provide private information or affect online commercial transactions generally. Additionally, our subscribers could be affected by security breaches and incidents at third parties such as travel service providers. A security breach or incident impacting any such third party could be perceived by consumers as a security breach or incident impacting our systems and in any event could result in negative publicity, subject us to notification requirements, damage our reputation, expose us to risk of loss or litigation and possible liability and subject us to regulatory penalties and sanctions. In addition, such third parties may not comply with applicable disclosure requirements, which could expose us to liability.

If we fail to comply with federal, state and foreign laws and regulations relating to privacy, data protection and information security, we may face potentially significant liability, negative publicity and an erosion of trust, and increased regulation could materially adversely affect our business, results of operations and financial condition.

In our processing of travel transactions and information about subscribers and their stays, we receive and store a large volume of data, including personal data and other data relating to individuals. Numerous federal, state, local and international laws and regulations relate to privacy, data protection, information security and the storing, sharing, use, transfer, disclosure protection and other processing of personal information and other content, the scope of which are changing, subject to differing interpretations, and may be inconsistent among jurisdictions or conflict with other rules. These laws and regulations relating to privacy, data protection and information security are evolving and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. For example, the European Union’s (“EU”’s) General Data Protection Regulation (the “GDPR”), in effect since May 25, 2018, imposes more stringent data protection requirements than previous EU data protection laws and provides for penalties for noncompliance of up to the greater of €20 million or four percent of worldwide annual revenues. In addition, the Court of Justice of the European Union (the “CJEU”) invalidated the U.S.-EU Privacy Shield in July 2020. The GDPR requires certain measures in order for the personal data of EU residents to be transferred to the U.S. for processing. The U.S.-EU Privacy Shield was one such measure. The CJEU’s decision also called into question the validity of the EU Standard Contractual Clauses (“SCC”s) — the other widely used means for transferring data to the U.S. The CJEU opinion found the SCCs a valid basis for transfer but found that a data processor must also have in place additional safeguards to provide GDPR-level protection for EU personal data. The European Commission has issued revised SCCs to address these and other concerns, and the United Kingdom has issued new standard contractual clauses. These both are required to be implemented. The CJEU opinion and related developments have necessitated additional steps to legitimize impacted personal data transfers, and we may find it necessary or desirable to further modify our data handling practices in connection with this decision or future legal challenges or related developments relating to cross-border data transfers from the European Economic Area (“EEA”), United Kingdom, Switzerland or other jurisdictions. This could result in increased costs of compliance and limitations on us and our service providers and other third parties we work with. This CJEU decision or future legal challenges also could result in Inspirato being required to implement duplicative, and potentially expensive, information technology infrastructure and business operations or could limit our ability to collect or process personal information in Europe or other regions, may necessitate additional contractual negotiations and may serve as a basis for our personal data handling practices, or those of our service providers or other third parties we work with, to be challenged. Any of these or other changes or developments impacting cross-border data transfers could disrupt our business and otherwise adversely impact our business, financial condition and operating results.

The number of data protection laws globally is rising as more jurisdictions explore new or updated comprehensive data protection regimes or propose or enact other laws or regulations addressing local storage of data or other matters. In Canada, numerous laws and regulations, including the Personal Information Protection and Electronic Documents Act (“PIPEDA”) and provincial legislation, apply to the collection, use and other processing of personal information, with potential fines, penalties and other liabilities for noncompliance. The United Kingdom enacted a Data Protection Act in May 2018 that substantially implements the GDPR and has implemented legislation referred to as the “UK GDPR” that generally provides for the GDPR to be implemented in the United Kingdom. This legislation provides for substantial penalties for noncompliance of up to the greater of £17.5 million or four percent of worldwide revenues. While the EU has deemed the United Kingdom an “adequate country” to which personal data could be exported from the EEA, this decision is required to be renewed after four years of being in effect and may be modified, revoked or challenged in the interim, creating uncertainty regarding transfers of personal data to the United Kingdom from the EEA.

In the U.S., the California Consumer Privacy Act (the “CCPA”) went into effect on January 1, 2020. Among other things, the CCPA requires covered companies to provide new disclosures to California consumers and afford such consumers new abilities to access and delete their personal information and to opt-out of certain sales of personal information. On November 3, 2020, California voters approved the California Privacy Rights Act (the “CPRA”), which became operative January 1, 2023. The CPRA significantly modifies the CCPA and further aligns California privacy laws with the GDPR.

Similar legislation has been proposed or adopted in other states. For example, Virginia, Colorado, Utah, and Connecticut have all enacted omnibus privacy legislation that went into effect, or will go into effect, in 2023. These state laws in Virginia, Colorado, Utah and Connecticut share similarities with the CCPA, CPRA and legislation proposed in other states. Aspects of the CCPA, the CPRA and these other state laws and regulations, as well as their enforcement, remain unclear. Additionally, the U.S. federal government is contemplating privacy legislation.

We will need to closely monitor developments, including enforcement actions or private litigation under the GDPR, CCPA, CPRA and other laws to determine whether we will need to modify our data processing practices and policies, which may result in us incurring additional costs and expenses in an effort to comply.

We are also subject to the terms of our privacy policies and contractual obligations to third parties related to privacy, data protection and information security and may be subject to other actual or asserted obligations, including industry standards, relating to privacy, data protection and information security. We strive to comply with applicable laws, regulations, policies and other legal obligations relating to privacy, data protection and information security to the extent possible. However, the regulatory frameworks for privacy, data protection and information security worldwide are evolving rapidly, and it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices.

Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to subscribers or other third parties, applicable laws or regulations or any of our other legal obligations could materially adversely affect our business.

Additionally, if third parties we work with, such as sub-processors, vendors or developers, violate applicable laws or regulations, contractual obligations or our policies — or if it is perceived that such violations have occurred — such actual or perceived violations may also have an adverse effect on our business. Further, any significant change to applicable laws, regulations or industry practices regarding the collection, use, retention, security, disclosure or other processing of data, or regarding the manner in which the express or implied consent of users for the collection, use, retention, disclosure or other processing of data is obtained, could increase our costs and require us to modify our business practices.

Risks Related to Our Reliance on Third Parties

We rely on partners and third-party service providers and if such third parties do not perform adequately or terminate their relationships, our costs may increase and our business, financial condition and results of operations could be adversely affected.

Our success depends in part on our relationships with our partners and third-party service providers. For example, we use third parties to provide housekeeping services, manage our reservation systems and maintain our subscription platform. If any of our third-party providers terminates their relationship with us or refuses to renew their agreement with us on commercially reasonable terms, we would need to find alternate providers and may not be able to secure similar terms or replace such providers in acceptable time frames. Third-party providers which do not have readily available alternate solutions in the marketplace may require internally developed products in order to maintain current functionality. Moreover, we are limited by exclusivity terms and other restrictions with certain third-party service providers which may limit our ability to enter into relationships with new or alternative third-party service providers.

Our relationships with our partners continue to shift as industry dynamics change, and our partners may be less willing to partner with us as such shifts occur. If any significant partner decided to compete with us, it could adversely impact our sales and harm our business, operating results and prospects.

Furthermore, any negative publicity related to any of our third-party partners, including any publicity related to quality standards or safety concerns, could adversely affect our reputation and brand and could potentially lead to increased regulatory or litigation exposure.

We depend on landlords for maintenance and other significant obligations related to our properties, and any failures in this area could hurt our business.

We do not own any of our properties and manage and operate them under leases or other occupancy arrangements with third-party landlords. At certain of our properties, our subscriber units comprise only a portion of the building, and common areas and amenities are often shared with other tenants or unit owners. We depend on our landlords to deliver properties in a suitable condition and to perform important maintenance, repair and other activities that affect our operations and subscribers’ experience at certain properties. We have no control over common areas of buildings in which certain of our units are located. If our landlords do not fulfill their obligations or fail to maintain and operate their buildings appropriately, our business, reputation and subscriber relationships may suffer. The nature of our rights and responsibilities under our leases may be subject to interpretation and will from time to time give rise to disagreements, which may include disagreements over the timing and amount of capital investments or improvements, operational and repair responsibilities, liability to third parties, a party’s right to terminate a lease and reimbursement for certain renovations and costs.

We seek to resolve any disagreements and develop and maintain positive relations with current and potential landlords, but we cannot always do so. Failure to resolve such disagreements has resulted in litigation in the past and could result in litigation in the future. If any such litigation results in an adverse judgment, settlement or court order, we could suffer significant losses, our profits could be reduced, and our ability to operate our business could be constrained.

We incorporate technology from third parties into our technology.

We incorporate technology from third parties into our technology. We cannot be certain that our licensors are not infringing the intellectual property rights of others or that our suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may operate. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, our ability to operate some aspects of our business could be limited and our business could be harmed. In addition, some of our license agreements may be terminated by our licensors for convenience. If we are unable to obtain necessary technology from third parties, we may be forced to acquire, license or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive offerings and increase our costs. In addition, we may be unable to enter into new agreements on commercially reasonable terms or develop our own technologies and amenities relying on or containing technology previously obtained from third parties. If alternate technology cannot be obtained, licensed or developed, we may not be able to offer certain functionality to subscribers or manage our business as we had intended, which could adversely affect our business, financial condition and results of operations.

We rely on third-party payment processors to process payments made by subscribers, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition and results of operations could be adversely affected.

We rely on a limited number of third-party payment processors to process payments made by our subscribers. If any of our third-party payment processors terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate payment processor and may not be able to secure similar terms or replace such payment processor in an acceptable time frame. Furthermore, the software and services provided by our third-party payment processors may fail to meet our expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions, any of which could adversely affect our ability to attract and retain subscribers or disrupt our operations.

Nearly all payments made by our subscribers are made by credit card, debit card or through third-party payment services, which subjects us to certain regulations and to the risk of fraud. We may in the future offer new payment options to subscribers that may be subject to additional regulations and risks. We are also subject to a number of other laws and regulations relating to the payments we accept from our subscribers, including with respect to money laundering, money transfers, privacy and information security, and these regulations may differ by locality and can be expected to change over time.

For example, if we are deemed to be a money transmitter as defined by applicable regulation, we could be subject to certain laws, rules and regulations enforced by multiple authorities and governing bodies in the U.S. and numerous state and local agencies who may define money transmitter differently. For example, certain states may have a more expansive view of who qualifies as a money transmitter. Additionally, outside of the U.S., we could be subject to additional laws, rules and regulations related to the provision of payments and financial services, and if we expand into new jurisdictions, the foreign regulations and regulators governing our business that we are subject to will expand as well. If we are found to be a money transmitter under any applicable regulation and we are not in compliance with such regulations, we may be subject to fines or other penalties in one or more jurisdictions levied by federal or state or local regulators, including state Attorneys General, as well as those levied by foreign regulators. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny.

Payment regulations and standards are evolving and unfavorable industry-specific laws, regulations, interpretive positions or standards could harm our business.

Our payment processors expect attestation of compliance with the Payment Card Industry Data Security Standard (the PCI-DSS). If we are unable to comply with the PCI-DSS or other applicable policies, guidelines or controls, or if our third-party payment processors are unable to obtain approval to process payments, our business may be harmed. For example, failing to maintain our Attestation of Compliance for the PCI-DSS could result in monthly fines or other adverse consequences until compliance is achieved and may result in cessation of third-party credit card processing services, increased costs of processing credit card payments, as well as potential fines, penalties and other liabilities. Existing third parties or future business partnerships may opt out of processing payment card transactions if we are unable to achieve or maintain industry-specific certifications or other requirements or standards relevant to our subscribers and business partners.

Risks Related to Government Regulation

Unfavorable changes in, or interpretations or enforcement of, government regulations or taxation of the evolving hospitality, Internet and e-commerce industries could harm our operating results.

We operate in markets throughout the world, in jurisdictions which have various regulatory and taxation requirements. Our regulatory compliance efforts are burdensome because each local jurisdiction has different requirements, including with respect to zoning, licensing and permitting, sanitation, accessibility, taxes, employment, labor and health and safety, and regulations in the industry are constantly evolving. We operate units in multiple states and international jurisdictions. Our business efficiencies and economies of scale depend on reducing variations among properties and subscriber services across all jurisdictions in which we operate. Compliance requirements that vary significantly from jurisdiction to jurisdiction reduce our ability to achieve economies of scale, add compliance costs and increase the potential liability for compliance deficiencies. In addition, laws or regulations that may harm our business could be adopted, or interpreted in a manner that affects our activities, including but not limited to the regulation of personal and consumer information, consumer advertising, labor laws, accessibility, health and safety and real estate and hotel licensing and zoning requirements. Violations or new interpretations of these laws or regulations may result in penalties, disrupt our ability to operate existing properties or to develop new ones, negatively impact our subscriber relations or operations in other ways, increase our expenses and damage our reputation and business.

In addition, since we began our operations, there have been, and continue to be, regulatory developments that affect the travel industry and the ability of companies like Inspirato to offer accommodations for specified durations or in certain neighborhoods. These include short-term occupancy regulations and restrictions adopted by municipalities and homeowners’ associations where our properties are located. In addition, many of the fundamental statutes and regulations that impose taxes or other obligations on travel and lodging companies were established before the growth of the Internet and e-commerce, which creates a risk of these laws being used in ways not originally intended that could harm our business. These and other similar new and newly interpreted regulations could increase our costs, require us to reduce or even cease operations in certain locations, reduce the diversity and number of units available for us to lease and offer to subscribers and otherwise harm our business and operating results.

From time to time, we may become involved in challenges to or disputes with government agencies regarding laws and regulations. There can be no assurance that we will be successful in these challenges or disputes. Furthermore, if we were required to comply with regulations and government requests that negatively impact our relations with subscribers, our business, operating results and financial results could be adversely impacted.

Additionally, new, changed or newly interpreted or applied laws, statutes, rules, regulations or ordinances, including tax laws, could increase landlords’ compliance, operating and other costs. This, in turn, could deter landlords from renting their properties to us, negatively affect lease renewals, impair landlords’ ability or willingness to repair and maintain leased properties or increase costs of doing business. Any or all of these events could adversely impact our business and financial performance.

Furthermore, as we expand or change our business and the services that we offer or the methods by which we offer them, we may become subject to additional legal regulations, tax requirements or other risks. Whether we comply with or challenge these additional regulations, our costs may increase, and our business may otherwise be harmed.

Changes in our effective tax rate could harm our future operating results.

The Company is subject to federal and state income taxes in the U.S. and in various international jurisdictions. Our provision for income taxes and our effective tax rate are subject to volatility and could be adversely affected by several factors, including:

•	earnings being lower than anticipated in countries that have lower tax rates and higher than anticipated in countries that have higher tax rates;
•	effects of certain non-tax-deductible expenses, including those arising from the requirement to expense stock-based compensation;
•	changes in the valuation of our deferred tax assets and liabilities;
•	adverse outcomes resulting from any tax audit, including transfer pricing adjustments with respect to intercompany transactions;
•	limitations on our ability to utilize our net operating losses and other deferred tax assets; and
•

changes in accounting principles or changes in tax laws and regulations, or the application of tax laws and regulations, including those relating to income tax nexus or possible U.S. changes to the deductibility of expenses attributable to foreign income or the foreign tax credit rules.

Significant judgment is required in the application of accounting guidance relating to uncertainty with respect to income taxes. If tax authorities challenge our (including Inspirato LLC’s) tax positions, any such challenges that are settled unfavorably could adversely impact our provision for income taxes. Additionally, as the Inspirato LLC Members continue to exchange their New Common Units for shares of our Class A Common Stock, we will be responsible for a greater share of the tax payments due as a result of Inspirato LLC’s operations.

Our structure and intercompany arrangements cause us to be subject to the tax laws of various jurisdictions, and we could be obligated to pay additional taxes, which could materially adversely affect our business, financial condition, results of operations and prospects.

We are expanding our international operations and personnel to support our business in international markets. We generally contract our international operations through wholly-owned subsidiaries and are or may be required to report our taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions. Our intercompany relationships are subject to complex transfer pricing regulations administered by tax authorities in various jurisdictions. The amount of taxes we pay in different jurisdictions may depend on the application of the tax laws of such jurisdictions, including the U.S., to our international business activities, changes in tax rates, new or revised tax laws, interpretations of existing tax laws and policies and our ability to operate our business in a manner consistent with our structure and intercompany arrangements. The relevant tax authorities may disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations.

If existing tax laws, rules or regulations are amended, or if new unfavorable tax laws, rules or regulations are enacted, including with respect to occupancy, sales, value-added, excise, withholding or revenue-based taxes, unclaimed property or other tax laws applicable to the multinational businesses, the results of these changes could increase our tax liabilities. Possible outcomes include double taxation, multiple levels of taxation, or additional obligations, prospectively or retrospectively, including the potential imposition of interest and penalties. If such costs are passed on to our subscribers, demand for our products and services could decrease, or there could be increased costs to update or expand our technical or administrative infrastructure, or the scope of our business activities could be effectively limited should we decide not to conduct business in particular jurisdictions.

We are subject to federal, state and local income, sales and other taxes in the U.S. and income, withholding, transaction and other taxes in numerous foreign jurisdictions. Evaluating our tax positions and our worldwide provision for taxes is complicated and requires exercising significant judgment. During the ordinary course of business, there are many activities and transactions for which the ultimate tax determination is uncertain. In addition, our tax obligations and effective tax rates could be adversely affected by changes in the relevant tax, accounting and other laws, regulations, principles, and interpretations. For example, the Inflation Reduction Act (the “IRA”) was signed into law on August 16, 2022, and became effective beginning in 2023. The IRA imposes a 15% minimum tax on global adjusted financial statement income for tax years beginning after December 31, 2022, and a 1% excise tax on certain share repurchases occurring after December 31, 2022. We do not currently expect that the IRA will have a material impact on our income tax liability. Furthermore, we may be audited in various jurisdictions, and such jurisdictions may assess additional taxes (including income taxes, sales taxes and value added taxes) against us. Although we believe our tax estimates are reasonable, the final determination of any tax audits or litigation could differ materially from our historical tax provisions and accruals, which could have an adverse effect on our results of operations or cash flows in the period or periods for which a determination is made. There is also a high level of uncertainty in today’s tax environment stemming from both global initiatives put forth by the Organization for Economic Co-operation and Development (“OECD”) and unilateral measures being implemented by various countries due to a lack of consensus on these global initiatives. As an example, the OECD has put forth two proposals—Pillar One and Pillar Two—that revise the allocation of revenues to market jurisdictions based on customer jurisdiction rather than physical presence of the provider and ensure a minimal level of taxation, respectively. These measures and corresponding tariffs in response to such measures create additional tax liabilities and uncertainty. As a result, we may have to pay higher taxes in countries where such rules are applicable.

Tax authorities may successfully assert that we should have collected, or in the future should collect, sales and use, value added or similar taxes, and we could be subject to substantial liabilities with respect to past or future sales, which could materially adversely affect our business, financial condition and results of operations.

We currently collect and remit applicable sales taxes and other applicable transfer taxes in jurisdictions where we, through our employees or economic activity, have a presence and where we have determined, based on applicable legal precedents, that our business activities are classified as taxable. We do not currently collect and remit state and local excise, utility user, or ad valorem taxes, fees or surcharges in jurisdictions where we believe we do not have sufficient “nexus.” The application of indirect taxes, such as sales and use, value added, goods and services, business, and gross receipts taxes, to businesses that transact online, such as ours, is a complex and evolving area. There is uncertainty as to what constitutes sufficient nexus for a state or local jurisdiction to levy taxes, fees and surcharges on sales made over the Internet, and there is also uncertainty as to whether our characterization of our traveler accommodations in certain jurisdictions will be accepted by state and local tax authorities. It is possible that we could face indirect tax audits and that one or more states, local jurisdictions or foreign tax authorities could seek to impose additional indirect or other tax collection and record-keeping obligations on us or may determine that such taxes should have, but have not been, paid by us.

There are substantial ongoing costs associated with complying with the various indirect tax requirements in the numerous markets in which we conduct or may conduct business. The application of existing or future indirect tax laws, whether in the U.S. or internationally, or the failure to collect and remit such taxes, could materially adversely affect our business, financial condition and results of operations.

The costs and other risks associated with the Americans with Disabilities Act and similar legislation outside of the U.S. may be substantial.

We are subject to the Americans with Disabilities Act, commonly referred to as the ADA, and similar laws and regulations in certain jurisdictions outside of the U.S. These laws and regulations require public accommodations to meet certain requirements related to access and use by people with disabilities. Our landlords may not have designed, constructed or implemented procedures on their properties to comply fully with the ADA or similar laws, and efforts by them or by us to achieve compliance may be costly, may delay planned openings of newly leased properties and could be disruptive to existing subscribers. Operators of websites or other online tools are also occasionally targeted by complaints that they have failed to make their websites sufficiently accessible. We may be required to expend substantial resources to remedy any noncompliance at our leased properties or in our app or website, or to defend against complaints of noncompliance, even if they lack merit. If we fail to comply with the requirements of the ADA or similar laws, we could be subject to fines, penalties, injunctive action, costly legal proceedings, reputational harm and other business effects that could materially and adversely affect our brand and results of operations.

Failure to comply with consumer protection, marketing and advertising laws, including with regard to direct marketing and Internet marketing practices, could result in fines or place restrictions on our business.

Our business is subject to various laws and regulations governing consumer protection, advertising and marketing. We may encounter governmental and private party investigations and complaints in areas such as the clarity, accuracy and presentation of information on our website. In addition, our marketing activities will be subject to various laws and regulations in the U.S. and internationally that govern online and other direct marketing and advertising practices. Its marketing activities could be restricted, our subscriber relationships and revenues could be adversely affected, and our costs could increase due to changes required in our marketing, listing or booking practices or any investigations, complaints or other adverse developments related to these laws and regulations.

Failure to comply with anti-bribery and anti-corruption laws and anti-money laundering laws, and similar laws, could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201 and possibly other anti-bribery and anti-corruption laws and anti-money laundering laws in countries outside of the United States where we conduct our activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, agents, representatives, business partners and third-party intermediaries from authorizing, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector.

We sometimes leverage third parties to sell our products and conduct our business abroad. Inspirato, our employees, agents, representatives, business partners and third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if we do not explicitly authorize such activities. We cannot assure you that all of our employees, agents, representatives, business partners or third-party intermediaries will not take actions in violation of applicable law for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.

These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, we cannot assure you that none of our employees, agents, representatives, business partners or third-party intermediaries will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

Any allegations or violation of the FCPA or other applicable anti-bribery and anti-corruption laws and anti-money laundering laws could result in whistleblower complaints, sanctions, settlements, prosecution, enforcement actions, fines, damages, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions or suspension or debarment from government contracts, all of which may have an adverse effect on our reputation, business, results of operations and prospects. Responding to any investigation or action will likely result in a materially significant diversion of our management’s attention and resources and significant defense costs and other professional fees.

We are subject to governmental export and import controls and economic sanctions programs that could impair our ability to compete in international markets or subject us to liability if we violate these controls.

In many cases, our business activities are subject to U.S. and international import and export control laws and regulations including trade and economic sanctions maintained by the Office of Foreign Assets Control. As such, an export license may be required to export or reexport our services to certain countries and end-users, including to certain U.S. embargoed or sanctioned countries, governments and persons and for certain end-uses. If we were to fail to comply with such import or export control laws and regulations, trade and economic sanctions or other similar laws, we could be subject to both civil and criminal penalties, including substantial fines, possible incarceration for employees and managers for willful violations and the possible loss of our export or import privileges. Obtaining the necessary export license for a particular sale or offering may not be possible and may be time-consuming and may result in the delay or loss of sales opportunities. The following developments could result in decreased use of our services by or in our decreased ability to provide our services to existing or potential end-customers with international operations: any change in export or import laws or regulations, economic sanctions or related legislation; shift in the enforcement or scope of existing export, import or sanctions laws or regulations; or change in the countries, governments, persons or technologies targeted by such export, import or sanctions laws or regulations. Any decreased use of our products or services or limitation on our ability to export to or sell our products or services in international markets could adversely affect our business, financial condition and results of operations. At present, we do not have any properties within Eastern Europe or Northern Asia, and have thus, not been affected by those sanctions posed by and/or against the Russian Federation.

Risks Related to Ownership of Securities of the Company

The market price of shares of our Class A Common Stock may be volatile, which could cause the value of your investment to decline.

The market price of our Class A Common Stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. The securities markets have experienced significant volatility since the COVID-19 pandemic. Market volatility, as well as general economic, market or political conditions, such as the ongoing geopolitical tensions related to Russia’s actions in the Ukraine and the current adverse macroeconomic conditions including inflation, fluctuations in energy prices, rising interest rates and reduced consumer confidence, could reduce the market price of shares of our Class A Common Stock regardless of our operating performance. Our operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including: (1) variations in quarterly operating results or dividends, if any, to stockholders, (2) additions or departures of key management personnel, (3) publication of research reports about our industry, (4) litigation and government investigations, (5) changes or proposed changes in laws or regulations or differing interpretations or enforcement of laws or regulations affecting our business, (6) adverse market reaction to any indebtedness incurred or securities issued in the future, (7) changes in market valuations of similar companies, (8) adverse publicity or speculation in the press or investment community, (9) announcements by competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments and (10) economic instability in major markets and geopolitical and recessionary macroeconomic conditions. In response, the market price of shares of our Class A Common Stock could decrease significantly. You may be unable to resell your shares of our Class A Common Stock at or above your purchase price. Following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against such company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources.

Our ability to timely raise capital in the future may be limited, or capital may be unavailable on acceptable terms, if at all. The failure to raise capital when needed could harm our business, operating results and financial condition. Debt or equity issued to raise additional capital may reduce the value of our Class A Common Stock.

We cannot be certain when or if our operations will generate sufficient cash to fund our ongoing operations or the growth of our business. We intend to make investments to support our current business and may require additional funds to respond to business challenges, including the need to develop new features or enhance our software, improve our operating infrastructure or acquire complementary businesses and technologies. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in our future growth opportunities, which could harm our business, operating results and financial condition. If we incur debt, the debt holders could have rights senior to holders of our Class A Common Stock to make claims on our assets. The terms of any debt could restrict our operations, including our ability to pay dividends on our Class A Common Stock. If we issue additional equity securities in the future, stockholders will experience dilution, and the new equity securities could have rights senior to those of our Class A Common Stock. Because the decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, stockholders will bear the risk of future issuances of debt or equity securities reducing the value of their Class A Common Stock and diluting their interest.

A small number of stockholders have substantial control over the Company, which may limit other stockholders’ ability to influence corporate matters and delay or prevent a third party from acquiring control over the Company.

A small number of stockholders have substantial control over the Company, and this significant concentration of ownership may have a negative impact on the trading price for our Class A Common Stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. In addition, these stockholders will be able to exercise influence over all matters requiring stockholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of the Company or our assets. This concentration of ownership could limit stockholders’ ability to influence corporate matters and may have the effect of delaying or preventing a change in control, including a merger, consolidation or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change in control would benefit the other stockholders.

There can be no assurance that our securities will continue to be listed on Nasdaq or that will be able to comply with the continued listing standards of Nasdaq.

Our Class A Common Stock and Warrants are listed on Nasdaq under the symbols “ISPO” and “ISPOW,” respectively. On February 14, 2022, we received written notice from the Staff of the Listing Qualifications Department (the “Staff”) of Nasdaq stating that the Staff had determined that the we had not complied with the requirements of IM-5101-2 because (i) we had not demonstrated that our Class A Common Stock complied with the minimum 400 Round Lot Holder requirement in Listing Rule 5405(a)(3) and (ii) our Warrants did not qualify for initial listing since the security underlying the Warrant, our Class A Common Stock, did not qualify. On March 9, 2022, we received a letter from the Staff of Nasdaq informing us that we had regained compliance with Nasdaq Listing Rule IM-5101-2 and that we were in compliance with the Nasdaq Global Market’s listing requirements and our securities continue to trade on Nasdaq. Even though we were able to regain compliance with the Nasdaq listing standards with respect to our Class A Common Stock and Warrants, we can provide no assurance that we can maintain compliance with those standards. Separately, on November 18, 2022, we received a notice from the Staff notifying us that we were not in compliance with the periodic filing requirements for continued listing set forth in Nasdaq Listing Rule 5250(c)(1) as a result of our failure to file our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 with the SEC by the required due date. We filed our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 on December 19, 2022 to regain compliance with Nasdaq Global Market’s listing requirements.

If Nasdaq delists the Company’s securities from trading on its exchange for failure to meet the listing standards, the Company and our stockholders could face significant negative consequences including:

•	limited availability of market quotations for the Company’s securities;
•	a determination that our Class A Common Stock is a “penny stock” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules,
•	possible reduction in the level of trading activity in the secondary trading market for shares of our Class A Common Stock;
•	a limited amount of analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

If our operating and financial performance in any given period does not meet the guidance provided to the public or the expectations of investment analysts, the market price of our Class A Common Stock may decline.

We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will consist of forward-looking statements, subject to the risks and uncertainties described in this prospectus and in our other public filings and public statements. The ability to provide this public guidance, and the ability to accurately forecast our results of operations, may be impacted by the COVID-19 pandemic. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty, such as the current global economic uncertainty being experienced as a result of the COVID-19 pandemic or the ongoing geopolitical tensions related to Russia’s actions in the Ukraine or current adverse macroeconomic conditions including inflation, fluctuations in energy prices, rising interest rates and reduced consumer confidence. If, in the future, our operating or financial results for a particular period do not meet any guidance provided or the expectations of investment analysts, or if we reduce its guidance for future periods, the market price of our Class A Common Stock may decline as well. Even if we do issue public guidance, there can be no assurance that we will continue to do so in the future.

We are an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company” under SEC rules. As an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (1) an exemption from compliance with the auditor attestation requirement in the assessment of internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley, (2) not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (3) reduced disclosure obligations regarding executive compensation arrangements in periodic reports, registration statements and proxy statements and (4) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock, and the market price of our Class A Common Stock may be more volatile. We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Thayer’s initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we qualify as a “large accelerated filer”, which, in addition to certain other criteria, means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter or (2) the date on which we have issued more than $1 billion in non-convertible debt securities during the prior three-year period.

If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market price of our Class A Common Stock could decline.

The trading market for our Class A Common Stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If regular publication of research reports ceases, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume of our Class A Common Stock to decline. Moreover, if one or more of the analysts who cover Inspirato downgrades our Class A Common Stock or if reporting results do not meet their expectations, the market price of our Class A Common Stock could decline.

If our security holders exercise their registration rights, it may negatively impact the market price of Class A Common Stock.

In connection with the Closing, we filed a registration statement to register for resale (i) the shares of Class A Common Stock that were issued upon the conversion of shares of Thayer Class B Common Stock in connection with the Business Combination and shares of Class A Common Stock issuable upon exercise of the Private Warrants held by the Sponsor and (ii) the shares of Class A Common Stock to be issued to the Inspirato LLC unitholders in the Business Combination. Further, we have provided (i) the Inspirato LLC unitholders with unlimited demand registration rights; (ii) the Inspirato LLC unitholders and the Sponsor with customary underwritten takedown rights (subject to customary priorities, minimums, frequency and quantity limits, cutbacks, deferrals and other terms); and (iii) the Inspirato LLC unitholders and the Sponsor, on a pari passu basis, “piggy back” registration rights with respect to any underwritten offerings by the other stockholders and by the Company. The sale or possibility of sale of these additional securities trading in the public market may negatively impact the market price of our securities.

The Company has no current plans to pay cash dividends on our common stock; as a result, stockholders may not receive any return on investment unless they sell their Class A Common Stock for a price greater than the purchase price.

We have no current plans to pay dividends on our Class A Common Stock. Any future determination to pay dividends will be made at the discretion of our Board, subject to applicable laws. It will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions and other factors that our Board may deem relevant. In addition, the ability to pay cash dividends may be restricted by the terms of debt financing arrangements, as any future debt financing arrangement likely will contain terms restricting or limiting the amount of dividends that may be declared or paid on our Class A Common Stock. As a result, stockholders may not receive any return on an investment in our Class A Common Stock unless they sell their shares for a price greater than that which they paid for them.

The Company may issue additional shares of common stock or other equity securities without your approval, which would dilute ownership interests and may depress the market price of Class A Common Stock.

Pursuant to the 2021 Plan, our board of directors or its duly authorized committee is authorized to grant equity awards to our employees, directors, and consultants. Initially, the aggregate number of shares of our Class A Common Stock that may be issued pursuant to equity awards under the 2021 Plan was 15,900,000 shares, plus shares subject to awards that were assumed in the Business Combination that, after the date of stockholder approval of the 2021 Plan, expire or otherwise terminate without having been exercised in full or are forfeited to or repurchased by us (provided that the maximum number of shares that may be added to the 2021 Plan pursuant to awards assumed in the Business Combination is 7,453,734 shares). The number of shares of our Class A Common Stock reserved for issuance under the 2021 Plan will be cumulatively increased on the first day of each fiscal year, beginning with our 2022 fiscal year and ending on the ten year anniversary of the date our board of directors approved the 2021 Plan equal to the least of 19,900,000 shares, 5% of the total number of shares of all classes of our Common Stock outstanding as of the last day of the immediately preceding fiscal year, and a lesser number of shares determined by the administrator of the 2021 Plan. Unless the administrator of the 2021 Plan elects not to increase the number of shares available for future grant each year, our stockholders may experience additional dilution.

We may also issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•	existing stockholders’ proportionate ownership interest in the Company will decrease;
•	the amount of cash available per share, including for payment of dividends in the future, may decrease;
•	the relative voting strength of each previously outstanding common stock may be diminished; and
•	the market price of our Class A Common Stock may decline.

Provisions in our organizational documents and certain rules imposed by regulatory authorities may delay or prevent an acquisition by a third party that could otherwise be in the interests of stockholders.

Our Certificate of Incorporation and Bylaws contain several provisions that may make it more difficult or expensive for a third party to acquire control of the Company without the approval of our Board. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that stockholders may consider favorable, include the following:

•	the division of our Board into three classes and the election of each class for three-year terms;
•	advance notice requirements for stockholder proposals and director nominations;
•	provisions limiting stockholders’ ability to call special meetings of stockholders, to require special meetings of stockholders to be called and to take action by written consent;
•	restrictions on business combinations with interested stockholders;
•

in certain cases, the approval of holders representing at least 66 2/3% of the total voting power of the shares entitled to vote generally in the election of directors will be required for stockholders to adopt, amend or repeal the bylaws or amend or repeal certain provisions of the certificate of incorporation;

•	no cumulative voting;

•	the required approval of holders representing at least 66 2/3% of the total voting power of the shares entitled to vote at an election of the directors to remove directors; and
•

the ability of our Board to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions.

These provisions of our Certificate of Incorporation and Bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for shares of our Class A Common Stock in the future, which could reduce the market price of our Class A Common Stock.

The provision of our Certificate of Incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware and the federal district courts of the U.S. for certain types of lawsuits may have the effect of discouraging lawsuits against directors and officers.

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of fiduciary duty owed by any director, officer, agent or other employee or stockholder to the Company or its stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, our Certificate of Incorporation or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or Bylaws or (5) any action asserting a claim governed by the internal affairs doctrine, in each case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

This provision would not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. In addition, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the U.S. will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. However, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such provision. Our Certificate of Incorporation further provides that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against us, our directors, officers or other employees in a venue other than in the federal district courts of the United States. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and we cannot assure you that the provisions will be enforced by a court in those other jurisdictions. If a court were to find either exclusive-forum provision in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm our business.

Risks Related to the Warrants

We may amend the terms of the Public Warrants and the Private Warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then-outstanding Public Warrants.

The Warrants were issued in registered form subject to the Assignment, Assumption and Amendment Agreement between the Company and Computershare Trust Company, N.A., as warrant agent, in respect of the Thayer Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders.

Accordingly, we may amend the terms of the Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Warrants approve of such amendment. Although our ability to amend the terms of the Warrants with the consent of at least a majority of the then outstanding Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into stock or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of a Warrant.

We may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

We have the ability to redeem outstanding Public Warrants (excluding the Private Warrants and any warrants issued to the Sponsor, officers or directors in payment of working capital loans made to us) at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within a 30 trading-day period commencing at any time after the Warrants become exercisable and ending on the third business day prior to proper notice of such redemption provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the Public Warrants, we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available. If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if it is unable to register or qualify the component securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

Risk Related to the Restatement of our Financial Statements

Due to errors in our consolidated financial statements related to material weaknesses in our internal control over financial reporting, we restated our previously issued condensed consolidated financial statements for the quarterly periods ended March 31, 2022 and June 30, 2022, which resulted in unanticipated costs and may have adversely affected investor confidence, our stock price, our ability to raise capital in the future and our reputation, and has resulted in stockholder litigation and may result in more stockholder litigation or regulatory actions.

As disclosed in our Current Report on Form 8-K, filed with the SEC on November 14, 2022, the Audit Committee concluded, after discussion with management, that our originally filed unaudited condensed consolidated financial statements as of and for the Non-Reliance Periods included in the Quarterly Reports on Form 10-Q filed with the SEC for the Non-Reliance Periods should no longer be relied upon and required restatement. We completed the restatement of our financial statements and filed our Amended Quarterly Reports for the Non-Reliance Periods with the SEC on December 15, 2022.

We incurred unanticipated costs for accounting and legal fees in connection with the restatement of our financial statements for the Non-Reliance Periods, and we were not able to timely file our third quarter Quarterly Report on Form 10-Q. Such restatements may have the effect of eroding investor confidence in our company and our financial reporting and accounting practices and processes and may raise reputational issues for our business. The restatements may negatively impact the trading price of our securities and make it more difficult for us to raise capital on acceptable terms, or at all. In addition, the material weaknesses in our internal control over financial reporting and the related restatements may also result in additional stockholder litigation against us, or adverse regulatory consequences, including investigations, penalties or suspensions by the SEC or Nasdaq. For example, we received a delisting notice from Nasdaq for failure to timely file our third quarter Quarterly Report on Form 10-Q as further described in the risk factor titled “There can be no assurance that our securities will continue to be listed on Nasdaq or that will be able to comply with the continued listing standards of Nasdaq.” Further, on February 16, 2023, a class action lawsuit was filed in the U.S. District Court in the District of Colorado captioned Keith Koch, Individually and on behalf of all others similarly situated v. Inspirato Incorporated, Brent Handler, and R. Webster Neighbor to recover damages allegedly caused by violations of federal securities law in connection with the restatement of our unaudited condensed consolidated financial statements as of and for the Non-Reliance Periods. Other potential plaintiffs may also file additional lawsuits in connection with the restatement. The outcome of any such litigation is uncertain. The defense or settlement of this litigation and any future additional litigation could be time-consuming and expensive, divert the attention of management away from our business, and, if any litigation is adversely resolved against us, could have a material adverse effect on our financial condition. Any additional regulatory consequences, litigation, claim or dispute, whether successful or not, could subject us to additional costs, divert the attention of our management, or impair our reputation. Each of these consequences could have a material adverse effect on our business, results of operations and financial condition.

General Risk Factors

We may be subject to liability claims and our insurance may be inadequate to cover our losses.

We are subject to numerous obligations in our contracts with third parties and otherwise. Despite the procedures, systems and internal controls we have implemented to comply with our contracts and avoid or mitigate various risks, we may breach these commitments, whether through a weakness in these procedures, systems and internal controls or because of negligence or the willful act of an employee, contractor or third party. Our insurance policies may be inadequate to compensate us for the potentially significant losses that may result from claims arising from disruptions in our service, cybersecurity incidents, failures or disruptions to our infrastructure, catastrophic events and disasters or otherwise. In addition, such insurance may not be available to us in the future on economically reasonable terms or at all. Further, the insurance may not cover all claims made against us and defending a suit, regardless of its merit, could be costly and divert management’s attention.

Our business is subject to the risks of catastrophic events.

The occurrence of any catastrophic event, including an earthquake, fire, named storm, flood, tsunami or other weather event, power loss, telecommunications failure, software or hardware malfunctions, epidemic or pandemic diseases (such as the ongoing COVID-19 pandemic), cyber-attack, war (such as Russia’s actions in Ukraine) or terrorist attack, could result in significant disruptions to our business. In addition, acts of terrorism could cause disruptions to the Internet or the economy as a whole. Although we have implemented disaster recovery arrangements, there can be no assurance that these arrangements will appropriately address all potential disaster scenarios. If our systems were to fail or be negatively impacted as a result of a natural disaster or other event, our business would be impaired or we could lose critical data.

Our partners, suppliers and subscribers are also subject to the risk of catastrophic events. In those events, our ability to operate our business, as well as the demand for our offerings, may be impaired as a result of factors outside our control.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Assuming the exercise of all Public Warrants being offered pursuant to this prospectus for cash, we will receive an aggregate of approximately $99.2 million but will not receive any proceeds from the sale of the shares of Class A Common Stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise for cash any or all of such Warrants. To the extent that any Warrants are exercised on a “cashless basis”, we would not receive any proceeds from the exercise of such Warrants. On February 14, 2022, all of the Private Warrants were exercised on a cashless basis into 5,078,965 shares of our Class A Common Stock, and as a result, no Private Warrants remain outstanding.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. This discussion includes both historical information and forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. Unless otherwise indicated or the context otherwise requires, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Inspirato,” “we,” “us,” “our” and other similar terms refer to Inspirato LLC prior to the Business Combination and to Inspirato Incorporated and its consolidated subsidiaries after giving effect to the Business Combination.

OVERVIEW

Inspirato is a subscription-based luxury travel company that provides unique solutions for (i) affluent travelers seeking superior service and certainty across a wide variety of accommodations and experiences and (ii) hospitality suppliers who want to solve pain points that include monetizing excess inventory and efficiently outsourcing the hassle involved in managing rental properties.

For travelers, we offer access to a diverse portfolio of curated luxury vacation options that includes 523 private luxury vacation homes available to our subscribers, and accommodations at 350 luxury hotel and resort partners in more than 225 destinations around the world as of December 31, 2022. Our portfolio also includes Inspirato Only, featuring one-of-a-kind luxury safaris, cruises and other experiences and Bespoke, which offers custom-designed “bucket list” itineraries. Every Inspirato trip comes with our personalized service envelope — including pre-trip planning, on-site concierge and daily housekeeping — designed to meet the needs of affluent travelers and drive exceptional customer satisfaction.

In the third quarter 2022, we developed two new product offerings: Inspirato for Good and Inspirato for Business. Inspirato for Good is our turnkey solution assisting nonprofits in their fundraising. Through this new platform, we partner with nonprofit organizations to sell luxury travel packages (consisting of an Inspirato Club subscription and luxury vacation) at live and silent auctions, paddle raises, and other giving channels. Inspirato for Business represents a new business-to-business channel whereby we sell subscription and travel products directly to businesses seeking to provide luxury accommodations and services to their staff and business partners. We believe both Inspirato for Good and Inspirato for Business will significantly expand our target addressable market and accelerate growth at a lower customer acquisition cost.

Business Combination

On February 11, 2022, Thayer and Inspirato LLC consummated the transaction contemplated by the Business Combination Agreement whereby, amongst other transactions, a subsidiary of Thayer merged with and into Inspirato LLC with Inspirato LLC as the surviving company, resulting in Inspirato LLC becoming a subsidiary of Thayer. Thayer changed its name to “Inspirato Incorporated” upon the Closing. The resulting Company organizational structure is commonly referred to as an UP-C structure (as further described in Note 3 to our consolidated financial statements included elsewhere in this prospectus). This organizational structure allows Continuing Inspirato Members to retain their equity ownership directly in Inspirato LLC.

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP, with Inspirato LLC identified as the accounting acquirer of Thayer. Under this method of accounting, Thayer was treated as the “acquired” company for accounting purposes. This determination is primarily based on the fact that subsequent to the business combination, the unitholders of Inspirato LLC have a majority of the voting power of the combined company, and Inspirato LLC’s operations comprise all of the ongoing operations of the Company. Following the Business Combination, Inspirato LLC is managed by an eight-person board of managers designated by Inspirato Incorporated and the Continuing Inspirato Members. Upon the Closing, shares of Class A Common Stock were listed on Nasdaq and trade under the ticker symbol “ISPO.” As Inspirato LLC’s management team and business operations comprise Inspirato Incorporated’s management and operations, Inspirato Incorporated has and continues to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We have and will continue to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Prior to the Closing, the units representing equity interests in Inspirato LLC were held by (i) Blockers that were affiliated with certain institutional investors, and (ii) Continuing Inspirato Members, which consist of entities and individuals, including members of management and other employees of Inspirato LLC or its subsidiaries.

The UP-C organizational structure allowed Continuing Inspirato Members to retain their equity ownership in Inspirato LLC. Each Continuing Inspirato Member also holds a number of shares of Class V Common Stock equal to the number of New Common Units of Inspirato LLC held by such Continuing Inspirato Member. Class V Common Stock has no economic value but entitles the holder thereof to one (1) vote per share at any meeting of the shareholders of Inspirato Incorporated. The Blocker Shareholders, by contrast, hold their equity ownership in Inspirato Incorporated in the form of Class A Common Stock. This structure allows the Continuing Inspirato Members to continue to realize the tax benefits associated with their ownership in an entity that is treated as a partnership for U.S. federal income tax purposes, as well as to provide potential future tax benefits to Inspirato Incorporated (85% of which the Continuing Inspirato Member will benefit from pursuant to the Tax Receivable Agreement), which are expected to arise when the Continuing Inspirato Member ultimately exchange their New Common Units and Inspirato Incorporated Class V Common Stock for Class A Common Stock.

For accounting purposes, the financial statements of Inspirato Incorporated represent a continuation of the consolidated financial statements of Inspirato LLC with the Business Combination being treated as the equivalent of Inspirato LLC issuing shares for the net assets of Thayer, accompanied by a recapitalization. The net assets of Thayer were recognized as of the Business Combination at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are presented as those of Inspirato LLC and the accumulated deficit of Inspirato LLC has been carried forward after Closing. All periods prior to the Business Combination have been retrospectively adjusted using the Exchange Ratio for the equivalent number of shares outstanding immediately after the closing to affect the reverse recapitalization.

In connection with the Closing, the Company raised $90 million of gross proceeds. The Company additionally incurred $25 million in transaction costs during the year ended December 31, 2022, consisting of banking, legal and other professional fees, of which $24 million was recorded as a reduction to additional paid-in capital of proceeds and the remaining $1.1 million was expensed in the consolidated statements of operations and comprehensive loss. The total net cash proceeds to the Company was $66 million. We intend to use the net proceeds for future capacity expansion, general corporate purposes and to meet our working capital needs.

Key Business Metrics

We review a number of operating and financial metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and business plans, and make strategic decisions.

Active Subscriptions and Active Subscribers

We use Active Subscriptions to assess the adoption of our subscription offerings, which is a key factor in assessing our penetration of the market in which we operate and a key driver of revenue. We define Active Subscriptions as legacy Inspirato Club, Inspirato Pass, Inspirato Select, and Inspirato Club subscriptions as of the measurement date that are paid in full, as well as those for which we expect payment for renewal. Active Subscribers are subscribers who have one or more Active Subscription(s). As of December 31, 2021 and December 31, 2022, we had 13,802 and 14,607 Active Subscribers, respectively.

At December 31, 2021, we had 14,875 Active Subscriptions which consisted of 10,464 legacy Inspirato Club subscriptions, 2,987 Inspirato Pass subscriptions, and 1,424 Inspirato Club subscriptions. At December 31, 2022, we had 16,051 Active Subscriptions which consisted of 9,369 legacy Inspirato Club subscriptions, 3,569 Inspirato Pass subscriptions, 45 Inspirato Select subscriptions, and 3,068 new Inspirato Club subscriptions.

Legacy Inspirato Club subscriptions had substantial enrollment fees and have annual dues that are lower than annualized dues for new Inspirato Club subscriptions. Inspirato Club and Inspirato Pass subscriptions are available as monthly, semi-annual, annual and multi-year contracts. The majority of our subscriptions are annual contracts including approximately half of the new Inspirato Club and Inspirato Pass subscriptions. Beginning in June 2022, Inspirato Select subscriptions became available in annual and multi-year contracts. Inspirato Select memberships consist of club dues and sharable vacations purchasable in predetermined bundle sizes. Subscription revenue contributed approximately 42% of our total revenue for the year ended December 31, 2022.

Annual Recurring Revenue

We believe that Annual Recurring Revenue (“ARR”) is a key metric to measure our business performance because it is driven by our ability to acquire Active Subscriptions and to maintain our relationship with existing subscribers. ARR represents the amount of revenue that we expect to recur annually, enables measurement of the progress of our business initiatives and serves as an indicator of future growth. ARR should be viewed independently of revenue and deferred revenue and is not intended to be a substitute for, or combined with, any of these items.

ARR consists of contributions from our subscription revenue streams and does not include travel revenue or enrollment fees. We calculate ARR as the number of Active Subscriptions as of the end of a period multiplied by the then-current annualized subscription rate, without regard to any potential impact from promotions and discounts that may be offered from time to time, for each applicable subscription type at the end of the period for which ARR is being calculated. The majority of current Active Subscriptions are legacy Inspirato Club subscriptions. ARR is not a forecast of subscription revenue as subscription revenue includes enrollment fees and Active Subscriptions at the date used in calculating ARR may or may not be renewed by our subscribers in the future, but we believe it is a useful measure. In addition, revenues from certain legacy subscriptions may be higher or lower than our then-current annualized subscription rate as a result of previously offered or contractual renewal rates. Contracts related to our Inspirato for Good and Inspirato for Business offerings are excluded from our ARR calculation. Our ARR was $91 million, $135 million and $161 million at December 31, 2020, 2021 and 2022, respectively.

Before the launch of Inspirato Pass and the new Inspirato Club subscriptions, approximately 15% of our subscription revenue was from enrollment fees. Since the launch of those products in late 2019 and 2020 enrollment fee revenue as a percentage of subscription revenue has declined to under 1% in both the years ended December 31, 2021 and 2022. As the amount of our subscription revenue that comes from enrollment fees has declined, the difference between ARR and subscription revenue has decreased. Our subscription revenue as a percentage of total revenue decreased from approximately 55% for the year ended December 31, 2020, to 43% for the year ended December 31, 2021, to 42% for the year ended December 31, 2022. This was in part due to increased nightly travel from 2020 to 2022. ARR does not have a standardized meaning and therefore may not be comparable to similarly titled measures presented by other companies in the luxury travel industry or that have subscription-based models.

Key Factors Affecting Our Performance

We believe that the growth and future success of our business depend on many factors. While each of these factors presents significant opportunities for our business, they also pose important challenges that we have to successfully address in order to continue to grow our business and further improve our results of operations.

COVID-19 Pandemic

Since early 2020, the COVID-19 pandemic severely restricted the level of economic activity around the world and had an unprecedented effect on the global hospitality and travel industries. The COVID-19 pandemic had a materially adverse impact on our results of operations and financial condition for the years ended December 31, 2020 and 2021. Revenues declined as a result of reduced travel and management undertook cost reduction methods in response. No impairments were recorded during the periods presented directly related to the COVID-19 pandemic. While COVID-19 continues to impact the world, through December 31, 2022 as restrictions were lifted across travel destinations, revenues recovered to pre-pandemic levels. COVID-19 may continue to materially adversely impact our business operations, results of operations and liquidity in the near term. While our revenue has been gradually improving since the third quarter of 2020, the extent of the recovery is uncertain and will be largely dependent on the resurgence of cases relating to the spread of new variants and the effectiveness of COVID-19 prevention. Our rapid management of expenses, together with our existing cash position, and the Paycheck Protection Program (“PPP”) loan helped us prudently manage our business through the effects of the pandemic during 2020 and allowed us to invest in the business in 2021 and 2022 as travel restrictions eased and travel demands increased. The PPP Loan program was created under the Coronavirus Aid, Relief, and Economic Security (CARES) Act and was administered by the Small Business Administration (SBA).

Through the course of 2021 and 2022, both subscriber demand for travel and our occupancy rates increased compared to the pre-pandemic levels of 2019. Our subscriber counts also returned to pre-pandemic levels. During the height of the pandemic, while travel restrictions were at their tightest, we took measures to maintain our subscriber base. Once restrictions eased, we experienced an increase in travel demand we believe was the result of a shift in consumer prioritization of safety, and a resulting change in the way people travel, with Inspirato well positioned to benefit from these shifts. The post-pandemic recovery in the economy and in the travel industry has increased our subscription and travel revenue as a result of pent-up travel demand. The trends in recovery continue to vary by region due to a variety of factors and the extent and duration of the impact of the COVID-19 pandemic over the longer term remain uncertain and dependent on future developments that cannot be accurately predicted at this time, including the impact of these and other factors on travel behavior in general, and on our business in particular.

Subscribers and Subscriptions

Our subscription revenue and operating results are impacted by our ability to attract and maintain subscribers. Increasing our subscriber base increases our revenues, gross margin and Adjusted EBTIDA. We are continually working on improving our subscription offerings and the trips available on our Inspirato Pass list to make our subscription products more appealing to current and potential subscribers.

Travel

Our travel revenue and operating results are impacted by the number of trips that we are able to deliver to our subscribers and members as well as the rates we charge for stays. Our revenue management team establishes nightly rates to achieve desired occupancy and revenue.

Cost and Expense Management

Our operating results are impacted by our ability to manage costs and expenses and achieving a balance between making appropriate investments to retain and grow subscribers while driving increased profitability. We are working on finding more opportunities to enhance gross margin and operate more efficiently, including reducing costs by bringing additional housekeeping, concierge, property management, and other services in-house above what is already in-house. Additionally, we conducted a 12% workforce reduction in January 2023 in order to further manage costs. For more information, see the risk factor titled “Actions that we are taking to review and optimize our business in alignment with our strategic priorities may not be as effective as anticipated.” in this prospectus. We believe these opportunities will increase as our business grows and as we increase the number of properties in certain areas and thus, lower the cost of revenue.

Macroeconomic and Geopolitical Conditions

The travel industry is volatile and affected by economic cycles and trends. Travel is typically discretionary for subscribers and customers and may be affected by negative trends in the economy. Adverse macroeconomic and geopolitical conditions have impacted our business and may impact us in future periods. These conditions include but are not limited to the Russian invasion of Ukraine, inflation, labor shortages, fluctuations in fuel prices, changes in governmental regulations, safety concerns, foreign currency fluctuations, and rising interest rates and reduced consumer confidence resulting in lower consumer spending.

Seasonality

Our travel revenues are seasonal, reflecting typical travel behavior patterns of travelers over the course of the calendar year. In a typical year, the first, third, and fourth quarters have higher travel revenues than the second quarter. Our subscription services are seasonal to the extent that interest from potential new subscribers tends to also follow travel revenue, however revenues from existing subscribers are not impacted by seasonality.

Our key metrics, including total revenues, Adjusted EBITDA and Free Cash Flow, are also impacted by the timing of holidays and other events. Holidays and other events generally increase the rates we are able to charge for travel which results in higher gross margin. The majority of our costs are relatively fixed across quarters.

Key Components of Results of Operations

Revenue

We generate revenue from sales of subscriptions to our platform that grant access to book Inspirato residences and other privileges that vary based on the type of subscription. The two primary components of revenue are subscription revenue and travel revenue.

Subscription revenue is comprised of a one-time enrollment fee paid at the commencement and recurring dues, net of discounts and travel incentives provided to subscribers. Our subscription agreements typically have monthly or annual contractual terms. Our agreements are generally cancellable at the end of the contract term. Legacy Inspirato Club subscriptions were only available as annual contracts and Inspirato Club and Inspirato Pass subscriptions are available as monthly, semi-annual and annual contracts. The majority of our subscriptions are annual contracts including approximately half of the new Inspirato Club and Inspirato Pass subscriptions. Revenue is recognized ratably over the related contractual term generally beginning on the date that our platform is made available to a subscriber. We typically bill in advance for monthly and annual contracts. Amounts that have been billed are initially recorded as deferred revenue until the revenue is recognized. Enrollment fees for Inspirato Pass, Inspirato Select and Inspirato Club subscriptions are typically recognized immediately when paid. Enrollment fees earned from legacy subscriptions are recognized over the estimated life of the subscriptions of five years.

We derive our travel revenue from our travel operations, including per trip, nightly and service fees charged to our subscribers, guests per trip, our experiences, and Bespoke travel. A portion of travel revenue comes from guests who are not Active Subscribers. These guests include individuals who receive trial subscriptions under promotions with partners, including Wheels Up, Exclusive Resorts and others. Travel revenue related to stays in our residences is higher than travel revenue related to stays at our hotel partners because our residences generally have higher average nightly rates, as residences are typically larger and accommodate more guests than hotel rooms. In the year ended December 31, 2020, we delivered 56,000 nights in our residences and 28,400 nights in hotel rooms. In the year ended December 31, 2021, we delivered 95,994 nights in our residences and 47,198 nights in hotel rooms. Additionally, in the year ended December 31, 2022, we delivered 114,927 nights in our residences and 73,084 nights in hotel rooms. Travel revenue is generally recognized when travel occurs and amounts billed are initially recorded as deferred revenue until recognized when travel occurs.

Cost of revenue

Cost of revenue includes costs directly related to delivering travel to our subscribers and guests as well as depreciation and amortization related to leasehold improvements and equipment at residences. These costs include payments for properties we lease, operating and maintenance costs of those properties, including on-site service personnel costs as well as costs paid to our hotel partners for subscriber stays. We expect our cost of revenue will continue to increase for the foreseeable future due to inflation, escalation clauses in leases, increased operating costs and the addition of properties. Cost of revenue may vary as a percentage of revenue from period to period based on the number of properties that we have under lease, and the mix of subscription and travel revenue that we earn.

Gross margin

Our gross margin may fluctuate from period to period based on the number and type of subscribers, types of trips taken and nightly rates charged. We generally expect our gross margin to increase or decrease in both the near term and long term with increases or decreases in subscriber counts, nightly rates and occupancy rates.

General and administrative

General and administrative expenses include costs related to our overall operations, including executive management, finance and accounting, legal, people operations and corporate information services. General and administrative expenses also include all equity-based compensation costs related to all employees. We expect to continue to incur additional general and administrative costs as a result of operating as a public company, including expenses to comply with the rules and regulations of the SEC and stock exchange, as well as higher expenses for corporate insurance, director and officer insurance, investor relations and professional services. Overall, we expect general and administrative costs will vary from period to period as a percentage of revenue for the foreseeable future.

Sales and marketing

Sales and marketing expenses include costs related to the sales and marketing of our products, including personnel related costs, as well as costs paid for advertising and lead generation. We expect sales and marketing expense will decline as a percentage of revenue for the foreseeable future.

Operations

Operations expenses include costs related to providing, acquiring and overall management of our properties as well as providing subscriber services. These costs include the cost of personnel working in our subscriber services teams, real estate development teams and the cost of subscriber benefits including lounges and events. We expect operations to increase on an absolute dollar basis for the foreseeable future to the extent that we continue to expand our property offerings.

Depreciation and amortization

Depreciation and amortization expense primarily consist of depreciation of property and equipment including furniture and fixtures, as well as amortization of capitalized internal-use software development costs.

Technology and development

Technology and development expenses include costs related to the development of our technology that supports our products, including website and app development and ongoing maintenance. These costs include the costs of personnel working on our development teams. We expect technology and development costs to increase on an absolute dollar basis for the foreseeable future to the extent that we continue to develop and expand our product offerings.

Interest, net

Interest consists primarily of interest expense incurred on our revolving credit facility (the “Revolver”) net of interest income earned on cash holdings.

Warrant fair value losses (gains)

Warrant fair value gains or losses consist of the periodic change in the fair value of warrant liabilities. The fair value of the liability is evaluated at the end of each period and the gain or loss flows is recognized.

Results of operations

The following table sets forth our consolidated results of operations for the years ended December 31, 2020, 2021, and 2022:

				Amount of		Percent change	Amount of		Percent change
				increase		favorable	increase		favorable
	For the year ended December 31,			(decrease)		(unfavorable)	(decrease)		(unfavorable)

	2020	2021	2022	2020 to 2021			2021 to 2022

	(in thousands, except percentages)
Revenue	$165,590	$234,747	$345,530	$69,157		42%	$110,783		47%
Cost of revenue	100,599	152,747	229,287	52,148		(52)%	76,540		(50)%
Gross margin	64,991	82,000	116,243	17,009		26%	34,243		42%
Gross margin percent	39%	35%	34%	(4)	pp	(11)%	(1)	pp	(4)%

General and administrative (including equity-based compensation of $2,790, $3,258 and $8,802 in 2020, 2021 and 2022, respectively)	25,940	50,477	68,383	24,537		(95)%	17,906		(35)%
Sales and marketing	14,764	27,821	38,540	13,057		(88)%	10,719		(39)%
Operations	18,814	26,814	41,267	8,000		(43)%	14,453		(54)%
Technology and development	2,787	4,914	13,615	2,127		(76)%	8,701		(177)%
Depreciation and amortization	2,898	2,619	3,191	(279)		10%	572		(22)%
Interest, net	542	635	188	93		(17)%	(447)		70%
Warrant fair value (gains) losses	(214)	456	1,696	670		(313)%	1,240		(272)%
Gain on forgiveness of debt	—	(9,518)	—	(9,518)		n/m	9,518		(100)%
Other income, net	—	—	(355)	—		n/m	(355)		n/m
Loss and comprehensive loss before income taxes	(540)	(22,218)	(50,282)	(21,678)		n/m %	(28,064)		(126)%
Income tax expense	—	—	799	—		n/m	799		n/m
Net loss and comprehensive loss	$(540)	$(22,218)	$(51,081)	$(21,678)		n/m %	(28,863)		(130)%

n/m — non-meaningful

pp — percentage point

Comparison of the years ended December 31, 2021 and 2022:

Revenue. Total revenue increased $111 million from $235 million for the year ended December 31, 2021 to $346 million for the year ended December 31, 2022, an increase of 47%, primarily in response to the increase in demand for travel in 2022 over the same period in 2021 as a result of easing travel restrictions from the COVID-19 pandemic, an increase in subscriber counts and bookings, as well as in response to increased marketing initiatives.

Subscription revenue increased by $46 million from $100 million for the year ended December 31, 2021 to $146 million for the year ended December 31, 2022, an increase of 46%, primarily as a result of continued growth of the subscriber base and the continued growth of the Inspirato Pass and new Inspirato Club subscriptions which were launched in 2019. These new subscription products have a significantly lower enrollment fee than prior subscription products, which has contributed to an increase in overall subscription sales. Also, the new subscription products have higher per subscriber annual revenues than legacy products. We had 14,875 and 16,051 Active Subscriptions at December 31, 2021 and 2022, respectively.

Travel revenue increased by $65 million, from $134 million for the year ended December 31, 2021 to $199 million for the year ended December 31, 2022, an increase of 48%, primarily due to loosening of COVID-19 related travel restrictions driving an increase in travel demand and an increase in subscriber count.

Cost of revenue. Cost of revenue increased $77 million from $153 million for the year ended December 31, 2021 to $229 million for the year ended December 31, 2022, an increase of 50%. This increase was primarily a result of higher direct travel costs resulting from increased travel. Lease payments on properties also increased due to the addition of new properties. Additionally, we incurred $0.9 million in asset impairment costs related to our leased portfolio. Our gross margin increased $34 million from $82 million for the year ended December 31, 2021 to $116 million for the year ended December 31, 2022. The gross margin percentage decreased from 35% for the year ended December 31, 2021 to 34% for the year ended December 31, 2022 due largely to an increase in expenses related to additional properties in our vacation portfolio that outpaced growth in our subscriber base and an increased volume of nightly travel stays.

General and administrative. General and administrative expenses excluding equity-based compensation increased $12 million from $47 million for the year ended December 31, 2021 to $60 million for the year ended December 31, 2022, an increase of 26%. General and administrative employees were 152 and 147 at December 31, 2021 and 2022, respectively. Overall, our average headcount and costs increased to accommodate growth within the business due to increased subscriber base, software system upgrades and costs incurred as a result of operating as a publicly traded company. Our equity-based compensation increased $5.5 million from $3.3 million for the year ended December 31, 2021 to $8.8 million for the year ended December 31, 2022, an increase of 170%, as a result of new grants made in the second quarter of 2022 for which expense began to be recognized during the year ended December 31, 2022.

Transaction costs included in general and administrative. The Company incurred $25 million in transaction costs related to the Business Combination during the year ended December 31, 2022, consisting of banking, legal and other professional fees, of which $24 million was recorded as a reduction to additional paid-in capital and the remaining $1.1 million was expensed within general and administrative expenses.

Sales and marketing. Sales and marketing expenses increased $11 million from $28 million for the year ended December 31, 2021 to $39 million for the year ended December 31, 2022, an increase of 39%, due to increased spending on television advertising, digital advertising, paid search advertising, and social media advertising as well as the hiring of additional sales and marketing team members. Sales and marketing employees were 156 and 189 at December 31, 2021 and 2022, respectively.

Operations. Operations expenses increased $14 million from $27 million for the year ended December 31, 2021 to $41 million for the year ended December 31, 2022, an increase of 54%, primarily due to an increase in operations staff required to service our growing customer base and increase in demand for travel. Operations employees were 303 and 470 at December 31, 2021 and 2022, respectively.

Technology and development. Technology and development expenses increased $8.7 million from $4.9 million for the year ended December 31, 2021 to $14 million for the year ended December 31, 2022, an increase of 177%, primarily due to increased investments in product development and strategic growth initiatives. Technology and development employees were 55 and 98 at December 31, 2021 and 2022, respectively.

Depreciation and amortization. Depreciation and amortization expenses increased $0.6 million from $2.6 million for the year ended December 31, 2021 to $3.2 million for the year ended December 31, 2022, an increase of 22%, primarily due to recent property and equipment purchases in conjunction with furnishing a growing leased property portfolio over the year ended December 31, 2022.

Interest expense, net. Interest expense decreased 55% from $0.6 million for the year ended December 31, 2021 to $0.2 million for the year ended December 31, 2022 due to the Company’s pay-off of its Revolver early in the third quarter of 2022. Additionally, the decrease was in part due to an increase in interest income from $4 thousand for the year ended December 31, 2021 to $100 thousand for the year ended December 31, 2022, due to the Company’s receipt of interest in relation to our cash investments.

Change in fair value of common stock warrant liability. Warrant fair value losses increased from $0.5 million for the year ended December 31, 2021 to $1.7 million for the year ended December 31, 2022, an increase of 272%. See Note 13 — Warrants in our consolidated financial statements included elsewhere in this prospectus for more information.

Gain on forgiveness of debt. During the year ended December 31, 2020, we received a PPP loan in the amount of $9.4 million with a maturity date of April 2022. We submitted a request for forgiveness of the entire loan balance in September 2020, and in June 2021, we received notice from the SBA that the loan was forgiven and the SBA repaid the lender on our behalf. We recorded a gain on forgiveness debt of $9.5 million in June 2021, representing the principal amount of the loan and accrued interest through the forgiveness date.

Other income. During the year ended December 31, 2022, we recorded non-operating income related to a one-time payment of $0.6 million. This amount was offset by miscellaneous non-operating expenses incurred during 2022.

Income tax expense. Our income tax expense consists of an estimate for foreign taxes based on exacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in the tax law. We maintain a valuation allowance against the full value of our net deferred tax assets because we believe it is more likely than not that the recoverability of these deferred tax assets will not be realized. For periods prior to the Business Combination, Inspirato LLC was treated as a partnership for U.S. federal income tax purposes and as such did not record income tax expense.

Comparison of the years ended December 31, 2020 and 2021:

Revenue. Total revenue increased $69 million from $166 million for the year ended December 31, 2020 to $235 million for the year ended December 31, 2021, an increase of 42% primarily due to an increase in demand for travel following the COVID-19 pandemic outbreak, the loosening of COVID-19 pandemic travel restrictions, new Inspirato product offerings, and an increase in active subscriptions.

Subscription revenue increased by $8 million from $92 million for the year ended December 31, 2020 to $100 million for the year ended December 31, 2021, an increase of 9%, as a result of launching the Inspirato Pass subscription product in late 2019 and the new Inspirato Club subscription product in 2020. These new subscription products have a significantly lower enrollment fee than prior subscription products and this resulted in an increase in overall subscription sales. Also, the new subscription products have higher per subscriber annual revenues than legacy products. At December 31, 2020, we had 12,631 compared to 14,875 Active Subscriptions at December 31, 2021. In addition, we offered more discounts to subscribers in the year ended December 31, 2020 to retain members during the pandemic than in the year ended December 31, 2021.

Travel revenue increased by $60 million from $74 million in the year ended December 31, 2020 to $134 million for the year ended December 31, 2021, an increase of 81%, primarily due to loosening of travel restrictions and increase in travel demand.

Cost of revenue. Cost of revenue increased $52 million from $101 million in the year ended December 31, 2020 to $153 million in the year ended December 31, 2021, an increase of 52%. This increase was primarily a result of higher direct travel costs resulting from increased travel as a result of higher travel demand and loosened travel restrictions. Lease payments on properties we lease also increased year over year. Many of our lease agreements include force majeure clauses which enabled us to not make payments on those leases when the related properties were not in use due to the COVID-19 pandemic. The exercise of force majeure clauses was largely isolated to the year ended December 31, 2020. Our gross margin decreased from 39% in the year ended December 31, 2020 to 35% in the year ended December 31, 2021 due largely to the force majeure exercises in the year ended December 31, 2020 and the subsequent increase in lease payments in the year ended December 31, 2021.

General and administrative. General and administrative expenses excluding equity-based compensation increased $24 million from $23 million for the year ended December 31, 2020 to $47 million for the year ended December 31, 2021, an increase of 104%. General and administrative employees were 108 and 152 at December 31, 2020 and 2021, respectively. Overall our headcount and costs increased to accommodate increased travel demand and to prepare for becoming a publicly traded company. Our equity-based compensation increased $0.5 million from $2.8 million for the year ended December 31, 2020 to $3.3 million for the year ended December 31, 2021, an increase of 17%, as a result of new grants made in the 2021 for which expense was recognized during the year ended December 31, 2021.

Sales and marketing. Sales and marketing expenses increased $13 million from $15 million in the year ended December 31, 2020 to $28 million in the year ended December 31, 2021, an increase of 88%, due to an increase in travel demand, higher subscription activity and increased marketing efforts. Sales and marketing employees were 72 and 156 at December 31, 2020 and 2021, respectively.

Operations. Operations expenses increased $8.0 million from $19 million for the year ended December 31, 2020 to $27 million for the year ended December 31, 2021, an increase of 43%. This was due to the increase in travel demand and indirect travel related costs returning to pre-pandemic levels. Operations employees were 282 and 303 at December 31, 2020 and 2021, respectively.

Technology and development. Technology and development expenses increased $2.1 million from $2.8 million for the year ended December 31, 2020 to $4.9 million for the year ended December 31, 2021, an increase of 76%, due largely to increased investment in our information technology infrastructure, which was driven by an overall increase in travel demand.

Depreciation and amortization. Depreciation and amortization expenses decreased $0.3 million from $2.9 million for the year ended December 31, 2020 to $2.6 million for the years ended December 31, 2021, a decrease of 10%. The decrease was primarily due to a slowing of furniture purchases during the COVID-19 pandemic and reduction in capitalized costs year over year.

Interest expense, net. Interest expense increased $0.1 million from $0.5 million in the year ended December 31, 2020 to $0.6 million in the year ended December 31, 2021, an increase of 17%, due to interest incurred on the PPP loan and slightly higher borrowings against the Company’s line of credit.

Gain on forgiveness of debt. See Gain on forgiveness of debt discussion, above, at comparison of the year ended December 31, 2021 and 2022.

Liquidity and Capital Resources

Overview

Our principal sources of liquidity have historically consisted of our operations activities primarily from subscription and travel revenue as well as our financing activities, including borrowings under our Revolver. In connection with the closing of the Business Combination, we raised $90 million of gross proceeds. Additionally, we incurred $25 million in transaction costs during the year ended December 31, 2022, consisting of banking, legal and other professional fees, of which $24 million was recorded as a reduction to additional paid-in capital and the remaining $1.1 million was expensed. The total net cash proceeds to us were $66 million. On April 7, 2022, we issued 490,197 shares of Class A Common Stock to the Sponsor for net proceeds of $5.0 million. We intend to use the net proceeds received from the Business Combination to fund our operating cash needs and for continued investments in our growth strategies.

As of December 31, 2022, we had $80 million of cash and cash equivalents, $1.7 million of restricted cash and no amounts drawn under the Revolver. In July 2022, we repaid all amounts drawn on the Revolver. The Company was not in compliance with the covenants on the Revolver at December 31, 2022 and had not been in compliance since May 2022. In March 2023 the Company terminated the Revolver.

Since inception, we have consistently maintained a working capital deficit, in which our current liabilities exceed our current assets, primarily due to our significant deferred revenue balance. In addition, we also have significant deferred revenue related to travel that is paid in advance but not yet taken. Our cash needs vary from period to period primarily based on the timing of travel and sales promotions.

Our future capital requirements will depend on many factors including our rate of subscriber and revenue growth, travel bookings, addition of new residences and the timing and extent of spending on residences and other growth initiatives and overall economic conditions. Providing incentives or promotions for booking travel can and has historically increased our liquidity.

We believe our cash and cash equivalents on hand will be sufficient to meet our projected working capital and capital expenditure requirements for a period of at least the next 12 months.

The following table sets forth general information derived from our consolidated statements of cash flows:

	For the year ended December 31,
	2020	2021	2022

	(in thousands)
Net cash provided by (used in) operating activities	$11,579	$28,755	$(45,689)
Net cash used in investing activities	(3,892)	(4,016)	(14,270)
Net cash provided by (used in) financing activities	16,550	(8,787)	58,945
Net increase (decrease) in cash and cash equivalents	$24,237	$15,952	$(1,014)

We may seek additional equity or debt financing in the future. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies, our competitive position could weaken, and our business, financial condition and results of operations could be adversely affected. As of December 31, 2022 and as of the date of this prospectus, the Company had no deposits with Silicon Valley Bank, Signature Bank or Silvergate Bank.

Cash Flows

Comparison of the years ended December 31, 2021 and 2022

Cash flows provided by (used in) operating activities. Cash flow from operating activities decreased from providing $29 million in 2021 to using $46 million in 2022. This decrease was primarily due to the changes in current assets and liabilities which provided $53 million in 2021 compared to using $10 million in 2022. This was primarily the result of decreases in deferred revenue and accounts payable, in addition to a change in lease liability as a result of payments on lease agreements. Additional reasons for the decrease include an increased focus on obtaining longer term memberships over the past year, resulting in an increase in payments of deposits.

Cash flows used in investing activities. Cash used in investing activities was $4.0 million in 2021 and $14 million in 2022. We incurred higher expenditures for leasehold improvements as the number of net new added properties to our lease portfolio increased from 93 added during the year ended December 31, 2021 to 134 added during the year ended December 31, 2022.

Cash flows (used in) provided by financing activities. Cash flow from financing activities increased from using $8.8 million in 2021 to providing $59 million in 2022. The primary reason for the increase was $90 million in proceeds as a result of the Business Combination, partially offset by $24 million used in the payment of costs and repayment of debt related to the Business Combination.

Comparison of years ended December 31, 2020 and 2021

Cash flows provided by operating activities. Cash flow from operating activities increased from $12 million in 2020 to $29 million in 2021. This increase was primarily due to the changes in current assets and liabilities which provided $5 million in 2020 compared to providing $53 million in 2021. This was primarily the result of a significant increase in deferred revenue and higher accounts payable balances. Increased travel demand and investment in our business operations drove an increase for both categories. This change in cash resulting from changes in assets and liabilities was partially offset by a $30 million decrease in net income excluding depreciation, amortization, warrant fair value adjustments, equity-based compensation, and gain on forgiveness of debt.

Cash flows used in investing activities. Cash used in investing activities was approximately $4 million in both 2020 and 2021. While we incurred less costs for internally developed software in 2021, this was largely offset by higher expenditures for leasehold improvements as new properties were added to our lease portfolio.

Cash flows (used in) provided by financing activities. The loan facility had a balance of $13 million outstanding on December 31, 2021 compared to $14 million outstanding at December 31, 2020. We redeemed $7.7 million in preferred and common units of Inspirato LLC in December 2021.

Non-GAAP Financial Metrics

In addition to our results determined in accordance with GAAP, we use Adjusted Net Loss, Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our business and financial performance. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods with other companies in our industry.

There are limitations related to the use of these non-GAAP financial measures, including that they exclude significant expenses that are required by GAAP to be recorded in our financial measures. Other companies may calculate non-GAAP financial measures differently or may use other measures to calculate their financial performance, and therefore, our non-GAAP financial measures may not be directly comparable to similarly titled measures of other companies. Thus, these non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any measures derived in accordance with GAAP.

We compensate for these limitations by providing a reconciliation of Adjusted Net Loss, Adjusted EBITDA, Adjusted EBTIDA Margin and Free Cash Flow to their respective related GAAP financial measures. We encourage investors and others to review our business, results of operations, and financial information in its entirety, not to rely on any single financial measure, and to view Adjusted Net Loss, Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow in conjunction with their respective related GAAP financial measures.

Adjusted Net Loss

Adjusted Net Loss is a non-GAAP financial measure that we define as net income (loss) before gain on forgiveness of debt and warrant fair value gains and losses.

The above items are excluded from our Adjusted Net Loss measure because management believes that these costs and expenses are not indicative of our core operating performance and do not reflect the underlying economics of our business. The following table represents a reconciliation of our net loss and comprehensive loss to Adjusted Net Loss:

	For the year ended December 31,
	2020	2021	2022

		(in thousands)
Net loss and comprehensive loss	$(540)	$(22,218)	$(51,081)
Warrant fair value (gains) losses	(214)	456	1,696
Gain on forgiveness of debt	—	(9,518)	—
Adjusted Net Loss	$(754)	$(31,280)	$(49,385)

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA is a non-GAAP financial measure that we define as net income (loss) before interest expense, interest income, taxes, depreciation and amortization, equity-based compensation expense, warrant fair value gains and losses, asset impairment, public company readiness expenses and gain on forgiveness of debt.

The above items are excluded from our Adjusted EBITDA measure because management believes that these costs and expenses are not indicative of our core operating performance and do not reflect the underlying economics of our business. The following table represents a reconciliation of our net loss to Adjusted EBITDA:

	For the year ended December 31,
	2020	2021	2022

	(in thousands)
Net loss and comprehensive loss	$(540)	$(22,218)	$(51,081)
Public company readiness costs	—	7,511	1,092
Equity-based compensation	2,790	3,258	8,802
Depreciation and amortization	4,632	4,275	5,436
Interest, net	542	635	188
Warrant fair value (gains) losses	(214)	456	1,696
Asset impairment	—	—	925
Gain on forgiveness of debt	—	(9,518)	—
Income taxes	—	—	799
Adjusted EBITDA	$7,210	$(15,601)	$(32,143)
Adjusted EBITDA Margin (1)	4.4%	(6.6)%	(9.3)%

(1) We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of total revenue for the same period.

Free Cash Flow

We define Free Cash Flow as net cash provided by operating activities less purchases of property and equipment and additions to capitalized software. We believe that Free Cash Flow is a meaningful indicator of liquidity that provides information to our management and investors about the amount of cash generated from operations, after purchases of property and equipment and additions to capitalized software, that can be used for strategic initiatives. Our Free Cash Flow is impacted by the timing of bookings because we collect travel revenue between the time of booking and 30 days before a stay or experience occurs. The following table presents the components of Free Cash Flow for the years ended December 31, 2020, 2021 and 2022.

	For the year ended December 31,
	2020	2021	2022

	(in thousands)
Net cash provided by (used in) operating activities	$11,579	$28,755	$(45,689)
Development of internal-use software	(2,274)	(1,052)	(5,420)
Purchase of property and equipment	(1,618)	(2,964)	(8,850)
Free Cash Flow (Deficit)	$7,687	$24,739	$(59,959)

Lease Obligations

We have obligations under operating leases, primarily for vacation properties and our corporate headquarters. The leases may require us to pay taxes, insurance, utilities and maintenance costs. See Note 11 to our consolidated financial statements included elsewhere in this prospectus.

Future minimum annual commitments under these operating leases are as follows:

Year Ending December 31,	Operating Leases
(in thousands)
2023	$87,822
2024	62,361
2025	49,777
2026	41,455
2027	27,901
Thereafter	64,274
Total minimum lease payments	$333,590

As of December 31, 2022, the Company was party to 57 leases that had not yet commenced. Future payments under these leases were $118 million at December 31, 2022.

Our Revolver had a balance of $13 million and $0 million as of December 31, 2021 and December 31, 2022, respectively. The Company was not in compliance with the covenants on the Revolver at December 31, 2022 and had not been in compliance since May 2022. The Company repaid the Revolver in full in July 2022 and has not subsequently drawn on the Revolver. In March 2023 the Company terminated the Revolver.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses and related disclosures of contingent assets and liabilities at the date of our consolidated financial statements. We evaluate our estimates and assumptions on an ongoing basis. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

Revenue Recognition

The Company recognizes revenue from monthly or annual subscription fees over time. The Company has determined that enrollment fees for subscriptions that are not substantive do not provide a material right to customers. These enrollment fees are recognized upon receipt. Legacy Inspirato Club subscriptions included substantive upfront enrollment fees. These enrollment fees may have entitled the subscriber to reduced annual dues, travel or other perks. The value of those services, estimated based on their stand-alone selling price, is deferred and recognized when those services are provided. The remaining revenue is recognized on a straight-line basis over the expected average life of these subscription types. The average estimated life of these subscriptions is five years. The option to renew is considered a material right of the customer and is treated herein as an additional performance obligation.

The calculation of the expected average life of subscriptions with substantive upfront enrollment fees is a critical estimate in the recognition of revenue associated with enrollment fees. The calculation includes certain management judgments and projections regarding the estimated period that customers are expected to remain subscribers and continue to benefit from these subscriptions along with annual renewal rates for these subscriptions. Management relies on multiple metrics to determine the average customer life. These include historical average renewal and attrition rates, expected future renewal rates and other qualitative measures obtained through market research. The Company reviews its estimates and assumptions with regard to the average customer life based on the Company’s projections and historical experience on an annual basis. The expected average life of subscriptions with substantive upfront enrollment fees was five years.

Revenue from travel is recognized when performance obligations are met, generally over the period of the stay.

Goodwill

Goodwill is not amortized, but rather is assessed annually for impairment in the fourth quarter and when events and circumstances indicate that the fair value of a reporting unit with goodwill has been reduced below its carrying value. We have determined that we have one reporting unit. The impairment test requires that we first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, we then perform a quantitative impairment test. Otherwise, the quantitative impairment test is not required. Under the quantitative impairment test, we would compare the estimated fair value of each reporting unit to its carrying value. We determined based on the qualitative assessments that it is not more likely than not that the fair value of our reporting unit is less than its carrying value, therefore no quantitative impairment tests were performed at December 31, 2021 or 2022, and no goodwill impairment charges were recognized in the years ended December 31, 2020, 2021 and 2022.

Equity-based compensation

We account for equity-based payments for all transactions in which an entity exchanges its equity instruments for goods or services, which generally requires us to measure the cost of employee services received in exchange for an award of equity instruments in earnings based on the fair value and vesting provisions of the award on the date of grant. Forfeitures are accounted for as they occur by reversing the expense previously recognized in the period of the forfeiture.

Capitalized Software

Direct costs incurred in the development of internal-use software products are capitalized once the preliminary project stage is completed, management has committed to funding the project and completion and use of the software for its intended purpose is probable. We cease capitalization of development costs once the software has been substantially completed and is ready for its intended use. Software development costs are amortized over their estimated useful lives of three years.

Income Taxes

We utilize the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are recorded based on the estimated future tax effects of temporary differences between the financial reporting and tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. We recognize the effect on deferred income taxes of a change in tax rates in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the net amount that we believe is more-likely-than-not to be realized.

We make estimates, assumptions and judgments to determine our provision for income taxes, deferred tax assets, liabilities and any valuation allowance recorded against deferred tax assets. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing tax planning strategies in assessing the need for a valuation allowance. We assess the likelihood that our deferred tax assets will be recovered from future taxable income, and to the extent it believes that recovery is not likely, it establishes a valuation allowance.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits which, as of the date of this report, have not been material, are recognized within provision for income taxes.

Recently Adopted Accounting Pronouncements

For further information on recently adopted accounting pronouncements, see Note 2(h) — Leases to our consolidated financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures about Market Risk.

Our principal market risks are our exposure to interest rates and foreign currency risks.

Interest Rate Risk

We are exposed to interest rate risk primarily related to our outstanding debt. Changes in interest rates affect the interest earned on its total cash as well as interest paid on its debt.

We have not been exposed to, nor anticipate exposure to, material risks due to changes in interest rates. A hypothetical 100 basis points increase or decrease in interest rates would not have had a material impact on our consolidated financial statements as of December 31, 2022. We do not have a balance drawn on the Revolver at December 31, 2022.

Foreign Currency Risk

We are exposed to foreign currency risk related expenditures that we incur in foreign countries. Many of our leases, which are the most significant component of operating costs in foreign countries are denominated in U.S. dollars and thus do not result in foreign currency risk. In the year ended December 31, 2022, our expenditures included approximately $19 million in foreign currencies, primarily in Mexican Pesos and Euros. A hypothetical 100 basis points increase or decrease in the value of the U.S. dollar relative to the Mexican Peso and Euro would not have had a material impact on our consolidated financial statements for the year ended December 31, 2022.

BUSINESS

References in this section to “we,” “our,” “us,” “the Company,” or “Inspirato” generally refer to Inspirato LLC and its consolidated subsidiaries prior to the consummation of the Business Combination and to Inspirato and its consolidated subsidiaries following the Business Combination.

Inspirato is an innovative luxury travel subscription company on a mission to inspire lasting memories and relationships by changing the way family and friends experience the world. Inspirato is a subscription-based luxury travel company that provides unique solutions for (i) affluent travelers seeking superior service and certainty across a wide variety of accommodations and experiences and (ii) hospitality suppliers who want to solve pain points that include monetizing excess inventory and efficiently outsourcing the hassle involved in managing rental properties.

For travelers, we offer access to a diverse portfolio of curated luxury vacation options that, as of December 31, 2022, included 523 private luxury vacation homes available to our subscribers, and accommodations at 350 luxury hotel and resort partners in more than 225 destinations around the world. Our portfolio also includes Inspirato Only, featuring one-of-a-kind luxury safaris, cruises, and other experiences, and Bespoke, which offers custom-designed “bucket list” itineraries. Every Inspirato trip comes with our personalized service envelope — including pre-trip planning, on-site concierge, and daily housekeeping — designed to meet the needs of affluent travelers and drive exceptional customer satisfaction.

Our portfolio of luxury vacation options is accessed through our subscription platform, which creates a frictionless booking journey for discerning travelers seeking accommodations and experiences that they know will meet their high standards. We currently offer three subscriptions, Inspirato Club, Inspirato Pass, and Inspirato Select. All three offer travelers (i) the ability to book trips of their choice within our luxury vacation portfolio up to one year in advance, (ii) the full Inspirato service experience, and (iii) access to Inspirato benefits such as member events, luxury travel agent services, and partner benefits. Importantly, Inspirato Pass subscribers enjoy the additional benefit of being able to book trips from the Inspirato Pass trip list, which is a constantly updated selection that, as of December 31, 2022, was comprised of approximately 2.1 million vacations, with no fees required beyond their subscription payments. Inspirato Select subscribers may book a set number of trips each year from the Inspirato Select trip list, which is a constantly updated selection that, as of December 31, 2022, was comprised of more than 555 thousand vacations, with no additional fees required beyond their original payments.

In addition to offering a better way to travel, Inspirato also solves critical pain points for hospitality suppliers, including luxury vacation homeowners seeking to monetize their property with rental income. For example, because Inspirato Pass does not show nightly rates, it provides an opaque distribution channel through which luxury hotels, resorts, and vacation homeowners can generate revenue from their excess inventory — unoccupied hotel rooms or vacation rentals — without undercutting rates on their own website and other brand assets, which can lead to customer complaints, refund requests, and harm to their overall brand reputations. We also have arrangements with hotels and resort partners to lease rooms under long-term agreements, providing them with fixed income for excess inventory versus uncertain occupancy-based income. We provide luxury vacation homeowners with a simplified, hassle-free ownership experience by providing a fixed monthly lease payment, expert property management services, and flexible usage benefits in exchange for leasing their home to us for inclusion within our portfolio.

Launched in 2021 as a new consumer-facing brand, Inspirato Real Estate offers an easy way to find, buy, own, and enjoy a luxury vacation home. Prospective buyers can explore a vetted collection of properties in dozens of top vacation destinations directly on the Inspirato Real Estate website. Once they decide where to buy, Inspirato Real Estate’s expert team assists them every step of the way as they select the perfect vacation home, including connecting them to a local real estate professional. Prior to closing, they receive a personalized lease overview and financial return profile including a net income projection for their chosen property. At closing, they lease their new home to Inspirato, and enjoy benefits specifically designed to remove the worry and uncertainty of luxury vacation home ownership.

In the third quarter 2022, the Company developed two new product offerings: Inspirato for Good and Inspirato for Business. Inspirato for Good is our turnkey solution for nonprofit fundraising. Through this new platform, the Company partners with nonprofit organizations to offer luxury travel packages (consisting of an Inspirato subscription and luxury vacation) at live and silent auctions, paddle raises, and other giving channels. Inspirato for Business represents a new business-to-business channel whereby we provide subscription and travel products directly to businesses seeking to provide luxury accommodations and services to their staff and business partners. We believe both Inspirato for Good and Inspirato for Business will significantly expand our target addressable market and accelerate growth at a lower customer acquisition cost.

Corporate History and Background

Inspirato was incorporated in Delaware on July 31, 2020 as Thayer Ventures Acquisition Corporation, a special purpose acquisition company formed for the purpose of effecting a merger with one or more operating businesses. On June 30, 2021, Inspirato LLC entered into the Business Combination Agreement to become a publicly traded company through a business combination with Thayer. On the Closing Date, Thayer and Inspirato LLC consummated the Business Combination, resulting in Inspirato LLC becoming a subsidiary of Thayer. Thayer changed its name to “Inspirato Incorporated” upon the Closing.

The Business Combination was accounted for as a reverse recapitalization whereby Inspirato LLC acquired Thayer for accounting purposes. As such, the consolidated financial statements presented herein represent the operating results, assets and liabilities of Inspirato LLC before and Inspirato Incorporated and its subsidiaries, including Inspirato LLC, after the Closing. See Note 3 — Reverse Recapitalization in the consolidated financial statements included elsewhere in this prospectus for more information.

Our Luxury Travel Subscriptions and Offerings

We currently offer three luxury travel subscriptions, Inspirato Club, Inspirato Pass, and Inspirato Select. In the third quarter 2022, we developed two new product offerings: Inspirato for Good and Inspirato for Business.

Subscriptions

Inspirato Club

Launched in 2011, Inspirato Club subscribers pay an enrollment fee and monthly or annual subscription for access to our portfolio of branded Inspirato luxury vacation homes, luxury hotels, and five-star resort partners, Inspirato Only experiences, and custom Bespoke itineraries. In addition to their monthly or annual subscription, subscribers pay members-only nightly rates to book the trips of their choice. Inspirato Club subscribers can book vacations up to one year in advance. Every Club trip includes first-class, personalized service from a team of hospitality experts, including pre-trip planning, on-site concierge, and daily housekeeping. We revenue manage these rates to achieve occupancy and average daily rate goals while also delivering value to drive subscriber satisfaction.

Inspirato Pass

Launched in 2019, Inspirato Pass subscribers pay an enrollment fee and a monthly or annual subscription that is inclusive of nightly rates, taxes, and fees for Pass trips. Inspirato Pass subscribers book Pass trips from the Inspirato Pass trip list, which is a constantly updated selection that, as of December 31, 2022 was comprised of more than 2.1 million vacations, ranging from Inspirato residences and hotel partners to custom experiences such as luxury cruises and safaris. Inspirato Pass subscribers have full access to all the benefits of Inspirato Club, including the ability to pay members-only nightly rates to book trips of their choice, access to our booking promotions, and personalized service on every trip.

Inspirato Select

Launched in 2022, Inspirato Select subscribers pay an enrollment fee and annual subscription. Inspirato Select’s hallmark benefit is the ability to book and share Inspirato Select Trips at no additional cost. Subscribers can choose from more than 555 thousand trip options, including branded Inspirato luxury vacation homes, luxury hotels, and five-star resorts. The initial subscription comes with three Inspirato Select Trips; subscribers may then purchase packages of additional trips whenever they like. Inspirato Select also provides all the benefits of Inspirato Club, including access to book a la carte travel within Inspirato’s exclusive portfolio at members-only nightly rates with five-star personalized service on every trip. Inspirato Select Trips are 100% transferrable and may be shared with others at no additional cost.

Other Offerings

Inspirato for Good

Inspirato for Good is an easy-to-use, no-commitment platform designed to help nonprofit organizations accelerate funding results. Through this new platform, we partner with nonprofit organizations to sell luxury travel packages (consisting of an Inspirato Club subscription and luxury vacation) at live and silent auctions, paddle raises, and other giving channels.

Inspirato for Business

Inspirato for Business is our new business-to-business channel through which we sell subscription and travel products directly to businesses seeking to leverage luxury accommodations to recruit, retain, and reward their employees.

Our Value Proposition

We provide exceptional vacations with outstanding value for luxury travelers (who drive demand) and attractive economics and certainty for hospitality suppliers including hotels, resorts and luxury vacation rental property owners (who drive supply).

Value Proposition for Luxury Travelers

Inspirato addresses the following core marketplace problems faced by luxury travelers:

•

Inconsistent quality of accommodations. Booking vacation residences through online platforms that are simply intermediaries for the actual property owner/manager, in contrast with booking with Inspirato where we directly manage and control the residence and deliver the experience, involves inherent uncertainty. Travelers cannot be certain of the quality of their accommodations until they enter the residence. This is an acute problem for luxury travelers who do not want to subject themselves to “vacation roulette” and a potentially poor experience that does not meet their expectations.

•

Inconsistent quality of service. High-quality personal service is a primary expectation for luxury travelers. However, luxury vacation rental properties are typically available through online booking platforms acting as intermediaries for the actual property owner/manager, rather than true hospitality brands like Inspirato with deep service expertise. As a result, professional on-site service is often unpredictable, not standardized, or only available at additional cost, resulting in a disappointing experience.

•

Anxiety regarding nightly rate value. With the proliferation of online booking sites and travel platforms, we believe it is increasingly difficult for travelers to feel confident that they obtained a “good rate” when booking luxury accommodations. In addition, real-time revenue management practices can drive rapidly changing pricing that create challenges for consumers seeking peace of mind about value. Together, these conditions can make the booking process stress-inducing, time-consuming, and ultimately an anxiety-driven and tedious comparison-shopping process.

•

Frustration with unclear and undisclosed fees. Travelers continue to express frustration with high nightly hotel rates, high resort fees, and other additional costs. Consumers often click on digital ads featuring attractive nightly rates only to later find that the real rate is significantly higher than the advertised price. The frustration has resulted in multiple lawsuits against major hotel companies as well as pushes for legislation at the state and federal levels.

Our subscription offerings are intended to solve these pain points by offering the following benefits to luxury travelers:

•

Certainty of luxury accommodations. All Inspirato subscriptions provide exclusive access to a high-quality portfolio of luxury properties that we directly manage to our high standards. For example, when we onboard luxury vacation homes into our portfolio, we typically outfit them with premium linens, kitchenware, technology, and other amenities and then refresh them at regular intervals to ensure they meet our standards. In addition, after each guest checks out from a stay, we perform a detailed walkthrough to ensure it is ready for the next arrival, thus ensuring a consistent quality experience for our members.

•

Certainty of high-quality personalized service. Inspirato is a hospitality company, rather than an online booking platform, with an expert team of dedicated professionals that offer personalized service comparable to the finest hotel and resort brands. Every Inspirato trip includes pre-trip itinerary planning, on-site concierge service, and daily housekeeping. In particular, our on-site staff are available to our subscribers to assist with their needs during their stay, to ensure we provide the level of confidence and assurance that luxury travelers expect.

•

Confidence with regard to value. We believe our subscription model and partnerships with hospitality suppliers lead to reduced rates versus comparable luxury vacation alternatives, while saving our subscribers from the hassle of scouring travel websites to confirm whether they have found the best rate or value for their stay.

•

Simple, transparent fee structure. Inspirato Pass subscribers pay a monthly subscription fee in exchange for their Pass travel and are not subject to per-trip taxes, resort fees, and other add-on charges imposed by certain hotels. This provides them with predictability and certainty regarding their travel costs and spares them the frustration of encountering unclear or undisclosed fees. Inspirato Club subscribers are charged a flat rate for taxes and fees for trips purchased a la carte.

•

Safe, private luxury residences. We believe our portfolio of private luxury residences offers a level of safety and cleanliness that traditional hospitality companies are not able to offer since private residences do not expose travelers to shared amenities such as elevators, lounges, restaurants, gyms, and pools.

Inventory Management and Expansion

Overall Approach

We are highly disciplined in our overall approach to growing and managing our luxury vacation portfolio.

•	We carefully choose new destinations, accommodations, and experiences based on market trends, booking results, subscriber feedback, and other factors to align our additions with demand.
•

We only seek to partner with hotels and resorts that align well with the Inspirato luxury hospitality brand and offer service commensurate with our own, to ensure that every trip booked through our platform meets or exceeds our subscribers’ expectations.

Managing our Residences

Since our founding over ten years ago, we have developed a highly flexible, asset-light approach to controlling and managing our residences. The central tenet of this approach is that we lease our homes, paying the owners fixed rental income, rather than buying them. Our leases typically permit us to terminate within one years’ notice, giving us the ability to remove underperforming residences as well as curate the portfolio generally in response to market opportunities and travel demand trends. Many of our leases also have a

“force majeure” clause in anticipation of impossible-to-predict disruptive market events. During the COVID-19 pandemic, we were able to collaborate with our landlord partners regarding these clauses to significantly reduce operating costs.

In addition to traditional leases, we also use other flexible arrangements to secure less than approximately 10% of our residences. These include net rate and profit-sharing agreements whereby we pay the property owner based on occupancy and costs instead of fixed monthly payments.

Competitive Strengths

As an innovator within the luxury travel subscription market, we believe we have built significant barriers to entry for competitors with an array of differentiated strengths.

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Managed and Controlled Residential Inventory. As of December 31, 2022, our selection of Inspirato residences included 523 private luxury vacation homes in 135 destinations. These residences include leased properties where we directly manage, maintain, and operate the asset, as well as resort-based properties where we work closely with resort partners to ensure an exceptional subscriber experience. By managing and controlling these assets directly, including staffing them with Inspirato team members, we are able to deliver a consistent experience comparable to top luxury hospitality resort brands, versus a “vacation roulette” experience that is dependent on the expertise and attention of the individual homeowner or a local property management company.

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Rate and Calendar Control. We manage nightly rates and calendar availability for our residences and leased hotel inventory, without owner interference. This allows us to revenue-manage each inventory unit to (i) help maximize occupancy by ensuring our rates are competitive with comparable accommodations in the applicable market, (ii) help reduce spoilage, and (iii) leverage availability to increase subscriber engagement and retention through booking promotions, “surprise and delight” outreach, and other tactics.

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Control Over Bookings and Property Maintenance. We control the booking calendar for the majority of our Inspirato residences, giving us visibility into actionable metrics such as how often and what times of year homes are typically used. This provides us greater control over proactive property maintenance planning and necessary repairs and upgrades. For example, we are able to more precisely plan renovations and other significant activities such as painting, flooring, and furniture updates compared to companies that don’t control the calendars for their properties.

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Flexible Cost Structure. Our leases and other inventory agreements, as well as our overall strategic property mix, provide us with flexibility to respond to changes in travel demand and events beyond our control. For example, as of December 31, 2022, 93% of our leases included a “force majeure” clause in the event of severe unexpected business disruption. Further, in addition to leasing individual luxury vacation homes, we also lease inventory from hotel and resort partners with flexible termination provisions. Together, these approaches enable us to tailor our overall inventory cost structure to meet changing demand.

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Expert Sales and Service Teams. We maintain an expert sales and service organization, including sales professionals to welcome new subscribers, relationship-driven Care teams to create the overall Inspirato experience, and on-site concierge teams to deliver memorable vacations. Each of these teams undergoes regular training to enrich their expertise as hospitality specialists and ambassadors of the Inspirato brand. We believe the high-quality service they deliver is a key differentiator separating Inspirato from other hospitality companies.

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Predictable Subscription Revenue. Our subscriber base provides predictable, consistent cash flow and stability relative to many traditional hospitality and revenue models. Subscription fees generate recurring revenue. Incentives for upfront prepayment of monthly subscription fees, typically in the form of a waived enrollment fee, travel credit or a free trip, ensure that new subscribers remain customers for a minimum period of time, and enhance retention.

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Multiple Customer Journeys. Inspirato trips can only be booked through our website, iOS application, or Care teams. They cannot be booked through online travel agencies or other third-party channels. In addition, our Care teams and on-site concierge staff help with trip planning, which is a service many hotel companies do not offer. As a result, we engage with our subscribers throughout the entire booking journey on every trip they take, from consideration, to booking, planning, in-

residence, checkout, and post-trip feedback. We also engage with them through a parallel renewal journey, pro-actively marketing booking promotions, subscriber benefits, upgrade opportunities, and other aspects of our value proposition to maximize retention. We believe our deep involvement in these twin customer journeys gives us greater influence and impact over their customer experience than luxury hospitality companies that do not utilize our service approach or a subscription platform.

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Trusted Luxury Brand, Proprietary Database. Since 2011, we have made significant investments to build a one-of-a-kind luxury hospitality brand anchored by an innovative subscription platform. At the same time, we have used data-driven marketing to build a proprietary database of over 1.1 million affluent individuals who have demonstrated interest in Inspirato as of December 31, 2022.

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Network Effect. We believe Inspirato’s growth trajectory will benefit from a business phenomenon referred to as the “network effect.” Network effects are typically positive, resulting in individual users deriving more value and utility from a product as other users join the same network. In our case, as we acquire more subscribers, we are able to more aggressively expand our portfolio, which in turn quickly improves the value proposition for subscribers by giving them access to more exceptional luxury vacation options.

Technology

Our technology platform was built for the unique needs of our subscribers; it allows us to quickly adapt to what our subscribers require and delivers deep business intelligence insights to help us manage our platform. It was built to scale and operates through a patented algorithm, which can be adjusted depending on business needs. We believe that this algorithm will enable us to efficiently manage trips with scale to optimize profitability of the inventory.

Our subscriber experiences sit on a technology platform that has allowed for maximum flexibility in our product development strategy. Inspirato has invested significantly for many years in engineering, product, and design in order to build out the platform. We operate a modern technology stack that allows for rapid development and deployment as well as integrations. We have a dedicated engineering team responsible for development and the creation of new features to support our products and services across a full range of devices (desktop, mobile web and native mobile applications). Our engineering teams use an agile development process that allows us to deploy frequent iterative releases for product and service features.

Design has been at the core of everything we do, and it has enabled us to create an intuitive and attractive user interface. Inspirato uses customer feedback to optimize the platform and have employees dedicated to supporting subscribers through the booking process. Our subscribers vary in age and technological sophistication, and we believe that our user interface is built for a broad subscriber base.

Sales and Marketing

Our sales and marketing strategy is designed to support new subscriber acquisition, subscriber upgrades, subscriber bookings, and subscriber retention. We rely on a mix of tactics to generate demand for each of these revenue lines, using a full-funnel approach to reach its audiences at multiples stages within each consideration process. These include print, digital, video and television buys to build general brand awareness; performance marketing tactics such as direct mail, paid digital media, and paid search; multiple brand urgency campaigns each year to help drive predictable results; and a highly trained team of Sales and Care team professionals. With all of our performance marketing programs for new subscriber acquisition, we use iterative data-driven models developed in partnership with leading data providers to help us target high net worth individuals as potential new customers. We have also made significant investment in leading marketing technology such as Salesforce Marketing Cloud, as well as leading marketing customer relationship management practices designed to drive sales and marketing alignment.

Human Capital

Our People and Culture

Inspirato’s culture is embodied by our three core values: We Care. We Inspire. We Dream Big. By staying true to these values, we have created a company where talented people can do great work and drive value for all of our stakeholders. These values guide us in everything we do, from individual everyday tasks to high-level strategic planning. They foster a culture of dialogue, collaboration, recognition, achievement, and sense of family that contributes to our long-term success.

We engage and empower our team with ongoing career and learning and development opportunities. Fostering a growth mindset facilitates a culture where all voices are heard and team members can take informed risks, make mistakes, ask questions, and seek creative solutions to tough problems. This approach helps us build a strong bench of leaders for tomorrow’s business challenges. Continued growth and success will depend on the performance of our current and future employees, including certain key employees. Recruitment and retention of these individuals is vital to growing our business and meeting our business plans. We espouse the principal that all Inspirato team members can bring their whole selves to work and thrive.

As of March 1, 2023, we employed a total of approximately 813 team members globally. These employees are highly concentrated in Operations (470 employees) and Sales and Marketing (189 employees). Our focus on customer-facing employees helps us to provide luxury service to our subscribers that we believe is industry-leading.

Importantly, our values and the culture they inspire extend to our relationships with every Inspirato subscriber. Led by our Sales and Care team professionals, we foster a long-term, personal rapport with each Inspirato family, not only to promote our customer satisfaction and retention goals, but also to fulfill our mission of inspire lasting memories and relationships by changing the way family and friends experience the world. We believe our culture is real, valued, deeply ingrained, and sustained in part by robust and scalable training that helps create consistently positive subscriber interactions and experiences.

We are committed to hiring a diverse workforce. We seek to foster an inclusive environment where everyone feels welcome to be their authentic selves and all voices are heard — an environment that is aligned with our values and that reflects our global community.

Our culture is also one of inclusion. We actively work to dismantle inequities within our policies, systems, programs and services to ensure that Inspirato is a space where everyone feels welcome and comfortable with their identity. We continuously aspire to be a more equitable, safe, and welcoming work environment for all of our team members, and a better advocate to the communities we serve.

Seasonality

Our travel revenues are seasonal, reflecting typical travel behavior patterns of travelers over the course of the calendar year. While results were less predictable as a result of COVID-19 and related travel restrictions, in a typical year, the first, third, and fourth quarters have higher travel revenues than the second quarter. Our subscription services are seasonal to the extent that interest from potential new subscribers tends to also follow travel revenue, however revenues from existing subscribers are not impacted by seasonality.

Our key metrics, including total revenues, Adjusted EBITDA and Free Cash Flow, are also impacted by the timing of holidays and other events. Holidays and other events generally increase the rates we are able to charge for travel which results in higher gross margin. The majority of our costs are relatively fixed across quarters.

Intellectual Property

Our success depends in part on our ability to obtain, maintain, protect, defend, and enforce our intellectual property. We rely on a combination of patent, copyright, trademark, and trade secret laws in the United States and certain other jurisdictions, as well as contractual restrictions, to protect our intellectual property rights. We also license certain software and other intellectual property from third parties for integration into our product solutions, including open-source software and other software available on commercially reasonable terms.

We cannot assure you that any of our pending patent applications will result in the issuance of a patent or whether the examination process will require us to narrow our claims. Our existing patents and any patents that are issued in the future may be contested, circumvented, found unenforceable, narrowed in scope or invalidated, and we may not be able to prevent third parties from infringing, misappropriating or otherwise violating them or any of our other intellectual property rights. Furthermore, our competitors or other third-parties may also claim that our technology infringes, misappropriates or otherwise violates their intellectual property rights. With regard to our brand, we have registered “Inspirato” as a trademark in the United States, Canada and certain other countries.

In addition to trademark protection, we reserve and registers domain names when and where deemed appropriate and are the registered holder of more than 176 domain names, including “inspirato.com.”

As of December 31, 2022, we have two U.S. patents issued covering our subscription-based booking and service tailoring technology.

We control access to, and use of, our solutions and other confidential and proprietary information through the use of internal and external controls, including contractual protections with employees, contractors, customers, partners, and other third parties. Despite our efforts to protect our trade secrets and proprietary rights through intellectual property rights, licenses, contractual provisions, and confidentiality and invention assignment agreements, unauthorized parties may still copy or otherwise obtain and use our software, technology, trade secrets, or proprietary or confidential information, and such risks may increase as we attempt to expand into jurisdictions where such rights are less easily enforced, or are more subject to reverse engineering or misappropriation due to local legal requirements. For more information, see the section titled “Risk Factors — Risks Related to Our Intellectual Property.”

Regulatory Compliance

Our overall business approach and strategy includes rigorous attention to regulatory compliance, as our operations are subject to regulations in the following principal areas, across a wide variety of jurisdictions.

Property and Accommodations Regulation

Our business is subject to U.S. and foreign federal, state and local laws and regulations that vary widely by city, country and property type. In many cities, local regulations affect our ability to offer accommodations for specified durations or in certain neighborhoods. Hospitality and transient accommodations operations are also subject to compliance with the U.S. Americans with Disabilities Act and other laws and regulations relating to accessibility, and to laws, regulations and standards in other areas such as zoning and land use, licensing, permitting and registrations, fire and life safety, environmental and other property condition matters, staffing and employee training, cleaning protocols and other COVID-19 requirements, and property “star” ratings where required. Additionally, our real estate owners are also responsible for their own compliance with laws, including with respect to their employees, property maintenance and operations, environmental laws and other matters.

Before signing any new leases in a new market, we engage local legal counsel to help identify relevant regulatory requirements. This research includes analysis on licensing and zoning, building code, accessibility and operations requirements, fire and life safety regulations, tax compliance, and local employment laws. Every leased property has unique characteristics, requiring further due diligence and regulatory analysis before each new lease signing.

We monitor regulatory changes in each existing market on an ongoing basis. To facilitate growth and compliance work in each city, we also proactively establish relationships with local regulatory agencies, elected officials, business and community groups to build trust and improve understanding of our business model.

Privacy and Data Protection Regulation

In processing travel transactions and information about guests and their stays, we receive and store a large volume of data, including a large volume of personal information. The collection, storage, processing, transfer, use, disclosure, protection, and other processing of this information are increasingly subject to laws and regulations in numerous jurisdictions around the world, such as the European Union’s GDPR and variations and implementations of that regulation in the member states of the European Union, the UK General Data Protection Regulation and UK Data Protection Act, PIPEDA and Canadian provincial legislation, as well as privacy and data protection laws and regulations in various U.S. states and other jurisdictions, such as the California Consumer Privacy Act (as amended by the California Privacy Rights Act), and similar legislation in other states.

The scope of many of these laws and regulations are changing, subject to differing interpretations, and may be inconsistent among jurisdictions or conflict with other laws and regulations. It is possible that these laws and regulations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other laws and regulations or our practices. For more information, see the section titled “Risk Factors — Risks Related to Intellectual Property and Data Privacy — If we fail to comply with federal, state and foreign laws and regulations relating to privacy, data protection and information security, we may face potentially significant liability, negative publicity and an erosion of trust, and increased regulation could materially adversely affect our business, results of operations and financial condition.”

Employment

We are also subject to laws governing our relationship with employees, including laws governing wages and hours, benefits, immigration, workplace safety and health, and hotel-specific ordinances.

Other Regulation

Our business is subject to various other laws and regulations, involving matters such as income tax and other taxes, consumer protection, online messaging, advertising and marketing, the U.S. Foreign Corrupt Practices Act and other laws governing bribery and other corrupt business activities, and regulations aimed at preventing money laundering or prohibiting business activities with specified countries or persons. As we expand into additional markets, we will be subject to additional laws and regulations.

The regulatory environment in each market is often complex and evolving, and can be subject to significant change. Some relevant laws and regulations are inconsistent and ambiguous, and could be interpreted by regulators and courts in ways that could adversely affect our business, results of operations, and financial condition. Moreover, certain laws and regulations have not historically been applied to an innovative hospitality provider such as us, which often makes their application to our business uncertain. For additional information regarding the laws and regulations that affect our business, see the section of this prospectus titled “Risk Factors.”

Competition

The market to provide hospitality services is very competitive and highly fragmented. In addition, the barriers to entry are low and new competitors may enter. Our competitors may adopt aspects of our business model or may introduce new business models or services that we may need to adopt or otherwise adapt to in order to compete, which could reduce our ability to differentiate our business or services from those of our competitors. Increased competition could result in a reduction in revenue, fewer attractive properties, higher lease rates, higher costs or reduced market share. We believe we compete primarily on the basis of the quality of our residences, the variety and attractiveness of our residences, and our high-quality subscriber experience that is a result of the luxe services provided by our care teams, concierges and planners. Our current or potential competitors include:

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global hotel chains such as Hyatt Hotels Corporation, Intercontinental Hotel Group, Marriott International, Radisson Hotel Group and Wyndham Hotels & Resorts as well as boutique hotel chains and independent hotels;

•	online travel agencies such as Booking Holdings and Expedia Group; and
•	home-sharing and rental services and short-term vacation rentals such as Airbnb, Vacasa, Sonder, AvantStay, Evolve, and Awaze.

Facilities

We are headquartered in Denver, Colorado, where we have lease commitments for approximately 44,715 square feet. We have taken measures to improve the efficiency standards of our corporate office, including reducing waste, water, and power.

Legal Proceedings

From time to time, we may become involved in litigation or other legal proceedings arising in the ordinary course of our business. We are not currently a party to any material litigation or legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business operations. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, negative publicity, reputational harm and other factors.

Class Action Complaint Relating to Restatement

On February 16, 2023, a class action lawsuit was filed in the U.S. District Court in the District of Colorado captioned Keith Koch, Individually and on behalf of all others similarly situated v. Inspirato Incorporated, Brent Handler, and R. Webster Neighbor. The complaint alleges violations of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder against all defendants, and Section 20(a) of the Exchange Act against the individual defendants. The complaint generally alleges that certain of our prior public statements about our results of operations and financial condition were materially false and misleading because they misrepresented and failed to disclose adverse facts pertaining to the restatement of our unaudited condensed consolidated financial statements as of and for the Non-Reliance Periods.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Other than compensation arrangements with directors and executive officers described under “Executive Compensation” and “Management” and elsewhere in this prospectus, below is a description of transactions since January 1, 2021 to which the Company, Thayer or Inspirato LLC was a party or will be a party, in which:

●	The amounts involved exceeded or will exceed $120,000; and
●	Any members of our managers, directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Thayer Relationships and Related Party Transactions Prior to the Business Combination

Sponsor Subscription Agreement

On February 10, 2022, the Sponsor entered into the Sponsor Subscription Agreement, with Thayer and Inspirato LLC, pursuant to which Inspirato LLC agreed to waive Thayer’s obligation to satisfy the $140 million minimum cash condition contained in the Business Combination Agreement. In consideration for this waiver, the Sponsor agreed to (i) forfeit an additional 65,000 shares of Thayer Class B Common Stock at the Closing and (ii) purchase 490,197 shares of the Company’s Class A Stock for $10.20 per share, for aggregate proceeds of approximately $5.0 million, in a private placement prior to April 7, 2022. In connection with the private placement, the Sponsor agreed to subject an additional 1.0 million shares of Thayer Class B Stock (which became 1.0 million shares of our Class A Common Stock upon the Closing) to forfeiture in the event the purchase and sale does not occur within the 60-day period. Thayer agreed to waive its right to appoint a director to the Board.

Private Placement Shares

Simultaneously with the closing of the Thayer IPO, Thayer issued 7,175,000 Private Warrants at a price of $1.00 per Private Warrant to the Sponsor, generating proceeds of $7.175 million.

Each Private Warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Warrants to the Sponsor was added to the proceeds from the Thayer IPO held in the Trust Account. The Private Warrants are non-redeemable for cash and exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees.

The purchasers of the Private Warrants agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Warrants (except to permitted transferees) until 30 days after the completion of the Business Combination. On February 14, 2022, all 7,175,000 Private Warrants were exercised on a cashless basis into 5,078,965 shares of our Class A Common Stock.

Administrative Support Agreement

Commencing on the date of the Thayer IPO and continuing until the Closing, Thayer paid the Sponsor $20,000 per month for office space and administrative and support services. The Sponsor has waived fees under such agreement since the Thayer IPO. As a result, no charges were incurred as of December 31, 2021.

The Sponsor, Thayer’s executive officers and directors, or their respective affiliates have not been reimbursed for any out-of-pocket expenses incurred in connection with activities on Thayer’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations targets to the extent such expenses have exceeded the amount required to be retained in the Trust Account, unless the Business Combination is consummated. Upon the Closing, the Administrative Support Agreement terminated.

Sponsor Loans

In addition, in order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor or certain of Thayer’s officers and directors may, but were not obligated to, loan Thayer funds as may be required. The terms of such loans by Thayer’s officers and directors, if any, were not determined and no written agreements exist with respect to such loans.

PIPE Investment

In connection with the Business Combination Agreement, certain PIPE Subscribers entered into Subscription Agreements with Thayer, pursuant to which the PIPE Subscribers subscribed for shares of Thayer Class A Common Stock in connection with the PIPE. Brent Handler Revocable Trust, an entity affiliated with Brent Handler, Inspirato’s Chief Executive Officer and a member of its board of managers, purchased 1.0 million shares of Thayer Class A Common Stock, Brad Handler, Inspirato’s Executive Chairman and a member of its board of managers, purchased 395,000 shares of Thayer Class A Common Stock, Elk Sierra, LLC, an entity affiliated with Scot Sellers, a member of Inspirato’s board of managers, purchased 84,432 shares of Thayer Class A Common Stock, and David Kallery, Inspirato’s President, purchased 25,000 shares of Thayer Class A Common Stock, each pursuant to a Subscription Agreement on substantially the same terms and conditions as the other PIPE Subscribers. KPCB Holdings, Inc., an entity affiliated with KPCB Investment I, Inc., which beneficently owns more than 5% of the outstanding shares of the Company’s Common Stock after the Business Combination, purchased 611,250 shares of Thayer Class A Common Stock, Institutional Venture Partners XIII, L.P., an entity affiliated with Inspirato Group, Inc. (IVP), which beneficently owns more than 5% of the outstanding shares of the Company’s Common Stock after the Business Combination, purchased 570,000 shares of Thayer Class A Common Stock, Alps Investment Holdings LLC, an entity affiliated with Revolution Portico LLC, which beneficently owns more than 5% of the outstanding shares of the Company’s Common Stock after the Business Combination, purchased 500,000 shares of Thayer Class A Common Stock, and W Capital Partners III, L.P., an entity affiliated with W Capital Partners III IBC, Inc., which beneficently owns more than 5% of the outstanding shares of the Company’s Common Stock after the Business Combination, purchased 395,155 shares of Thayer Class A Common Stock, each pursuant to a Subscription Agreement on substantially the same terms and conditions as the other PIPE Subscribers.

Inspirato LLC Relationships and Related Party Transactions Prior to the Business Combination

Unless the context otherwise requires, any reference in this section of this prospectus to “Inspirato,” “we,” “us” or “our” refers to Inspirato LLC and its consolidated subsidiaries prior to the consummation of the Business Combination.

Exclusive Resorts

Inspirato leases 18 residences from Exclusive Resorts LLC (“Exclusive Resorts”). Exclusive Resorts is an affiliate of Revolution Portico Holdings LLC, which beneficially owns more than 5% of Inspirato’s equity interests. For the years ended December 31, 2021 and 2022, Inspirato recognized $3.4 million and $2.6 million, respectively, in expenses related to these lease agreements. At December 31, 2021 and 2022, Inspirato had paid all amounts due and payable under the lease agreements.

In December 2013, Inspirato LLC entered into a commercial agreement with Exclusive Resorts which provides that Exclusive Resorts members may purchase Inspirato subscriptions without paying an initiation fee. Inspirato then provides certain hospitality services to the Exclusive Resorts’ members that are also Inspirato’s subscribers and these subscribers can book vacations with Inspirato using such subscriber’s Exclusive Resorts annual dues. Exclusive Resorts pays Inspirato for Exclusive Resorts’ members usage of Inspirato’s benefits and services. In the years ended December 31, 2021 and 2022, balances due from Exclusive Resorts under these arrangements were approximately $0.4 million and $0.7 million, respectively.

Series E Preferred Unit Financing

In connection with the Series E Preferred Unit Financing in 2017, Inspirato entered into the Inspirato LLCA, the Amended and Restated Investor Rights Agreement, and the Amended and Restated Right of First Refusal and Co-Sale Agreement with certain members of Inspirato including BRM Ventures, LLC, Inspirato Investors LLC, KPCB Investment I, Inc., Inspirato Group, Inc., Millennium Finance Co. IX, L.P., Revolution Portico Holdings LLC, and W Capital Partners III IBC, Inc., each at least 5% holders of Inspirato’s units, Brent Handler, Inspirato’s Chief Executive Officer and member of Inspirato’s board of managers, Brad Handler, Inspirato’s Executive Chairman and member of Inspirato’s board of managers, and Handler Investments, L.P., which is affiliated with Brad Handler. Ted Schlein, a member of Inspirato’s board of managers, is affiliated with KPCB Investment I, Inc. Todd Chaffee, a member of Inspirato’s board of managers, is affiliated with Inspirato Group, Inc. John Sabin, a member of Inspirato’s board of managers, is affiliated with Revolution Portico Holdings LLC. Upon the completion of the Business Combination, the Inspirato LLCA was amended and restated.

The Amended and Restated Investor Rights Agreement

The Amended and Restated Investor Rights Agreement grants to certain Inspirato members, including Inspirato Investors LLC, KPCB Investment I, Inc., Inspirato Group, Inc., Millennium Finance Co. IX, L.P., Revolution Portico Holdings LLC, and W Capital Partners III IBC, Inc., each at least 5% holders of Inspirato’s units, and Brent L. Handler Revocable Trust, an entity affiliated with Brent Handler, Inspirato’s Chief Executive Officer and member of Inspirato’s board of managers, HFIN 2020 Trust and Handler Children’s Remainder Trust, entities affiliated with Brad Handler, Executive Chairman and member of Inspirato’s board of managers, registration rights with respect to the registrable securities held by such member, and grants to BRM Ventures, LLC and Revolution Portico Holdings LLC pre-emptive rights over new equity issuances, and information rights. Upon the completion of the Business Combination, the Amended and Restated Investor Rights Agreement terminated.

The Amended and Restated Right of First Refusal and Co-Sale Agreement

The Amended and Restated Right of First Refusal and Co-Sale Agreement provided for Inspirato or its designees rights of first refusal, co-sale and drag-along rights in respect of sales of units by certain members including, BRM Ventures, LLC, Inspirato Investors LLC, KPCB Investment I, Inc., Inspirato Group, Inc., Millennium Finance Co. IX, L.P., Revolution Portico Holdings LLC, and W Capital Partners III IBC, Inc., each at least 5% holders of Inspirato’s units, and Brent Handler, Brent L. Handler Revocable Trust, an entity affiliated with Brent Handler, Inspirato’s Chief Executive Officer and member of Inspirato’s board of managers, Brad Handler, HFIN 2020 Trust and Handler Children’s Remainder Trust, entities affiliated with Brad Handler, Executive Chairman and member of Inspirato’s board of managers. Upon the completion of the Business Combination, the Amended and Restated Right of First Refusal and Co-Sale Agreement terminated.

Guarantee of Surety Bonds

Inspirato’s merchant services agreement with American Express Travel Related Services Company, Inc. requires Inspirato to maintain a reserve of $20,000,000, which Inspirato satisfied by means of a surety bond. The bond surety company required an additional indemnification for issuance of the bond. Inspirato had a reimbursement agreement with each of Brent Handler, Inspirato’s Chief Executive Officer and member of Inspirato’s board of managers, and Brad Handler, Inspirato’s Executive Chairman and member of Inspirato’s board of managers, from March 2018 to September 2019 under which Inspirato agreed to reimburse Messrs. Handler and Handler for indemnification payments made to the bond surety company and paid to Brent Handler and Brad Handler an aggregate of approximately $118,000 and $162,000, respectively, for each of their personal indemnification obligations to the bond surety company. Such amounts were computed as 7% per annum of the indemnified amount.

Lease Transactions

In June 2021, Inspirato’s board of managers approved a transaction whereby Brent Handler, Inspirato’s Chief Executive Officer and member of Inspirato’s board of managers, and Brad Handler, Inspirato’s Executive Chairman and member of Inspirato’s board of managers, who have each agreed to acquire a condominium from a third-party developer in Charleston, South Carolina and have agreed to lease these condominiums to Inspirato. Construction of the properties is expected to be completed in approximately 14-18 months and upon issuance of the certificates of occupancy, Brent and Brad Handler have agreed to purchase the properties. Inspirato expects to enter into lease agreements with each of Brad and Brent Handler on terms substantially similar to other landlords on Inspirato’s standard lease. Monthly payments under the lease agreements are expected to be approximately $13,000 for each property. Inspirato expects to make monthly payments of approximately $2,500 and $2,400 to Brent Handler and Brad Handler, respectively, through the construction completion date, but not to exceed 36 months, to offset upfront investment costs. Such monthly amounts were computed at 5.5% of the 20% upfront deposit to be paid annually.

Employment Agreements

Inspirato has entered into employment agreements and offer letter agreements with certain of its executive officers. See the section entitled “Executive Compensation — Named Executive Officer Employment Arrangements” and the following description of Inspirato’s employment agreements with Brad Handler and Robert Kaiden.

Brad Handler

As of December 31, 2022, Mr. Handler’s base annual salary is $257,500 and his annual target bonus is 37.5% of his base annual salary. For 2021, Brad Handler was paid $180,000 of salary with a bonus of $100,000. In September 2021, Inspirato entered into an employment agreement with Mr. Handler as executive chairman that provides for an annual base salary, eligibility to receive an annual target bonus, eligibility to participate in employee benefit or group insurance plans maintained from time to time by Inspirato, and certain travel benefits with Inspirato on terms consistent with those that have been in place since 2014. Additionally, Mr. Handler’s employment agreement provided for an initial grant of 625,000 restricted stock units following the Closing. Mr. Handler’s employment agreement provides for severance protection the same terms as those provided for Mr. Brent Handler in the section entitled “Executive Compensation - Potential Payments on Termination or Change in Control.”

Robert Kaiden

In March, 2023, we entered into an offer letter with Robert Kaiden, our new Chief Financial Officer, effective March 21, 2023. Mr. Kaiden’s offer letter provides for an annual base salary, eligibility to receive an annual target bonus, eligibility to participate in employee benefit or group insurance plans maintained from time to time by us, and certain travel benefits with us. Mr. Kaiden’s initial base annual salary is $500,000 and his initial annual target bonus is 50% of his base annual salary (provided Mr. Kaiden’s bonus for 2023 will be eligible for a payout equal to 75% of his target bonus, and will be payable in the form of RSUs). Mr. Kaiden will also receive a $200,000 signing bonus, subject to being paid back on a prorated basis if Mr. Kaiden leaves within his first year of employment.

Mr. Kaiden’s offer letter provides for an initial grant of RSUs covering 1,500,000 shares. Mr. Kaiden will be considered for annual equity awards in each subsequent year commensurate with other similarly situated executives. Any such RSU awards granted to Mr. Kaiden will vest with respect to 25% of the RSUs subject to such award on the one year anniversary of the date of grant, and 1/16th of the RSUs subject to such award will vest each quarter thereafter, subject to Mr. Kaiden’s continued service.

Mr. Kaiden’s offer letter provides for a second initial grant of RSUs covering 1,000,000 shares. 50% of the RSUs subject to such RSU award will vest on the one year anniversary of the date of grant, and 1/8th of the RSUs subject to such award will vest quarterly thereafter, subject to Kaiden’s continued service.

Under the terms of his employment agreement, if Mr. Kaiden’s employment is terminated by us without cause, then Mr. Kaiden will become eligible to receive the following benefits:

●	an amount equal to the sum of 12 months of his annual base salary and 100% of his annual target bonus; and

●	if a change of control (as such term is defined in Mr. Kaiden’s offer letter), occurs and Mr. Kaiden’s employment is terminated without cause in connection with such change of control, 50% of Mr. Kaiden’s unvested shares subject to equity awards will vest.

Inspirato Incorporated Related Party Transactions

Registration Rights Agreement

On February 11, 2022, in connection with the Closing, Inspirato, the Sponsor, Thayer’s directors, certain equity holders of Inspirato, and the other parties thereto entered into the Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we filed with the SEC (at our sole cost and expense) a shelf registration statement registering the resale of certain shares of our Class A Common Stock from time to time, and we shall use commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof. Our stockholders party to the Registration Rights Agreement may demand underwritten offerings, including block trades, of their registrable securities by us from time to time. Each such group of demanding holders may request to sell all or any portion of their registrable securities in an underwritten offering as long as the total offering price is expected to exceed in the aggregate $20.0 million. Parties subject to the Registration Rights Agreement will be entitled to unlimited piggyback registration rights, subject to certain exceptions in the case of demands for underwritten block trades.

Indemnification Agreements

Inspirato LLC has entered into indemnification agreements with its executive officers and members of its board of managers. The indemnification agreements require Inspirato LLC to indemnify its executive officers and members of its board of managers to the fullest extent permitted by Delaware law. Following the Business Combination, these agreements were replaced with new indemnification agreements for each of our post-Closing directors and executive officers. For additional information, see “Management — Limitation on Liability and Indemnification of Directors and Officers.”

Policy for Approval of Related Party Transactions

The audit committee of our board of directors has adopted a charter, providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

Director Independence

Please see the section titled “Management — Director Independence” and “Management — Board Committees” for information regarding the independence of the board of directors and the committees of the board of directors.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages, and positions of our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Executive Officers
Brent Handler	54	Chief Executive Officer and Director
Brad Handler	55	Executive Chairman and Director
David Kallery	58	President
Robert Kaiden	55	Chief Financial Officer*
Non-Employee Directors
Michael Armstrong(1)(2)	50	Director
Scott Berman(3)	60	Director
Eric Grosse(1)(2)	54	Director
Ann Payne(1)(3)	63	Director
Scot Sellers(2)(3)	66	Director
(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

*Robert Kaiden was appointed Chief Financial Officer effective March 21, 2023.

Executive Officers

Brent Handler is a co-founder of Inspirato and has served as our Chief Executive Officer and on our Board since February 2022. He has also served as the Chief Executive Officer of Inspirato LLC and as a member of its Board of Managers since January 2010. Before co-founding Inspirato, Mr. Handler co-founded Exclusive Resorts and served as its President from 2002 to 2009. Mr. Handler holds a B.S. in Business from the University of Colorado, Boulder.

We believe Mr. Handler is qualified to serve as a member of the Board due to the perspective and experience he brings from decades of experience in the travel industry and leadership of Inspirato over the last ten years.

Brad Handler is a co-founder of Inspirato and has served as our Executive Chairman and on our Board since February 2022. He has also served as the Executive Chairman of Inspirato LLC and as a member of its Board of Managers since January 2010. Before co-founding Inspirato, Mr. Handler co-founded Exclusive Resorts and from 2002 to 2009 served in roles including Chairman and Chief Executive Officer. Mr. Handler holds a B.A. in history, from the University of Pennsylvania, a B.S.E in Economics with a concentration in Decision Science from the University of Pennsylvania and a J.D. from the University of Virginia School of Law.

We believe Mr. Handler is qualified to serve as a member of the Board due to the perspective and experience he brings from decades of experience in the travel industry and leadership of Inspirato over the last ten years.

David Kallery has served as our President since February 2022 and has served as the President of Inspirato LLC since March 2013. Mr. Kallery previously served as Inspirato LLC’s Chief Customer Officer from November 2012 to March 2013. Before joining Inspirato, Mr. Kallery served in a variety of senior executive roles at Exclusive Resorts from December 2004 to March 2012, including Chief Operating Officer and Senior Vice President of Sales and Marketing. Prior to that, Mr. Kallery served as Chief Operating Officer at Digital Foundry, Chief Operating Officer at PurpleTie, Vice President for Product and Operations at Visa (NYSE:V), and Director of Market Strategy at United Parcel Services (NYSE: UPS).

Robert Kaiden has served as our Chief Financial Officer since March 2023. Before joining Inspirato, Mr. Kaiden was Chief Accounting Officer at Twitter from June 2015 until November 2022. Mr. Kaiden has served as a member of the board of directors of Away since January 2022. From 1989 to May 2015, Mr. Kaiden served in several roles at Deloitte & Touche LLP, a national auditing firm, including as Audit Partner from 2000 to May 2015. Mr. Kaiden is a certified public accountant and holds a B.A. in Political Science from Hamilton College, an M.S. in Professional Accounting from the University of Hartford and an M.B.A. from The Wharton School of Business at the University of Pennsylvania.

Non-Employee Directors

Michael Armstrong has served on our Board since February 2022. He has also been the Executive Vice President, Worldwide Television Licensing & Operations at ViacomCBS Global Distribution Group (Nasdaq:VIAC), a leading global media and entertainment company since August 2018. He spent most of his career at ViacomCBS developing and launching revenue generating media brands around the world. He is a global media expert and business development and operations executive. Mr. Armstrong previously served as General Manager of BET Networks (A division of ViacomCBS) from July 2017 to August 2018 and launched and led the BET Networks International division for over 11 years. He was also Executive Vice President and General Manager, Revenue & Emerging Brands at Viacom International Media Networks from December 2014 to July 2017. Mr. Armstrong has served as an Independent Director of Canada Goose (NYSE:GOOS, TSX:GOOS) since January 2021. Mr. Armstrong is on the board of non-profit audio journalism company PRX and is a member of the Board of Trustees at his alma mater, Hampton University. He previously chaired the boards of Dance Theatre of Harlem and National Association of Multi-Ethnicity in Communications (NAMIC). Mr. Armstrong is also a member of the International Academy of Television Arts & Sciences. He holds a B.S. from Hampton University and an M.B.A. from the University of Chicago, Booth School of Business, where he was honored in 2012 with the Distinguished Young Alumni Award.

We believe Mr. Armstrong is qualified to serve on the Board because of his strong executive and business operations skills.

Scott Berman has served on our Board since August 2022. He previously served as a Partner in the hospitality and leisure consulting practice at PricewaterhouseCoopers LLP (“PwC”), a global accounting firm, from 1992 to 2022 and served as PwC’s U.S. hospitality and leisure practice leader from 2007 until his retirement in June 2022. While at PwC, Mr. Berman consulted for both public and private boards at leading industry operating companies as well as many institutional owners of real estate in the hospitality and leisure sector. Prior to joining PwC in 1992, Mr. Berman was the Director of Development for Hilton International, a leading global hospitality company, where he was responsible for new hotel development and acquisition of existing properties in the United States, Canada, Mexico, Latin America and the Caribbean. Mr. Berman is an active member of the American Hotel & Lodging Association’s Leadership Roundtable; serves on the Cornell Nolan School of Hotel Administration Dean’s Advisory Board; serves on the Cornell SC Johnson Leadership Council; is a founding member of the Cornell University Center for Hospitality Research; serves on the Executive Board of the Greater Miami and the Beaches Hotel Association; and is a member of the International Society of Hospitality Consultants. He is a former member of the Board of Directors of the American Resort Development Association. Mr. Berman holds a B.S. in Hotel Administration from Cornell University.

We believe that Mr. Berman is qualified to serve on our Board because of his extensive experience in the travel and hospitality industries

Eric Grosse has served on our Board since February 2022. He has also been President of Suki AI, technology and services company that uses artificial intelligence and machine learning to deliver voice powered digital assistant solutions to physicians since November 2021. From October 2020 to October 2021, Mr. Grosse served as an advisor to a number of Bay Area technology companies. Mr. Grosse also co-founded Chairish, an online vintage furniture, and home accessories marketplace, in 2012 and rotated between the Chief Executive Officer, President and Chief Financial Officer roles from December 2012 and October 2020. From June 2012 to November 2012 he was an Executive in Residence at Matrix Partners, a venture capital firm. From October 2011 through June 2012, Mr. Grosse was Chief Executive Officer of TaskRabbit, Inc., an online marketplace that connects freelance labor with local demand. Mr. Grosse also served as President of Expedia Worldwide, part of Expedia Group Inc (NASDAQ: EXPE), an online travel company, from October 2008 through October 2010. Prior to Expedia Worldwide, Mr. Grosse Co-Founded Hotwire, Inc., an online travel company, in 2000 and held a number of senior executive positions before serving as President from January 2006 through October 2008. Mr. Grosse started his career in the Mergers & Acquisitions department of Morgan Stanley (NYSE: MS), and also spent time as a Research Analyst with DMG Technology Group, where he helped lead the Amazon.com IPO. Mr. Grosse holds a B.A. from Williams College and a M.B.A. from Harvard Business School.

We believe that Mr. Grosse is qualified to serve on the Board because of his extensive experience in the consumer technology and hospitality industries.

Ann Payne has served on our Board since February 2022. She previously served as an Audit Partner at PwC from 1993 until her retirement in June 2019 and continued as a consultant until June 2020, where she gained expertise in auditing and accounting for IPOs, equity and debt financings, and mergers and acquisitions. At PwC, Ms. Payne provided professional services to domestic and international public and private corporations in the leisure, healthcare, and transportation sectors; led PwC’s first US based Audit outsourcing center from its opening to its maturity; and provided support services for PwC’s Audit Practice’s National Quality Office. Ms. Payne currently holds leadership roles on several non-profit boards. Since September 2020, Ms. Payne has served as Chairman of the Foundation Board for St. Thomas Aquinas High School. Since September 1980, Ms. Payne has been involved with and currently serves as the Treasurer and Board Member for Jack & Jill Children’s Center. Since January 1981, Ms. Payne has been a member of the Junior League of Greater Fort Lauderdale where she held numerous positions including President. Ms. Payne has been a member of the National Association of Corporate Directors since 2019 and served on the Board of Governors for the Florida Institute of Certified Public Accountants from 2003 to 2007. She is a Certified Public Accountant in the state of Florida. Ms. Payne holds a B.S., summa cum laude, from Barry University, where she was honored in 2001 by the Alumni Association with a Professional Achievement Award. She also attended Yale University’s Women on Boards Program and earned a Scholar Certificate from the Kellogg School of Management’s Executive Education Program. She earned a CERT — Certificate in Cybersecurity Oversight from Carnegie Mellon University, earned a Certificate from the University of South Florida’s Diversity, Equity, and Inclusion in the Workplace Program, and completed the National Association of Corporate Directors’ Virtual Director Professionalism Program.

We believe that Ms. Payne is qualified to serve on the Board because of her extensive experience in auditing and accounting, along with her financial expertise.

Scot Sellers has served on our Board since February 2022 and has served as a member of Inspirato LLC’s Board of Managers since November 2011. From January 1993 through February 2013, Mr. Sellers served in various roles at Archstone, a real estate investment trust and member of the S&P 500, and its predecessor companies, including Chairman and Chief Executive Officer. Mr. Sellers has served on the board of directors of Howard Hughes Corporation (NYSE:HHC) since November 2010, and also serves on the boards of directors of the Irvine Company and Milhaus LLC. Mr. Sellers holds a B.S. from Lewis & Clark College and an M.B.A. from Stanford University, where he graduated as an Arjay Miller Scholar.

We believe that Mr. Sellers is qualified to serve on the Board because of his extensive experience in the real estate industry.

Family Relationships

Brent Handler and Brad Handler are brothers and co-founded Inspirato.

Director Independence

Our Board has determined that each of the directors on our Board other than Mr. Brent Handler and Mr. Brad Handler, will qualify as “independent directors,” as defined under the rules of Nasdaq, and our Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Role of the Board in Risk Oversight/Risk Committee

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, (i) our Board is responsible for monitoring and assessing major risks facing the Company, (ii) our Board oversees risks relating to financial matters, financial reporting and auditing, and (iii) the compensation committee of our Board oversees risks relating to the design and implementation of the Company’s compensation policies and procedures.

Board Committees

Our Board has three standing committees — an audit committee, a compensation committee, and a nominating and corporate governance committee. Copies of the charters for each committee are available on the Company’s website.

Audit Committee

Our audit committee consists of Michael Armstrong, Eric Grosse, and Ann Payne. The Board has determined that each of the members of the audit committee satisfies the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act and is able to read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the Board examined each audit committee member’s scope of experience, the nature of their prior and/or current employment and all other factors determined to be relevant under the rules and regulations of Nasdaq and the SEC.

Ms. Payne serves as the chair of the audit committee. The Board determined that Ms. Payne qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq rules. In making this determination, the Board considered formal education and previous professional experience in financial roles. Both the Company’s independent registered public accounting firm and management will periodically meet privately with our audit committee.

The functions of the audit committee include, among other things:

●	evaluating the performance, independence and qualifications of the Company’s independent auditors and determining whether to retain the Company’s existing independent auditors or engage new independent auditors;
●	reviewing the Company’s financial reporting processes and disclosure controls;
●	reviewing and approving the engagement of the Company’s independent auditors to perform audit services and any permissible non-audit services;
●	reviewing the quality and adequacy of the Company’s internal control policies and procedures, including the responsibilities, budget and staffing of the Company’s internal audit function;
●	reviewing with the independent auditors, and internal audit department, if applicable, the annual audit plan;
●	obtaining and reviewing at least annually a report by the Company’s independent auditors describing the independent auditors’ internal quality control procedures, issues raised by the most recent internal quality-control review and all relationships between the independent auditor and the Company, if any;
●	monitoring the rotation of the lead partner of the Company’s independent auditor on the Company’s engagement team as required by law;
●	prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of the Company’s independent auditor;
●	reviewing the Company’s annual and quarterly financial statements and reports, including the disclosures contained in “Inspirato’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with the Company’s independent auditors and management;
●	reviewing with Company’s independent auditors and management significant issues in internal audit reports and responses by management;

●	reviewing with management and the Company’s auditors any earnings press releases and other public announcements;
●	establishing and overseeing procedures for the receipt, retention and treatment of complaints received by the Company’s regarding accounting, internal accounting controls or auditing matters;
●	preparing the report that the SEC requires in our annual proxy statement;
●	reviewing and providing oversight of any related party transactions in accordance with our related party transaction policy and reviewing and monitoring compliance with legal, regulatory and ethical responsibilities;
●	reviewing the Company’s major financial risk exposures; and
●	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable to us.

Compensation Committee

Our compensation committee consists of Michael Armstrong, Eric Grosse and Scot Sellers. The Board determined that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the independence requirements of Nasdaq. Mr. Armstrong serves as the chair of the compensation committee.

The functions of the committee include, among other things:

●	reviewing and approving the corporate goals and objectives that pertain to the determination of executive compensation;
●	reviewing and approving the compensation and other terms of employment of our executive officers;
●	making recommendations to the Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the Board;
●	reviewing and making recommendations to the Board regarding the type and amount of compensation to be paid or awarded to the non-employee board members;
●	reviewing and establishing stock ownership guidelines for executive officers and non-employee board members;
●	reviewing and assessing the independence of compensation consultants, independent legal counsel and other advisors as required by Section 10C of the Exchange Act;
●	administering our equity incentive plans, to the extent such authority is delegated by the Board;
●	reviewing and approving the terms of any employment agreements, severance arrangements, transition or consulting agreements, retirement agreements and change-in-control agreements or provisions and any other material arrangements for our executive officers;
●	approving or recommending for approval the creation or revision of any clawback policy allowing the Company to recoup compensation paid to employees;

●	reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;
●	preparing an annual report on executive compensation that the SEC requires in our annual proxy statement; and
●	reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the Board.

The composition and function of the compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. We will comply with future requirements to the extent they become applicable to us.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Scott Berman, Scot Sellers and Ann Payne. All members of our nominating and corporate governance committee meet the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations.

Mr. Berman serves as the chair of our nominating and corporate governance committee. The functions of the nomination and corporate governance committee include, among other things:

●	identifying, reviewing and making recommendations of candidates to serve on the Board;
●	evaluating the performance of the Board, committees of the Board and individual directors and determining whether continued service on the Board is appropriate;
●	evaluating nominations by stockholders of candidates for election to the Board;
●	evaluating the current size, composition and governance of the Board and its committees and making recommendations to the Board for approvals;
●	reviewing the Board’s leadership structure, including the separation of the Chairman and Chief Executive Officer roles and/or appointment of a lead independent director of the Board;
●	reviewing corporate governance policies and principles and recommending to the Board any changes to such policies and principles;
●	reviewing issues and developments related to corporate governance and identifying; and
●	reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the Board, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. We will comply with future requirements to the extent they become applicable.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has ever been an executive officer or employee of the Company. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve as a member of the Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;
●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	for any unlawful payment of dividends or redemption of shares; or
●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and the Bylaws provide that the Company will, in certain situations, indemnify the Company’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require that we will indemnify each of our directors, executive officers, and other key employees against any and all expenses incurred by such director, executive officer, or other key employee because of his or her status as one of our directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, our Certificate of Incorporation and our Bylaws. In addition, the indemnification agreements will provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and our Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

Our Board adopted a code of business conduct and ethics, or Code of Conduct, applicable to all of our employees, executive officers and directors, as well as contractors, consultants and agents. The Code of Conduct is available on our website. Information contained on or accessible through our website is not a part of this prospectus. Our Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Any waiver or modification of the Code of Conduct for the principal executive officer, principal financial officer, principal accounting officer, controller, or any other persons performing similar functions in the Company will be disclosed to stockholders if and as required by applicable law or Nasdaq rules.

Non-Employee Director Compensation

Our Board expects to review director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors.

In April 2022, we adopted a compensation program for our non-employee directors that consists of annual retainer fees, a subscription to Inspirato Pass and long-term equity awards, or the “Outside Director Compensation Policy.” The Outside Director Compensation Policy was developed with input from an independent compensation consultant regarding practices and compensation levels at comparable companies. It is designed to attract, retain, and reward non-employee directors. Under the Outside Director Compensation Policy, each of our non-employee directors receives the cash and equity compensation for services described below. We will also continue to reimburse our non-employee directors for reasonable, customary, and documented travel expenses to Board or committee meetings.

The Outside Director Compensation Policy includes a maximum annual limit of $750,000 of cash retainers, a subscription to Inspirato Pass and fees and equity awards that may be paid, issued, or granted to a non-employee director in any fiscal year, increased to $1,500,000 in an individual’s first year of service as a non-employee director. Any cash compensation paid or equity awards granted to a person for their services as an employee, or for their services as a consultant (other than as a non-employee director), does not count for purposes of the limitation. For the purposes of the Outside Director Compensation Policy, the value of equity awards is determined in accordance with GAAP.

Cash Compensation

Each non-employee director will be paid, (i) a cash retainer of $40,000 per year and (ii) one subscription to Inspirato Pass with an aggregate value of $26,400 per year. There are no per meeting attendance fees for attending Board meetings or meetings of any committee of the Board.

Equity Compensation

On the first trading day following each annual meeting of the Company’s stockholders, each non-employee director automatically will be granted an award of Restricted Stock Units (an “Annual Award”) covering a number of shares of Class A Common Stock having a value of $150,000; provided that the first Annual Award granted to an individual who first becomes a non-employee director will have a value equal to the product of (A) $150,000 multiplied by (B) a fraction, (i) the numerator of which is the number of fully completed days between the Initial Start Date (as defined in the Outside Director Compensation Policy) and the date of the first annual meeting of the Company’s stockholders to occur after such individual first becomes a non-employee director, and (ii) the denominator of which is 365; and provided further that any resulting fraction shall be rounded down to the nearest whole Share. Each Annual Award will be scheduled to vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the date of the next annual meeting of the Company’s stockholders following the grant date, in each case subject to the non-employee director continuing to be a non-employee director through the applicable vesting date.

EXECUTIVE COMPENSATION

Unless the context otherwise requires, any reference in this section of this prospectus to “Inspirato,” “we,” “us” or “our” refers to Inspirato LLC and its consolidated subsidiaries prior to the consummation of the Business Combination and to Inspirato and its consolidated subsidiaries following the Business Combination.

This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

For the year ended December 31, 2022, our named executive officers were:

●	Brent Handler, our Chief Executive Officer;
●	David Kallery, our President; and
●	Web Neighbor, our Chief Financial Officer
●	Mr. Neighbor was our Chief Financial Officer until March 21, 2023.

Summary Compensation Table

The following table provides information regarding total compensation awarded to, earned by, and paid to our named executive officers for services rendered to us in all capacities for 2021 and 2022.

				Stock Awards	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	Compensation ($)	Total ($)
Brent Handler	2022	515,000	238,316	10,591,000	52,589(2)	11,396,905
Chief Executive Officer	2021	460,000	500,000	—	31,040(3)	991,040
David Kallery	2022	475,000	146,538	981,225	38,303(4)	1,641,066
President	2021	440,000	500,000	—	37,500(5)	977,500
Web Neighbor	2022	450,000	138,825	981,225	54,202(6)	1,624,252
Chief Financial Officer	2021	400,000	200,000	—	18,320(7)	618,320
(1)	The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of RSUs granted during 2022 computed on the basis of the fair market value of the underlying shares of our Class A Common Stock on the grant date in accordance with FASB ASC Topic 718. No RSUs or other equity awards were granted to our named executive officers in 2021. The actual value that the named executive officer will realize on each RSU will depend on the price per share of our shares of Class A Common Stock at the time shares underlying the RSUs are sold. Accordingly, these amounts do not necessarily correspond to the actual value recognized or that may be recognized by our named executive officers.
(2)	The amount includes $1,500 for matching contributions under our 401(k) plan, $50,789 for personal use of travel benefits with Inspirato, estimated value charged to members, although such costs exceed the incremental cost to Inspirato of providing such benefits, and $300 for gym membership reimbursement.
(3)	The amount includes $1,500 for matching contributions under our 401(k) plan and $29,540 for personal use of travel benefits with Inspirato, estimated value charged to members, although such costs exceed the incremental cost to Inspirato of providing such benefits.
(4)	The amount includes $1,500 for matching contributions under our 401(k) plan, $36,503 for personal use of travel benefits with Inspirato, estimated value charged to members, although such costs exceed the incremental cost to Inspirato of providing such benefits, $300 for gym membership reimbursement, and the personal use of a club membership that is primarily maintained for business purposes.
(5)	The amount includes $1,500 for matching contributions under our 401(k) plan, and $36,000 for personal use of travel benefits with Inspirato, estimated value charged to members (although such costs exceed the incremental cost to Inspirato of providing such benefits), and the personal use of a club membership that is primarily maintained for business purposes.

(6)	The amount includes $1,500 for matching contributions under our 401(k) plan and $52,702 for personal use of travel benefits with Inspirato, estimated value charged to members, although such costs exceed the incremental cost to Inspirato of providing such benefits.
(7)	The amount includes $1,500 for matching contributions under our 401(k) plan and $16,820 for personal use of travel benefits with Inspirato and estimated value charged to members (although such costs exceed the incremental cost to Inspirato of providing such benefits).

Outstanding Equity Awards as of December 31, 2022

The following table sets forth information regarding outstanding profits interests held by our named executive officers as of December 31, 2022. For additional information, please see below under the section titled “Executive Compensation — Employee Benefit and Stock Plans — 2021 Equity Incentive Plan” and “Executive Compensation — Employee Benefit and Stock Plans — Profits Interest Agreements.”

			Market
		Number of	Value of
		Shares or	Shares or
		Units	Units
		That	That
		Have Not	Have Not
Name	Grant Date	Vested (#)	Vested ($)(1)
Brent Handler	8/11/2020	279,674(2)	332,812
	4/15/2022	1,700,000(3)	2,023,000
Web Neighbor	12/01/2020	1,379,199 (4)	1,641,247
	4/15/2022	157,500(3)	187,425
David Kallery	4/15/2022	157,500 (3)	187,425
(1)	Market Value is calculated based on the closing price of our Class A Common Stock on December 30, 2022 (the last trading day of our fiscal year), which was $1.19.
(2)	The securities subject to this award consist of 258,167 shares of our Class V Common Stock and 258,167 New Common Units. Prior to the Business Combination, this award consisted of a profits interest in Inspirato LLC. One forty-eighth (1/48th) of each class of the securities subject to the award are scheduled to be released from the applicable forfeiture provision therein on each monthly anniversary of January 29, 2020, subject to Mr. Handler’s continuous service with Inspirato (or a subsidiary of Inspirato) through each applicable vesting date. Notwithstanding the foregoing, all outstanding securities subject to the award will vest immediately prior to a “deemed liquidation event” (as defined in the A&R Inspirato LLCA).
(3)	The securities subject to this award consist of RSUs covering shares of our Class A Common Stock. One-fourth (1/4th) of the shares subject to the award vest on February 20, 2023 and the remaining shares vest in 12 equal quarterly installments beginning on May 20, 2023.
(4)	The securities subject to this award consist of 2,206,711 shares of our Class V Common Stock and 2,206,711 New Common Units. Prior to the Business Combination, this award consisted of a profits interest in Inspirato LLC. The securities subject to the award are scheduled to be released from the applicable forfeiture provision in two equal tranches, referred to respectively as the “Initial Neighbor Award” and the “Delayed Neighbor Award.” Twenty-five percent (25%) of each class of the securities subject to the award comprising the Initial Neighbor Award are scheduled to be released from the forfeiture provision therein on the first anniversary of November 30, 2020, and one forty-eighth (1/48th) of each class of the securities subject to the award are scheduled to vest each month thereafter, subject to Mr. Neighbor’s continuous service with Inspirato (or a subsidiary of Inspirato) through each applicable vesting date. One forty-eighth (1/48th) of each class of the securities subject to the Delayed Neighbor Award are scheduled to be released from the forfeiture provision therein each month following the first anniversary of November 30, 2020 subject to Mr. Neighbor’s continuous service with Inspirato (or a subsidiary of Inspirato) through each applicable vesting date. Upon the occurrence of a “deemed liquidation event” (as defined in the A&R Inspirato LLCA) which occurs after November 30, 2021, all outstanding securities subject to the Initial Neighbor Award and the Delayed Neighbor Award will immediately vest.

Named Executive Officer Employment Arrangements

We have entered into employment agreements setting forth the terms and conditions of employment for each of our named executive officers, as described below. These agreements provide for at-will employment. In addition, each of our named executive officers have executed our standard form of proprietary rights and invention assignment agreement.

Brent Handler

In September 2021, we entered into an employment agreement with Brent Handler, our chief executive officer, effective as of the Closing. Mr. Handler’s employment agreement provides for an annual base salary, eligibility to receive an annual target bonus, eligibility to participate in employee benefit or group insurance plans maintained from time to time by us, and certain travel benefits with us on terms consistent with those that have been in place since 2014. Additionally, Mr. Handler’s employment agreement provides for an initial grant of 1,700,000 restricted stock units following the Closing, vesting in sixteen equal quarterly installments. As of December 31, 2022, Mr. Handler’s base annual salary was $515,000 and his annual target bonus was 75% of his base annual salary.

David Kallery

In September 2021, we entered into an employment agreement with David Kallery, our President, effective as of the Closing. Mr. Kallery’s employment agreement provides for an annual base salary, eligibility to receive an annual target bonus, eligibility to participate in employee benefit or group insurance plans maintained from time to time by us, and certain travel benefits with us on terms no less favorable than those provided to similarly situated executives. Additionally, Mr. Kallery’s employment agreement provides for an initial grant of 157,500 restricted stock units following the Closing that Mr. Kallery will be considered for annual equity awards in each subsequent year, that the size and structure of any annual equity award granted to Mr. Kallery will be established at the time of grant by our compensation committee, and, unless determined otherwise at the time of grant by our compensation committee, the service-based portion of any annual equity award granted to Mr. Kallery will vest in sixteen equal quarterly installments. As of December 31, 2022, Mr. Kallery’s base annual salary was $475,000 and his annual target bonus was 50% of his base annual salary.

Web Neighbor

On March 15, 2023, we entered into an amended and restated employment agreement with Web Neighbor, our Chief Financial Officer. Pursuant to the amended and restated employment agreement, Mr. Neighbor and the Company agreed that Mr. Neighbor will continue to serve as Chief Financial Officer of the Company until the Company identifies and appoints a permanent replacement, at which point Mr. Neighbor will serve in the role of Chief Strategy Officer, reporting directly to the Company’s Chief Executive Officer, with responsibility for activities related to corporate strategy, debt and equity capital markets, investor relations, real estate capital formation and investment.

Mr. Neighbor’s amended and restated employment agreement provides for an annual base salary, eligibility to receive an annual target bonus, eligibility to participate in employee benefit or group insurance plans maintained from time to time by us, and certain travel benefits with us on terms no less favorable than those provided to similarly situated executives. As of December 31, 2022, Mr. Neighbor’s base annual salary was $450,000 and his annual target bonus was 50% of his base annual salary.

Potential Payments upon Termination or Change in Control

Brent Handler

Under the terms of his employment agreement, if Mr. Handler’s employment is terminated by us without cause or by Mr. Handler for good reason (as such terms are defined in Mr. Handler’s employment agreement), then Mr. Handler will become eligible to receive the following benefits if he timely signs and does not revoke a release of claims in our favor and complies with his continuing restrictive covenant obligations, or the continuing obligations:

●	a lump-sum payment, less applicable withholdings, equal to the sum of 24 months of his annual base salary as in effect immediately prior to such qualifying termination;

●	a lump sum payment, less applicable withholdings, equal to the sum of (i) any incentive compensation determined to have been earned in respect of the year preceding the year of termination but not yet paid, and (ii) 200% of his annual bonus as in effect immediately prior to the date of such qualifying termination, prorated based on the number of complete months of service provided to the Company in the year of termination;
●	a monthly payment, less applicable withholdings, equal to the estimated cost of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, for Mr. Handler and his eligible dependents, if any, for 24 months;
●	100% accelerated vesting and exercisability (as applicable) of all outstanding time-based equity awards and extension of the post-termination exercise period for any stock options will be extended for 2 years after the termination of employment; and
●	Continuation of his entitlement to Inspirato travel benefits.

David Kallery

Under the terms of his employment agreement, if Mr. Kallery’s employment is terminated by us without cause or by Mr. Kallery for good reason (as such terms are defined in Mr. Kallery’s employment agreement), then Mr. Kallery will become eligible to receive the following benefits if he timely signs and does not revoke a release of claims in our favor and complies with his continuing restrictive covenant obligations, or the continuing obligations:

●	an amount equal to the sum of 24 months of his annual base salary as in effect immediately prior to such qualifying termination, payable bi-monthly over 24 months in substantially equal installments, less applicable withholdings;
●	an amount equal to the sum of (i) any incentive compensation determined to have been earned in respect of the year preceding the year of termination but not yet paid, and (ii) 200% of his annual bonus as in effect immediately prior to the date of such qualifying termination, payable bi-monthly over 24 months in substantially equal installments, less applicable withholdings;
●	subject to Mr. Kallery’s copayment of premium amounts at the applicable active employees’ rate and Mr. Kallery’s proper election to receive benefits under COBRA, pay to the group health plan provider, the COBRA provider or Mr. Kallery a monthly payment, for up to 24 months, equal to the monthly employer contribution that Inspirato would have made to provide health insurance to Mr. Kallery if Mr. Kallery had remained employed by Inspirato during such period; and
●	the post-termination exercise period for any stock options will be extended for up to one year after the termination of employment, and (i) if a change in control (as such term is defined in Mr. Kallery’s employment agreement), occurs prior to, concurrent with, or within three months following Mr. Kallery’s date of termination, 100% accelerated vesting and exercisability (as applicable) of all outstanding time-based equity awards, or (ii) if a change in control has not or does not occur in the circumstances described in (i), 50% accelerated vesting and exercisability (as applicable) of all outstanding time-based equity awards.

Web Neighbor

Under the terms of his amended and restated employment agreement, if Mr. Neighbor’s employment is terminated by us without cause (as such term is defined in Mr. Neighbor’s employment agreement) or by Mr. Neighbor, then Mr. Neighbor will become eligible to receive the following benefits if he timely signs and does not revoke a release of claims in our favor and complies with his continuing restrictive covenant obligations, or the continuing obligations:

●	an amount equal to the sum of 24 months of his annual base salary as in effect immediately prior to such qualifying termination, payable bi-monthly over 24 months in substantially equal installments, less applicable withholdings;

●	an amount equal to the sum of (i) any incentive compensation determined to have been earned in respect of the year preceding the year of termination but not yet paid, and (ii) 200% of his annual bonus as in effect immediately prior to the date of such qualifying termination, payable bi-monthly over 24 months in substantially equal installments, less applicable withholdings;
●	subject to Mr. Neighbor’s copayment of premium amounts at the applicable active employees’ rate and Mr. Neighbor’s proper election to receive benefits under COBRA, pay to the group health plan provider, the COBRA provider or Mr. Neighbor a monthly payment, for up to 24 months, equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Neighbor if Mr. Neighbor had remained employed by us during such period;
●	the post-termination exercise period for any stock options will be extended for up to one year after the termination of employment;
●	if a change in control (as such term is defined in Mr. Neighbor’s amended and restated employment agreement), occurs prior to, concurrent with, or within three months following Mr. Neighbor’s date of termination, 100% accelerated vesting and exercisability (as applicable) of all outstanding time-based equity awards; and
●	if a change in control has not or does not occur in the circumstances described above, 50% accelerated vesting and exercisability (as applicable) of all outstanding time-based equity awards, and if the qualifying termination occurs either (i) after the 6-month anniversary of the effective date of the amended employment agreement or (ii) prior to the 6-month anniversary of the effective date of the amended employment agreement due to a termination by the Company without cause or by Mr. Neighbor for good reason (as such term is defined in Mr. Neighbor’s employment agreement), then Mr. Neighbor will receive additional vesting equivalent to the outstanding unvested equity awards that would have vested with continued services through the 12-month anniversary of the date of termination.

The foregoing description of the Neighbor Employment Agreement is qualified in its entirety by reference to the full text of the Neighbor Employment Agreement, which is filed as Exhibit 10.23 to this prospectus and is incorporated by reference herein.

Employee Benefit and Stock Plans

Employee Incentive Compensation Plan

In connection with the Closing, our Board approved and ratified the Employee Plan, or Master Bonus Plan. The Master Bonus Plan is effective with respect to incentive compensation paid for 2021 and each of our named executive officers will participate in the Master Bonus Plan.

Unless and until the Board determines otherwise, our compensation committee administers the Master Bonus Plan. The Master Bonus Plan allows the administrator to provide awards to employees selected for participation, who may include our named executive officers, which awards may be based upon performance goals established by the administrator. The administrator, in its sole discretion, may establish a target award for each participant under the Master Bonus Plan, which may be expressed as a percentage of the participant’s average annual base salary for the applicable performance period, a fixed dollar amount, or such other amount or based on such other formula as the administrator determines to be appropriate.

Under the Master Bonus Plan, the administrator determines the performance goals, if any, applicable to any target award (or portion thereof) for a performance period, which may include, without limitation, goals related to: attainment of research and development milestones; sales bookings; business divestitures and acquisitions; capital raising; cash flow; cash position; contract awards or backlog; corporate transactions; customer renewals; customer retention rates from an acquired company, subsidiary, business unit or division; earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net taxes); earnings per share; expenses; financial milestones; gross margin; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; internal rate of return; leadership development or succession planning; license or research collaboration arrangements; market share; net income; net profit; net sales; new product or business development; new product invention or innovation; number of customers; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; patents; procurement; product defect measures; product release timelines; productivity; profit; regulatory milestones or regulatory-related goals; retained earnings; return on assets; return on capital; return on equity; return on investment; return on sales; revenue; revenue growth; sales results; sales growth; savings; stock price; time to market; total stockholder return; working capital; unadjusted or adjusted actual contract value; unadjusted or adjusted total contract value; and individual objectives such as peer reviews or other subjective or objective criteria. As determined by the administrator, the performance goals may be based on GAAP or non-GAAP results and any actual results may be adjusted by the administrator for onetime items or unbudgeted or unexpected items and/or payments of awards under the Master Bonus Plan when determining whether the performance goals have been met. The performance goals may be based on any factors the administrator determines relevant, including without limitation on an individual, divisional, portfolio, project, business unit, segment or company-wide basis. Any criteria used may be measured on such basis as the administrator determines, including without limitation: (a) in absolute terms, (b) in combination with another performance goal or goals (for example, but not by way of limitation, as a ratio or matrix), (c) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (d) on a per-share basis, (e) against our performance as a whole or a segment and/or (f) on a pre-tax or after-tax basis. The performance goals may differ from participant to participant and from award to award. Failure to meet the applicable performance goals will result in a failure to earn the target award, subject to the administrator’s discretion to modify an award. The administrator also may determine that a target award (or portion thereof) will not have a performance goal associated with it but instead will be granted (if at all) as determined by the administrator.

The administrator may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the administrator’s discretion. The administrator may determine the amount of any increase, reduction, or elimination on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards under the Master Bonus Plan generally will be paid in cash (or its equivalent) in a single lump sum only after they are earned and approved by the administrator, provided that the administrator reserves the right, in its sole discretion, to settle an actual award with a grant of an equity award with such terms and conditions, including vesting requirements, as determined by the administrator in its sole discretion. Unless otherwise determined by administrator, to earn an actual award, a participant must be employed by us (or one of our affiliates, as applicable) through the date the bonus is paid. Payment of bonuses occurs as soon as administratively practicable after the end of the applicable performance period, but in no case after the later of (i) the 15th day of the third month of the fiscal year immediately following the fiscal year in which the bonuses vest and (ii) March 15 of the calendar year immediately following the calendar year in which the bonuses are no longer subject to substantial risk of forfeiture.

Awards under the Master Bonus Plan are subject to reduction, cancellation, forfeiture, or recoupment in accordance with any clawback policy that we adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. In addition, the administrator may impose such other clawback, recovery or recoupment provisions with respect to an award under the Master Bonus Plan as the administrator determines necessary or appropriate, including without limitation a reacquisition right in respect of previously acquired cash, stock, or other property provided with respect to an award.

The administrator has the authority to amend or terminate the Master Bonus Plan. However, such action may not materially alter or materially impair the existing rights of any participant with respect to any earned bonus without the participant’s consent. The Master Bonus Plan will remain in effect until terminated in accordance with the terms of the Master Bonus Plan.

2021 Equity Incentive Plan

The following paragraphs provide a summary of the principal features of the 2021 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2021 Plan and is qualified in its entirety by the specific language of the 2021 Plan.

Purposes of the 2021 Plan

The purposes of the 2021 Plan are to attract and retain personnel for positions with us, any parent or subsidiary, and any entity that is in control of, is controlled by or is under common control with us (such entities are referred to herein as the company group); to provide additional incentive to employees, directors, and consultants; and to promote the success of our business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards as the administrator of the 2021 Plan may determine.

Eligibility

The 2021 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to the Company’s employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to employees, directors and consultants of the Company and the company group. As of March 1, 2023, we have 5 non-employee directors and approximately 813 employees (including employee directors).

Authorized Shares

Subject to the adjustment provisions contained in the 2021 Plan and the evergreen provision described below, the maximum number of shares of our Class A Common Stock that may be issued pursuant to awards under the 2021 Plan is (i) 15,900,000 shares of Class A Common Stock, plus (ii) any shares of subject to stock options other awards that were assumed in the Business Combination and expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of shares to be added to the 2021 Plan pursuant to clause (ii) equal to 7,453,734 shares of Class A Common Stock. The 2021 Plan also includes an evergreen provision that provides for an automatic annual increase to the number of shares of Class A Common Stock available for issuance under the 2021 Plan on the first day of each fiscal year beginning with the 2022 fiscal year, equal to the least of:

●	19,900,000 shares of Class A Common Stock;
●	5% of the total number of shares of all classes of the Company’s common stock as of the last day of our immediately preceding fiscal year; and
●	such lesser amount determined by the administrator.

The 2021 Plan provides that the evergreen provision will operate only until the tenth (10th) anniversary of the earlier of the Board or stockholder approval of the 2021 Plan.

Generally, if an award expires or becomes unexercisable without having been exercised in full, is surrendered under an exchange program described below, or, with respect to restricted stock, restricted stock units or performance awards, is forfeited to or reacquired by us due to the failure to vest, the unpurchased shares (or for awards other than options or stock appreciation rights, the forfeited or repurchased shares) that were subject to such awards will become available for future grant or sale under the 2021 Plan (unless it has terminated). With respect to stock appreciation rights, only shares actually issued will cease to be available. Shares that actually have been issued under the 2021 Plan under any award will not be returned to the 2021 Plan and will not become available for future distribution under the 2021 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale. To the extent an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance.

If any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of the Company, other change in the corporate structure of the Company affecting the shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the shares occurs (including a change in control of the Company), the administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2021 Plan, will adjust the number and class of shares that may be delivered under the 2021 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits contained in the 2021 Plan.

Plan Administration

The Board or a committee appointed by the Board administers the 2021 Plan and are referred to as the administrator. Different administrators may administer the 2021 Plan with respect to different groups of service providers. The Board may retain the authority to concurrently administer the 2021 Plan and revoke the delegation of some or all authority previously delegated.

Subject to the terms of the 2021 Plan and applicable laws, the administrator generally has the power, in its sole discretion, to make any determinations and perform any actions deemed necessary or advisable for administering the 2021 Plan. The administrator has the power to administer the 2021 Plan, including but not limited to the power to construe and interpret the 2021 Plan and awards granted under the 2021 Plan, and determine the terms of awards, including but not limited to the exercise price (if any), the number of shares of our Class A Common Stock subject to each award, the time when awards may vest or be exercised (including the ability to accelerate the vesting and exercisability of awards), and the form of consideration payable upon exercise, if applicable. The administrator may select the service providers to whom awards may be granted and approve forms of awards agreements under the 2021 Plan. The administrator also has the authority to amend awards (including but not limited to the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option) and to temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes, subject to the provisions of the 2021 Plan. The administrator may institute and determine the terms and conditions of an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, and/or (iii) the exercise price of an outstanding award is increased or reduced. Unless a participant is on an approved leave of absence, the administrator has sole discretion to determine the date on which a participant stops actively providing services to the Company or the company group. The administrator’s decisions, determinations, and interpretations are final and binding on all participants and any other holders of awards.

Stock Options

Options may be granted under the 2021 Plan. Subject to the provisions of the 2021 Plan, the administrator determines the terms and conditions of options, including when such options vest and become exercisable (and the administrator has the discretion to accelerate the time at which such options will vest or become exercisable). The per share exercise price of any option generally must be at least 100% of the fair market value of a share on the date of grant, and the term of an incentive stock option may not be more than 10 years. However, with respect to any incentive stock option granted to an individual who owns 10% of the voting power of all classes of stock of the Company or any of its parent or subsidiary corporations, the term of such option must not exceed 5 years, and the per share exercise price of such incentive stock option must be at least 110% of the fair market value of a share on the grant date. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her option for the period of time stated in his or her option agreement. In no event may an option be exercised later than the expiration of its term, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the 2021 Plan. Subject to the provisions of the 2021 Plan, the administrator determines the other terms of options, including but not limited to the acceptable forms of consideration for exercising an option.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Class A Common Stock between the exercise date and the date of grant. Subject to the provisions of the 2021 Plan, the administrator determines the terms and conditions of stock appreciation rights, including when such rights vest and become exercisable (and the administrator has the discretion to accelerate the time at which such rights will vest or become exercisable) and whether to pay any increased appreciation in cash, shares, or a combination of both. The per share exercise price of a stock appreciation right must be at least 100% of the fair market value a share on the date of grant with respect to U.S. taxpayers, and the term of a stock appreciation right will be 10 years. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her stock appreciation right for the period of time stated in his or her option agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its terms, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the 2021 Plan.

Restricted Stock

Restricted stock may be granted under the 2021 Plan. Restricted stock awards are grants of shares that vest in accordance with terms and conditions established by the administrator. The administrator determines the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose prior to grant whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us or members of the company group), and the administrator has the discretion to accelerate the time at which any restrictions will lapse or be removed at any time. Recipients of restricted stock awards generally will have voting but will not have dividend rights with respect to such shares upon grant without regard to the restriction, unless the administrator provides otherwise. Shares of restricted stock as to which the restrictions have not lapsed are subject to our right of repurchase or forfeiture.

Restricted Stock Units

Restricted stock units may be granted under the 2021 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one Share. The administrator determines the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator has the discretion to accelerate the time at which any restrictions will lapse or be removed and to settle earned restricted stock units in cash, shares, or a combination of both.

Performance Awards

Performance awards may be granted under the 2021 Plan. Performance awards are awards that will result in a payment to a participant only if objectives established by the administrator are achieved or the awards otherwise vest. The administrator establishes organizational or individual performance objectives in its discretion, which, depending on the extent to which they are met, will determine the value of the payout for the performance awards to be paid out to participants. The administrator has the discretion to reduce or waive any performance objectives or other vesting provisions for performance awards. Performance awards will have a threshold, target, and maximum payout value established by the administrator on or before to the grant date. The administrator has the discretion to pay earned performance awards in the form of cash, shares, or in some combination of both.

Non-Employee Directors

The 2021 Plan provides that any non-employee director, in any fiscal year, may not be paid, issued or granted cash retainer fees and equity awards (including awards under the 2021 Plan) with an aggregate value of more than $750,000, increased to $1,500,000 in connection with the non-employee director’s initial service, with the value of each equity award based on its grant date fair value. For purposes of this limitation, the grant date fair value is determined in accordance with U.S. generally accepted accounting principles. Any cash compensation or equity awards granted under the 2021 Plan to a non-employee director for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2021 Plan generally does not allow for the transfer or disposal of awards and only the recipient of an award may exercise an award during his or her lifetime. Any unauthorized transfer will be void.

Dissolution or Liquidation

If there is a proposed liquidation or dissolution of the Company, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control

The 2021 Plan provides that if there is a merger or a “change in control” (as defined under the 2021 Plan) of the Company, each outstanding award will be treated as the administrator determines (subject to the following paragraph) without a participant’s consent, including that an award be continued by the successor corporation or that vesting of awards may accelerate automatically upon consummation of the transaction. The administrator will not be required to treat all awards, portions of awards or participants similarly and may modify awards, subject to the provisions of the 2021 Plan.

If the successor corporation does not continue an award (or some portion of such award), the participant will fully vest in (and have the right to exercise) 100% of then-unvested shares subject to his or her outstanding options and stock appreciation rights, all restrictions on 100% of the participant’s outstanding restricted stock and restricted stock units will lapse, and, regarding 100% of participant’s outstanding awards with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at 100% of target levels and all other terms and conditions met. In no event will vesting of an award accelerate as to more than 100% of the award. If options or stock appreciation rights are not continued when a change in control or a merger of the Company with or into another corporation or other entity occurs, the administrator will notify the participant in writing or electronically that the participant’s vested options or stock appreciation rights (after considering the foregoing vesting acceleration, if any) will be exercisable for a period of time determined by the administrator in its sole discretion and all of the participant’s options or stock appreciation rights will terminate upon the expiration of such period (whether vested or unvested).

With respect to awards held by a non-employee director, in the event of a change in control, the non-employee director will fully vest in and have the right to exercise his or her options and/or stock appreciation rights, all restrictions on his or her restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant.

Forfeiture and Clawback

All awards granted under the 2021 Plan are subject to recoupment under any clawback policy that we are required to adopt under applicable law or listing standards. In addition, the administrator may impose such other clawback, recovery or recoupment provisions in an award agreement as the administrator determines necessary or appropriate, including without limitation to any reacquisition right regarding previously acquired shares or other cash or property. In addition, the administrator may provide in an award agreement that the recipient’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an award.

Amendment or Termination

The 2021 Plan became effective upon the Closing and will continue in effect until terminated by the administrator, but (i) no incentive stock options may be granted after ten (10) years from the earlier of the Thayer Board or stockholder approval of the 2021 Plan and (ii) the 2021 Plan’s automatic share reserve increase (as described below) will operate only until the tenth (10th) anniversary of the earlier of the Board or stockholder approval of the 2021 Plan. In addition, the Board has the authority to amend, suspend, or terminate the 2021 Plan, but such action generally may not materially impair the rights of any participant without his or her written consent.

2021 Employee Stock Purchase Plan

The following paragraphs provide a summary of the principal features of the ESPP and its operation. However, this summary is not a complete description of all of the provisions of the ESPP and is qualified in its entirety by the specific language of the ESPP.

Purpose

The purpose of the ESPP is to provide eligible employees of the Company with an opportunity to purchase shares of Class A Common Stock through accumulated contributions, which generally will be made through payroll deductions. The ESPP permits the administrator (as discussed below) to grant purchase rights that qualify for preferential tax treatment under Code Section 423. In addition, the ESPP authorizes the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives. The Company intends to issue purchase rights that do not qualify under Code Section 423 unless and until it may issue purchase rights that are eligible to satisfy the requirements of Code Section 423.

Shares Available for Issuance

Subject to adjustment upon certain changes in the Company’s capitalization as described in the ESPP, the maximum number of shares of Class A Common Stock that are available for issuance under the ESPP is 3,200,000 shares. The shares may be authorized, but unissued, or reacquired A Common Stock. The number of shares available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2022 fiscal year equal to the least of:

●	4,000,000 shares of Class A Common Stock;
●	1% of the total number of shares of all classes of Common Stock as of the last day of our immediately preceding fiscal year; and
●	such lesser amount determined by the administrator.

We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the ESPP, the level of contributions made by participants and the future price of shares of Class A Common Stock.

Administration

The ESPP is administered by the Board or a committee appointed by the Board that is constituted to comply with applicable laws. We expect the Company’s compensation committee to be the administrator of the ESPP. Subject to the terms of the ESPP, the administrator has full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to delegate ministerial duties to any of our employees, to designate separate offerings under the ESPP, to designate subsidiaries and affiliates as participating in the Section 423 Component and the Non-Section 423 Component, to determine eligibility, to adjudicate all disputed claims filed under the ESPP and to establish such procedures that it deems necessary or advisable for the administration of the ESPP. The administrator is authorized to adopt rules and procedures in order to: determine eligibility to participate, determine the definition of compensation for the purposes of contributions to the ESPP, handle contributions to the ESPP, coordinate the making of contributions to the ESPP, establish bank or trust accounts to hold contributions to the ESPP, effect the payment of interest, effect the conversion of local currency, satisfy obligations to pay payroll tax, determine beneficiary designation requirements, implement and determine withholding procedures and determine procedures for the handling of stock certificates that vary with applicable local requirements. The administrator also is authorized to determine that, to the extent permitted by applicable law, the terms of a purchase right granted under the ESPP or an offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the ESPP or the same offering to employees resident solely in the U.S. Every finding, decision and determination made by the administrator will, to the full extent permitted by law, be final and binding upon all parties.

Eligibility

Generally, all of our employees are eligible to participate if they are customarily employed by the Company, or any participating subsidiary or affiliate of the Company, for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, may, prior to an enrollment date, for all options to be granted on such enrollment date in an offering, determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the U.S Securities Exchange Act of 1934, as amended, is or is not eligible to participate in such offering period.

However, an employee may not be granted rights to purchase shares under the ESPP if such employee:

●	immediately after the grant would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of the Company or of any parent or subsidiary of the Company; or
●	holds rights to purchase shares under all employee stock purchase plans of the Company or any parent or subsidiary of the Company that accrue at a rate that exceeds $25,000 worth of shares for each calendar year in which such rights are outstanding at any time.

As of March 1, 2023, the Company has 5 non-employee directors and approximately 813 employees (including employee directors).

Offering Periods

The ESPP includes a component that allows us to make offerings intended to qualify under Section 423 of the Code and a component that allows the Company to make offerings not intended to qualify under Section 423 of the Code to designated companies, as described in the ESPP. Offering periods will begin and end on such dates as may be determined by the administrator in its discretion, in each case on a uniform and nondiscriminatory basis, and may contain one or more purchase periods. The administrator may change the duration of offering periods (including commencement dates) with respect to future offerings so long as such change is announced prior to the scheduled beginning of the first offering period affected. No offering period may last more than twenty-seven (27) months.

Contributions

The ESPP permits participants to purchase shares of our Class A Common Stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of up to 15% of their eligible compensation, which includes a participant’s base straight time gross earnings but excludes payments for commissions, incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income and other similar compensation. Unless otherwise determined by the administrator, a participant may not change the rate of his or her contributions during an offering period.

Exercise of Purchase Right

Amounts contributed and accumulated by the participant will be used to purchase shares of Class A Common Stock at the end of each purchase period. A participant may purchase a maximum number of shares of during a purchase period as determined by the administrator in its discretion and on a uniform and nondiscriminatory basis. The purchase price of the shares will be 85% of the lower of the fair market value of Class A Common Stock on the first trading day of the offering period or on the exercise date, which is generally the last trading day of a purchase period. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares. Participation ends automatically upon termination of employment with us.

Termination of Participation

Participation in the ESPP generally will terminate when a participating employee’s employment with us or a designated company ceases for any reason, the employee withdraws from the ESPP or the Company terminates or amends the ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to any applicable deadline, specified by the administrator. Upon withdrawal from the ESPP, in general the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the ESPP will cease.

Non-Transferability

Neither contributions credited to a participant’s account nor rights to purchase shares of our Class A Common Stock and any other rights and interests under the ESPP may be assigned, transferred, pledged or otherwise disposed of (other than by will, the laws of descent and distribution or beneficiary designation in the event of death). Any attempt at such prohibited disposition will be without effect, except that we may treat such act as an election to withdraw participation.

Certain Transactions

If any extraordinary dividend or other extraordinary distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or the Company’s other securities, or other change in the Company’s corporate structure affecting Class A Common Stock, or any other similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the shares of Class A Common Stock occurs (including a change in control), the administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the ESPP, will adjust the number and class of shares that may be delivered under the ESPP, the purchase price per share, the class and the number of shares covered by each purchase right under the ESPP that has not yet been exercised, and the numerical limits of the ESPP.

In the event of the Company’s proposed dissolution or liquidation, any ongoing offering periods will be shortened and will terminate immediately before completion of the proposed dissolution or liquidation following the purchase of shares under the shortened offering periods, unless provided otherwise by the administrator. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

In the event of our merger or “change in control” (as defined in the ESPP), each outstanding option under the ESPP will be assumed or substituted for by the successor corporation or its parent or subsidiary. In the event that options are not assumed or substituted for, the offering period will be shortened by setting a new exercise date on which the offering period will end, which will occur prior to the closing of the merger or change in control. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

Amendment; Termination

The administrator has the authority to amend, suspend or terminate the ESPP. The ESPP will automatically terminate in 2041, unless it is terminated sooner. If the administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the administrator may modify, amend or terminate the ESPP to reduce or eliminate such accounting consequence. If the ESPP is terminated, the administrator in its discretion may terminate all outstanding offering periods either immediately or after completion of the purchase of shares under the ESPP (which may be adjusted to occur sooner than originally scheduled), or in accordance with their terms. If options are terminated prior to their expiration, then all amounts credited to participants that have not been used to purchase shares will be returned, without interest (unless otherwise required under applicable law), as soon as administratively practicable.

2012 Unit Option Plan

The Inspirato 2012 Unit Option Plan, as amended, or 2012 Plan, was originally adopted by the Inspirato LLC board of managers and approved by the Inspirato Members in January 2012. The 2012 Plan was most recently amended in August 2019 and approved by the Inspirato Members in August 2019.

The 2012 Plan allowed Inspirato LLC to provide unit options (each, an “option” and the recipient of such option, an “optionee”) to eligible employees, managers, and consultants of Inspirato and any subsidiary of Inspirato. As of one business day prior to the Closing, the 2012 Plan terminated and Inspirato LLC will not grant any additional options under the 2012 Plan thereafter. However, the 2012 Plan will continue to govern the terms and conditions of the outstanding options previously granted under the 2012 Plan.

Immediately prior to the 2012 Plan’s termination in February 2022, unit options to acquire 206,362 Inspirato LLC common units, or units, were outstanding under the 2012 Plan.

Plan Administration

The 2012 Plan is administered by the Inspirato board of managers or one or more committees appointed by the Inspirato board of managers. The administrator has all authority and discretion necessary or appropriate to administer the 2012 Plan and to control its operation, including the authority to construe and interpret the terms of the 2012 Plan and the options granted under the 2012 Plan. The administrator’s decisions are final and binding on all optionees.

The administrator’s powers include the power to institute an exchange program under which (i) outstanding options are surrendered or cancelled in exchange for options of the same type (which may have higher or lower exercise prices and different terms), options of a different type or cash, (ii) optionees would have the opportunity to transfer any outstanding options to a financial institution or other person or entity selected by the administrator or (iii) the exercise price of an outstanding option is increased or reduced. The administrator’s powers also include the power to prescribe, amend and rescind rules and regulations relating to the 2012 Plan, to modify or amend each option and to make all other determinations deemed necessary or advisable for administering the 2012 Plan.

Eligibility

Employees, managers and consultants of Inspirato LLC and its subsidiary companies were eligible to receive options.

Unit Options

Options have been granted under the 2012 Plan. Subject to the provisions of the 2012 Plan, the administrator determines the term of an option, the number of units subject to an option and the time period in which an option may be exercised.

The term of an option is stated in the applicable option agreement, but the term of an option may not exceed ten years from the grant date. The administrator determines the exercise price of options, which may not be less than 100% of the fair market value of Inspirato units.

The administrator determines how an optionee may pay the exercise price of an option, and the permissible methods are generally set forth in the applicable option agreement. If an optionee’s status as a “service provider” (as defined in the 2012 Plan) terminates, that optionee may exercise the vested portion of his or her option through the termination date or for such other period of time stated in the applicable option agreement. Vested options generally will remain exercisable for six (6) months or such longer period of time as set forth in the applicable option agreement if an optionee’s status as a service provider terminates by reason of the optionee’s death or disability. In no event will an option remain exercisable beyond its original term. If an optionee does not exercise his or her option within the time specified in the option agreement, the option will terminate. Except as described above, the administrator has the discretion to determine the post-termination exercisability periods for an option.

If an optionee’s status as a service provider is terminated for any reason, Inspirato LLC has the right, but not the obligation to repurchase any units acquired pursuant to the exercise of the option for a per unit price equal to the purchase price paid by the optionee, or the repurchase right. Inspirato LLC may exercise its repurchase right for ninety (90) days from the longer of the date of termination or the end of the applicable post-termination exercise period.

Non-transferability of Options

Unless determined otherwise by the administrator, options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution. In addition, during an applicable optionee’s lifetime, only that optionee may exercise their option. If the administrator makes an option transferable, such option may only be transferred (i) by will, (ii) by the laws of descent and distribution of cash, (iii) to a revocable trust, or (iv) as permitted by Rule 701 of the Securities Act.

Trigger Event

Subject to the provisions of the merger, reorganization or other agreement setting forth the terms of a direct exchange, merger or other reorganization transaction, upon a “trigger event” (as defined in the 2012 Plan), all options granted under the 2012 Plan will be exchanged for or converted into, in such transaction, options to acquire shares of the resulting corporation’s common stock with terms substantially equivalent to the terms of the options, as the case may be, they are intended to replace. At the effective time of the Company Merger, outstanding unit options were converted into Assumed Inspirato Options.

Certain Adjustments

Subject to any required action by the Inspirato Members, in the event of any split, reverse split, dividend recapitalization, combination, reclassification, reorganization, merger, consolidation, split-up, spin-off, repurchase, exchange of units or other Inspirato LLC securities, other distribution of units or other securities of Inspirato LLC without the receipt of consideration by Inspirato LLC, or other change in Inspirato LLC’s corporate structure affecting the units, the administrator will make proportionate adjustments to the number and type of units that may be delivered under the 2012 Plan or the number, type and price of units covered by each outstanding option. The administrator’s determination regarding such adjustments will be final, binding and conclusive.

Dissolution or Liquidation

In the event of our proposed dissolution or liquidation, the administrator will notify each optionee as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an option will terminate immediately prior to the consummation of such proposed action.

Deemed Liquidation Event

In the event of a “deemed liquidation event” (as defined in the 2012 Plan) each outstanding option will be treated as the administrator determines, including, without limitation, that (i) options will be assumed, or substantially equivalent options will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a optionee, that the optionee’s options will terminate upon or immediately prior to the consummation of such deemed liquidation event; (iii) outstanding options will vest and become exercisable, in whole or in part prior to or upon consummation of such deemed liquidation event, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such transaction; (iv) (A) the termination of an option in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such option as of the date of the occurrence of the transaction, or (B) the replacement of such option with other rights or property selected by the administrator in its sole discretion; or (v) any combination of the foregoing. The administrator will not be obligated to treat all options or all options held by an optionee, similarly.

Amendment and Termination

The Inspirato LLC board of managers may, at any time, terminate or amend the 2012 Plan in any respect, including, without limitation, amendment of any form of option agreement or instrument to be executed pursuant to the 2012 Plan. To the extent necessary and desirable to comply with applicable laws, Inspirato will obtain Member approval of any amendment to the 2012 Plan. No amendment or alteration of the 2012 Plan will impair the rights of an optionee, unless mutually agreed otherwise between the optionee and the administrator in writing. As noted above, one business day prior to the Closing, the 2012 Plan terminated and Inspirato LLC will not grant any additional options under our 2012 Plan thereafter.

Profits Interest Agreements

As described below, during 2020, certain profits interests were granted pursuant to profits interest agreements between the recipient and Inspirato LLC and the terms and conditions of the Amended and Restated Limited Liability Company Agreement of Inspirato dated February 9, 2020 (the “Operating Agreement”). A profits interest is a type of unit in Inspirato LLC and, accordingly, in connection with the Business Combination the profits interest were treated like other units in Inspirato LLC with respect to the consideration received as part of the Business Combination.

Brent Handler

Brent Handler was issued an award of 29,811 profits interests in August 2020, pursuant to a profits interest agreement between Mr. Handler and Inspirato LLC and the terms and conditions of the Operating Agreement. The profits interest agreement provides for a profits interest threshold amount of $25.88 per common unit, or approximately $771,509 in the aggregate. Pursuant to the profits interest agreement, 1/48th of the profits interests were released from the forfeiture provision therein on each monthly anniversary of January 29, 2019, subject to Mr. Handler’s continuous service to the Company through each applicable vesting date. Notwithstanding the foregoing, all outstanding profits interests would vest immediately prior to a “deemed liquidation event” (as defined in the Operating Agreement). In the event of Mr. Handler’s termination of service, any unvested profits interests would be forfeited to Inspirato LLC. All of Mr. Handler’s profits interests have fully vested.

David Kallery

David Kallery was issued an award of 57,843 profits interests, or the “Initial Kallery Interest,” and an award of 109,076 profits interests, or the “Additional Kallery Interest”. Each award of profits interests was issued to Mr. Kallery in August 2020 pursuant to profits interest agreements between Mr. Kallery and Inspirato LLC and the terms and conditions of the Operating Agreement. Each profits interest agreement provides for a profits interest threshold amount of $25.88 per common unit, or approximately $1,496,977 in the aggregate with respect to the Initial Kallery Interest, and approximately $2,822,887 with respect to the Additional Kallery Interest. The Additional Kallery Interest was amended on August 6, 2021 to provide that an aggregate of 105,665 profits interests had been released from forfeiture as of that date with the remaining profits interests vesting in equal installments over the next 4 quarters, subject to Mr. Kallery’s continuous service to the Company through each applicable vesting date. Notwithstanding the foregoing, all outstanding profits interests issued pursuant to the Kallery Interest would vest prior to a “deemed liquidation event” (as defined in the Operating Agreement). In the event of Mr. Kallery’s termination of service, any unvested profits interests would be forfeited to Inspirato LLC. All of Mr. Kallery’s profits interests have fully vested.

Web Neighbor

Web Neighbor was issued an award of 63,705 profits interests in December 2020, pursuant to a profits interest agreement between Mr. Neighbor and Inspirato LLC and the terms and conditions of the Operating Agreement. The profits interest agreement provides for a profits interest threshold amount of $25.88 per common unit, or approximately $1,648,685 in the aggregate. Pursuant to the profits interest agreement, the profits interests are scheduled to be released from the forfeiture provision therein in two equal tranches, referred to respectively as the “Initial Neighbor Interest” and the “Delayed Neighbor Interest.” 25% of the profits interests comprising the Initial Neighbor Interest were released from the forfeiture provision therein on the first anniversary of November 30, 2020, and 1/48th of such profits interests are scheduled to vest each month thereafter, subject to Mr. Neighbor’s continuous service to the Company through each applicable vesting date. 1/48th of the profits interests subject to the Delayed Neighbor Interest are scheduled to be released from the forfeiture provision therein each month following the first anniversary of November 30, 2020 subject to Mr. Neighbor’s continuous service to the Company through each applicable vesting date. Notwithstanding the foregoing, upon the occurrence of a “deemed liquidation event” (as defined in the Operating Agreement) prior to November 30, 2021, all outstanding profits interests subject to the Initial Neighbor Interest would immediately vest and all outstanding profits interests subject to the Delayed Neighbor Interest would continue to vest, as described above. Upon the occurrence of a deemed liquidation event which occurs after November 30, 2021, all outstanding profits interests subject to the Initial Neighbor Interest and the Delayed Neighbor Interest will immediately vest. In the event of Mr. Neighbor’s termination of service, any unvested profits interests will be forfeited to Inspirato.

Director Compensation

The following table presents the total compensation each of our non-employee directors received during 2022:

	Fees Paid or
	Earned in	Stock	All Other
Name	Cash ($)	Awards ($)	Compensation ($)(1)	Total ($)
Michael Armstrong	40,000	150,000	26,400	216,400
Scott Berman (2)	16,196	117,944	—	134,140
Eric Grosse	40,000	150,000	26,400	216,400
Ann Payne	40,000	150,000	26,400	216,400
Scot Sellers	40,000	150,000	26,400	216,400

(1)	Amounts represents an Inspirato Pass subscription, estimated value charged to members, although such costs exceed the incremental cost to Inspirato of providing such benefits.
(2)	Scott Berman joined our board of directors on August 5, 2022.

Neither Brent Handler nor Brad Handler received any additional compensation for service as a director in 2022. The compensation of Brent Handler as a named executive officer is set forth above under “Executive Compensation — Summary Compensation Table.” The compensation of Brad Handler as an executive officer is set forth above under “Certain Relationships and Related Party Transactions — Employment Agreements.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock as of March 1, 2023 by:

●	Each person who is the beneficial owner of more than 5% of issued and outstanding shares of our Common Stock;
●	Each of our named executive officers and directors; and
●	All of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of the Ownership Date.

The expected beneficial ownership of shares is based on 65,287,466 shares of Class A Common Stock and 59,202,623 shares of Class V Common Stock outstanding as of March 1, 2023.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership by a person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Ownership Date to be outstanding. We did not deem these shares to be outstanding, however, for the purpose of computing the percentage ownership of any other person.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Class A Common Stock		Class V Common Stock		Total Shares
	Number	%	Number	%	Number	%
Name and Address of Beneficial Owner(1)
5% or More Holders:
Entities affiliated with Revolution Portico Holdings LLC(2)	500,000	*	18,893,491	31.9%	19,393,491	15.6%
Entities affiliated with KPCB XIV Associates, LLC(3)	11,890,097	18.2%	—	—	11,890,097	9.6%
Entities affiliated with Institutional Venture Partners XIII, L.P.(4)	10,716,458	16.4%	—	—	10,716,458	8.6%
W Capital Partners III, L.P.(5)	7,291,435	11.2%	—	—	7,291,435	5.9%
Entities affiliated with Millennium TVP II (UGP), LLC(6)	5,769,239	8.8%	—	—	5,769,239	4.6%
Named Executive Officers and Directors:
Brent Handler(7)	1,269,370	1.9%	27,766,065	46.9%	29,035,435	23.2%
Brad Handler(8)	560,858	*	902,646	1.5%	1,463,504	1.2%
David Kallery(9)	64,375	*	5,782,001	9.8%	5,846,376	4.7%
Robert Kaiden(10)	—	—	—	—	—	—
Web Neighbor(11)	39,375	*	2,206,711	3.7%	2,246,086	1.8%
Michael Armstrong(12)	24,077	*	—	—	24,077	*
Scott Berman	—	—	—	—	—	—
Scot Sellers(13)	564,916	*	1,534,703	2.6%	2,009,619	1.7%
Ann Payne(12)	24,077	*	—	—	24,077	*
Eric Grosse(12)	24,077	*	—	—	24,077	*
All executive officers and directors as a group (10 persons)	2,571,125	3.9%	38,192,126	64.5%	40,763,251	32.5%

*	Represents beneficial ownership or voting power of less than one percent.
(1)	Unless otherwise noted, the business address of each of those listed in the table above is 1544 Wazee Street, Denver, Colorado 80202.
(2)

Based soley on a Schedule 13D filed with the SEC on Februrary 22, 2022 jointly on behalf of Revolution Portico Holdings LLC, Exclusive Resorts LLC, Alps Investment Holdings LLC, Revolution Management Company LLC, and Stephen M. Case. Consists of (i) 17,768,474 shares of Class V Common Stock held by Revolution Portico Holdings LLC, (ii) 500,000 shares of Class A Common Stock held by Alps Investment Holdings LLC, and (iii) and 1,125,017 shares of Class V Common Stock held by Exclusive Resorts LLC. Revolution Management Company LLC is the sole manager of Revolution Portico Holdings LLC, Alps Investment Holdings LLC, and Exclusive Resorts LLC. Stephen M. Case serves as the manager of Revolution Management Company LLC and may be deemed to have voting and dispositive control over the shares held by Revolution Management Company LLC. The principal business address of each of the entities and individuals identified in this footnote is 1717 Rhode Island Avenue, NW, 10th Floor, Washington, D.C. 20036.

(3)

Based solely on a Schedule 13G filed with the SEC on February 3, 2023 jointly on behalf of Kleiner Perkins Caufield & Byers XIV, LLC (“KPCB XIV”), KPCB XIV Founders Fund, LLC (“KPCB XIV Founders”), and KPCB XIV Associates, LLC (“KPCB XIV Associates”). Consists of (i) 10,962,670 shares of Class A Common Stock directly owned by KPCB XIV and (ii) 927,427 shares of Class A Common Stock owned by KPCB XIV Founders. KPCB XIV Associates, the managing member of KPCB XIV and KPCB XIV Founders, may be deemed to have sole power to vote or dispose of these shares. The principal business address of each of the entities and individuals identified in this footnote is c/o Kleiner Perkins, 2750 Sand Hill Road, Menlo Park, California 94025.

(4)

Based soley on a Schedule 13D filed with the SEC on Februrary 22, 2022 jointly on behalf of Institutional Venture Partners XIII, L.P. (“IVP XIII”), Institutional Venture Management XIII LLC (“IVM XIII”), and Todd C. Chaffee, Norman A. Fogelsong, Stephen J. Harrick, J. Sanford Miller, and Dennis B. Phelps (the "Managing Directors"). Consists of 10,716,458 shares of Class A Common Stock held by IVP XIII. IVM XIII is the general partner of IVP XIII. The Managing Directors, as the managing directors of IVM XIII, may be deemed to have shared voting and dispositive control over the shares held by IVP XIII. Each of IVP XIII, IVM XIII and the Managing Directors disclaims beneficial ownership of the shares described in this footnote, except to the extent of its or his respective pecuniary interest therein. The Managing Directors own no securities of the Issuer directly. The principal business address of each of the entities and individuals identified in this footnote is 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025.

(5)

Based solely on a Schedule 13D/A filed with the SEC on February 10, 2023 on behalf of W Capital Partners III, L.P. Robert Migliorino, David Wachter and Stephen Wertheimer, the managing members of W Capital Partners III, L.P., exercise shared voting and dispositive control over such shares. The managing members disclaim beneficial ownership of all shares held by W Capital Partners III, L.P. except to the extent of their pecuniary interest therein. The principal business address of each of the entities and individuals identified in this footnote is c/o W Capital Partners, 400 Park Ave, New York, New York 10022.

(6)

Based solely on a Schedule 13D/A filed with the SEC on February 9, 2023 jointly on behalf of Millennium Technology Value Partners II, L.P. (“Millennium II”), Millennium Technology Value Partners II-A, L.P. (“Millennium II-A”), Millennium Technology Value Partners II GP, L.P. (“Millennium II GP”), Millennium TVP II (UGP), LLC (“Millennium II UGP”) and Samuel L. Schwerin. Consists of (i) 3,985,460 shares of Class A Common Stock held directly by Millennium II and (ii) 1,783,779 shares of Class A Common Stock held directly by Millennium II-A. Millennium II GP is the general partner of Millennium II and Millennium II-A. Millennium II UGP is the general partner of Millennium II GP. Mr. Schwerin is the manager and sole equity holder of Millennium II UGP. The principal business address of each of the entities and individuals identified in this footnote is 60 East 42nd Street, Suite 2137, New York, New York 10165.

(7)

Consists of (i) 1,032,639 shares of Class V Common Stock held by Mr. Handler in his individual capacity, (ii) 24,860,704 shares of Class V Common Stock held by BRM Ventures, LLC, (iii) 844,370 shares of Class A Common Stock and 646,936 shares of Class V Common Stock held by the Brent L. Handler Revocable Trust, (iv) 950,863 shares of Class V Common Stock held by the HFIN 2020 Trust, (v) 274,923 shares of Class V Common Stock held by the SLH 2012 Descendants Trust, and (vi) 425,000 shares of Class A Common Stock underlying RSUs held by Mr. Handler in his individual capacity vesting within 60 days of the Ownership Date. Mr. Handler is the Manager of BRM Ventures, LLC, and thus has voting and dispositive control over the shares held by BRM Ventures, LLC. Mr. Handler is the grantor of the Brent L. Handler Revocable Trust, and thus has voting and dispositive control over the shares held by the Brent L. Handler Revocable Trust. Mr. Handler is the designated investment advisor of the HFIN 2020 Trust, and in such capacity has voting and dispositive control over the shares held by HFIN 2020 Trust. Brent Handler and Brad Handler are the trustees of the SLH Descendant’s Trust, and each shares voting and dispositive control over the shares held by the SLH Descendant’s Trust.

(8)

Consists of (i) 363,358 shares of Class A Common Stock and 315,050 shares of Class V Common Stock held by Mr. Handler in his individual capacity, (ii) 312,673 shares of Class V Common Stock held by the Handler Children’s Remainder Trust, (iii) 274,923 shares of Class V Common Stock held by the SLH 2012 Descendants Trust, and (iv) 197,500 shares of Class A Common Stock underlying RSUs held by Mr. Handler in his individual capacity vesting within 60 days of the Ownership Date. Mr. Handler is the trustee of the Handler Children’s Remainder Trust and thus has voting and dispositive control over the shares held by the Handler Children’s Remainder Trust. Brent Handler and Brad Handler are the trustees of the SLH Descendant’s Trust, and each shares voting and dispositive control over the shares held by the SLH Descendant’s Trust.

(9)

Consists of (i) 25,000 shares of Class A Common Stock and 1,838,113 shares of Class V Common Stock held by Mr. Kallery in his individual capacity, (ii) 2,312,781 shares of Class V Common Stock held by Patricia Kallery, Mr. Kallery’s spouse, (iii) 1,631,107 shares of Class V Common Stock held by the David S. Kallery 2021 Trust dated 12/22/21 fbo Patricia K. Kallery for which Patricia Kallery serves as trustee, and (iv) 39,375 shares of Class A Common Stock underlying RSUs held by Mr. Kallery in his individual capacity vesting within 60 days of the Ownership Date.

(10)	Mr. Kaiden was appointed our Chief Financial Officer effective March 21, 2023.
(11)

Consists of (i) 39,375 shares of Class A Common Stock underlying RSUs vesting within 60 days of the Ownership Date and (ii) 2,206,711 shares of Class V Common Stock of which 1,195,307 shares may be repurchased by Inspirato at 60 days of the Ownership Date. Mr. Neighbor was our Chief Financial Officer until March 21, 2023.

(12)	Consists of shares of Class A Common Stock underlying RSUs vesting within 60 days of the Ownership Date.
(13)

Consists of (i) 1,150,776 shares of Class V Common Stock held by Elk Sierra, LLC, (ii) 243,467 shares of Class A Common Stock and 383,927 shares of Class V Common Stock held by Mr. Sellers in his individual capacity, (iii) 297,372 shares of Class A Common Stock subject to stock options exercisable within 60 days of the Ownership Date, and (iv) 24,077 shares of Class A Common Stock underlying RSUs held by Mr. Sellers vesting within 60 days of the Ownership Date. As the sole member and manager of Elk Sierra, LLC, Mr. Sellers has sole voting and dispositive control over the shares held by Elk Sierra, LLC. The principal business address of Elk Sierra, LLC and Mr. Sellers is 11757 Magnolia Park Court, Las Vegas, Nevada 89141.

SELLING SECURITYHOLDERS

This prospectus relates to the resale of up to (i) 15,925,385 shares of Class A Common Stock (including (a) 7,175,000 shares that may be issued upon exercise of the Private Warrants and (b) 8,750,385 PIPE Shares) and (ii) up to 7,175,000 Private Warrants.

The Selling Securityholders may from time to time offer and sell any or all of the shares of Class A Common Stock and Private Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Company Class A Common Stock or warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of Class A Common Stock and number of Private Warrants held by each Selling Securityholder immediately prior any sale of the shares of Class A Common Stock or Private Warrants in this offering, the number of shares of Class A Common Stock and number of Private Warrants that may be sold by each Selling Securityholder under this prospectus the aggregate number of shares of Class A Common Stock and Private Warrants and that each Selling Securityholder will beneficially own after this offering.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

	Class A
	Common Stock		Class A Common Stock
	Beneficially	Class A	Beneficially Owned
	Owned Prior	Common Stock	After This Offering
	to the Offering	Being Offered	Number	Percent
Name of Selling Securityholder (1)
Entities affiliated with Janus Henderson Investors(2)	2,850,000	2,850,000	0	—
Brent Handler Revocable Trust(3)	1,000,000	1,000,000	0	—
MBI Holdings, LP(4)	1,050,000	1,050,000	0	—
KPCB Holdings, Inc., as nominee(5)	11,806,841	611,250	11,195,591	21.6%
Institutional Venture Partners XIII, L.P.(6)	10,641,560	570,000	10,071,560	19.4%
Alps Investment Holdings LLC(7)	500,000	500,000	0	—
Polar Multi—Strategy Master Fund(8)	1,900,000	400,000	1,500,000	2.49%
W Capital Partners III, L.P.(9)	7,632,768	395,155	7,237,613	13.9%
Brad Handler(10)	395,000	395,000	0	—
Entities affiliated with Millennium Technology Value Partners(11)	1,972,570	308,400	1,664,170	3.2%
Avadis and Nancy Tevanian, Jr, Trust UAD May 29, 1996(12)	120,000	120,000	0	—
Elk Sierra LLC(13)	84,432	84,432	0	—
Cozad Investments, LP(14)	26,500	26,500	0	—
Thayer Ventures Acquisition Holdings LLC(15)	9,797,500	7,175,000	2,622,500	5.2%
Additional Selling Securityholders(16)	439,649	439,649	0	—
*	Represents beneficial ownership or voting power of less than one percent.
(1)	Unless otherwise noted, the business address of each of those listed in the table above is 1544 Wazee Street, Denver, Colorado 80202.
(2)	Consists of (i) 2,679,033 shares of Inspirato Class A Common Stock held of record by Janus Henderson Venture Fund and (ii) 170,967 shares of Combined Company Class A Common Stock held of record by Janus Henderson Capital Funds Plc on behalf of Janus Henderson US Venture Fund. Such shares owned by the Funds may be deemed to be beneficially owned by Janus Henderson Investors US LLC (“Janus”), an investment adviser registered under the Investment Advisers Act of 1940, who acts as investment adviser for the Funds set forth above and has the ability to make decisions with respect to the voting and disposition of the shares subject to the oversight of the board of directors (or similar entity) of each Fund. Under the terms of its management contract with each Fund, Janus has overall responsibility for directing the investments of the Fund in accordance with the Fund’s investment objective, policies and limitations. Each Fund has one or more portfolio managers appointed by and serving at the pleasure of Janus who makes decisions with respect to the disposition of the Shares. The portfolio managers for this fund are Jonathan Coleman and Scott Stutzman. The address for Janus is 151 Detroit Street, Denver, Colorado 80206.
(3)	The shares of Inspirato Class A Common Stock are held of record by the Brent Handler Revocable Trust for which Mr. Handler serves as a trustee. As such, Mr. Handler shares voting and dispositive power with respect to the shares held of record by this trust. See footnote 7 to the Security Ownership of Certain Beneficial Owners and Management table above for additional securities held of record by Mr. Handler.

(4)	Consists of (i) 1,000,000 shares of Class A common stock held of record by MBI Holdings, LP (“MBI”) and (ii) 50,000 shares of Class A common stock held of record by Veroher LP (“Veroher”). Jose Miguel Enrich as General Partner has voting and dispositive control over the shares held by MBI and Veroher. The principal business address for MBI and Veroher is 781 Crandon Blvd, 902, Key Biscayne, Florida 33143.
(5)	Consists of (i) 10,885,907 shares of Inspirato Class A Common Stock held by Kleiner Perkins Caufield & Byers XIV, LLC (“KPCB XIV”) and (ii) 920,934 shares of Inspirato Class A Common Stock held by KPCB XIV Founders Fund, LLC (“XIV FF”). All shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the accounts of such entities. The managing member of KPCB XIV and KPCB XIV FF is KPCB XIV Associates, LLC (“KPCB XIV Associates”). L. John Doerr, Brook Byers, Theodore E. Schlein and William “Bing” Gordon, the managing members of KPCB XIV Associates, exercise shared voting and dispositive control over the shares held by KPCB XIV and KPCB XIV FF. The managing members disclaim beneficial ownership of all shares held by KPCB Holdings, Inc. except to the extent of their pecuniary interest therein. The principal business address of Kleiner Perkins is c/o Kleiner Perkins, 2750 Sand Hill Road, Menlo Park, California 94025.
(6)	The shares of Inspirato Class A Common Stock are held of record by Institutional Venture Partners XIII, L.P. Institutional Venture Management XIII, LLC (“IVM XIII”) is the general partner of Institutional Venture Partners XIII, L.P. (“IVP XIII”). Todd C. Chaffee, Norman A. Fogelsong, Stephen J. Harrick, J. Sanford Miller, and Dennis B. Phelps as the managing directors of IVM XIII, may be deemed to have shared voting and dispositive control over the shares held by IVP XIII, L.P. Each of IVP XIII, IVM XIII and the managing directors disclaims beneficial ownership of the shares described in this footnote, except to the extent of its or his respective pecuniary interest therein. The address for these entities is c/o Institutional Venture Partners, 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025.
(7)	The shares of Inspirato Class A Common Stock are held by Alps Investment Holdings LLC (“Alps”). Revolution Management Company LLC is the sole manager of Alps. Stephen M. Case may be deemed to have voting and dispositive control over the shares held by Revolution Management Company LLC. The principal business address of each of the entities and individuals identified in this footnote is 1717 Rhode Island Avenue, NW, 10th Floor, Washington, D.C. 20036.
(8)	The shares of Inspirato Class A Common Stock are held of record by Polar Multi-Strategy Master Fund (“Polar Fund”) which is under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as investment advisor of the Polar Fund and has control and discretion over the shares held by the Polar Fund. As such, PAMPI may be deemed the beneficial owner of the shares held by the Polar Fund. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of Polar Fund is c/o Polar Asset Management Partners Inc., 16 York Street, Suite 2900, Toronto, Ontario M5J 0E6, Canada.
(9)	The shares of Inspirato Class A Common Stock are held of record by W Capital Partners III IBC, Inc. W Capital Partners III, LP is the sole shareholder of W Capital Partners III IBC, Inc. Robert Migliorino, David Wachter and Stephen Wertheimer, the managing members of W Capital Partners III, LP, exercise shared voting and dispositive control over such shares. The managing members disclaim beneficial ownership of all shares held by W Capital Partners III, LP except to the extent of their pecuniary interest therein. The principal business address of each of the entities and individuals identified in this footnote is c/o W Capital Partners, 400 Park Avenue, New York, New York 10022.
(10)	The shares of Inspirato Class A Common Stock are held of record by Brad Handler. See footnote 8 to the Security Ownership of Certain Beneficial Owners and Management table above for additional securities held of record by Mr. Handler.
(11)	Consists of (i) 213,277 shares of Inspirato Class A Common Stock held of record by Millennium Technology Value Partners II, L.P. (“MTVP II LP”) and (ii) 95,123 shares held of record by Millennium Technology Value Partners II-A, L.P. (“MTVP II-A LP”). Samuel L. Schwerin, the Managing Member of Millennium TVP II (UGP) LLC, the General Partner of Millennium Technology Value Partners II (GP), L.P, the General Partner of MTVP II LP and MTVP II-A LP, may be deemed to beneficially own the shares of Inspirato Class A Common Stock held of record by MTVP II LP and MTVP II-A LP. The address for these entities is c/o Millennium Technology Value Partners, 60 East 42nd Street, New York, New York 10165.

(12)	The shares of Inspirato Class A Common Stock are held of record by Avadis and Nancy Tevanian, Jr. Trust UAD May 29, 1996 (the “Trust”). Avadis Tevanian and Nancy Tevanian share voting and dispositive power with respect to the shares of Inspirato Class A Common Stock held of record by the Trust.
(13)	The shares of Inspirato Class A Common Stock are held of record by Elk Sierra LLC (“Elk Sierra”). As the sole member and manager of Elk Sierra, Scot Sellers has sole voting and dispositive control with respect to the shares of Inspirato Class A Common Stock held of record by Elk Sierra. The business address of Elk Sierra is 11757 Magnolia Park Court, Las Vegas, Nevada 89141.
(14)	The shares of Inspirato Class A Common Stock are held of record by Cozad Investments, LP (“Cozad”). As the sole managing member of the general partner of Cozad, Jeffrey A. Cozad has sole voting and dispositive control with respect to the shares of Inspirato Class A Common Stock held of record by Cozad. The business address of Cozad is 4740 W. Mockingbird Lane, P.O. box #195579, Dallas, Texas 75209.
(15)	The shares included under the column “Class A Common Stock Being Offered” include 7,175,000 shares of Inspirato Class A Common Stock underlying the Private Warrants held by Thayer Ventures Acquisition Holdings LLC, assuming all such Private Warrants are exercised for cash. On February 14, 2022, Thayer Ventures Acquisition Holdings LLC exercised all 7,175,000 Private Warrants on a cashless basis into 5,078,965 shares of Class A Common Stock. The table above does not reflect the offer and sale of the Private Warrants, which are also registered for resale under the registration statement of which this prospectus forms a part.
(16)	Represents shares of Inspirato Class A Common Stock held of record by 14 selling stockholders not listed above who in the aggregate own less than 1% of the outstanding Inspirato Class A Common Stock prior to this offering.

DESCRIPTION OF SECURITIES

The following description is only a summary, and it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to the Certificate of Incorporation, the Bylaws, the Warrant Agreement, and the Registration Rights Agreement, which are included as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of Delaware law.

Authorized and Outstanding Stock

The authorized capital stock of Inspirato consists of 1,600,000,000 shares of capital stock, $0.0001 par value per share, of which:

●	1,000,000,000 shares are designated as Class A Common Stock;
●	500,000,000 shares are designated as Class V Common Stock; and
●	100,000,000 shares are designated as preferred stock.

As of March 1, 2023, there were 65,287,466 shares of Class A Common Stock outstanding and 59,202,623 shares of Class V Common Stock outstanding and no shares of preferred stock outstanding.

Class A Common Stock Following the Business Combination

Voting Power

Holders of Class A Common Stock and Class V Common Stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters, except as otherwise required by law. The holders of Class A Common Stock and Class V Common Stock will at all times vote together as one class on all matters submitted to a vote of stockholders, unless otherwise required by Delaware law or the Certificate of Incorporation (as it may be amended from time to time).

Delaware law could require holders of shares of a class of capital stock to vote separately as a single class in the following circumstances:

●	if we were to seek to amend the Certificate of Incorporation to increase or decrease the par value of a class of the capital stock, then that class would be required to vote separately to approve the proposed amendment; and
●	if we were to seek to amend the Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A Common Stock will be entitled to receive dividends out of funds legally available if the Board in its discretion, determines to issue dividends and then only at the times that the Board may determine. Any dividends paid to the holders of shares of Class A Common Stock shall be paid on a pro rata basis. The holders of our Class V Common Stock shall not be entitled to receive any dividends out of any assets of the Company.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, and after the rights of the holders of the preferred stock, if any, have been satisfied, each holder of our Class V Common Stock outstanding at that time shall be entitled to receive $0.0001 per share and the remaining assets of whatever kind available for distribution to stockholders shall be distributable ratably among the holders of Class A Common Stock outstanding at that time.

Preemptive or Other Rights

Class A Common Stock and Class V Common Stock are not entitled to preemptive rights, and are not subject to conversion, redemption, or sinking fund provisions.

Election of Directors

Subject to the rights of holders of any series of preferred stock with respect to the election of directors, the number of directors that constitutes the Board will be fixed solely by resolution adopted by a majority of the Board. The Certificate of Incorporation provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Stockholders do not have the ability to cumulate votes for the election of directors.

Preferred Stock

The Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

The Company has no preferred stock outstanding at the date hereof.

Warrants

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of our IPO or 30 days after the Closing, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least an even number of units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the Closing at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of Class A Common Stock upon exercise of a warrant unless the share of Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

A registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the warrants was declared effective on May 9, 2022. We will use our best efforts to cause the same to become effective within 60 business days after the Closing and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. In addition, if Class A Common Stock is, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of our public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we elect to do so, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of shares of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the shares of Class A Common Stock for the ten trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

In addition, if (x) we issue additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any Founder Shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance including any transfer or reissuance of such shares (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination, and (z) the volume weighted average trading price of the shares of Class A Common Stock during the 10 trading day period starting on the trading day after the day on which we consummate our initial business combination is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described under “Redemption of Public Stockholders’ Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds

$10.00” and “Redemption of Public Stockholders’ Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

Redemption of Public Stockholders’ Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $18.00

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the Private Warrants):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and
●	if, and only if, the last reported sale price of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A Common Stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this prospectus) for any 20 trading days within a 30-trading day period ending the third trading day before we send to the notice of redemption to the warrant holders (the “Reference Value”).

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise their warrant prior to the scheduled redemption date. However, the price of the shares of Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A Common Stock and equity-linked securities for capital raising purposes in connection with the Closing as described elsewhere in this prospectus) as well as the $11.50 warrant exercise price, subject to adjustments as described herein, after the redemption notice is issued.

Redemption of Public Stockholders’ Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $10.00

Once the warrants become exercisable, we may redeem the outstanding warrants:

●	in whole and not in part;
●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the shares of Class A Common Stock (as defined below);
●	if, and only if, the Reference Value (as defined above under “Redemption of Public Stockholders’ Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $18.00”) of the shares of Class A Common Stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like and for certain issuances of Class A Common Stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this prospectus); and

●	if the Reference Value is less than $18.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like and for certain issuances of Class A Common Stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this prospectus), the Private Warrants must also be concurrently called for redemption at the same price (equal to a number of shares of Class A Common Stock) as the outstanding public warrants, as described above.

The numbers in the table below represent the number of shares of Class A Common Stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our shares of Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the volume weighted average last reported sale price of our shares of Class A Common Stock for the 10 trading days immediately following the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the exercise price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of the warrant is adjusted as a result of raising capital in connection with the initial business combination, the adjusted share prices in the column headings will by multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00.

Redemption Date (period to	Fair Market Value of Class A Common Stock
expiration of warrants)	10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our shares of Class A Common Stock as reported for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our shares of Class A Common Stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Class A Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per warrant (subject to adjustment).

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of Class A Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “- Redemption of Public Stockholders’ Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the shares of Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had been able to exercise their warrants for shares of Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the warrant agreement (for instance, if we are not the surviving company in the Business Combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than Class A Common Stock, the company (or the surviving company) will use its best efforts to registered under the Securities Act the security issuable upon exercise of the warrants.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Class A Common Stock is increased by a share dividend payable in shares of Class A Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding common stock. A rights offering to holders of common stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock ) and (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock , in determining the price payable for shares of Class A Common Stock , there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Class A Common Stock on account of such shares of Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of shares of Class A Common Stock in connection with a proposed initial business combination or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock ), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock ), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Class A Common Stock in such a transaction is payable in the form of shares of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating the fair market value where no quoted market price for an instrument is available.

The Public Warrants were issued in registered form subject to the Assignment, Assumption and Amendment Agreement, between Computershare Trust Company, N.A., as warrant agent, and us in respect of the Warrant Agreement between Thayer and Continental Stock Transfer & Trust Company. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share of Class A Common Stock issued to such holder upon exercise of the warrants on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder.

Private Warrants

The Private Warrants (including the shares of Class A Common Stock issuable upon exercise of the Private Warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the Private Warrants) and they will not be redeemable by us (except as described above under “- Redemption of Public Stockholders’ Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Warrants on a cashless basis. Except as described below, the Private Warrants have terms and provisions that are identical to those of the warrants sold as part of the units. If the Private Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units.

Except as described above under “- Redemption of Public Stockholders’ Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $10.00,” if holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average last reported sale price of the shares of Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if they are in possession of material non-public information. Accordingly, unlike stockholders who could exercise their warrants and sell the shares of Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate. On February 14, 2022, all 7,175,000 Private Warrants were exercised on a cashless basis into 5,078,965 shares of our Class A Common Stock.

Certain Anti-Takeover Provisions of Delaware Law

Special Meeting of Stockholders

Our Bylaws provide that special meetings of our stockholders may be called by the chairperson of our board of directors, our Chief Executive Officer or our board of directors pursuant to adoption of a resolution.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide, that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The Certificate of Incorporation is silent on forum selection. Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action arising pursuant to any provision of the Delaware General Corporation Law or our Certificate of Incorporation or Bylaws or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Although we believe these provisions benefit us by providing increased consistency in the application of applicable law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Dividends

We have not paid any cash dividends on our shares of common stock to date. The payment of cash dividends in the future will be dependent upon our revenue and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future.

Limitation on Liability and Indemnification of Directors and Officers

The Certificate of Incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. The Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

We have entered into agreements with our officers and directors to provide contractual indemnification. Our Bylaws permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We maintain a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be negatively impacted to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent for our Class A Common Stock is Computershare Trust Company, N.A.

Listing of Common Stock

Our Class A Common Stock and Warrants are listed on Nasdaq under the symbols “ISPO” and “ISPOW”, respectively.

RESTRICTIONS ON THE RESALE OF OUR SECURITIES

Rule 144

A person who has beneficially owned restricted shares of Class A Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of Class A Common or restricted Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of:

●	1% of the then outstanding equity shares of the same class; and
●	the average weekly trading volume of Class A Common or Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we were formed as a shell company, as a result of the completion of the Business Combination, we are no longer a shell company, and so, when the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

Pursuant to the terms of the Subscription Agreement, we are obligated to file a registration statement to register the resale of Class A Common Stock purchased by the PIPE Subscribers within 15 business days of the Closing.

Pursuant to the Registration Rights Agreement, we agreed that within 15 business days after the Closing, we will file with the SEC (at our sole cost and expense) a shelf registration statement registering the resale of certain shares of Class A Common Stock from time to time, and we shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. The equityholders party to the Registration Rights Agreement may demand underwritten offerings, including block trades, of their registrable securities by us from time to time. Each such group of demanding holders may request to sell all or any portion of their registrable securities in an underwritten offering as long as the total offering price is expected to exceed in the aggregate $20.0 million. Parties subject to the Registration Rights Agreement will be entitled to unlimited piggyback registration rights, subject to certain exceptions in the case of demands for underwritten block trades.

Pursuant to that Warrant to Purchase Shares of Class A Common Stock of Inspirato Incorporated, between the Company and Saks.com LLC (“Saks”), Saks will be entitled to certain “piggyback” registration rights. If we propose to register the offer and sale of shares of our common stock under the Securities Act, Saks can request that we include their shares in such registration, subject to certain marketing and other limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of Class A Common Stock and the purchase, ownership, disposition, exercise and lapse of the Private Warrants. This discussion is limited to holders who purchase our Class A Common Stock and Private Warrants pursuant to this offering and who hold Class A Common Stock and Private Warrants as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. We cannot assure you that a change in law (including, but not limited to, proposed legislation) will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion does not address the U.S. federal income tax consequences to the Sponsor, the anchor investors, or our founders, officers or directors. This summary does not address the Medicare contribution tax on certain net investment income, the alternative minimum tax, special tax accounting rules under Section 451(b) of the Code, U.S. federal estate or gift tax laws, or any state, local or non-U.S. tax laws. In addition, this discussion does not address all U.S. federal income tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

●	banks or other financial institutions;
●	tax-exempt entities;
●	insurance companies;
●	dealers in securities or foreign currencies;

●	traders in securities subject to a mark-to-market method of accounting for U.S. federal income tax purposes with respect to our Class A Common Stock or Private Warrants;
●	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;
●	regulated investment companies, mutual funds or real estate investment trusts;
●	“controlled foreign corporations” or “passive foreign investment companies;”
●	persons that acquired our Class A Common Stock or Private Warrants through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;
●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
●	former citizens or long-term residents of the United States;
●	persons that hold our Class A Common Stock or Private Warrants as a part of a straddle, hedge, integrated transaction or similar transaction;
●	persons that directly, indirectly or constructively own 5 percent or more (by vote or value) of our Class A Common Stock; or
●	persons deemed to sell our Class A Common Stock or Private Warrants under the constructive sale provisions of the Code.

If a partnership (including an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds our Class A Common Stock or Private Warrants, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our Class A Common Stock or Private Warrants, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of such Class A Common Stock and the purchase, ownership, disposition, exercise and lapse of the Private Warrants.

IF YOU ARE CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK OR PRIVATE WARRANTS, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SUCH CLASS A COMMON STOCK OR THE PURCHASE, OWNERSHIP, DISPOSITION, EXERCISE AND LAPSE OF PRIVATE WARRANTS, AS APPLICABLE, AS WELL AS THE CONSEQUENCES TO YOU ARISING UNDER OTHER U.S. FEDERAL TAX LAWS, THE LAWS OF ANY OTHER TAXING JURISDICTION, OR ANY APPLICABLE TAX TREATY. IN ADDITION, YOU SHOULD CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO ANY POTENTIAL CHANGES IN U.S. FEDERAL TAX LAW AS WELL AS ANY POTENTIAL CHANGES IN STATE, LOCAL OR NON-U.S. TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A Common Stock or Private Warrants, that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation or other entity treated as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of its Class A Common Stock, as applicable, and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock or Private Warrants” below.

Dividends we pay to a U.S. Holder that is treated as a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the applicable holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Possible Constructive Distributions

The terms of each Private Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Private Warrant may be exercised or to the exercise price of the Private Warrant in certain events, as discussed in this prospectus under “Description of Securities — Warrants.” An adjustment that has the effect of preventing dilution generally is not a taxable event. Nevertheless, a U.S. Holder of Private Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Private Warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our Class A Common Stock, or as a result of the issuance of a stock dividend to holders of shares of our Class A Common Stock, in each case which is taxable to such U.S. Holders as described under “ U.S. Holders — Taxation of Distributions” above). Such constructive distribution would be subject to tax as described under that section in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock or Private Warrants

Upon a sale or other taxable disposition of Class A Common Stock or Private Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such Class A Common Stock or Private Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for its Class A Common Stock or Private Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A Common Stock or Private Warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock generally will equal the U.S. Holder’s acquisition cost (or, in the case of Class A Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Class A Common Stock, as discussed below under “U.S. Holders — Exercise Lapse or Redemption of a Private Warrant”) less any prior distributions treated as a return of capital. A U.S. Holder’s adjusted tax basis in its

Private Warrants generally will equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder, as described above under “U.S. Holders — Possible Constructive Distributions.”

Exercise, Lapse or Redemption of a Private Warrant

Except as discussed below with respect to the cashless exercise of a Private Warrant, a U.S. Holder will not recognize gain or loss upon the exercise of a Private Warrant. The U.S. Holder’s tax basis in the share of our Class A Common Stock received upon exercise of the Private Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the Private Warrant, the amount of any constructive distributions included in income by such U.S. Holder (as described above under “U.S. Holders — Possible Constructive Distributions”) and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for Class A Common Stock received upon exercise of the Private Warrant would commence on the date of exercise of the Private Warrant or the day following the date of exercise of the Private Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Private Warrant. If a Private Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such Holder’s tax basis in the Private Warrant. The deductibility of capital losses is subject to certain limitations.

The tax consequences of a cashless exercise of a Private Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code.

In either case, a U.S. Holder’s tax basis in Class A Common Stock received generally would equal the Holder’s tax basis in the Private Warrant exercised. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for Class A Common Stock would commence on the date of exercise of the Private Warrant or the following day. If, however, a cashless exercise is treated as a recapitalization, the holding period of Class A Common Stock would include the holding period of the Private Warrant.

It is also possible that a cashless exercise could be treated as a taxable exchange, in which case a U.S. Holder could be deemed to have surrendered a number of Private Warrants having an aggregate fair market value equal to the aggregate exercise price of the total number of Private Warrants being exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Private Warrants deemed surrendered and the U.S. Holder’s tax basis in such Private Warrants. Such gain or loss would be long-term or short-term depending on the U.S. Holder’s holding period in the Private Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in Class A Common Stock received would equal the sum of the U.S. Holder’s initial investment in the Private Warrants exercised, the amount of any constructive distributions included in income by such U.S. Holder (as described above under “U.S. Holders — Possible Constructive Distributions”) and the exercise price of such Private Warrants. It is unclear whether a U.S. Holder’s holding period for Class A Common Stock would commence on the date of exercise of the Private Warrant or the day following the date of exercise of the Private Warrant.

Because of the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to Class A Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem Private Warrants for cash pursuant to the redemption provisions described in this prospectus under “Description of Securities — Warrants,” or if we purchase Private Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition by the U.S. Holder, taxed as described above under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock or Private Warrants.”

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions paid or deemed paid to a U.S. Holder and to the proceeds of the sale or other disposition of our Class A Common Stock or Private Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such Holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

A “Non-U.S. Holder” is a beneficial owner of our Class A Common Stock and Private Warrants that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to Non-U.S. Holders of Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Non-U.S. Holder’s Class A Common Stock, and will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock or Private Warrants.”

Subject to the discussions below regarding effectively connected income, backup withholding and FATCA, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and the holder’s country of residence. In order to receive a reduced treaty rate, a Non-U.S. Holder must provide us or the applicable paying agent with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. Under applicable Treasury Regulations, we may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. A Non-U.S. Holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If a Non-U.S. Holder holds our Class A Common Stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see the section entitled “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of our Class A Common Stock or Private Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends received by a Non-U.S. Holder that are treated as effectively connected with the holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment or fixed base maintained by the holder in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below regarding backup withholding and FATCA. In order to obtain this exemption, a Non-U.S. Holder must provide us or the applicable withholding agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, generally are taxed at the U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition, dividends received by corporate Non-U.S. Holders that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and the holder’s country of residence. Non-U.S. Holders should consult their tax advisor regarding the tax consequences of the ownership and disposition of our Class A Common Stock, including the application of any applicable tax treaties that may provide for different rules.

Possible Constructive Distributions

The terms of each Private Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Private Warrant may be exercised or to the exercise price of the Private Warrant in certain events, as discussed in this prospectus under “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution generally is not a taxable event. Nevertheless, a Non-U.S. Holder of our Private Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Private Warrants, including as a result of a distribution of cash or other property, such as securities, to the Holders of shares of our Class A Common Stock, or as a result of the issuance of a stock dividend to Holders of shares of our Class A Common Stock, in each case which is taxable to such Non-U.S. Holders as described under “Non-U.S. Holders — Taxation of Distributions” above. A Non-U.S. Holder would be subject to U.S. federal income tax withholding under that section in the same manner as if such Non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.

Gain on Sale, Exchange or other Taxable Disposition of our Class A Common Stock or Private Warrants

Subject to the discussions below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A Common Stock or Private Warrants unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the holder in the United States);
●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or
●	our Class A Common Stock or Private Warrants constitutes a United States real property interest, or USRPI, by reason of our status as a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the Non-U.S. Holder’s disposition of, or the holder’s holding period for, our Class A Common Stock or Private Warrants, as applicable.

We believe that we are not currently a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other assets used or held for use in a trade or business, there can be no assurance that we will not become a USRPHC in the future. Even if we are or become a USRPHC, however, (i) in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the Non-U.S. Holder disposing of our Class A Common Stock will be treated as disposing of a USRPI only if it has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Class A Common Stock, or (ii) in the case where our Private Warrants are regularly traded on an established securities market, the Non-U.S. Holder disposing of our Private Warrants will be treated as disposing of a USRPI only if it has owned, directly or constructively, more than 5% of our Private Warrants at any time within the within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for our Private Warrants. There can be no assurance that our Class A Common Stock or Private Warrants will be treated as regularly traded or not regularly traded on an established securities market for this purpose. Additionally, it is unclear how the rules for determining the five percent threshold for this purpose would be applied with respect to our Private Warrants, including how a Non-U.S. Holder’s ownership of Private Warrants, if any, impacts the five percent threshold determination with respect to its Class A Common Stock.

Non-U.S. Holders described in the first bullet above generally will be required to pay tax on the gain derived from the sale (net of certain deductions and credits) under U.S. federal income tax rates applicable to U.S. persons, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Individual Non-U.S. Holders described in the second bullet above will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Exercise, Lapse or Redemption of a Private Warrant

The characterization for U.S. federal income tax purposes of the exercise, lapse or redemption of a Non-U.S. Holder’s Private Warrant generally will correspond to the characterization described under “U.S. Holders — Exercise, Lapse or Redemption of a Private Warrant” above, although to the extent a cashless exercise or redemption results in a taxable exchange, the tax consequences to the Non-U.S. Holder would be similar to those described above in “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock or Private Warrants.”

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the dividends we pay or are deemed to pay to such Holder and the tax withheld, if any, with respect to such dividends. A Non-U.S. Holder will have to comply with specific certification procedures to establish that the Holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends. A Non-U.S. Holder generally will not be subject to U.S. backup withholding with respect to payments of dividends if such Holder establishes an exemption by certifying his, her or its Non-U.S. status by providing a valid IRS Form W-8BEN or W-8BEN-E or other appropriate IRS From W-8 (or other applicable or successor form); provided we do not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person (as defined in the Code).

Information reporting and backup withholding will generally apply to the proceeds of a taxable disposition of our Class A Common Stock and Private Warrants by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the Holder establishes an exemption by certifying his, her or its status as a Non-U.S. Holder and satisfies certain other requirements. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the U.S. through a Non-U.S. office of a broker. However, for information reporting purposes, taxable dispositions effected through a Non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such Holder to a refund, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act

Subject to the following paragraph, the Foreign Account Tax Compliance Act and the Treasury Regulations and other official IRS guidance issued thereunder (collectively, “FATCA”) generally imposes a U.S. federal withholding tax of 30% on dividends (including constructive dividends) on, and the gross proceeds from a sale or other disposition of, our Class A Common Stock or Private Warrants paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners) or otherwise establishes an exemption. Subject to the following paragraph, FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends (including constructive dividends) on, and the gross proceeds from a sale or other disposition of, our Class A Common Stock or Private Warrants paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption. The withholding tax will apply regardless of whether the payment otherwise would be exempt from the U.S. nonresident withholding tax described above and backup withholding, including under the exemptions described above. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and the holder’s country of residence may modify the requirements described in this section. Holders should consult with your own tax advisors regarding the application of FATCA to your ownership and disposition of our Class A Common Stock and Private Warrants.

The U.S. Treasury Department has issued proposed regulations that, if finalized in their present form, would eliminate FATCA withholding on gross proceeds of the sale or other disposition of our Class A Common Stock and Private Warrants (but not on payments or constructive payments of dividends). The preamble of such proposed regulations states that they may be relied upon by taxpayers until final regulations are issued or until such proposed regulations are rescinded.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK OR PRIVATE WARRANTS.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 7,175,000 shares of Class A Common Stock that may be issued upon exercise of the Private Warrants. We are also registering the resale by the Selling Securityholders or their permitted transferees of (i) up to 15,925,385 shares of Class A Common Stock (including (a) 7,175,000 shares that may be issued upon exercise of the Private Warrants and (b) 8,750,385 PIPE Shares) and (ii) up to 7,175,000 Private Warrants.

We will not receive any of the proceeds from the sale of the Securities offered by this prospectus. We will receive up to an aggregate of approximately $99.2 million from the exercise of the Public Warrants, assuming the exercise in full of all of the Public Warrants for cash. On February 14, 2022, all of the Private Warrants were exercised on a cashless basis into 5,078,965 shares of our Class A Common Stock, and as a result, no Private Warrants remain outstanding. The aggregate proceeds to the Selling Securityholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Securities covered by this prospectus. The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Securities to be made directly or through agents.

The Securities offered by this prospectus may be sold from time to time to purchasers:

●	directly by the Selling Securityholders;
●	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Securityholders or the purchasers of the Securities; or
●	through a combination of any of these methods of sale.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any underwriter, broker-dealer or agent regarding the sale of the Securities by the Selling Securityholders.

The securities may be sold in one or more transactions at:

●	fixed prices;
●	prevailing market prices at the time of sale;
●	prices related to such prevailing market prices;
●	varying prices determined at the time of sale; or

●	negotiated prices.

These sales may be effected in one or more transactions:

●	through one or more underwritten offerings on a firm commitment or best efforts basis;
●	settlement of short sales entered into after the date of this prospectus;
●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
●	in privately negotiated transactions;
●	in options or other hedging transactions, whether through an options exchange or otherwise;
●	in distributions to members, limited partners or stockholders of Selling Securityholders;
●	any other method permitted by applicable law;
●	on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale, including Nasdaq;
●	in the over-the-counter market;
●	in transactions otherwise than on such exchanges or services or in the over-the-counter market;
●	any other method permitted by applicable law; or
●	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with distributions of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Securities in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of the Securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the Securities short and redeliver the Securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Securities offered by this prospectus, which Securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge the Securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the Securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge the Securities to a financial institution or other third party that in turn may sell the Securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our Securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the Selling Securityholders will sell any or all of the Securities under this prospectus. Further, we cannot assure you that the Selling Securityholders will not transfer, distribute, devise or gift the Securities by other means not described in this prospectus. In addition, any Securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of the Securities owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of the Securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of the Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of the Securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares of the Securities pursuant to the distribution through a registration statement.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of the Securities owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of the Securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of the Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of the Securities to its members, partners or shareholders pursuant to this prospectus by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares of the Securities pursuant to the distribution through this prospectus.

For additional information regarding expenses of registration, see the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or such securities have been withdrawn or, in the case of the PIPE Shares, until two years from the effective date of the Original Registration Statement.

LEGAL MATTERS

The validity of the Securities offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, which has acted as our counsel in connection with this offering.

EXPERTS

The consolidated financial statements as of December 31, 2021 and 2022, and for each of the three years in the period ended December 31, 2022, included in this prospectus, have been so included in reliance on the report of BDO USA LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus constitutes only a part of the registration statement. Some items are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. We also maintain a website at www.inspirato.com. We make available, free of charge, on our investor relations website at https://inspirato.com/company/investor-relations/, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC. Information contained on our website is not a part of or incorporated by reference into this prospectus and the inclusion of our website and investor relations website addresses in this prospectus is an inactive textual reference only.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Inspirato Incorporated

Denver, Colorado

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Inspirato Incorporated (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, equity, and cash flows for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022,in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2021.

Denver, Colorado

March 15, 2023

INSPIRATO INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	December 31,
	2021	2022
Assets
Current assets
Cash and cash equivalents	$80,233	$80,278
Restricted cash	2,720	1,661
Accounts receivable, net	2,389	3,140
Accounts receivable, net – related parties	386	663
Prepaid subscriber travel	17,183	19,915
Prepaid expenses	11,101	10,922
Other current assets	762	302
Total current assets	114,774	116,881
Property & equipment, net	8,695	18,298
Goodwill	21,233	21,233
Right-of-use assets	—	271,702
Other noncurrent assets	1,068	2,253
Total assets	$145,770	$430,367
Liabilities
Current liabilities
Accounts payable	$33,140	$30,611
Accrued liabilities	6,035	5,475
Deferred revenue, current	176,813	167,733
Deferred rent, current	457	—
Debt	13,267	—
Lease liabilities, current	—	74,299
Total current liabilities	229,712	278,118
Deferred revenue, noncurrent	14,450	18,321
Deferred rent, noncurrent	7,468	—
Lease liabilities, noncurrent	—	208,159
Warrants	547	759
Total liabilities	252,177	505,357

Commitments and contingencies (Note 12)

Temporary equity (Note 3)

Series A-1; 222 authorized and 217 issued and outstanding at December 31, 2021; none at December 31, 2022	12,809	—
Series A-2; 130 authorized, issued, and outstanding at December 31, 2021; none at December 31, 2022	5,489	—
Series B; 193 authorized, issued, and outstanding at December 31, 2021; none at December 31, 2022	19,860	—
Series B-1; 128 authorized and 124 issued and outstanding at December 31, 2021; none at December 31, 2022	15,282	—
Series D; 158 authorized, issued, and outstanding at December 31, 2021; none at December 31, 2022	20,125	—
Series E; 132 authorized and 96 issued and outstanding at December 31, 2021; none at December 31, 2022	9,719	—
Total temporary equity	83,284	—

Equity
Series C; 491 authorized, issued, and outstanding at December 31, 2021; none at December 31, 2022 (Note 3)	21,477	—
Common units 4,470 authorized; 1,149 issued and outstanding at December 31, 2021; none at December 31, 2022 (Note 3)	—	—
Class A common stock, par value $0.0001 per share, 1,000,000 shares authorized, 62,716 shares issued and outstanding as of December 31, 2022	—	6
Class V common stock, $0.0001 par value, 500,000 shares authorized, 61,360 shares issued and outstanding as of December 31, 2022	—	6
Additional paid-in capital	—	245,652
Accumulated deficit	(211,168)	(233,931)
Total equity excluding noncontrolling interest	(189,691)	11,733
Noncontrolling interests (Note 16)	—	(86,723)
Total equity	(189,691)	(74,990)
Total liabilities, temporary equity, and equity	$145,770	$430,367

INSPIRATO INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

	December 31,
	2020	2021	2022
Revenue	$165,590	$234,747	$345,530
Cost of revenue (including depreciation of $1,734, $1,656 and $2,245 in 2020, 2021 and 2022 respectively)	100,599	152,747	229,287
Gross margin	64,991	82,000	116,243
General and administrative (including equity-based compensation of $2,790, $3,258 and $8,802 in 2020, 2021 and 2022, respectively)	25,940	50,477	68,383
Sales and marketing	14,764	27,821	38,540
Operations	18,814	26,814	41,267
Technology and development	2,787	4,914	13,615
Depreciation and amortization	2,898	2,619	3,191
Interest, net	542	635	188
Warrant fair value (gains) losses	(214)	456	1,696
Gain on forgiveness of debt	—	(9,518)	—
Other income, net	—	—	(355)
Loss and comprehensive loss before income taxes	(540)	(22,218)	(50,282)
Income tax expense	—	—	799
Net loss and comprehensive loss	(540)	(22,218)	(51,081)
Net loss and comprehensive loss attributable to noncontrolling interests (Note 16)	—	—	27,024
Net loss and comprehensive loss attributable to Inspirato Incorporated	$(540)	$(22,218)	$(24,057)

Basic and diluted weighted average common units and Class A shares outstanding	105,543	105,513	52,310
Basic and diluted net loss attributable to Inspirato Incorporated per common unit and Class A share, respectively	$(0.01)	$(0.21)	$(0.46)

INSPIRATO INCORPORATED

CONSOLIDATED STATEMENTS OF EQUITY

(in thousands)

									Additional
	Common Units		Series C		Class A Common Stock		Class V Common Stock		Paid-in	Accumulated	Noncontrolling
	Units	Value	Units	Value	Shares	Value	Shares	Value	Capital	Deficit	Interests	Total
Balance at January 1, 2020 (as previously reported)	1,166	$—	491	$21,477	—	$—	—	$—	$—	$(186,932)	$—	$(165,455)
Reverse recapitalization, net (Note 3)	104,377	—	(491)	(21,477)	—	—	—	—	21,477	—	—	—
Balance at January 1, 2020, after effect of reverse recapitalization	105,543	—	—	—	—	—	—	—	21,477	(186,932)	—	(165,455)
Consolidated net loss	—	—	—	—	—	—	—	—	—	(540)	—	(540)
Equity-based compensation	—	—	—	—	—	—	—	—	2,790	—	—	2,790
Balance at December 31, 2020	105,543	$—	—	$—	—	$—	—	$—	$24,267	$(187,472)	$—	$(163,205)
Consolidated net loss	—	—	—	—	—	—	—	—	—	(22,218)	—	(22,218)
Equity-based compensation	—	—	—	—	—	—	—	—	3,258	—	—	3,258
Redeemed united	(712)	—	—	—	—	—	—	—	(7,258)	—	—	(7,258)
Issuance of common units upon exercise of stock option awards, net of shares withheld for income taxes	27	—	—	—	—	—	—	—	(148)	—	—	(148)
Distributions	—	—	—	—	—	—	—	—	(120)	—	—	(120)
Balance at December 31, 2021	104,858	$—	—	$—	—	$—	—	$—	$19,999	$(209,690)	$—	$(189,691)
Consolidated net loss	—	—	—	—	—	—	—	—	—	(24,057)	(27,024)	(51,081)
Equity-based compensation	—	—	—	—	—	—	—	—	8,802	—	—	8,802
Issuance of common stock	—	—	—	—	490	—		—	5,000		—	5,000
Issuance of common stock and common stock warrants upon the reverse recapitalization, net of issuance costs	(104,858)	—	—	—	46,832	4	69,781	7	206,253	—	(64,656)	141,608
Issuance of common stock upon exercise of warrants	—	—	—	—	5,079	1	—	—	9,330	—	—	9,331
Issuance of common stock upon exercise of stock option awards, net of shares withheld for income taxes	—	—	—	—	1,894	—	—	—	1,225	—	—	1,225
Issuance of Class A shares upon conversion of Class V shares					8,421	1	(8,421)	(1)	(4,957)		4,957	—
Distributions	—	—	—	—	—	—	—	—	—	(184)	—	(184)
Balance at December 31, 2022	—	$—	—	$—	62,716	$6	61,360	$6	$245,652	$(233,931)	$(86,723)	$(74,990)

INSPIRATO INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2020	2021	2022
Cash flows from operating activities:
Consolidated net loss	$(540)	$(22,218)	$(51,081)
Adjustments to reconcile consolidated net loss to net cash provided by (used in) operating activities
Depreciation and amortization	4,632	4,275	5,436
Loss on disposal of fixed assets	—	—	207
Warrant fair value losses	(214)	456	1,696
Equity‑based compensation	2,790	3,258	8,802
Gain on forgiveness of debt	—	(9,518)	—
Asset impairment	—	—	925
Amortization of right-of-use asset	—	—	88,098
Changes in operating assets and liabilities, net of reverse recapitalization:
Accounts receivable, net	7,782	589	(751)
Accounts receivable, net – related parties	216	118	(277)
Prepaid member travel	2,355	(5,379)	930
Prepaid expenses	348	(4,990)	(4,577)
Other assets	7	191	(725)
Accounts payable	(5,907)	17,085	(3,518)
Accrued liabilities	(963)	2,957	(560)
Lease liability	—	—	(85,085)
Deferred revenue	765	42,301	(5,209)
Deferred rent	308	(370)	—
Net cash provided by (used in) operating activities	11,579	28,755	(45,689)

Cash flows from investing activities:
Development of internal-use software	(2,274)	(1,052)	(5,420)
Purchase of property and equipment	(1,618)	(2,964)	(8,850)
Net cash used in investing activities	(3,892)	(4,016)	(14,270)

Cash flows from financing activities:
Repayments of debt	(21,000)	(765)	(27,267)
Proceeds from debt	37,550	—	14,000
Common unit redemptions	—	(7,258)	—
Preferred unit redemptions	—	(496)	—
Proceeds from reverse recapitalization (Note 3)	—	—	90,070
Payments of reverse recapitalization costs (Note 3)	—	—	(23,899)
Proceeds from issuance of Class A common stock	—	—	5,000
Payments of employee taxes for unit option exercises	—	(148)	(669)
Proceeds from unit option exercises	—	—	1,894
Distributions	—	(120)	(184)
Net cash provided by (used in) financing activities	16,550	(8,787)	58,945

Net increase (decrease) in cash, cash equivalents, and restricted cash	24,237	15,952	(1,014)
Cash, cash equivalents, and restricted cash – beginning of year	42,764	67,001	82,953
Cash, cash equivalents, and restricted cash – end of year	$67,001	$82,953	$81,939

Supplemental cash flow information:
Cash paid for interest	$584	$609	$288
Cash paid for income taxes	—	—	81
Significant noncash transactions:
Gain on forgiveness of debt	—	9,518	—
Conversion of Class V to Class A stock	—	—	4,957
Conversion of preferred stock in connection with reverse recapitalization	—	—	104,761
Warrants acquired at fair value	—	—	9,874
Warrants exercised	—	—	8,390
Fixed assets purchased but unpaid, included in accounts payable at period end	—	—	989
Operating lease right-of-use assets exchanged for lease obligations	—	—	355,214
Conversion of deferred rent and prepaid rent to right-of-use assets	—	—	6,831

INSPIRATO INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)Nature of Business

Inspirato Incorporated and its subsidiaries (the “Company”) is a subscription-based luxury travel company that provides unique solutions for (i) affluent travelers seeking superior service and certainty across a wide variety of accommodations and experiences and (ii) hospitality suppliers who want to solve pain points that include monetizing excess inventory and efficiently outsourcing the hassle involved in managing rental properties.

Inspirato Incorporated was incorporated in Delaware on July 31, 2020 as Thayer Venture Acquisitions Corporation (“Thayer”); a special purpose acquisition company (“SPAC”) for the purpose of effecting a merger with one or more operating businesses. On February 11, 2022 (the “Closing Date”), Thayer and Inspirato LLC consummated the transaction contemplated in the Business Combination Agreement dated June 30, 2021 and as amended September 15, 2021 (the “Business Combination Agreement”) whereby amongst other transactions, a subsidiary of Thayer merged within and into Inspirato LLC with Inspirato LLC as the surviving company, resulting in Inspirato LLC becoming a subsidiary of Thayer. Thayer changed its name to “Inspirato Incorporated” upon closing of the Business Combination (the “Closing”).

The Business Combination was accounted for as a reverse recapitalization whereby Inspirato LLC acquired Thayer for accounting purposes. As such, the consolidated financial statements presented herein represent the operating results, assets and liabilities of Inspirato LLC before and after the Business Combination. See Note 3 — Reverse Recapitalization.

As of December 31, 2022, the Company’s only subsidiary is Inspirato LLC and Inspirato LLC had 28 subsidiaries, of which 16 are wholly owned domestic limited liability companies and one was a branch. The remaining 12 and the branch, which are owned through direct domestic subsidiaries, are as follows: (i) a wholly owned Mexican company with a foreign designation equivalent to a limited liability company (S.R.L.); (ii) a wholly owned Turks and Caicos Islands limited company; (iii) a wholly owned Cayman Islands exempted company; (iv) a wholly owned Costa Rican limited liability company; (v) a wholly owned Italian S.R.L.; (vi) a wholly owned Canadian unlimited liability company; (vii) a wholly owned Dominican Republic branch of a wholly owned domestic liability company; (viii) a wholly owned U.S. Virgin Islands limited liability company; (ix) a wholly owned Puerto Rican limited liability company; (x) a wholly owned Grenadian limited liability company; (xi) a wholly owned British Virgin Islands designated company; (xii) a wholly owned Anguillan non-public company; and (xiii) a second wholly owned Mexican company with a foreign designation equivalent to a limited liability company (S.R.L). These entities typically lease local properties.

Since early 2020, the COVID-19 pandemic has severely restricted the level of economic activity around the world and is continuing to have an effect on the global hospitality and travel industries. The global spread of COVID-19 has been and continues to be a complex and evolving situation. The COVID-19 pandemic had a materially adverse impact on the Company’s results of operations and financial condition during years ended December 31, 2020 and 2021. Revenues declined as a result of reduced travel and management undertook cost reduction methods in response. No impairments were recorded during the periods presented directly related to the COVID-19 pandemic. While COVID-19 continues to impact the world, through December 31, 2022 as restrictions were lifted across travel destinations, revenues recovered to pre-pandemic levels. Management cannot estimate the length or impacts of the COVID-19 outbreak on the Company’s future operations, financial position and cash flows, particularly if there are significant impacts that occur in the future.

(2)	Significant Accounting Policies
(a)	Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of the Company, its wholly-owned or majority-owned subsidiaries and entities in which the Company is deemed to have a direct or indirect controlling financial interest based on either a variable interest model or voting interest model. All intercompany balances and transactions have been eliminated in consolidation.

For the years ended December 31, 2020 and 2021, these consolidated financial statements present the consolidated results of operations, comprehensive income (loss), cash flows and changes in equity of Inspirato LLC. The consolidated balance sheet as of December 31, 2021 presents the financial condition of Inspirato LLC and its wholly owned subsidiaries. All intercompany balances and transactions of Inspirato LLC have been eliminated.

The Business Combination was accounted for as a reverse recapitalization and the consolidated financial statements presented herein for periods subsequent to the Closing Date are for Inspirato Incorporated and its subsidiaries, including Inspirato LLC. Inspirato LLC was the accounting acquirer of Thayer and the consolidated financial statements for all periods prior to February 11, 2022 are those of Inspirato LLC. See Note 3 — Reverse Recapitalization for more information.

In accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” the historical equity of Inspirato LLC has been recast in all periods up to the Closing Date, to reflect the number of shares of Inspirato Incorporated’s Class A Common Stock (as defined below) and Class V Common Stock (as defined below) issued to Inspirato LLC Holders in connection with the Business Combination. The Company recast the units outstanding related to the historical Inspirato LLC preferred units and common units (the “Historical Inspirato LLC Equity”) prior to the Business Combination, reflecting the exchange ratio of 1-for-37.2275, pursuant to the Business Combination Agreement. The consolidated financial statements and related notes thereto give effect to the conversion for all periods presented. The consolidated financial statements do not necessarily represent the capital structure of Inspirato Incorporated had the Business Combination occurred in prior periods.

(b)	Principles of Consolidation

For the period of February 11, 2022 through December 31, 2022, the consolidated financial statements comprise the accounts of the Company and its consolidated subsidiaries, including Inspirato LLC. In determining the accounting of Inspirato Incorporated’s interest in Inspirato LLC after the Business Combination, management concluded Inspirato LLC was not a variable interest entity as defined by ASC Topic 810, “Consolidation,” and as such, Inspirato LLC was evaluated under the voting interest model. As Inspirato Incorporated has the right to appoint a majority (four of the seven) managers of Inspirato LLC, Inspirato Incorporated controls Inspirato LLC, and therefore, the financial results of Inspirato LLC and its subsidiaries, after the Closing on February 11, 2022, are consolidated with and into Inspirato Incorporated’s financial statements.

For the days and periods prior to Business Combination, the consolidated financial statements of the Company comprise the accounts of Inspirato LLC and its wholly owned subsidiaries. All intercompany accounts and transactions among Inspirato LLC and its consolidated subsidiaries were eliminated. For periods after the Business Combination, all intercompany accounts and transactions among the Company and its consolidated subsidiaries have been eliminated.

(c)	Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Changes in facts and circumstances or discovery of new information may result in revised estimates, and actual results could differ from those estimates.

The consolidated financial statements include amounts that are based on management’s best estimates and judgments. The most significant estimates relate to valuation and estimated economic lives of capitalized software and long-lived assets, contingencies, allowance accounts, expected length of certain subscription types, and fair value measurements related to stock-based compensation.

(d)	Cash and Cash Equivalents

Cash and cash equivalents include cash and investments in highly liquid investments purchased with an original maturity of three months or less. Cash balances held in banks exceed the federal depository insurance limit. The Company’s cash is only insured up to the federal depository insurance limit. A significant portion of the Company’s cash balances are held at a single banking institution and the Company has not experienced any losses as a result of this concentration.

Amounts in transit from credit card processors are also considered cash equivalents because they are both short term and highly liquid in nature and are typically converted to cash within three days of the sales transaction.

(e)	Restricted Cash

The Company classifies deposits as required to be maintained by its credit card and ACH processors as restricted cash.

(f)	Accounts Receivable

Accounts receivables from customers are recorded at the original invoiced amounts, net of an allowance for doubtful accounts. The allowance for doubtful accounts is estimated based on historical experience, aging of receivables, economic trends and other factors that may affect the Company’s ability to collect from customers, and was not significant at December 31, 2021 and 2022.

(g)	Property and Equipment

Property and equipment are recorded at cost. The straight-line method is used for computing depreciation and amortization. Assets are depreciated over their estimated useful lives ranging from three to five years. Direct costs incurred in the development of internal-use software are capitalized once the preliminary project stage is completed, management has committed to funding the project, and completion and use of the software for its intended purpose is probable. The Company ceases capitalization of development costs once the software has been substantially completed and is ready for its intended use. Software development costs are amortized over their estimated useful lives of three years. The cost of leasehold improvements is depreciated over the lesser of the length of the related leases or the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred.

The carrying amounts of our long-lived assets are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable or that the useful life is shorter than we had originally estimated. The recoverability of these assets is measured by comparing the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over their remaining lives. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. If the useful life is shorter than originally estimated, the remaining carrying value is amortized over the new shorter useful life.

There was no impairment of any long-lived assets in the three years ended December 31, 2022.

(h)	Leases

The Company is party to operating lease agreements for its vacation homes, hotels and corporate offices. In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02 (“ASC 842”), Leases, to require lessees to recognize all leases, with certain exceptions, on the balance sheet, while recognition on the statement of operations remains similar to legacy lease accounting. Subsequently, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, ASU No. 2018-11, Targeted Improvements, ASU No. 2018-20, Narrow-Scope Improvements for Lessors, and ASU 2019-01, Codification Improvements, to clarify and amend the guidance in ASU No. 2016-02. ASC 842 eliminates real estate-specific provisions and modifies certain aspects of lessor accounting.

The Company adopted ASC 842 as of January 1, 2022 using the modified retrospective approach (“adoption of the new lease standard”). This approach allows entities to either apply the new lease standard to the beginning of the earliest period presented or only to the consolidated financial statements in the period of adoption without restating prior periods. The Company elected to apply the new guidance at the date of adoption without restating prior periods. In addition, the Company elected the package of practical expedients permitted under the transition guidance within the new standard, which allowed the Company to carry forward the historical determination of contracts as leases and lease classification and not reassess initial direct costs for historical lease arrangements. The Company also elected the practical expedient to not separate lease and non-lease components for all of our current classes of leases.

Operating lease assets are included within right-of-use (“ROU”) assets and the corresponding operating lease liabilities are included within current liabilities and other noncurrent liabilities on the Company’s consolidated balance sheet as of December 31, 2022.

The Company has elected not to present short-term leases on the consolidated balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that the Company is reasonably certain to exercise. All other right-of-use assets and lease liabilities are recognized based on the present value of lease payments over the lease term at the later of ASC 842 adoption date or lease commencement date. Because most of the Company’s leases do not provide an implicit rate of return, the Company used the Company’s incremental borrowing rate based on the information available at adoption date or lease commencement date in determining the present value of lease payments.

Adoption of the new lease standard on January 1, 2022 had a material impact on the Company’s consolidated financial statements. The most significant impacts related to the (i) recording ROU assets of $202 million and (ii) recording lease liabilities of $209 million, as of January 1, 2022 on the consolidated balance sheets. The Company also reclassified prepaid expenses of $1.1 million and deferred rent balances (including tenant improvement allowances and other liability balances) of $7.9 million relating to the Company’s existing lease arrangements as of December 31, 2021, into the ROU asset balance as of January 1, 2022. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The adoption of the new lease standard did not materially impact the Company’s consolidated statement of operations and consolidated statement of cash flows and had no impact on our debt covenants. During the year ended December 31, 2022, the Company recognized $0.9 million of impairment expense related to properties with carrying values in excess of their recoverable values. The expense was recorded in cost of revenue in the accompanying consolidated statements of operations and comprehensive loss.

The cumulative effect of the changes made to the Company’s consolidated balance sheet as of January 1, 2022 for the adoption of the new lease standard was as follows:

	Balances at December 31,	Adjustments from Adoption of New Lease	Balances at January 1,
	2021	Standard	2022

Assets	(in thousands)
Prepaid expenses	$11,101	$(1,094)	$10,007
Operating lease ROU assets	—	201,728	201,728
Liabilities
Current lease liabilities	$—	$63,415	$63,415
Other current liabilities	457	(457)	—
Noncurrent lease liabilities	—	145,144	145,144
Other noncurrent liabilities	7,468	(7,468)	—

(i)	Equity-Based Compensation

The Company accounts for equity-based compensation for all transactions in which an entity exchanges its equity instruments for goods or services, which generally require the Company to measure the cost of employee services received in exchange for an award of equity instruments in earnings based on the fair value and vesting provisions of the award on the date of grant. Historical data by participant groupings is used to estimate option forfeitures and record unit-based compensation expense only for those option awards that are expected to vest. The Company accounts for Restricted Stock Option forfeitures as they occur. Compensation cost is recognized on a straight-line basis over the requisite service period.

(j)	Goodwill

Goodwill arose from the acquisition of certain assets of Portico Club, LLC (“Portico”) on December 16, 2013.

Goodwill was recorded based on management’s best estimates of the fair values of assets acquired and liabilities assumed at the date of acquisition. Goodwill is not amortized, but rather is assessed annually for impairment in the fourth quarter and when events and circumstances indicate that the fair value of a reporting unit with goodwill has been reduced below its carrying value. The Company has determined that the Company has one reporting unit. The test for impairment requires that the Company first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, the Company then performs a quantitative impairment test. Otherwise, the quantitative impairment test is not required. The Company performs our annual impairment review of goodwill at December 1 and when a triggering event occurs between annual impairment tests. Under the quantitative impairment test, the Company would compare the estimated fair value of each reporting unit to its carrying value. The Company determined based on the qualitative assessments that it is not more likely than not that the fair value of the Company’s reporting unit is less than its carrying value, therefore no quantitative impairment tests were performed at December 31, 2021 or 2022 and no goodwill impairment charges were recognized in the years ended December 31, 2020, 2021 and 2022.

(k)	Revenue

The Company’s revenue is reported net of discounts and incentives as a reduction of the transaction price. Some of the Company’s contracts with customers contain multiple performance obligations. For customer contracts that include multiple performance obligations, the Company accounts for individual performance obligations if they are distinct. The transaction price is then allocated to each performance obligation based on its standalone selling price. The Company generally determines the standalone selling price based on the prices charged to customers.

Subscription Revenue

The Company’s contracts with customers grants access to book the Company’s residences and other privileges that vary based on the type of subscription. The Company’s predominant subscription offerings include Inspirato Club and Inspirato Pass subscriptions. Inspirato Club subscriptions grant access to its portfolio. In addition to Inspirato Club subscription benefits, Inspirato Pass subscriptions include the ability to book certain stays without paying additional nightly rates, taxes or fees. Subscriptions generally include an enrollment fee and monthly or annual fees, for which customers can prepay up to several years at once. The Company has an unconditional right to these fees in its contracts with customers for a subscription as the Company provides the right to book to its customers. Thus, the Company recognizes revenue from monthly or annual fees over their related time period. Certain legacy Inspirato Club subscriptions included substantive upfront enrollment fees. These enrollment fees may have entitled the subscriber to reduced dues, travel or other perks. The value of those services, estimated based on their stand-alone selling price, were deferred and recognized when those services are provided. The remaining revenue is recognized on a straight-line basis over the expected average life of these subscription types. The option to renew is considered a material right of the customer and is treated herein as an additional performance obligation.

The calculation of the expected average life of legacy Inspirato Club subscriptions with substantive upfront enrollment fees is a critical estimate in the recognition of revenue associated with enrollment fees. The calculation includes certain management judgments and projections regarding the estimated period that customers are expected to remain subscribers and continue to benefit from these subscriptions along with annual renewal rates for these subscriptions. Management relies on multiple metrics to determine the average customer life. These include historical average renewal and attrition rates, expected future renewal rates, and other qualitative measures obtained through market research. The Company reviews its estimates and assumptions with regard to the average customer life based on the Company’s projections and historical experience on an annual basis. For the years ended December 31, 2020, 2021 and 2022, the expected average life of legacy Inspirato Club subscriptions with substantive upfront enrollment fees was five years.

Contracts are cancellable at the end of the monthly or annual contract term. The Company has determined that enrollment fees for subscriptions do not provide a material right to a customer and thus, these enrollment fees are recognized upon receipt.

In instances where the timing of revenue recognition differs from the timing of invoicing, we have determined our contracts generally do not include a significant financing component. The primary purpose of our invoicing terms is to provide customers with simplified and predictable ways of purchasing our products and services, such as invoicing at the beginning of a subscription term with revenue recognized ratably over the contract period, and not to receive financing from our customers. Any potential financing fees are considered insignificant in the context of our contracts.

Travel Revenue

Travel related fees for trips are recognized when performance obligations are met over the period of the stay.

The Company offers certain discounts for paying in advance or as promotions. These promotions are recognized when performance obligations are met or upon their expiration.

Deferred Revenue

The Company records any unrecognized portion of enrollment fees and travel to be delivered as deferred revenue until applicable performance obligations are met.

(l)	Advertising Costs

The Company incurs advertising expense including television and radio advertising and online advertising expense to promote our brand. We expense the production costs associated with advertisements in the period in which the advertisement first takes place. We expense the costs of communicating the advertisement (e.g., television airtime) as incurred each time the advertisement is shown. Advertising expenses are included within sales and marketing expense in the accompanying consolidated statements of operations and comprehensive loss and totaled $2.1 million, $8.5 million, and $8.0 million for the years ended December 31, 2020, 2021, and 2022, respectively.

(m)	Earnings (Loss) Per Share

Basic earnings (loss) per share (“EPS”) is computed by dividing net earnings or loss attributable to Inspirato Incorporated Class A common stock (“Class A Common Stock”), as applicable, by the weighted average number of shares of Class A Common Stock outstanding during the period. Diluted EPS is computed after adjusting the basic EPS computation for the effect of potentially dilutive securities outstanding during the period. The effect of non-vested equity-based compensation awards, if dilutive, is computed using the treasury stock method.

(n)Segment Information

The Company provides hospitality services in the U.S. and in foreign countries with customers in North America and assets around the world. The Company is managed by a U.S. based management team and measures and evaluates financial and operational performance as a single enterprise. Services are sold from the U.S. and not differentiated based upon purchase location. Information is reported to the chief operating decision maker and the executive team on an aggregated world-wide basis, and strategic and financial decisions are determined centrally. Management has concluded that the Company operates as single segment.

(o)	Fair Value Measures

Fair value is the price that the Company estimates would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy is used to prioritize inputs to valuation techniques used to estimate fair value. An asset or liability subject to the fair value requirements is categorized within the hierarchy based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The highest priority (Level 1) is given to unadjusted quoted market prices in active markets for identical assets or liabilities, and the lowest priority (Level 3) is given to unobservable inputs. Level 2 inputs are data, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly.

The carrying values on the consolidated balance sheet of the Company’s cash and cash equivalents, restricted cash, accounts receivable, prepaids, other current assets, accounts payable, accrued liabilities, deferred rent, deferred revenue, other liabilities, and debt approximate fair values due to their short- term maturities. The Company uses certain fair valuation techniques in performing its annual goodwill impairment test described below and in determining the value of warrants. These techniques generally use Level 3 inputs.

(p)	Distinguishment of Liabilities from Equity

The Company has applied ASC 480, Distinguishing Liabilities from Equity, to classify as liability or equity certain redeemable and/or convertible instruments, including the Company’s preferred units. The Company determines the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.

If the Company determines that a financial instrument should not be classified as a liability, it then determines whether the financial instrument should be presented between the liability section and the equity section of the balance sheet as temporary equity. The Company determines financial instruments as temporary equity if the redemption of the preferred units or other financial instrument is outside the control of the Company. Otherwise, the Company accounts for the financial instrument as permanent equity.

Initial Measurement

The Company records temporary equity or permanent equity upon issuance at the fair value, or cash received.

Temporary Equity

At each balance sheet date, the Company evaluates the classification of its redeemable instruments. If an instrument is: (i) redeemable, or (ii) redemption is probable, or (iii) will become redeemable, or (iv) its redemption is outside the control of the Company, the Company records the instruments at its redemption value. If the instrument is not redeemable and it is probable that it will become redeemable, it is recorded at its fair value. The resulting increases or decreases in the carrying value of redeemable instruments are recognized as adjustments to additional paid in capital.

(q)	Noncontrolling Interests

Noncontrolling interests represent the economic interest of Inspirato LLC not owned by Inspirato Incorporated. These noncontrolling interests arose from the Business Combination. Noncontrolling interests were initially recorded as the relative proportion of the net assets of Inspirato LLC at the time of the Business Combination. This amount is subsequently adjusted for the proportionate share of earnings or losses attributable to the noncontrolling interests, any dividends or distributions paid to the noncontrolling interests and any changes to Inspirato Incorporated’s ownership of Inspirato LLC.

As of December 31, 2022, Inspirato Incorporated directly owned 47% of the interest in Inspirato LLC and the noncontrolling interest was 53%. The noncontrolling interest relates to the economic interests in Inspirato LLC held directly by owners of our Inspirato Incorporated Class V common stock (“Class V Common Stock”) in the form of New Common Units (as defined below) as a result of Business Combination. See Note 3 — Reverse Recapitalization.

(r)	Income Taxes

For periods prior to the Business Combination, Inspirato LLC was treated as a partnership for U.S. federal income tax purposes. As a partnership, Inspirato LLC is itself generally not subject to U.S. federal income tax under current U.S. tax laws, and any taxable income or loss is passed through and included in the taxable income or loss of its members, including Inspirato Incorporated. Inspirato Incorporated is subject to U.S. federal income taxes, in addition to state and local income taxes, with respect to its distributive share of the items of the net taxable income or loss and any related tax credits of Inspirato LLC.

Subsequent to the Business Combination, Inspirato Incorporated holds an interest in Inspirato LLC, which continues to be treated as a partnership for U.S. federal income tax purposes. Inspirato LLC is also subject to taxes in foreign jurisdictions in which it operates.

Inspirato Incorporated is subject to income taxes predominately in the U.S. The Company provides for income taxes and the related accounts under the asset and liability method. Income tax expense, deferred tax assets and liabilities and reserves for unrecognized tax benefits reflect management’s best assessment of estimated current and future taxes to be paid. The relevant tax laws are often complex and may be subject to different interpretations.

Deferred income taxes arise from temporary differences between the financial statement carrying amount and the tax basis of assets and liabilities and are measured using the enacted tax rates expected to be in effect during the year in which the basis difference reverses. In evaluating the ability to recover its deferred tax assets within the jurisdiction from which they arise, the Company considers all available positive and negative evidence. If based upon all available positive and negative evidence, it is more likely than not that the deferred tax assets will not be realized, a valuation allowance is established. The valuation allowance may be reversed in a subsequent reporting period if the Company determines that it is more likely than not that all or part of the deferred tax asset will become realizable.

The Company’s interpretations of tax laws are subject to review and examination by various taxing authorities and jurisdictions where the Company operates, and disputes may occur regarding its view on a tax position. These disputes over interpretations with the various tax authorities may be settled by audit, administrative appeals or adjudication in the court systems of the tax jurisdictions in which the Company operates. The Company regularly reviews whether it may be assessed additional income taxes as a result of the resolution of these matters, and the Company records additional reserves as appropriate. In addition, the Company may revise its estimate of income taxes due to changes in income tax laws, legal interpretations and business strategies. The Company recognizes the financial statement effects of uncertain income tax positions when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The Company records interest and penalties related to uncertain income tax positions in income tax expense. For additional information see Note 7 — Income Taxes.

(s)	Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC Topic 825-10 “Financial Instruments,” offering costs attributable to the issuance of the derivative warrant liabilities have been allocated based on their relative fair value of total proceeds and are recognized in the consolidated statement of operations as incurred.

The Warrants are recognized as derivative liabilities. Accordingly, the Company recognizes the Warrants as liabilities at fair value subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s consolidated statement of operations. The fair value of the Warrants as of December 31, 2022 is based on observable listed prices for such Warrants. As the transfer of Private Warrants to anyone who is a permitted transferee would result in the Private Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Warrant was equivalent to that of each Public Warrant. The determination of the fair value of the Warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative Warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities. On March 14, 2022, all 7.2 million Private Warrants were exercised on a cashless basis into 5.1 million shares of Class A Common Stock.

(t)	Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU includes changes to the accounting and measurement of financial assets, including the Company’s accounts receivable and held-to-maturity debt securities, by requiring the Company to recognize an allowance for all expected losses over the life of the financial asset at origination. This is different from the current practice where an allowance is not recognized until the losses are considered probable. The ASU also changes the way credit losses are recognized for available-for-sale debt securities. Credit losses are recognized through the recording of an allowance rather than as a write-down of the carrying value. The guidance is effective for the Company beginning January 1, 2023. Upon adoption, the ASU will be applied using a modified retrospective transition method to the beginning of the earliest period presented. A prospective transition approach is required for debt securities for which another-than-temporary impairment had been recognized before the effective date. We do not anticipate this standard to have a material impact on the Company’s consolidated financial statements.

(3)Reverse Recapitalization

On February 11, 2022, Inspirato LLC and Thayer consummated the Business Combination, resulting in Inspirato LLC becoming a subsidiary of Thayer. The resulting Company organizational structure is commonly referred to as an umbrella partnership corporation (or “UP-C”) structure. This organizational structure allows certain Continuing Inspirato Members (as defined below), to retain their equity ownership directly in Inspirato LLC.

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP; management determined Inspirato LLC was not a variable interest entity (see Note 2), and as result, identified Inspirato LLC as the accounting acquirer of the Business Combination in accordance ASC Topic 805. Thayer was treated as the “acquired” company for accounting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the Continuing Inspirato Members have a majority of the voting power of the Company, and Inspirato LLC’s operations comprise all of the ongoing operations of the Company. Following the Business Combination, Inspirato LLC is managed by a seven-person board of managers designated by Inspirato Incorporated and the holders of the noncontrolling interests in Inspirato LLC, who also hold noneconomic voting interests in Inspirato Incorporated through their ownership of Class V Common Stock of Inspirato Incorporated (“Continuing Inspirato Members”).

In connection with the Business Combination, among other things, (i) Thayer changed its name to “Inspirato Incorporated”, (ii) each of the then issued and outstanding Class A and Class B common stock of Thayer, converted automatically, on a one-for-one basis, into a share of Class A Common Stock of Inspirato Incorporated, (iii) each of the then issued and outstanding warrants of Thayer converted automatically into a redeemable warrant to purchase one share of Class A Common Stock, and (iv) each of the then issued and outstanding units of Thayer that had not been previously separated into the underlying Thayer Class A Common Stock and Thayer public warrant upon the request of the holder thereof, were cancelled and entitled the holder thereof to one share of Inspirato Class A Common Stock and one-half of one Inspirato Public Warrant.

As a result of the Business Combination, each outstanding unit of Inspirato LLC was cancelled and each unitholder received either (i) a number of shares of Class A Common Stock equal to 37.2275 (the “Exchange Ratio”) for each unit of Inspirato LLC owned and certain rights under a tax receivable agreement (the “Tax Receivable Agreement”) or (ii) a number of new common units of Inspirato LLC (“New Common Units”) equal to the Exchange Ratio, an equal number of shares of Class V Common Stock, which have no economic value, but entitles the holder thereof to one vote per share, and certain rights under the Tax Receivable Agreement. This exchange resulted in Inspirato Incorporated owning 41.2% of the issued and outstanding units of Inspirato LLC at the Closing and the Continuing Inspirato Members owning a noncontrolling interest of Inspirato LLC. In addition, options to purchase Inspirato LLC units were converted into options to purchase shares of Class A Common Stock at the Exchange Ratio.

Accordingly, the financial statements reflect the continuation of the financial statements of Inspirato LLC with the Business Combination being treated as the equivalent of Inspirato LLC issuing stock for the net assets of Thayer, accompanied by a recapitalization. The net assets of Thayer were recognized as of the Business Combination at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are presented as those of Inspirato LLC and the accumulated deficit of Inspirato LLC has been carried forward after the Closing.

In accordance with ASC Topic 805, all periods prior to the Business Combination have been retrospectively adjusted using the Exchange Ratio for the equivalent number of shares outstanding immediately after the Business Combination to give effect to the reverse recapitalization. After giving effect to the Business Combination and the redemption of Inspirato LLC units as described above, the number of common stock issued and outstanding immediately following the consummation of the Business Combination was 47 million of Class A Common Stock and 70 million of Class V Common Stock.

In connection with the Closing, the Company raised $90 million of gross proceeds including $88 million from the issuance of 8.8 million shares of Class A Common Stock to a number of accredited investors pursuant to a separate subscription agreement entered into on June 30, 2021 and as amended. The Company incurred $25 million in transaction costs during the year ended December 31, 2022, consisting of banking, legal and other professional fees, of which $24 million was recorded as a reduction to additional paid-in capital and the remaining $1.1 million was expensed in the consolidated statement of operations and comprehensive loss. The total net cash proceeds to the Company as a result of the Business Combination was $66 million.

On April 7, 2022, the Company issued 490,197 shares of Class A Common Stock to the Sponsor for net proceeds of $5.0 million.

During the year ended December 31, 2022, the Company issued 8,421,190 shares of Class A Common Stock in exchange for the same number of New Common Units, resulting also in the cancellation of the same number of shares of Class V Common Stock.

(4)	Revenue

Revenues are as follows:

	Year Ended December 31,
	2020	2021	2022

	(in thousands)
Travel	$73,660	$134,373	$198,925
Subscription	91,548	100,024	145,651
Other	382	350	954
Total	$165,590	$234,747	$345,530

The Company recognized assets and liabilities related to contracts with customers as follows:

	December 31,
	2021	2022

	(in thousands)
Assets:
Accounts receivable, net	$2,389	$3,140
Liabilities:
Deferred revenue, current and noncurrent	$191,263	$186,054

As of December 31, 2022, deferred revenue is expected to be recognized as follows:

Years Ending December 31,	Amount
(in thousands)
2023	$167,733
2024	10,303
2025	4,424
2026	2,151
2027	792
Thereafter	650
Total	$186,054

As of December 31, 2021, the balance of deferred revenue was $191 million. Significant movements in the deferred revenue balance during the period consisted of increases due to payments received prior to transfer of control of the underlying performance obligations to the customer, which were offset by decreases due to revenue recognized in the period. There were additional changes in the deferred revenue balance related to vacation cancellations and rescheduling that took place during 2021 which were ultimately completed during the year ended December 31, 2022. During the year ended December 31, 2022, approximately $168 million of revenue was recognized that was included in the balance of deferred revenue as of December 31, 2021.

(5)	Prepaid Expenses and Prepaid Subscriber Travel

Prepaid expenses

Prepaid expenses are as follows:

	December 31,	December 31,
	2021	2022

	(in thousands)
Property operations	$5,136	$4,299
Software	2,979	3,601
Rent	1,094	—
Operating supplies	1,372	1,441
Insurance	520	1,581
Total	$11,101	$10,922

Prepaid Subscriber Travel

Prepaid subscriber travel of $17 million and $20 million at December 31, 2021 and 2022, respectively, include deposits for future member travel.

(6)Property and Equipment

Property and equipment are as follows:

	Useful life	December 31,	December 31,
	(years)	2021	2022

		(in thousands)
Residence leasehold improvements	3	$8,322	$15,302
Internal-use software	3	7,947	13,559
Corporate office leasehold improvements	3	5,156	5,156
Computer equipment	3	1,265	1,436
Furniture, fixtures, and equipment	5	1,354	1,208
Residence vehicles	5	315	806
Total cost		24,359	37,467
Accumulated depreciation and amortization		15,664	19,169
Property and equipment, net		$8,695	$18,298

(7)Income Taxes

Prior to the Business Combination, Inspirato LLC, was treated as a pass-through entity for U.S. federal income tax purposes, and as such, was generally not subject to U.S. federal income tax at the entity level. Rather, the tax liability with respect to its taxable income was passed through to its unit holders. Therefore, no provision or liability for federal income tax has been included in our consolidated financial statements prior to the Closing Date.

The components of income (loss) before income tax are as follows:

	For the year ended December 31,
	2020	2021	2022

	(in thousands)
Domestic	$(2,936)	$(24,299)	$(53,885)
Foreign	2,396	2,081	3,603
Loss before income tax expense	$(540)	$(22,218)	$(50,282)

Major components of income tax provision (benefit) are as follows:

	For the year ended December 31,
	2020	2021	2022

	(in thousands)
Current:
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	799
Total current	$—	$—	$799
Deferred:
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—
Total deferred	—	—	—
Total income tax expense	$—	$—	$799

The Company’s income tax provision differs from the amounts computed by applying the U.S. federal income tax rate of 21% to pretax loss as a result of the following:

	For the year ended December 31,
	2020	2021	2022

	(in thousands)
U.S. federal tax (expense) benefit at statutory rate	0.0%	0.0%	21.0%
State tax, net of federal benefit	0.0%	0.0%	0.8%
Foreign rate differential	0.0%	0.0%	(1.6)%
Net impact of noncontrolling interest and non-partnership operations on partnership outside basis	0.0%	0.0%	(11.2)%
Change in valuation allowance	0.0%	0.0%	(10.6)%
Total income tax expense	0.0%	0.0%	(1.6)%

The types of temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities are set forth below:

	For the year ended December 31,
	2021	2022

Deferred tax assets:	(in thousands)
Net operating loss carryforwards	$—	$24,501
Investment in Inspirato LLC	—	7,514
Start-up Costs	—	1,161
Total Deferred tax assets	$—	$33,176
Deferred tax liabilities:
Investment in Inspirato LLC	$—	$—
Total deferred tax liabilities	$—	$—
Valuation allowance	—	(33,176)
Net deferred tax assets	$—	$—

As of December 31, 2022, the Company had approximately $101 million of U.S. federal net operating loss (“NOL”) carryovers available to offset future taxable income. Of the $101 million of U.S. federal NOL, $65 million is subject to expiration beginning in 2031. As of December 31, 2022, the Company had approximately $71 million of state NOL carryovers available to offset future taxable income. State NOLs begin to expire at various dates beginning in 2031.

The Company has assessed its ability to realize its deferred tax assets and has recorded a valuation allowance against such assets to the extent that, based on the weight of all available evidence, it is more likely than not that all or a portion of the deferred tax assets will not be realized. In assessing the likelihood of future realization of its deferred tax assets, the Company placed a significant amount of weight on its history of generating U.S. tax losses, including in the current year. The increase in the valuation allowance each period was primarily related to U.S. federal and state tax losses incurred during the period.

The future utilization of federal net operating loss carryforwards generated after 2017 is limited to 80% of taxable income. An additional limitation applies to the use of federal net operating loss and credit carryforwards, under Section 382 of the Internal Revenue Code of 1986, as amended, that is applicable if the Company experiences an “ownership change.” The Company has experienced various “owner shifts” in prior years. The resulting Section 382 limitations are not expected to materially impact the Company’s ability to utilize carryforwards. Future changes in the ownership of the Company could further limit the Company’s ability to utilize its NOLs and credits.

Tax Receivable Agreement

Inspirato Incorporated has obtained an increase in its share of the tax basis in the net assets of Inspirato LLC when New Common Units are exchanged by the Continuing Inspirato Members and other qualifying transactions. As described in Note 3 — Reverse Recapitalization, each change in outstanding shares of Class A Common Stock results in a corresponding increase or decrease in Inspirato Incorporated’s ownership of New Common Units. The Company intends to treat any exchanges of New Common Units as direct purchases of LLC interests for U.S. federal income tax purposes. These increases in tax basis may reduce the amounts that Inspirato Incorporated would otherwise pay in the future to various taxing authorities. They may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

In connection with the Business Combination, the Company entered into a Tax Receivable Agreement (the “TRA”). Under the TRA, the Company generally will be required to pay to the Continuing Inspirato Members 85% of the amount of cash savings, if any, in U.S. federal, state or local tax that the Company realizes directly or indirectly (or are deemed to realize in certain circumstances) as a result of (i) certain tax attributes created as a result of any sales or exchanges (as determined for U.S. federal income tax purposes) to or with the Company of their interests in Inspirato for shares of Inspirato Incorporated’s Class A common stock or cash, including any basis adjustment relating to the assets of Inspirato and (ii) tax benefits attributable to payments made under the TRA (including imputed interest). The Company expects to benefit from the remaining 15% of any tax benefits that it may actually realize. To the extent that the Company is unable to timely make payments under the TRA for any reason, such payments generally will be deferred and will accrue interest until paid.

Uncertain tax positions

Based on the Company’s analysis of tax positions taken on income tax returns filed, no uncertain tax positions existed as of December 31, 2022. Inspirato Incorporated was formed in July 2020 and did not engage in significant operations prior to the Business Combination and associated organizational transactions. Inspirato LLC is treated as a partnership for U.S. federal and state income tax purposes and has filed income tax returns for years through 2021.

The Company’s policy for recording interest and penalties associated with unrecognized tax benefits is to record such interest and penalties as interest expense and as a component of general and administrative expense, respectively. There were no amounts accrued for interest or penalties for the years ending December 31, 2021 and 2022. Management does not expect any material changes in its unrecognized tax benefits in the next year.

The Company operates in multiple tax jurisdictions and, in the normal course of business, its tax returns are subject to examination by various taxing authorities. Such examinations may result in future assessments by these taxing authorities. All tax years generally remain open to examination within the statute of limitations in taxing jurisdictions to which the Company is subject.

(8)Debt

Loan Facility

In October 2020, the Company obtained a revolving line of credit (the “Revolver”) which matures October 2023. This Revolver has a limit of $14 million. Interest rates associated with the Revolver adjust based on the prime rate and outstanding balance. The interest rate was 4.25% and 8.50% as of December 31, 2021 and December 31, 2022, respectively. Interest expense related to the revolving line of credit for the years ended December 31, 2020, 2021 and 2022 totaled $0.6 million, $0.6 million and $0.3 million.

To obtain the Revolver, the Company was required to pledge collateral in the form of the Company’s deposit accounts and intangible assets and maintain a cash deposit with the lender of $7.0 million. The Company was not in compliance with the covenants on the Revolver at December 31, 2022 and has not been in compliance since May 2022. The Company repaid the Revolver in full in July 2022 and has not subsequently drawn on the Revolver. In March 2023 the Company terminated the Revolver.

Paycheck Protection Program

During the year ended December 31, 2020, the Company received a Paycheck Protection Program (“PPP”) loan in the amount of $9.4 million with a maturity date of April 2022. The loan was an interest only loan with the full balance due upon maturity. The PPP program was created under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act and was administered by the Small Business Administration (“SBA”). The Company submitted a request for forgiveness of the entire loan balance in September 2020, and in June 2021, the Company received notice from the SBA that the loan has been forgiven and the SBA repaid the lender on the Company’s behalf. The Company recorded a gain on forgiveness of debt of $9.5 million in June 2021, representing the principal amount of the loan and accrued interest through the forgiveness date.

The SBA has the ability to review the Company’s loan file in a period subsequent to the date the loan was forgiven and repaid in full. The results of any review could result in the SBA requesting additional documentation to support the Company’s initial eligibility for the loan and request for loan forgiveness, with the potential for the SBA to pursue legal remedies at its discretion.

(9)Fair Value Measurements

The accounting standard for fair value measurements provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. Fair value is defined as the price that would be received for an asset or the “exit price” that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between independent market participants on the measurement date. The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy, which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. This hierarchy prioritizes the inputs into three broad levels as follows:

●	Level 1 — Quoted prices (unadjusted) in active markets for identical assets and liabilities.
●	Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
●	Level 3 — Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. Factors used to develop the estimated fair value are unobservable inputs that are not supported by market activity. The sensitivity of the fair value measurement to changes in unobservable inputs may result in a significantly higher or lower measurement.

Level 1 investments consist of valuation of its Public Warrants as discussed above. The carrying values on the consolidated balance sheets of the Company’s cash and cash equivalents, restricted cash, accounts receivable, prepaids, other current assets, accounts payable, accrued liabilities, deferred rent, lease liabilities, deferred revenue, and other liabilities approximate fair values due to their short-term maturities. The carrying amount of the Company’s short-term and long-term borrowings, which are considered Level 2 liabilities, approximates fair value based on current rates and terms available to the Company for similar debt. The Company utilizes Level 3 inputs in performing its annual goodwill impairment test for the years ended December 31, 2021 and 2022. The Company also utilized Level 3 inputs in determining the value of Private Warrants issued by Inspirato LLC for the year ended December 31, 2021.

(10) Loss per share

The following table sets forth the computation of basic and diluted net loss per share of Class A Common Stock. Class V Common Stock does not have economic rights in Inspirato Incorporated, including rights to dividends or distributions upon liquidation, and as a result, is not considered a participating security for basic and diluted loss per share. As such, basic and diluted loss per share is computed using the two-class method. EPS for the years ended December 31, 2020 and December 31, 2021 was adjusted as a result of the Business Combination, see Notes 2 and 3 for additional information.

Basic loss per share is based on the weighted average number of Class A Common Stock outstanding during the period. Diluted loss per share is based on the weighted average number of Class A Common Stock used for the basic earnings per share calculation, adjusted for the dilutive effect of restricted stock units, nonqualified stock options, warrants, and profits interests, if any, using the “treasury stock” method and for the combined interests that convert into potential shares of Class A Common Stock, if any, using the “if converted” method. “Basic and diluted net loss attributable to Inspirato Incorporated per common unit and Class A share, respectively” is adjusted for the Company’s share of Inspirato LLC’s consolidated net loss, net of Inspirato Incorporated taxes, after giving effect to Inspirato LLC combined interests that convert into potential Class A Common Stock, to the extent it is dilutive. In addition, “Net loss attributable to Inspirato Incorporated per common unit and Class A share, respectively” is adjusted for the after-tax impact of changes to the fair value of derivative liabilities, to the extent the Company’s Warrants are dilutive.

	Year Ended December 31,
	2020	2021	2022

	(in thousands except per share amounts)
Numerator
Net loss attributable to Inspirato Incorporated	$(540)	$(22,218)	$(24,057)
Denominator
Basic and diluted weighted average common units and Class A shares outstanding	105,543	105,513	52,310
Basic and diluted net loss attributable to Inspirato Incorporated per common unit and Class A share	$(0.01)	$(0.21)	$(0.46)

The following securities were anti-dilutive for the years ended December 31, 2020, 2021 and 2022:

	Year Ended December 31,
	2020	2021	2022

	(in thousands)
Restricted stock units	—	—	3,876
Stock options	10,727	7,999	6,883
Preferred warrants	509	509	59
Common stock warrants	—	—	8,242
Profit interests	6,287	9,280	1,068
Anti-dilutive securities	17,523	17,788	20,128

The Company’s Class V Common Stock is neither dilutive nor anti-dilutive for the periods presented as their assumed conversion under the “if-converted” method to “Weighted-average shares for diluted loss per share” would cause a proportionate increase to “Net loss attributable to Inspirato Incorporated” for diluted loss per share.

(11)Leases

The Company enters into operating leases primarily for standalone homes, luxury condos and hotel rooms. The Company determines if an arrangement is a lease, or contains a lease, including embedded leases, at inception and records the leases in the Company’s financial statements upon later of ASC 842 adoption date of January 1, 2022, or lease commencement, which is the date when the underlying asset is made available for use by the lessor. Active leases have initial terms ranging from 3 to 20 years, and generally contain extension options at the approval of both parties. We have generally not included these renewal periods in the lease term as it is not reasonably certain that we will exercise the renewal option. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term. Variable lease expense includes expenses incurred as a result of the lease agreement which are not considered known expenses at lease inception and are recognized as incurred. Variable expenses can include, but are not limited to, revenue shares, owner buyback adjustments and usage-based agreements. Operating lease expense and variable lease expense are included in cost of revenue on the consolidated statement of operations.

	Year Ended December 31,
	2020	2021	2022

	(in thousands)
Operating lease expense	$53,507	$62,772	$82,901
Variable lease expense	2,062	3,797	1,555

As of December 31, 2022, the maturities of the Company’s operating lease liabilities (excluding short-term leases) were as follows:

Operating leases
(in thousands)
Year ending December 31, 2023	$87,822
Year ending December 31, 2024	62,361
Year ending December 31, 2025	49,777
Year ending December 31, 2026	41,455
Year ending December 31, 2027	27,901
Thereafter	64,274
Total minimum lease payments	333,590
Less: interest expense	(51,132)
Present value of lease obligations	282,458
Less: current lease obligations	(74,299)
Long-term lease obligations	$208,159

Under legacy lease accounting (ASC 840), future minimum lease payments under non-cancellable leases as of December 31, 2021 were as follows:

Years ending December 31,	Amount
(in thousands)
2022	$69,329
2023	58,744
2024	37,850
2025	28,203
2026	20,345
Thereafter	25,716
Total	$240,187

The following table presents additional information about our lease obligations as of December 31, 2022:

As of December 31, 2022
Weighted-average remaining lease term (in years):
Operating leases	5.6

Weighted-average discount rate:
Operating leases	5.13%

(12)Commitments and Contingencies

Litigation

The Company is involved in various legal proceedings. The Company establishes reserves for specific legal proceedings when it determines that the likelihood of an unfavorable outcome is probable and the amount of loss can be reasonably estimated. Management has also identified certain other legal matters where the Company believes an unfavorable outcome is reasonably possible and/or for which no estimate of possible losses can be made. The Company does not believe that there is a reasonable possibility of material loss or loss in excess of the amount that the Company has accrued. The Company recognizes legal fees related to any ongoing legal proceeding as incurred.

On February 16, 2023, a class action lawsuit was filed in the U.S. District Court in the District of Colorado captioned Keith Koch, Individually and on behalf of all others similarly situated v. Inspirato Incorporated, Brent Handler, and R. Webster Neighbor. The complaint alleges violations of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder against all defendants, and Section 20(a) of the Exchange Act against the individual defendants. The complaint generally alleges that certain of our prior public statements about our results of operations and financial condition were materially false and misleading because they misrepresented and failed to disclose adverse facts pertaining to the restatement of our unaudited condensed consolidated financial statements as of and for the quarterly periods ending March 31, 2022 and June 30, 2022.

Reimbursement and Security Agreement

In March 2017, in association with the execution of a surety bond agreement, the Company issued 11,690 warrants to five indemnitors to purchase certain units of Inspirato LLC. These warrants were exercised immediately prior to the Business Combination.

In November 2018, the surety bond agreement scheduled to expire on March 1, 2019 was replaced with a new agreement backed by two individual indemnitors who are also related parties. The new agreement reduced the indemnitor requirement to $7.5 million or $3.8 million per indemnitor. The related reserve requirement and surety bond were reduced from $30 million to $20 million.

In September 2019, the existing surety bond agreement, which was scheduled to expire on March 1, 2020, was replaced with a new agreement that removed the individual indemnitors leaving only a corporate indemnity and removing the interest payable requirement. This agreement has been renewed on a yearly basis from September 2020 onwards.

(13)Warrants

The Company is party to issued and outstanding Warrants to purchase its Class A Common Stock at a price of $11.50 per share, subject to adjustment for stock splits and/or extraordinary dividends, as described in the Assignment, Assumption and Amendment Agreement between the Company and Computershare Trust Company, N.A., as warrant agent, in respect of the Warrant Agreement between Thayer and Continental Stock Transfer & Trust Company (the “Warrant Agreement”). As of December 31, 2022, there were 8.6 million Public Warrants outstanding. Each of the Public Warrants are exercisable for one share of Class A Common Stock.

The Company accounts for Public Warrants as liabilities at fair value within accrued liabilities on the consolidated balance sheets because the Warrants do not meet the criteria for classification within equity. The Public Warrants are subject to remeasurement at each balance sheet date. As of December 31, 2021 and 2022, the Public Warrants had a fair value of $0.5 million and $0.8 million. For the years ended December 31, 2020, 2021 and 2022, a gain of $0.2 million, a loss of $0.5 million and a loss of $1.7 million, respectively, was recorded in warrant fair value gains and losses in the consolidated statements of comprehensive loss.

As of March 13, 2023, the Company and Saks.com LLC (“Saks”) entered into a Commercial Referral and Marketing Agreement (the “Commercial Agreement”) and a warrant agreement to acquire up to 18 million shares of the Company’s Class A Common Stock (the “Saks Warrant”). The Saks Warrant shall vest and become exercisable by Saks based on certain subscription purchase referrals made by Saks to the Company. The exercise price with respect to the Saks Warrant is $2.00 per share. Subject to certain conditions, including vesting conditions, the Saks Warrant may be exercised, in whole or in part and for cash or on a net exercise basis, at any time before the later of the termination of the Commercial Agreement or 90 days after the final vesting of shares of the Saks Warrant.

(14)Equity

Subsequent to the Business Combination, as described in Note 3 — Reverse Recapitalization, the Company had two classes of common stock: Class A Common Stock and Class V Common Stock. Holders of the Class A Common Stock and Class V Common Stock will vote together as a single class on all matters submitted to stockholders for their vote or approval, except as required by applicable law. Each share of Class A and Class V Common Stock will be entitled to one vote on such matters.

Class A Common Stock

The Company is authorized to issue 1,000,000,000 shares of Class A Common Stock, par value $0.0001 per share. As of December 31, 2022, there were 62,716,630 shares of Class A Common Stock outstanding. The holders of the Company’s Class A Common Stock are entitled to receive dividends when, as and if declared by the Company’s Board out of legally available funds.

Class V Common Stock

The Company is authorized to issue 500,000,000 shares of Class V Common Stock, par value $0.0001 per share. Shares were issued to Continuing Inspirato Members that continued to hold their investment in units of Inspirato LLC in connection with the Business Combination. The holders of the Class V Common Stock hold an equal number of New Common Units in Inspirato LLC. From time to time, the Class V Common Stock and New Common Units held by the Continuing Inspirato Members may be exchanged for one share Class A Common Stock of the Company or cash (based on the market price for a share of our Class A Common Stock) as determined by Inspirato Incorporated. As of December 31, 2022, there were 61,359,475 shares of Class V Common Stock outstanding.

Shares of Class A and Class V Common Stock are not subject to any conversion right.

Inspirato LLC Equity

For periods prior to the Business Combination, Inspirato LLC had equity-based compensation described in Note 15, below. As discussed in Note 3, holders of the Inspirato LLC equity received Class A Common Stock or Class V Common Stock and New Common Units, pursuant to the terms of the Business Combination. The Company recast the units outstanding related to the Historical Inspirato LLC Equity prior to the Business Combination, reflecting the exchange ratio of 1-for-37.2275, pursuant to the Business Combination Agreement.

(15) Equity Based Compensation

Unit Option Plan

Prior to the Business Combination, the board of Inspirato LLC maintained an equity-based compensation plan (the “Unit Option Plan”), which provided for the grant of options to purchase the Inspirato LLC’s common units, to Inspirato LLC’s employees, directors and consultants. No issuances under the Unit Option Plan have been made since January 2021 and the Unit Option Plan was terminated in connection with the Business Combination and no new equity awards may be issued thereunder; provided, however, that the Unit Option Plan continues to govern the terms and conditions of outstanding awards under the Unit Option Plan as of the time of its termination. Prior to the Unit Option Plan’s termination, Inspirato LLC only granted options under the Unit Option Plan. Options under the Unit Option Plan were granted at a price per unit equal to the fair value of the underlying common units at the date of grant. Options under the Unit Option Plan generally have a 10-year contractual term and vest over a three-year to five-year period starting from the date specified in each applicable option agreement.

Each Inspirato LLC option from the Unit Option Plan that was outstanding immediately prior to the Business Combination, whether vested or unvested, was converted into an option to purchase a number of shares of the Class A Common Stock based on the Exchange Ratio (the “Exchanged Options”). Except as specifically provided in the Business Combination agreement, following the Business Combination, each Exchanged Option has continued to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Inspirato LLC option immediately prior to the consummation of the Business Combination. All stock option activity was retroactively restated to reflect the Exchanged Options.

The fair value of each option granted under the Unit Option Plan was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used:

	Year Ended December 31,
	2020	2021
Approximate risk-free rate	0.33%	0.49%
Average expected life	6 years	6 years
Volatility	65.2%	47.6%
Estimated per share fair value of options granted	$16.67	$12.89

The following table represents nonqualified stock option activity for the year ended December 31, 2022:

	Number of shares	Weighted average exercise per share	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2020	8,548	$0.78	7.12	$598
Granted	30	0.78
Exercised	(47)	0.78
Forfeited	(703)	0.78
Outstanding at December 31, 2021	7,828	$0.78	6.05	$72,956
Exercised/Released	(1,844)	0.78
Cancelled/Forfeited	(422)	0.78
Expired	(112)	0.78
Outstanding at December 31, 2022	5,450	$0.78	5.72	$2,235

As of December 31, 2022, option expense remaining to be recognized was $0.6 million and will be recognized over the next seven years.

Profits Interests

Prior to the Business Combination, Inspirato LLC granted awards of profits interests to certain key employees. In connection with the Business Combination, the profits interests were treated like other units in Inspirato LLC with respect to the consideration received as part of the Business Combination. Profits interests have been issued to certain executives. Each award of profits interests vests over the time period set forth in each individual profits interest award agreement underlying the award, subject to the applicable executive’s continued service. If an executive terminated service, any unvested profits interests held by such executive would be forfeited to Inspirato LLC. If Inspirato LLC experienced a “deemed liquidation event,” all of the then-outstanding and unvested profits interests would accelerate and fully vest upon a change of control event. Profits interests were non-voting profits interest incentive units pursuant to individual award agreements, which set forth such additional terms and conditions, including the vesting and forfeiture terms. The profits interests participate in the distributions upon vesting of the units. At both December 31, 2021 and 2022, there were 9.3 million as-converted profits interests issued and outstanding, and $0.6 million in profits interest expense remained to be recognized as of December 31, 2022 over a weighted average term of 2.1 years. No profits interests have been issued since the consummation of the Business Combination.

2021 Plan

In connection with the Business Combination, Thayer’s board of directors and stockholders approved the 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan became effective upon the consummation of the Business Combination. Under the 2021 Plan, the Company may grant options, stock appreciation rights, restricted stock, restricted stock units (“RSU”) and performance awards to employees, directors and consultants. Subject to the adjustment provisions contained in the 2021 Plan and the evergreen provision described below, the maximum number of shares of Class A Common Stock that may be issued pursuant to awards under the 2021 Plan is (i) 15,900,000 shares of Class A Common Stock plus (ii) any shares subject to stock options or other awards that were assumed in the Business Combination and expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of shares to be added to the 2021 Plan pursuant to clause (ii) equal to 7,453,734 shares of Class A Common Stock. The 2021 Plan also includes an evergreen provision that provides for an automatic annual increase to the number of shares of Class A Common Stock available for issuance under the 2021 Plan on the first day of each fiscal year beginning with the 2022 fiscal year, equal to the least of: (x) 19,900,000 shares of Class A Common Stock, (y) 5% of the total number of shares of all classes of the Company’s common stock as of the last day of the Company’s immediately preceding fiscal year and (z) such lesser amount determined by the 2021 Plan’s administrator. The 2021 Plan provides that the evergreen provision will operate only until the 10th anniversary of the earlier of the board or stockholder approval of the 2021 Plan. The RSUs are unvested and subject to each employee’s continued employment with the Company. The vesting start date for RSUs issued to existing employees as part of the first grant is January 1, 2022. Subsequent RSU grants have a vesting start date equal to the RSU grant date. Once granted, the RSUs vest over a period of three to four years. RSUs typically have a cliff vesting of one-third and one-fourth of the grant amount for three-year and four-year vesting periods, respectively, and continue to vest quarterly thereafter. The term of each RSU is stated in the individual respective agreement, provided, however, that the term is no more than 10 years from the date of the grant thereof.

The following table represents RSU activity for the year ended December 31, 2022:

	Number of shares	Weighted average exercise per share	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2021	—	—	—	$—
Granted	5,770	6.06
Exercised/Released	(100)	3.09
Cancelled/Forfeited	(166)	3.52
Outstanding at December 31, 2022	5,504	$6.23	3.0	$6,549

At December 31, 2022, there was $26 million of unrecognized compensation cost related to RSUs.

(16)Noncontrolling Interest

As a result of the transactions described in Note 3, as of February 11, 2022, Continuing Inspirato Members owned 70 million New Common Units, which represented a 58.8% economic interest in Inspirato LLC and 70 million shares of Class V Common Stock of Inspirato Incorporated. The combination of one New Common Unit and one share of Class V Common Stock of Inspirato Incorporated may be redeemed no earlier than six months after the Business Combination at the option of the Continuing Inspirato Members for one share of Class A Common Stock of Inspirato Incorporated or the cash equivalent thereof (based on the market price of the Class A Common Stock at the time of redemption) as determined by Inspirato Incorporated. If Inspirato Incorporated elects the redemption to be settled in cash, the cash used to settle the redemption must be funded through a private or public offering of Class A Common Stock no later than five business days after the redemption notice date. Upon the redemption of the New Common Unit and Class V Common Stock for Class A Common Stock or the equivalent thereof, all redeemed Class V Common Stock will be cancelled and such New Common Unit will be transferred to Inspirato Incorporated. Inspirato Incorporated will also be issued a New Common Unit to correspond with each new share of Class A Common Stock it issues.

As of December 31, 2022, Inspirato Incorporated owned 47% of the outstanding New Common Units. The financial results of Inspirato LLC and its subsidiaries are consolidated with and into Inspirato Incorporated. For the period February 11, 2022 through December 31, 2022, 57.5% of the consolidated net loss of Inspirato LLC has been allocated to the noncontrolling interests of Inspirato LLC. During the year ended December 31, 2022, the Company issued 8,421,190 shares of Class A Common Stock in exchange for the same number of New Common Units, resulting also in the cancellation of the same number of shares of Class V Common Stock.

The following table summarizes the changes in ownership of Inspirato LLC for the period from February 11, 2022 to December 31, 2022 (see Note 3) excluding unvested profits interests:

	New Common Units
	Inspirato Incorporated	Continuing Inspirato Members	Continuing Inspirato Members subject to vesting	Total

	(in thousands)
Recapitalization	46,832	66,945	2,836	116,613
Conversion of Class V to Class A	8,421	(8,421)	—	—
Vesting of profits interests	—	1,129	(1,129)	—
End of period	55,253	59,653	1,707	116,613

(17)Employee Benefit Plan

The Company sponsors a defined contribution 401(k) plan (the “Plan”) that covers substantially all employees. Employees are eligible to begin participating in the Plan at the beginning of the first month following their employment with the Company. Employees participating in the Plan may contribute up to 90 percent of their compensation up to Internal Revenue Service (IRS) annual limitations. The Company matches 50 percent of an employee’s contribution up to 6 percent of eligible pay with immediate 100 percent vesting. This match has a $1,500 per employee cap each year. Costs incurred in connection with the Plan were minimal for the years ended December 31, 2021 and 2022. The Plan provides for the Company to make a discretionary matching contribution. Total contributions to the Plan totaled $0.9 million and $1.3 million for the years ended December 31, 2021 and 2022, respectively.

(18)Geographic Information

The following summary provides information concerning our principal geographic areas related to long lived assets for the years ended December 31, 2021 and 2022.

	December 31,
	2021	2022

	(in thousands)
United States	$7,507	$205,469
Rest of world	1,188	84,531
Total	$8,695	$290,000

Long lived assets consist of property and equipment, software, and right of use assets. All software and intangible assets of as December 31, 2021 and 2022 were attributable to the United States.

Revenue earned from travel and subscription services are charged on a bundled basis, without regard to where services are delivered, and periodically include a portion of services provided outside of the US. It is impracticable to separate those amounts by geographic location.

(19)Related Party Transactions

As part of the Portico acquisition in 2013, Inspirato LLC entered into certain ancillary and commercial arrangements with Exclusive Resorts, primarily involving the continuation of services to Portico members until such memberships terminate. At December 31, 2021 and 2022, balances due from related parties for these arrangements totaled $0.4 million and $0.7 million, respectively. Revenue related to these arrangements is included in the Company’s travel revenue. Separating revenue related to Portico’s members from the Company’s total travel revenue is not practicable.

Under the property usage agreements, Inspirato LLC pays Exclusive Resorts to use and operate certain Exclusive Resorts homes for Inspirato subscribers’ usage. For the years ended December 31, 2021 and 2022, Inspirato recognized $3.4 million and $2.6 million, respectively, in related party expense related to these agreements. At December 31, 2021 and 2022, Inspirato had paid all amounts due and payable under the property usage agreements.

Inspirato LLC entered into lease agreements with certain Company executives whereby Inspirato LLC pays those executives a purchase fee in advance of the leased property becoming available for occupancy. Total payments made under these lease agreements for the year ended December 31, 2022 were $40 thousand.

Primary Offering of

15,800,000 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Secondary Offering of

15,925,385 Shares of Class A Common Stock

7,175,000 Warrants to Purchase Shares of Class A Common Stock

INSPIRATO INCORPORATED

PROSPECTUS

, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by us in connection with the issuance and distribution of the shares of Class A Common Stock and Private Warrants being registered by this registration statement. All amounts shown are estimates except for the SEC registration fee.

We will bear all costs, expenses and fees in connection with the registration of the securities. Selling Securityholders, however, will bear all brokers and underwriting commissions and discounts, if any, attributable to their sale of the Securities.

Amount
SEC registration fee	$30,005.00
Accounting fees and expenses	25,000.00
Legal fees and expenses	150,000.00
Financial printing and miscellaneous expenses	75,995.00
Total	$281,000.00

Item 14.Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (DGCL) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Our Bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

We have entered into indemnification agreements with each of our directors and executive officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in our Bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

We currently maintain and expect to continue to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance, and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Item 15.Recent Sales of Unregistered Securities

Set forth below is information regarding securities sold by us within the past three years which were not registered under the Securities Act. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

On August 11, 2020, the Sponsor subscribed to purchase 5,031,250 Founder Shares. On August 13, 2020, the Sponsor paid $25,000, or approximately $0.005 per share, for certain expenses on behalf of Thayer in exchange for issuance of the Founder Shares. On October 27, 2020, 718,750 Founder Shares were contributed back to Thayer for no consideration, resulting in there being 4,312,500 Founder Shares issued and outstanding. On November 9, 2020, the Sponsor transferred 25,000 Founder Shares to each of Thayer’s independent director nominees. Such securities were issued in connection with Thayer’s organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The Sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in the Sponsor is an accredited investor under Rule 501 of Regulation D.

On December 15, 2020, the Sponsor purchased 7,175,000 Private Warrants, each exercisable to purchase one share of Class A Common Stock at $11.50 per share, subject to adjustments as described herein, at a price of $1.00 per warrant. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. No underwriting discounts or commissions were paid with respect to such sales.

In connection with the Closing, on February 11, 2022, a number of accredited investors purchasers purchased from the Company an aggregate of 8,750,385 shares of Class A Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of approximately $87.5 million, pursuant to separate subscription agreements entered into effective as of June 30, 2021, as amended.

Pursuant to the Subscription Agreements, the Company gave certain registration rights to the PIPE Subscribers with respect to the PIPE Shares. Such securities were issued in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act, in reliance on the exemption afforded by Section 4(a)(2) thereof.

Between February 28, 2022 and March 15, 2022, the Company issued and sold to former and current employees an aggregate of 26,390 shares of our Class A Common Stock upon the exercise of Assumed Inspirato Options at an exercise price of $0.77 per share. Such securities were issued in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule.

On April 7, 2022, the Company issued and sold to the Sponsor 490,197 shares of Class A Common Stock, for a purchase price of $10.20 per share and an aggregate purchase price of $5,000,009.40, pursuant to that Sponsor Subscription Agreement, dated as of February 10, 2022, by and among the Company, the Sponsor, and Inspirato LLC. Pursuant to the Sponsor Subscription Agreement, the Company gave certain registration rights to the Sponsor with respect to the shares issued and sold thereunder. Such securities were issued in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act, in reliance on the exemption afforded by Section 4(a)(2) thereof.

Item 16.Exhibits and Financial Statement Schedules

(a)	Exhibits

				Incorporated by reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

2.1†	Business Combination Agreement and Plan of Reorganization, dated June 30, 2021, by and among Thayer, Merger Sub and Inspirato	8-K	001-39791	2.1	June 30, 2021
2.2	Amendment to Business Combination Agreement, dated September 15, 2021, by and between Thayer and Inspirato	8-K	001-39791	1.1	September 15, 2021
3.1	Amended and Restated Certificate of Incorporation of Thayer.	S-1/A	333-249390	3.2	December 1, 2020
3.2	Amended and Restated Certificate of Incorporation of the Company	8-K	001-39791	3.1	February 14, 2022
3.3	Amended and Restated Bylaws of Thayer.	S-1	333-249390	3.4	October 8, 2020
3.4	Amended and Restated Bylaws of the Company	8-K	001-39791	3.2	February 14, 2022
3.5	Ninth Amended and Restated Limited Liability Company Agreement of Inspirato LLC, dated February 11, 2022	8-K	001-39791	10.3	February 14, 2022
4.1	Form of Specimen Unit Certificate.	S-1	333-249390	4.1	October 8, 2020
4.2	Form of Specimen Class A Common Stock Certificate.	S-1	333-249390	4.2	October 8, 2020
4.3	Form of Specimen Warrant Certificate.	S-1	333-249390	4.3	October 8, 2020
4.4	Warrant Agreement, dated December 10, 2020, between Continental Stock Transfer & Trust Company and Thayer.	8-K	001-39791	4.1	December 16, 2020
4.5	Assignment, Assumption and Amendment Agreement between the Company and Computershare Trust Company, N.A.	S-1/A	333-262472	4.5	February 11, 2022
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.	S-1/A	333-262472	5.1	February 11, 2022

				Incorporated by reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

10.1	Investment Management Trust Agreement, dated December 10, 2020, between Continental Stock Transfer & Trust Company and Thayer.	8-K	001-39791	10.1	December 16, 2020
10.2	Form of Indemnity Agreement of Thayer.	S-1	333-249390	10.3	October 8, 2020
10.3	Letter Agreement, dated December 10, 2020, by and Thayer, the Sponsor, and each director and officer of Thayer	8-K	001-39791	10.5	December 16, 2020
10.4	Subscription Agreement, dated as of August 11, 2020, between Thayer and the Sponsor.	S-1	333-249390	10.5	October 8, 2020
10.5	Private Placement Warrants Purchase Agreement, dated December 10, 2020, between Thayer and the Sponsor.	8-K	001-39791	10.4	December 16, 2020
10.6	Promissory Note, dated as of August 11, 2020, between Thayer and the Sponsor.	S-1	333-249390	10.7	October 8, 2020
10.7	Administrative Support Agreement, dated December 10, 2020, between Thayer and the Sponsor.	8-K	001-39791	10.2	December 16, 2020
10.8	Subscription Agreement, dated as of December 8, 2020, between the Sponsor and Glazer Special Opportunity Fund I, L.P.	S-1/A	333-249390	10.9	December 9, 2020
10.9	Subscription Agreement, dated as of December 8, 2020, between the Sponsor and SIG Strategic Investments, LLLP.	S-1/A	333-249390	10.10	December 9, 2020
10.10	Subscription Agreement, dated as of December 8, 2020, between the Sponsor and Polar Multi-Strategy Master Fund.	S-1/A	333-249390	10.11	December 9, 2020
10.11	Form of Amended and Restated Registration Rights and Stockholders Agreement	S-4	333-259570	10.12	September 16, 2021
10.12	Form of Transaction Support Agreement	S-4	333-259570	10.13	September 16, 2021
10.13	Form of Sponsor Side Letter	S-4	333-259570	10.14	September 16, 2021
10.14	Tax Receivable Agreement, dated February 11, 2022, between the Company and the other parties thereto	8-K	001-39791	10.4	February 14, 2022
10.15	Form of PIPE Subscription Agreements, by and among Thayer and the PIPE Subscribers	S-4	333-259570	10.16	September 16, 2021
10.16#	Form of Inspirato 2021 Equity Incentive Plan	S-4	333-259570	10.17	September 16, 2021
10.17#	Form of Inspirato 2021 Employee Stock Purchase Plan	S-4	333-259570	10.18	September 16, 2021
10.18 #	Form of Inspirato Employee Incentive Compensation Plan	S-4	333-259570	10.19	September 16, 2021
10.19	The Historic Sugar Building Office Lease, dated as of December 15, 2015, between Urban — 1530 16th Street, LLC and Best of 52, LLC, as amended August 2016, January 23, 2019 and October 8, 2019.	S-4/A	333-259570	10.20	December 6, 2021
10.20#	Employment Agreement between Inspirato LLC and Brent Handler.	S-4	333-259570	10.21	September 16, 2021
10.21#	Employment Agreement between Inspirato LLC and Brad Handler.	S-4	333-259570	10.22	September 16, 2021
10.22#	Employment Agreement between Inspirato LLC and David Kallery.	S-4	333-259570	10.23	September 16, 2021

				Incorporated by reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

10.23#	R. Webster Neighbor Amended and Restated Employment Agreement, dated March 15, 2023.	8-K	001-39791	10.1	March 15,2023
10.24#	Offer Letter between the Company and Robert Kaiden, dated as of March 17, 2023.	8-K	001-39791	10.1	March 21, 2023
10.25	Warrant to Purchase Shares of Class A Common Stock of Inspirato Incorporated, between the Company and Saks.com LLC	8-K	001-39791	10.1	March 14, 2023
23.1*	Consent of BDO USA LLP, independent registered public accounting firm of Inspirato.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Post-Effective Amendment No. 1).
99.1	Consent of Brent Handler to be named as a director.	S-1	333-262472	99.1	February 2, 2022
99.2	Consent of Brad Handler to be named as a director.	S-1	333-262472	99.2	February 2, 2022
99.3	Consent of Michael Armstrong to be named as a director.	S-1	333-262472	99.3	February 2, 2022
99.4	Consent of Scot Sellers to be named as a director.	S-1	333-262472	99.4	February 2, 2022
99.5	Consent of Eric Grosse to be named as a director.	S-1	333-262472	99.5	February 2, 2022
99.6	Consent of Ann Payne to be named as a director.	S-1	333-262472	99.6	February 2, 2022
101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because iXBRL tags are embedded within the Inline XBRL document).
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File, formatted in Inline XBRL (included within the Exhibit 101 attachments).
107	Filing Fee Table	S-1	333-262472	107	February 2, 2022
†	Schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.
*	Filed herewith
#	Indicates management contract or compensatory plan or arrangement.

(b)Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the accompanying notes. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17.Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
a.To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
b.To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
c.To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(a), (b) and (c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
a.Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
b.Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
c.The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
d.Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 22, 2023.

INSPIRATO INCORPORATED

By:	/s/ Brent Handler
Name:	Brent Handler
Title:	Chief Executive Officer

Each person whose signature appears below constitutes and appoints Robert Kaiden and Brent Handler, and each one of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brent Handler	Chief Executive Officer and Director	March 22, 2023
Brent Handler	(Principal Executive Officer)

/s/ Robert Kaiden	Chief Financial Officer (Principal	March 22, 2023
Robert Kaiden	Financial and Accounting Officer)

*	Director	March 22, 2023
Michael Armstrong

/s/ Scott Berman	Director	March 22, 2023
Scott Berman

*	Director	March 22, 2023
Eric Grosse

*	Executive Chairman and Director	March 22, 2023
Brad Handler

*	Director	March 22, 2023
Ann Payne

*	Director	March 22, 2023
R. Scot Sellers

* By:	/s/ Brent Handler
Name: Brent Handler
Title: Attorney-in-Fact